As filed with the Securities and Exchange Commission on May 14, 2012

Registration No. 333-178817

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. FOUR TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOMETRUST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	6035	Applied For
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 Woodfin Street, Asheville, North Carolina 28801

(828) 259-3939

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

F. Edward Broadwell, Jr., Chairman and Chief Executive Officer

10 Woodfin Street, Asheville, North Carolina 28801

(828) 259-3939

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin L. Meyrowitz, P.C.

Dave M. Muchnikoff, P.C.

SILVER, FREEDMAN & TAFF, L.L.P.

(a limited liability partnership including professional corporations)

3299 K Street, NW, Suite 100

Washington, DC 20007

(202) 295-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	21,160,000	$10.00	$211,600,000(1)	$24,250(2)
401(k) Plan Participation Interests	1,933,264(3)	—	—	—(4)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Previously paid.
(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(4)	The securities of HomeTrust Bancshares, Inc. to be purchased by the HomeTrust Bank Employee’s 401(k) and Profit Sharing Account Plan are included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUPPLEMENT

Interests in

HOMETRUST BANK EMPLOYEES’ 401(K) AND

PROFIT SHARING ACCOUNT PLAN

Offering of Participation Interests in up to                  Shares of

HOMETRUST BANCSHARES, INC.

Common Stock

In connection with the conversion of HomeTrust Bank from the mutual to the stock form of organization, HomeTrust Bancshares, Inc. is allowing participants in the HomeTrust Bank Employees’ 401(k) and Profit Sharing Account Plan (the “401(k) Plan”) to invest all or a portion of their accounts in participation interests in the common stock of HomeTrust Bancshares, Inc. Based upon the value of the 401(k) Plan assets at December 31, 2011, HomeTrust Bancshares, Inc. has registered a number of participation interests through the 401(k) Plan in order to enable the trustee to purchase up to                  shares of HomeTrust Bancshares, Inc. common stock, at the purchase price of $10 per share. This prospectus supplement relates to the initial election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in the HomeTrust Bancshares, Inc. Employer Stock Fund (“Employer Stock Fund”) at the time of the stock offering. This prospectus supplement relates solely to the election of a participant to direct the purchase of HomeTrust Bancshares common stock in the conversion and stock offering and not to any future purchases under the 401(k) Plan or otherwise.

The prospectus of HomeTrust Bancshares, Inc., dated             , 2012, accompanies this prospectus supplement. It contains detailed information regarding the conversion and offering of HomeTrust Bancshares, Inc. common stock and the financial condition, results of operations and business of HomeTrust Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see the “Risk Factors” section of the prospectus.

The interests in the 401(k) Plan and the offering of HomeTrust Bancshares, Inc. common stock have not have not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, or any state securities commission or agency, nor have these agencies passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement contains information you should consider when making your investment decision. You should rely only on the information provided in this prospectus supplement and the related prospectus. HomeTrust Bancshares, Inc. has not authorized anyone else to provide you with different information. HomeTrust Bancshares, Inc. is not making an offer of its common stock in any state where an offer is not permitted. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of HomeTrust Bancshares, Inc. common stock.

The date of this prospectus supplement is             , 2012.

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THE OFFERING

Election to Purchase HomeTrust Bancshares Common Stock in the Conversion

In connection with the conversion and stock offering, you may elect to transfer all or part of your account balances in the 401(k) Plan to the Employer Stock Fund to be used to purchase the common stock issued in the stock offering. The trustee of the 401(k) Plan will purchase common stock of HomeTrust Bancshares, Inc. (“HomeTrust Bancshares”), through the Employer Stock Fund, in accordance with your directions. However, these directions are subject to purchase limitations in the Plan of Conversion of HomeTrust Bank. Funds in the 401(k) Plan that you do not want to be used to purchase HomeTrust Bancshares common stock will remain invested in accordance with your investment instructions in effect at the time.

The shares of common stock are being offered at $10 per share in a subscription offering and community offering. In the subscription offering, the shares are being offered in the following descending order of priority:

Subscription offering:

(1)	First, to depositors of HomeTrust Bank (including accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions) with deposit account(s) totaling $50 or more as of the close of business on November 30, 2010.

(2)	Second, to HomeTrust Bank’s employee stock ownership plan.

(3)	Third, to depositors of HomeTrust Bank (including accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions) with deposit account(s) totaling $50 or more on deposit as of the close of business on December 31, 2011.

(4)	Fourth, to any depositor of HomeTrust Bank (including accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions) as of the close of business on , 2012 who is not an eligible or supplemental eligible account holder and each borrower of HomeTrust Bank as of June 11, 1006 whose borrowings remain outstanding as of , 2012.

If not all shares are subscribed for in the subscription offering, our shares will be offered in a community offering, with a preference given first to natural persons and trusts of natural persons residing in Buncombe, Cleveland, Davidson, Gaston, Haywood, Henderson, Polk, Rockingham and Rutherford Counties in North Carolina.

If you fall into subscription categories (1), (3), or (4), you have subscription rights to purchase shares of HomeTrust Bancshares common stock in the subscription offering. You will separately receive offering materials in the mail, including a Stock Order Form. If you wish to purchase stock outside of the 401(k) Plan, you must complete and submit the Stock Order Form and payment to the Stock Information Center. Instead of placing an order outside of the 401(k) Plan through a Stock Order Form, as a 401(k) Plan participant, you may place an order to purchase shares of common stock of HomeTrust Bancshares through the 401(k) Plan, in the manner described below under “Method of Directing Transfer.” A 401(k) Plan participant who elects to purchase shares in the offering through self-directed purchases with the 401(k) Plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the 401(k) Plan.

In the event the stock offering is oversubscribed, i.e. there are more orders for shares of common stock than shares available for sale in the stock offering, and the trustee is unable to use the full amount allocated by you to purchase shares of common stock in the stock offering (based on your purchase priority), the amount that cannot be invested in the Employer Stock Fund, and any interest earned, will be reallocated on a pro-rata basis among your other 401(k) Plan fund investments. If you elect to have 100% of your current 401(k) Plan funds transferred into the Employer Stock Fund and the offering is oversubscribed, the amount that is not invested in the Employer Stock Fund will be invested in the money market account, pending your reinvestment in another fund of your choice.

If you choose not to direct the investment of your account balances towards the purchase of any shares in the stock offering, your account balances will remain in the investment funds of the 401(k) Plan as previously directed by you.

All elections to purchase participation interests in the Employer Stock Fund in the stock offering and any questions about this prospectus supplement should be addressed to                     , Director of                     , telephone number: (    )     -        ; fax (    )     -        ; or by e-mail at                     @            .

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the Employer Stock Fund, which is being established under the 401(k) Plan in connection with the stock offering. The participation interests represent your indirect ownership of HomeTrust Bancshares common stock. At the purchase price of $10 per share, the 401(k) Plan may acquire up to                  shares of HomeTrust Bancshares common stock in the stock offering, based on the fair market value of the Plan’s assets as of December 31, 2011 (and assuming that $9.50 of each $10.00 Employer Stock Fund unit is comprised of HomeTrust Bancshares common stock). Only employees of HomeTrust Bank may become participants in the 401(k) Plan. Your investment in the shares of common stock of HomeTrust Bancshares in the stock offering through the Employer Stock Fund is subject to the purchase priorities contained in the Plan of Conversion of HomeTrust Bank.

Information relating to the 401(k) Plan is contained in this prospectus supplement and information relating to HomeTrust Bancshares, the conversion and stock offering, and the financial condition, results of operations and business of HomeTrust Bank is contained in the prospectus delivered with this prospectus supplement. The address of our principal executive office is 10 Woodfin Street, Asheville, North Carolina 28801, and our telephone number will be (828) 259-3939.

Method of Directing Transfer

Included with this prospectus supplement is an Investment Election Form. If you wish to direct some or all of your beneficial interest in the assets of the 401(k) Plan into the Employer Stock Fund to purchase HomeTrust Bancshares common stock in the stock offering, you should indicate that decision by completing and submitting the election form. If you do not wish to make an election at this time you do not need to take any action. Please note the following stipulations concerning this election:

•	You can direct all or a portion of your current account balance to the Employer Stock Fund.

•	Your election is subject to a minimum purchase of 25 shares which equates to $250.00.

•	Your election is subject to a maximum purchase of 150,000 shares which equates to $1,500,000.

•	The election period is expected to open , 2012 and close , 2012.

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You will continue to have the ability to transfer amounts not in the Employer Stock Fund among all the other investment funds on a daily basis. The amount transferred to the Employer Stock Fund needs to be segregated and held until the offering closes. Therefore, this money is not available for distributions, loans or withdrawals until the transaction is completed which is after the closing of the stock offering.

Time for Directing Transfer

You must make your election and return your Investment Election Form to             , Director of             , HomeTrust Bank, 10 Woodfin Street, Asheville, North Carolina 28801, no later than 4:00 p.m. Eastern time on             , 2012, unless extended. You may return your Investment Election Form by U.S. mail, interoffice mail or by faxing it to (    )     -        , so long as it is returned by the time specified.

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Irrevocability of Transfer Direction

Once received in proper form, your executed Investment Election Form may not be modified, amended or revoked without our consent unless the stock offering has not been completed by             , 2012. See also “Investment of Contributions - HomeTrust Bancshares Common Stock Investment Election Procedures” below.

No Subsequent Election

After the offering, you will continue to be able to direct the investment of past balances and current contributions among the investment options available under the 401(k) Plan, including the Employer Stock Fund (the percentage invested in any option must be a whole percent). The allocation of your interest in the various investment options offered under the 401(k) Plan, including the Employer Stock Fund, may be changed daily. After the offering, you may transfer funds from the Employer Stock Fund to other investment options in the 401(k) Plan, and from other investment options in the 401(k) Plan to the Employer Stock Fund. You may also elect to have future contributions to the 401(k) Plan invested in the Employer Stock Fund. Special restrictions may apply to transfers directed to or from the Employer Stock Fund by those participants who are our executive officers and principal stockholders and are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended. In particular, executive officers of HomeTrust Bancshares and HomeTrust Bank will not be able to transfer their initial investment out of the Employer Stock Fund for a period of one year following consummation of the offering.

Purchase of HomeTrust Bancshares Common Stock Employer Stock Fund

Shares of HomeTrust Bancshares common stock purchased through the 401(k) Plan will be held as part of the Employer Stock Fund. The 401(k) Plan trustee requires that Employer Stock Fund units consist of both shares of HomeTrust Bancshares common stock and cash. Accordingly, funds transferred to the Employer Stock Fund for the purchase of HomeTrust Bancshares common stock in the stock offering will be used by the trustee to purchase both shares of the common stock and cash. Units of the Employer Stock Fund will be valued in the offering at $10.00 per unit. Of this amount, it is anticipated that $9.50 of a unit will be used to acquire HomeTrust Bancshares common stock, and that $0.50 of the unit will be used to acquire cash, through an interest in a money market account. All other persons who purchase our common stock in the stock offering outside of the 401(k) Plan may acquire the common stock without having to acquire the related cash interest and will pay $10.00 per share for HomeTrust Bancshares common stock.

Nature of a Participant’s Interest in HomeTrust Bancshares Common Stock

HomeTrust Bancshares common stock will be held in the name of the 401(k) Plan trustee as part of the Employer Stock Fund, in its capacity as 401(k) Plan trustee. Because the 401(k) Plan actually purchases the Employer Stock Fund units, you will acquire a “participation interest” in the Employer Stock Fund units (and the underlying shares of HomeTrust Bancshares common stock and cash) and not own the units (and shares and cash) directly. The trustee will maintain individual accounts reflecting each participant’s individual interest in the Employer Stock Fund.

Voting and Tender Rights of HomeTrust Bancshares Common Stock

The plan administrator generally will exercise voting rights attributable to all of the HomeTrust Bancshares common stock held by the Employer Stock Fund. With respect to matters involving tender offers for HomeTrust Bancshares, the plan administrator will vote shares allocated to participants in the 401(k) Plan as directed by participants with interests in the Employer Stock Fund. The trustee will provide to you voting instruction rights reflecting your proportional interest in the Employer Stock Fund. The number of shares of common stock held in the Employer Stock Fund that the trustee votes in the affirmative and negative on each matter will be proportionate to the voting instructions given by the participants. Where no voting or tender offer instructions are given by the participant, the shares shall be voted or tendered in the manner directed by the plan administrator.

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DESCRIPTION OF THE 401(k) PLAN

Introduction

The 401(k) Plan is formally named the “HomeTrust Bank Employees’ 401(k) and Profit Sharing Account Plan.” This profit sharing plan contains a cash-or-deferred feature described at Section 401(k) of the Internal Revenue Code of 1986, as amended, to encourage employee savings and to allow eligible employees to supplement their income upon retirement.

Reference to Full Text of 401(k) Plan. The following statements are summaries of certain provisions of the 401(k) Plan. They are not meant to be a complete description of these provisions and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees. You should submit your request to the plan administrator, HomeTrust Bank, 10 Woodfin Street, Asheville, North Carolina 28801. We encourage you to read carefully the full text of the 401(k) Plan to understand your rights and obligations under the 401(k) Plan.

Tax and Securities Laws. Participants should consult with legal counsel regarding the tax and securities laws implications of participation in the 401(k) Plan. Any officers or beneficial owners of more than 10% of the outstanding shares of common stock should consider the applicability of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, to his or her participation in the 401(k) Plan. See “Securities and Exchange Commission Reporting and Short Swing Profit Liability” on page      of this prospectus supplement.

Eligibility and Participation

All employees of HomeTrust Bank (other than leased employees and non-employees who are reclassified as employees) may participate in the Plan as of the first day of the calendar quarter coincident with or next following the completion of 1 year of service or attaining age 21, whichever occurs later. As of December 31, 2011, there were      employees eligible to participate in the cash or deferred portion of the 401(k) Plan, and      employees had elected to participate.

Contributions Under the 401(k) Plan

401(k) Contributions. The 401(k) Plan permits you to defer receipt of up to 100% of your annual compensation, not to exceed $17,000 (for 2012), and to have that compensation contributed to the 401(k) Plan on your behalf. Generally, the 401(k) Plan describes a participant’s annual compensation as total compensation while the employee is a participant, taking into account pre-tax deferrals and excluding fringe benefits. However, no more than $250,000 of compensation may be taken into account for purposes of determining 401(k) contributions (and matching and profit sharing contributions) for 2012. You may modify the rate of your future 401(k) contributions by filing a new deferral agreement with the plan administrator. Modifications to your rate of 401(k) contributions take effect as soon as practicable following when you make your revised deferral election. Suspension of your 401(k) contributions will be effective as of the next payroll period.

Catch-Up 401(k) Contributions. The 401(k) Plan permits each participant who has attained age 50 to defer up to an additional $5,500 (for 2012) into the 401(k) Plan. Catch-up 401(k) contributions are not subject to any limitations other than the $5,500 dollar limitation.

Matching Contributions. The 401(k) Plan currently provides for matching contributions to the 401(k) Plan. The annual matching contribution rate or amount for any plan year is determined by HomeTrust Bancshares (and may be zero). To be eligible for a matching contribution in any plan year, you must make 401(k) contributions during the plan year. Depending on the rate or amount of matching contributions determined by HomeTrust Bank, not all of your 401(k) contributions may be matched (and none will be matched if no matching contribution is declared for the plan year).

Profit Sharing Contributions. The 401(k) Plan currently permits HomeTrust Bank to make discretionary profit sharing contributions to the 401(k) Plan. To be eligible for a profit sharing contribution in any year, you must be actively employed with HomeTrust Bank or an affiliated entity on the last day of the plan year, and have

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completed at least 1,000 hours of service during the plan year. In any plan year in which a profit sharing contribution is made, the contribution will be allocated among eligible participants on a pro rata basis based on the total eligible compensation of each eligible participant.

Rollover Contributions. You may also rollover or directly transfer accounts from another qualified plan or an individual retirement account (“IRA”), provided the rollover or direct transfer complies with applicable law. If you want to make a rollover contribution or direct transfer, you should contact the plan administrator.

Limitations on Contributions

Limitations on 401(k) Contributions. Although the 401(k) Plan allows you to defer receipt of up to 100% of your compensation each year as a 401(k) contribution, federal law limits your total 401(k) contributions under the 401(k) Plan, and any similar tax-qualified plans, to an aggregate $17,000 for 2012. This annual limitation may increase in future years to reflect increases in the cost of living. 401(k) contributions in excess of this limitation are considered excess deferrals, and will be included in an affected participant’s gross income for federal income tax purposes in the year the 401(k) contribution is made. In addition, any excess deferral will again be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral, adjusted for any income or loss attributable to the excess deferral, is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of all contributions and forfeitures (annual additions) allocated on behalf of a participant during any plan year may not exceed the lesser of 100% of the participant’s compensation for the plan year, or $50,000 (for 2012). The $50,000 limit will be increased from time to time to reflect increases in the cost of living. Annual additions for this purpose generally include 401(k) deferrals, matching contributions and profit sharing contributions to this or any other qualified plan sponsored by HomeTrust Bank or an affiliated entity. Annual additions do not include rollover contributions or investment gains.

Limitation on 401(k) and Matching Contributions for Highly Compensated Employees. Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of 401(k) contributions and matching contributions that may be made to the 401(k) Plan in any plan year on behalf of highly compensated employees (defined below) in relation to the amount of 401(k) contributions and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. Specifically, the percentage of 401(k) contributions made on behalf of a participant who is a highly compensated employee shall be limited so that the average actual deferral percentage for the group of highly compensated employees for the current plan year does not exceed the greater of (i) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the prior plan year multiplied by 1.25, or (ii) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the prior plan year, multiplied by two (2); provided that the difference in the average actual deferral percentage for eligible non-highly compensated employees does not exceed 2%. Similar discrimination rules apply to matching contributions. The discrimination rules do not apply to 401(k) catch-up contributions.

In general, a highly compensated employee includes any employee who was a 5% owner of the employer at any time during the year or preceding year, or had compensation for the preceding year in excess of $115,000 (for 2012). This dollar amount may be adjusted to reflect increases in the cost of living.

401(k) contributions allocated to highly compensated employees that exceed the average deferral percentage limitation in any plan year are referred to as excess contributions. In order to prevent the disqualification of the 401(k) Plan, any excess contributions, together with income or losses attributable to those excess contributions, may be distributed to the highly compensated employees before the close of the following plan year. Matching contributions that relate to the returned deferral contributions will be forfeited (if not vested) or distributed (if vested) at the same time as the excess contributions are returned. Regarding matching contributions that do not satisfy the limitation tests described above, in order to prevent the disqualification of the 401(k) Plan, any excess matching contributions, together with any income or losses related to those excess matching contributions, may be distributed to the highly compensated employees before the close of the following plan year. Excess matching

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contributions, plus income or losses allocable thereto, will be forfeited (if not vested) or distributed (if vested). There are specific rules for determining which highly compensated employees will be affected by the excess contribution and excess matching contribution return rules, and the amount of excess contributions and excess matching contributions that must be returned to the affected employees. The employer will be subject to a 10% excise tax on any excess contributions and excess matching contributions unless the excess contributions and excess matching contributions, together with any income or losses attributable thereto, are distributed before the close of the first 22 months following the plan year to which the excess contributions and excess matching contributions relate.

Deduction Limits. Matching and profit sharing contributions are subject to and limited by Internal Revenue Code deduction rules. Contributions will not be made to the extent they would be considered nondeductible. 401(k) contributions are neither subject to nor limited by the Internal Revenue Code deduction rules.

Top-Heavy Plan Requirements. If for any plan year the 401(k) Plan is a top-heavy plan, then minimum contributions may be required to be made to the 401(k) Plan on behalf of non-key employees. Contributions otherwise being made under the Plan may apply to satisfy these requirements.

In general, the 401(k) Plan will be regarded as a “top-heavy plan” for any plan year if, as of the last day of the preceding plan year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees generally include any employee who, at any time during the plan year, is (1) an employee of HomeTrust Bancshares, HomeTrust Bank or its subsidiaries having annual compensation in excess of $165,000 (adjusted in the future for cost of living increases), who also is in an officer in an administrative or policy-making capacity, (2) a 5% owner of HomeTrust Bancshares (i.e., owns directly or indirectly more than 5% of the stock of HomeTrust Bancshares, or stock possessing more than 5% of the total combined voting power of all stock of HomeTrust Bancshares), or (3) a 1% owner of HomeTrust Bancshares having annual compensation in excess of $150,000.

Investment of Contributions

Investment Options. All amounts credited to participants’ accounts under the 401(k) Plan are held in trust. The trust is administered by trustees appointed by HomeTrust Bancshares’s Board of Directors.

You must instruct the trustee as to how funds held in your account are to be invested. In addition to the Employer Stock Fund, which will consist of shares of HomeTrust Bancshares common stock and cash, participants may elect to instruct the trustee to invest such funds in any or all of the following investment options:

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American Funds EuroPacific Gr R4 - The investment seeks to provide long-term growth of capital. The fund invests primarily in common stocks of issuers in Europe and the Pacific Basin that the investment adviser believes have the potential for growth. Growth stocks are stocks that the investment adviser believes have the potential for above-average capital appreciation. It normally invests at least 80% of net assets in securities of issuers in Europe and the Pacific Basin. The fund may invest a portion of its assets in common stocks and other securities of companies in countries with developing economies and/or markets.

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American Funds Fundamental Investors R4 - The investment seeks long-term growth of capital and income. The fund invests primarily in common stocks of companies that appear to offer superior opportunities for capital growth and most of which have a history of paying dividends. It may invest significantly securities of issuers domiciled outside the United States.

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BlackRock Capital Appreciation Inv A - The investment seeks long-term growth of capital. The fund invests at least 65% of total assets in common stock, convertible preferred stock, securities convertible into common stock, and rights to subscribe to common stock. Of these securities, it generally invests in common stock. The fund invests primarily in a diversified portfolio consisting of primarily common stock of U.S. companies that fund management believes have shown above-average growth rates in earnings over the long-term. It emphasizes investments in companies with medium to large market capitalization.

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Delaware Small Cap Value A - The investment seeks capital appreciation. The fund invests primarily in investments of small companies whose stock prices appear low relative to their underlying value or future

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potential. It invests at least 80% of assets in investments of small-capitalization companies. The fund adviser considers small-capitalization companies to be companies with a market capitalization generally less than 3.5 times the dollar-weighted, median market capitalization of the Russell 2000 Index at the time of purchase.

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Fixed Fund - Institutional Series - The Hartford/SEI Trust Fixed Fund seeks maximum total return through both current income and price appreciation, consistent with the preservation of capital and prudent risk taking. Portfolio is an intermediate core that utilizes all major sectors of the bond market while managing an average portfolio duration ranging from 2-5 years. In brief, we seek to consistently add value, while maintaining an overall risk level similar to the BarCap Intermediate Gov/Credit Index.

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Franklin Income A - The investment seeks to maximize income while maintaining prospects for capital appreciation. The fund normally invests in a diversified portfolio of debt and equity securities. It may invest up to 100% of total assets in debt securities that are rated below investment grade, including a portion in defaulted securities. The fund maintains the flexibility to invest in securities of companies from a variety of sectors, but from time to time, it may have significant investments in particular sectors. The fund may also invest up to 25% of assets in foreign securities and invest up to 10% of net assets in equity-linked notes.

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Franklin US Government Secs A - The investment seeks income. The fund normally invests at least 80% of net assets in U.S. government securities. It presently invests substantially all of its assets in Government National Mortgage Association obligations (Ginnie Maes). Ginnie Maes represent an ownership interest in mortgage loans pooled together for sale to investors to finance purchases of homes. The mortgage loans may have either fixed or adjustable interest rates. As the underlying mortgage loans are paid off, Ginnie Maes provide investors with monthly payments of interest and principal as well as any unscheduled prepayments on the underlying mortgage loans.

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MFS International New Discovery R3 - The investment seeks capital appreciation. The fund normally invests primarily in foreign equity securities, including emerging-market equity securities. It generally focuses on companies with small- to medium-capitalizations although it may invest in companies of any size. The fund also invests in derivatives. It may also enter into short sales for the fund.

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MFS New Discovery R3 - The investment seeks capital appreciation. The fund normally invests the assets primarily in equity securities. It focuses on investing the fund’s assets in the stocks of companies the adviser believes to have above average earnings growth potential compared to other companies (growth companies). The fund may invest in companies of any size, while generally focusing on companies with small capitalizations. It may invest in foreign securities and derivatives.

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MFS Utilities R3 - The investment seeks total return. The fund invests at least 80% of net assets in securities of issuers in the utilities industry. It primarily invests the fund’s assets in equity securities, but it may also invest in debt instruments, including lower quality debt instruments. The fund may invest the fund’s assets in companies of any size. It may invest the fund’s assets in U.S. and foreign securities, including emerging market securities.

•

Prudential Jennison Mid Cap Growth A - The investment seeks long-term capital appreciation. The fund normally invests at least 80% of assets in equity and equity-related securities of medium-sized companies with the potential for above-average growth.

•

RidgeWorth Large Cap Value Equity A - The investment seeks capital appreciation; current income is secondary. The fund invests at least 80% of net assets (plus any borrowings for investment purposes) in U.S. traded equity securities of large cap companies. U.S. traded equity securities may include listed American Depositary Receipts (“ADRs”). It targets companies with market capitalizations similar to those of companies in the Russell 1000® Value Index.

•

RidgeWorth Mid-Cap Value Equity A - The investment seeks capital appreciation; current income is secondary. The fund invests at least 80% of net assets (plus any borrowings for investment purposes) in U.S. traded equity securities of mid cap companies. U.S. traded equity securities may include American Depositary Receipts (“ADRs”). It targets companies with market capitalizations similar to those of companies in the Russell Midcap® Value Index.

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•

T. Rowe Price Retirement 2020 Adv - The investment seeks the highest total return over time consistent with an emphasis on both capital growth and income. The fund invests in a diversified portfolio of other T. Rowe Price stock and bond funds that represent various asset classes and sectors. Its allocation between T. Rowe Price stock and bond funds will change over time in relation to its target retirement date. The fund normally invests 71% in stocks and 29% in bonds. It is non-diversified.

•

T. Rowe Price Retirement 2030 Adv - The investment seeks the highest total return over time consistent with an emphasis on both capital growth and income. The fund invests in a diversified portfolio of other T. Rowe Price stock and bond funds that represent various asset classes and sectors. Its allocation between T. Rowe Price stock and bond funds will change over time in relation to its target retirement date. The fund normally invests 84% in stocks and 16% in bonds. It is non-diversified.

•

T. Rowe Price Retirement 2040 Adv - The investment seeks the highest total return over time consistent with an emphasis on both capital growth and income. The fund invests in a diversified portfolio of other T. Rowe Price stock and bond funds that represent various asset classes and sectors. Its allocation between T. Rowe Price stock and bond funds will change over time in relation to its target retirement date. The fund normally invests 90% in stocks and 10% in bonds. It is non-diversified.

•

T. Rowe Price Retirement 2050 Adv - The investment seeks the highest total return over time consistent with an emphasis on both capital growth and income. The fund invests in a diversified portfolio of other T. Rowe Price stock and bond funds that represent various asset classes and sectors. Its allocation between T. Rowe Price stock and bond funds will change over time in relation to its target retirement date. The fund normally invests 90% in stocks and 10% in bonds. It is non-diversified.

For further descriptions of these investment options, you may request a prospectus for each of the investment options from the plan administrator. If no investment direction is given, all contributions to a participant’s account will be invested in an age-appropriate T. Rowe Price Retirement Fund (2010, 2020, 2030, 2040 or 2050).

The investment in HomeTrust Bancshares common stock (through the Employer Stock Fund) involves certain risks. No assurance can be given that units in the Employer Stock Fund purchased pursuant to the 401(k) Plan will thereafter be able to be sold at a price equal to or in excess of the purchase price. See also “Risk Factors” in the prospectus.

HomeTrust Bancshares Common Stock Investment Election Procedures. You may instruct the trustee to purchase HomeTrust Bancshares common stock by redirecting funds from your existing 401(k) Plan investments into the Employer Stock Fund by filing a completed Investment Election Form with the plan administrator on or prior to the election deadline. The amount of funds redirected into the Employer Stock Fund must be allocated in whole dollar increments from investment options containing your 401(k) Plan funds. When you instruct the trustee to redirect the funds in your existing accounts into the Employer Stock Fund in order to purchase units in the Employer Stock Fund, the trustee will liquidate funds from the appropriate investment option(s) and apply such redirected funds as requested, in order to effect the new allocation. Approximately 95% of the elected funds used to acquire units in the Employer Stock Fund will be invested in HomeTrust Bancshares common stock and the remaining 5% will be invested in a money market account.

For example, you may fund an election to purchase $1,000 worth of the Employer Stock Fund by redirecting the aggregate purchase price of $1,000 for the shares from the following investment options (provided the necessary funds are available in such investment options): (i) $100 from the Franklin Income A Fund; (ii) $300 from the Delaware Small Cap Value A Fund; and (iii) $600 from the American Funds Fundamental Investors R4 Fund. In such case, the trustee would liquidate the amount instructed from each of the selected accounts and the $1,000 will be used to acquire 100 Employer Stock Fund units (that is, approximately 95 shares of HomeTrust Bancshares common stock and $50.00 in cash through a money market account investment). If your instructions cannot be fulfilled because you do not have the required funds in one or more of the investment options to purchase the units in the Employer Stock Fund subscribed for, you will be required to file a revised Investment Election Form

8

with the plan administrator by the election deadline. Once received in proper form, an executed election form may not be modified, amended or rescinded without our consent unless the stock offering has not been completed by April 30, 2011.

Adjusting Your Investment Strategy. Until changed in accordance with the terms of the 401(k) Plan, future allocations of your contributions among the various investment options would remain unaffected by the election to purchase units in the Employer Stock Fund through the 401(k) Plan in the stock offering. You may modify a prior investment allocation election or request the transfer of funds to another investment vehicle by telephone at (800) 795-2697 or on the Internet at                     .com. Modifications and fund transfers relating to the Employer Stock Fund will be permitted on a daily basis.

Valuation of Accounts. The 401(k) Plan uses a unit system for valuing each investment fund. Under this system, your share in any investment fund is represented by units. The unit value is determined as of the close of business each regular business day. The total dollar value of your share in any investment fund as of any valuation date is determined by multiplying the number of units held by you by the unit value of the fund on that date. The sum of the values of the funds you select represents the total value of your 401(k) Plan account.

Financial Data

Employer Contributions. For the plan year ended June 30, 2011, we did not make a profit sharing contribution; however, we made a matching contribution of $84,161 to the 401(k) Plan. Also for the plan year ended June 30, 2011, participants made 401(k) contributions in the amount of $125,350.

If we adopt other stock-based benefit plans, such as a stock option plan or a restricted stock plan, or if contributions are made to the employee stock ownership plan, which was formed as part of the conversion and stock offering, to repay a loan used by it to acquire HomeTrust Bancshares common stock, then we may decide to reduce our discretionary matching contributions or profit sharing contribution under the 401(k) Plan, in order to reduce overall expenses. If we adopt a restricted stock plan, the plan would not be submitted for stockholder approval for at least six months following completion of the reorganization.

Performance of HomeTrust Bancshares Common Stock. It is expected that the HomeTrust Bancshares common stock will be listed on the NASDAQ Global Market. As of the date of this prospectus supplement, no shares of HomeTrust Bancshares common stock have been issued or are outstanding and there is no established market for our common stock. Accordingly, there is no record of the historical performance of HomeTrust Bancshares common stock.

Performance of Investment Options. The following table provides performance data with respect to the investment options available under the 401(k) Plan, based on information provided to HomeTrust Bancshares by the Hartford, which provides recordkeeping services for the 401(k) Plan.

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The information set forth below with respect to the investment options has been reproduced from materials supplied by                                         , which administers the 401(k) Plan and is responsible for providing investment alternatives under the 401(k) Plan other than the Employer Stock Fund. HomeTrust Bancshares and HomeTrust Bank take no responsibility for the accuracy of such information (N/A indicates that the investment option was not available during the applicable year).

	For the Year Ended June 30,
	2011	2010	2009

American Funds EuroPacific Gr R4	-13.61%	9.39%	39.13%

American Funds Fundamental Investors R4	-1.92%	14.02%	33.31%

BlackRock Capital Appreciation Inv A	-9.13%	N/A	N/A

Delaware Small Cap Value A	-1.15%	N/A	N/A

Fixed Fund - Institutional Series	0.59%	0.23%	1.15%

Franklin Income A	2.83%	12.91%	35.01%

Franklin US Government Secs A	6.81%	6.08%	4.77%

MFS International New Discovery R3	-10.05%	22.12%	47.41%

MFS New Discovery R3	-10.42%	N/A	N/A

MFS Utilities R3	6.59%	13.51%	32.91%

Prudential Jennison Mid Cap Growth A	2.11%	19.98%	N/A

RidgeWorth Large Cap Value Equity A	-1.85%	N/A	N/A

RidgeWorth Mid-Cap Value Equity A	-7.54%	N/A	N/A

T. Rowe Price Retirement 2020 Adv	-1.45%	14.46%	33.81%

T. Rowe Price Retirement 2030 Adv	-2.96%	15.77%	37.78%

T. Rowe Price Retirement 2040 Adv	-3.69%	16.13%	38.84%

T. Rowe Price Retirement 2050 Adv	-3.68%	16.09%	38.70%

Additional information regarding the investment options may be available from                     or HomeTrust Bank. Participants should review any available additional information regarding these investments before making an investment decision under the 401(k) Plan.

The total percentage return for the prior three years is provided for each of the following funds.

Each participant should note that past performance is not necessarily an indicator of future results.

Administration of the 401(k) Plan

Trustees. The trustee is appointed by the Board of Directors of HomeTrust Bank to serve at its pleasure. Currently, the 401(k) Plan Trustees are F. Ed Broadwell and Dana L. Stonestreet.

The trustee receives and holds the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the provisions of the 401(k) Plan. The trustee is responsible for following participant directions, effectuating the investment of the 401(k) Plan assets in Employer Stock Fund units and the other investment options.

Benefits Under the 401(k) Plan

Plan Benefits. Your 401(k) Plan benefit is based on the value of the vested portion of your 401(k) Plan accounts as of the valuation date next preceding the date of distribution to you.

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Vesting. You will always have a fully vested (nonforfeitable) interest in your 401(k) contribution account and rollover account. Your matching contribution account and profit sharing contribution account will become fully vested at 20 percent after the second year of service, and 20 percent for each year of service afterward, until you are credited with 6 years of service. Generally, a year of service is a plan year (July 1 to June 30) during which you perform at least 1,000 hours of service for HomeTrust Bank or an affiliated employer (and in some cases a former employer that was acquired by HomeTrust Bancshares or its predecessor). You also will become 100% vested in your matching contribution account and profit sharing contribution account if you are actively employed on your normal retirement date (age 59 1/2), death or disability. Forfeited amounts under the 401(k) Plan are generally used to reduce HomeTrust Bank’s contribution obligations under the 401(k) Plan.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Prior to Termination of Employment. You may elect to receive an in-service distribution from your rollover account at any time. You may also receive an in-service distribution of all or part of your 401(k) deferrals (but not the earnings thereon) if you experience a hardship. Whether a hardship has occurred is determined in accordance with Internal Revenue Service rules. You may receive an in-service distribution of all or part of your 401(k) Plan accounts if you are 100% vested in the account and have attained age 59 1/2. Loans are also permitted from your 401(k) Plan accounts, subject to the loan administration policies then in effect and qualified plan loan limitation rules in the Internal Revenue Code.

Distribution Upon Retirement or Disability. Upon your retirement or disability, you will receive your 401(k) Plan benefits in a lump sum payment.

Distribution Upon Death. If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or other properly designated beneficiary, or if there is no designated beneficiary, the beneficiary determined under the Plan rules. The death benefit will be paid as a lump sum payment.

Distribution Upon Termination for any Other Reason. If you terminate your employment for any reason other than retirement, disability or death and your vested 401(k) Plan account balances exceed $5,000, your distribution will be made upon the later of your normal retirement date or age 62, unless you request an earlier or later distribution date. Your vested 401(k) Plan accounts will be distributed in the same manner as if you retired or became disabled, as described above. If your vested account balances do not exceed $5,000, your 401(k) Plan benefit will be distributed to you as soon as administratively practicable in a lump sum following your termination of employment.

Form of Distribution. Distributions from the 401(k) Plan will generally be in the form of cash.

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void.

Reports to 401(k) Plan Participants

As soon as practicable after the end of each calendar quarter, the plan administrator will furnish to each participant a statement showing (i) balances in the participant’s accounts as of the end of that period, (ii) the amount of contributions allocated to his or her accounts for that period, and (iii) the number of units in each of the investment funds and the value thereof. Participants may also access information regarding their 401(k) Plan Accounts by using internet access made available by                     , the plan investment manager.

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Amendment and Termination

We intend to continue to participate in the 401(k) Plan. Nevertheless, we may amend or terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then, regardless of other provisions in the 401(k) Plan, each participant affected by the termination shall become fully vested in all of his or her accounts.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan special tax treatment, including:

•	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

•	participants pay no current income tax on amounts contributed by the employer on their behalf; and

•	earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

We will administer the 401(k) Plan to comply with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.

Taxation of Distributions. Generally, 401(k) Plan distributions are taxable as ordinary income for federal income tax purposes. States may also impose income taxes on 401(k) Plan distributions.

Rollovers and Direct Transfers to Another Qualified Plan or to an IRA; Mandatory Tax Withholding. Except as discussed below, you may roll over virtually all distributions from the 401(k) Plan to another tax-favored plan or to an standard IRA without regard to whether the distribution is a lump sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified retirement plan (subject to the provisions of the recipient qualified plan) or to an IRA. If you transfer the eligible rollover distribution to a Roth IRA (which permits nondeductible contributions but does not subject the IRA income to taxes if the distribution is a “qualified distribution”, or the minimum required distribution rules), then you must include the value of the distribution in current taxable income. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. Your state may also impose tax withholding on your taxable distribution. An “eligible rollover distribution” means any amount distributed from the 401(k) Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives of you and your designated beneficiary or (b) for a specified period of ten years or more; (2) any amount required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law.

Ten-Year Averaging Rules. Under a special grandfather rule, if you have completed at least five years of participation in the 401(k) Plan before the taxable year in which the distribution is made, and you turned age 50 by 1986, you may elect to have your lump sum distribution taxed using a “ten-year averaging” rule. The election of the special averaging rule applies only to one lump sum distribution you or your beneficiary receive, provided such amount is received on or after you attain age 59 1/2 and you elect to have any other lump sum distribution from a qualified plan received in the same taxable year taxed under the ten-year averaging rule or receive a lump sum distribution on account of your death.

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Additional Tax on Early Distributions. A participant who receives a distribution from the 401(k) Plan prior to attaining age 59 1/2 will be subject to an additional income tax equal to 10% of the amount of the distribution. The 10% additional income tax will not apply, however, in certain cases, including (but not limited) to distributions rolled over or directly transferred into an IRA or another qualified plan, or the distribution is (i) made to a beneficiary (or to the estate of a participant) on or after the death of the participant, (ii) attributable to the participant’s being disabled within the meaning of Section 72(m)(7) of the Internal Revenue Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the participant or the joint lives (or joint life expectancies) of the participant and his beneficiary, (iv) made to the participant after separation from service under the 401(k) Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) pursuant to a qualified domestic relations order or (vii) made to effect the distribution of excess contributions or excess deferrals.

This is a brief description of federal income tax aspects of the 401(k) Plan which are of general application under the Internal Revenue Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences that may be particular to you of participating in and receiving distributions from the 401(k) Plan.

ERISA and Other Qualification

The 401(k) Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974, the primary federal law governing retirement plans, and is intended to be a qualified retirement plan under the Internal Revenue Code.

Restrictions on Resale

Any person receiving shares of HomeTrust Bancshares common stock under the 401(k) Plan who is an “affiliate” of HomeTrust Bancshares as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933 (e.g., directors, officers and significant stockholders of HomeTrust Bancshares) may re-offer or resell such shares only pursuant to a registration statement or, assuming the availability thereof, pursuant to Rule 144 or some other exemption from the registration requirements of the Securities Act of 1933. Any person who may be an “affiliate” of HomeTrust Bancshares may wish to consult with counsel before transferring any HomeTrust Bancshares common stock owned by him or her. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of HomeTrust Bancshares common stock acquired under the 401(k) Plan, or other sales of HomeTrust Bancshares common stock.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as HomeTrust Bancshares. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales and participation in savings and retirement plans must be reported on a Form 4 within two business days of when a change occurs. Certain other changes in beneficial ownership, such as gifts and inheritances, may be reported on a Form 4 or annually on a Form 5 within 45 days after the close of our fiscal year. Participation in the Employer Stock Fund of the 401(k) Plan by our officers, directors and persons beneficially owning more than 10% of the outstanding HomeTrust Bancshares common stock must be reported to the Securities and Exchange Commission at least annually on a Form 4 or Form 5 by such individuals.

Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by us of any profits realized by an officer, director or any person beneficially owning more than 10% of the HomeTrust Bancshares common stock resulting from the purchase and sale or sale and purchase of HomeTrust Bancshares common stock within any six-month period. The Securities and Exchange Commission rules provide an exemption from the profit recovery provisions of Section 16(b) for certain transactions within an employee benefit plan, such as the 401(k) Plan, provided certain requirements are met. If you are subject to Section 16, you should consult with counsel regarding the applicability of Section 16 to specific transactions involving the 401(k) Plan.

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LEGAL OPINIONS

The validity of the issuance of HomeTrust Bancshares common stock will be passed upon by Silver, Freedman & Taff, LLP, Washington, DC, which firm acted as special counsel for HomeTrust Bancshares and HomeTrust Bank in connection with the conversion and stock offering.

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INVESTMENT ELECTION FORM

PARTICIPANT ELECTION TO INVEST IN

HOMETRUST BANCSHARES, INC. COMMON STOCK

(“EMPLOYER STOCK FUND”)

HomeTrust Bank Employees’ 401(k) and Profit Sharing Account Plan

If you would like to participate in the stock offering using amounts currently in your account in the HomeTrust Bank Employees’ 401(k) and Profit Sharing Account Plan, please complete this form and return it to                     , 10 Woodfin Street, Asheville, North Carolina, 28801, by no later than 4:00 p.m., Eastern time, on             , 2012.

Participant’s Name (Please Print):

Address:
	Street	City	State	Zip Code

Social Security Number:

1. Background Information

HomeTrust Bancshares, Inc. (“HomeTrust Bancshares”) will be issuing shares of common stock, par value $0.01 per share, to certain eligible depositors of HomeTrust Bank and the public in connection with the conversion of HomeTrust Bank from the mutual to the stock form of organization.

Participants in the HomeTrust Bank Employees’ 401(k) and Profit Sharing Account Plan (the “401(k) Plan”) are being given an opportunity to direct the trustee of the 401(k) Plan to purchase HomeTrust Bancshares common stock in the offering with amounts currently in their 401(k) Plan account by acquiring units of the Employer Stock Fund, an investment fund under the 401(k) Plan comprised of HomeTrust Bancshares common stock and cash. (Employees who would like to purchase shares of HomeTrust Bancshares common stock in the offering with funds other than amounts currently in their 401(k) Plan account may do so by completing the order form that accompanies the prospectus.) Units of the Employer Stock Fund will be valued in the stock offering at $10.00 per unit. Of this amount, it is anticipated that $9.50 of a unit will be used to acquire HomeTrust Bancshares common stock, and that $0.50 of the unit will be used to acquire cash, through an interest in a money market account.

Because it is actually the 401(k) Plan that purchases the HomeTrust Bancshares common stock, participants would acquire a “participation interest” (expressed as units of the Employer Stock Fund) in the shares and cash and would not own the shares and cash directly.

Prior to making a decision to direct the trustee to purchase units in the Employer Stock Fund, we strongly urge you to carefully review the prospectus and the prospectus supplement that accompany this Investment Election Form. Your decision to direct the transfer of amounts credited to your account balances to the Employer Stock Fund in order to purchase shares of HomeTrust Bancshares common stock in connection with the stock offering is irrevocable as of                     . However, after the offering, you may transfer funds from the Employer Stock Fund to other investment options in the 401(k) Plan, and from other investment options in the 401(k) Plan to the Employer Stock Fund. Notwithstanding this irrevocability, participants may transfer out some or all of their units in the Employer Stock Fund, if any, and into one or more of the 401(k) Plan’s other investment funds at such times as are provided for under the 401(k) Plan’s rules for such transfers.

Investing in any stock entails some risks and we encourage you to discuss your investment decision with your investment advisor before completing this form. Neither the trustee, nor the plan administrator, nor any employee of HomeTrust Bancshares or HomeTrust Bank is authorized to make any representations about this investment. You should not rely on any information other than information contained in the prospectus and the prospectus supplement in making your investment decision.

Any shares purchased by the 401(k) Plan based on your election will be subject to the conditions and restrictions otherwise applicable to HomeTrust Bancshares common stock purchased directly by you in the stock offering. These restrictions are described in the prospectus and the prospectus supplement.

2. Investment Elections

If you would like to participate in the stock offering with amounts currently in your 401(k) Plan account, please complete the table below, indicating what amount of each of your current funds you would like to transfer into the Employer Stock Fund. If the trustee is unable to use the total amount that you elect in the box below to have transferred into the Employer Stock Fund to purchase HomeTrust Bancshares common stock and cash due to an oversubscription in the stock offering, the amount that is not invested in the Employer Stock Fund will be reallocated on a pro-rata basis among your other 401(k) Plan fund investments. If you elect in the box below to have 100% of your current 401(k) Plan funds transferred into the Employer Stock Fund and the offering is oversubscribed, the amount that is not invested in the Employer Stock Fund will be invested in the money market account, pending your reinvestment in another fund of your choice.

Indicate the amount to be transferred from one or more of the following funds into the Employer Stock Fund:

Amount	From Fund

$ .00	American Funds EuroPacific Gr R4

$ .00	American Funds Fundamental Investors R4

$ .00	BlackRock Capital Appreciation Inv A

$ .00	Delaware Small Cap Value A

$ .00	Fixed Fund - Institutional Series

$ .00	Franklin Income A

$ .00	Franklin US Government Secs A

$ .00	MFS International New Discovery R3

$ .00	MFS New Discovery R3

$ .00	MFS Utilities R3

$ .00	Prudential Jennison Mid Cap Growth A

$ .00	RidgeWorth Large Cap Value Equity A

$ .00	RidgeWorth Mid-Cap Value Equity A

$ .00	T. Rowe Price Retirement 2020 Adv

$ .00	T. Rowe Price Retirement 2030 Adv

$ .00	T. Rowe Price Retirement 2040 Adv

$ .00	T. Rowe Price Retirement 2050 Adv

Note: If you do not complete this election, you will not participate in the offering by using your 401(k) Plan funds.

3. Purchaser Information. The ability of participants in the Plan to purchase common stock in the stock offering and to direct their current account balances into the Employer Stock Fund may be based upon the participant’s status as an eligible account holder, supplemental eligible account holder or other member. Please indicate your status.

A.	[ ] Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with HomeTrust Bank (including accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions) as of November 30, 2010.

B.	[ ] Supplemental Eligible Account Holder - Check here if you were a depositor (other than a director or officer of HomeTrust Bank) with $50.00 or more on deposit with HomeTrust Bank (including accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions) as of December 31, 2011, but are not an eligible account holder.

C.	[ ] Other Member - Check here if you were a depositor at HomeTrust Bank (including accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions) at the close of business on , 2012, or a borrower from HomeTrust Bank as of June 11, 1996, whose borrowings remain outstanding as of , 2012, but are not an eligible account holder or supplemental eligible account holder.

Account Title (Names on Accounts)	Account Number

4. Participant Signature and Acknowledgment - Required

By signing this investment election form, I authorize and direct the plan administrator and trustee to carry out my instructions. I acknowledge that I have been provided with and have received a copy of the prospectus and prospectus supplement relating to the issuance of HomeTrust Bancshares common stock that accompany this Investment Election Form. I am aware of the risks involved in investing in HomeTrust Bancshares common stock and understand that the trustee, plan administrator and any employee of HomeTrust Bancshares or HomeTrust Bank are not responsible for my choice of investment. I understand that my failure to sign this acknowledgment will make this Investment Election Form null and void.

I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF HOMETRUST BANCSHARES, INC. ARE NOT DEPOSITS OR AN ACCOUNT AND ARE NOT FEDERALLY INSURED OR GUARANTEED BY HOMETRUST BANCSHARES, HOMETRUST BANK OR BY THE FEDERAL GOVERNMENT.

If anyone asserts that the shares of HomeTrust Bancshares common stock are federally insured or guarantee, or are as safe as an insured deposit, I should call the Office of the Comptroller of the Currency (OCC) Consumer Response Center at (800)     -            .

Participant’s Signature:	Date Signed:

This form must be completed and returned to                     ,

10 Woodfin Street

Asheville, North Carolina 28801

by no later than

4:00 p.m., Eastern time, on             , 2012.

PROSPECTUS

HomeTrust Bancshares, Inc.

(Proposed Holding Company for HomeTrust Bank)

Up to 21,160,000 Shares of Common Stock

HomeTrust Bancshares, Inc. is offering up to 21,160,000 shares of common stock for sale to the public at $10.00 per share in connection with the conversion of HomeTrust Bank, a federal savings bank, from the mutual to the stock form of organization. HomeTrust Bancshares is incorporated under the laws of the State of Maryland. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect that our common stock will be traded on the NASDAQ Global Market under the symbol “HTBI” upon conclusion of the stock offering. There is currently no public market for the shares of our common stock. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares are first being offered in a subscription offering to current and former depositors of HomeTrust Bank as of the eligibility dates, with aggregate account balances of at least $50.00, and tax-qualified employee benefit plans of HomeTrust Bank as described in this prospectus. Shares not purchased in the subscription offering will simultaneously be offered to the general public in a community offering, with a preference given to natural persons and trusts controlled by natural persons residing in the counties of North Carolina in which HomeTrust Bank has offices.

We must sell a minimum of 13,600,000 shares in order to complete the offering. The minimum order is 25 shares. The subscription offering will expire at 12:00 noon, Eastern Time, on [expire date]. We expect that the community offering will terminate at the same time, although it may be extended without notice to you until [extension date1], unless the Office of the Comptroller of the Currency approves a later date. No single extension may exceed 90 days and the offering must be completed by [extension date2]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date1], or the number of shares of common stock to be sold is increased to more than 21,160,000 shares or decreased to less than 13,600,000 shares. Funds received prior to the completion of the offering will be held in a segregated account at HomeTrust Bank and will earn interest at HomeTrust Bank’s regular savings rate, which is currently 0.15% but is subject to change at any time. If the subscription and community offerings are terminated, subscribers will have their funds returned promptly, with interest. If the offering is extended beyond [extension date1], we will resolicit subscribers, and they will have the opportunity to maintain, change or cancel their order. If you do not provide us with a timely written indication of your intent, your order will be canceled and your funds will be returned to you, with interest. If the number of shares of common stock to be sold is increased to more than 21,160,000 shares or decreased to less than 13,600,000 shares, we will promptly return all funds with interest, and all subscribers will be provided with updated information and given the opportunity to place a new order.

Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock in the subscription and community offerings on a best efforts basis. We also may offer for sale shares of common stock not purchased in the subscription and community offerings in a syndicated community offering through selected dealers managed by Keefe, Bruyette & Woods, Inc. on a best efforts basis. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock being offered. Purchasers will not pay a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc. has advised us that following the offering it intends to make a market in the common stock, but is under no obligation to do so.

This investment involves a high degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 21.

OFFERING SUMMARY

	Minimum	Maximum	Adjusted Maximum
Number of Shares	13,600,000	18,400,000	21,160,000
Gross offering proceeds	$136,000,000	$184,000,000	$211,600,000
Estimated offering expenses (excluding selling agent fees and expenses)	$1,692,000	$1,692,000	$1,692,000
Estimated selling agent fees and expenses(1)	$3,658,000	$4,921,000	$5,383,000
Estimated net proceeds	$130,650,000	$177,387,000	$204,525,000
Estimated net proceeds per share	$9.61	$9.64	$9.67

(1)	The amounts shown assume that 50% of the shares offered are sold in the subscription and community offerings with a fee of 0.85% payable on all shares excluding insider purchases and shares purchased by our employee stock ownership plan for which no selling agent fee will be paid with the remaining 50% of the shares offered sold in the syndicated community offering with a fee of 4.5% at the minimum and maximum of the offering range and 4.25% at the adjusted maximum of the offering range, and reflect selling agent expenses, including legal fees, of $120,000. If all shares of common stock are sold in the syndicated community offering (excluding insider purchases and shares purchased by the employee stock ownership plan, for which no selling agent fees will be paid), the maximum selling agent fees and expenses would increase to $5.4 million at the minimum, $7.3 million at the maximum and $8.5 million at the adjusted maximum. For additional information regarding selling agent fees and expenses, see “The Conversion and Offering – Marketing Arrangements.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For information on how to subscribe, call the Stock Information Center at (        )         -        .

KEEFE, BRUYETTE & WOODS

The date of this prospectus is         , 2012

HomeTrust Banking Partnership

HomeTrust Bank 1926
Tryon Federal Bank 1935
Shelby Savings Bank 1905
Home Savings Bank 1909
Industrial Federal Bank 1929
Cherryville Federal Bank 1912
Rutherford County Bank 2007

VIRGINIA
Eden
Reidsville
Greensboro
Winston-Salem
Clemmons
Durham
Raleigh
Lexington
Knoxville
Weaverville
Clyde
Asheville
Waynesville
Arden
Forest City
Cherryville
Hendersonville
Columbus
Shelby
Charlotte
Tryon
Spartanburg
Greenville
NORTH CAROLINA
SOUTH CAROLINA
81
19W
40
77
85
74
26
73
95

HomeTrust Bank

10 Woodfin Street
Asheville, NC 28801

1011 Tunnel Road, Suite 180
Asheville, NC 28805

1825 Hendersonville Road
Asheville, NC 28803

140 Airport Road, Suite P
Arden, NC 28704

5 Northridge Commons Parkway
Weaverville, NC 28787

8583 Carolina Boulevard
Clyde, NC 28721

800 Russ Avenue
Waynesville, NC 28786

228 6th Ave East
Hendersonville, NC 28792

Operations & Technology Center

1900 Ridgefield Boulevard
Asheville, NC 28806

Career Development Center

324 Ridgefield Court
Asheville, NC 288806

Tryon Federal Bank

341 North Trade Street
Tryon, NC 28782

685 West Mills Street
Columbus, NC 28722

Shelby Savings Bank

224 East Warren Street
Shelby, NC 28150

2007 East Dixon Boulevard,
Shelby, NC 28152

Home Savings Bank

106 South Van Buren Road
Eden, NC 27288

722 Washington Street
Eden, NC 27288

2805 Reid School Road
Reidsville, NC 27320

Rutherford County Bank

351 Butler Road
Forest City, NC 28043

Industrial Federal Bank

107 West Center Street
Lexington, NC 27292

11564 Old US Highway 52
Winston-Salem, NC 27107

8759 North NC Highway 150
Clemmons, NC 27012

Cherryville Federal Bank

100 West Main Street
Cherryville, NC 28021

VIRGINIA
NORTH CAROLINA
SOUTH CAROLINA

i

ii

SUMMARY

This summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “The Conversion and Stock Offering” and the consolidated financial statements and the notes to the consolidated financial statements beginning at page F-1 before making a decision to invest in our common stock.

The Companies

HomeTrust Bancshares, Inc. HomeTrust Bancshares, Inc., which we refer to in this document as HomeTrust Bancshares, will own all of the outstanding shares of common stock of HomeTrust Bank upon completion of the conversion and the offering. HomeTrust Bancshares is incorporated under the laws of the State of Maryland. Other than matters of an organizational nature, HomeTrust Bancshares has not engaged in any business to date. Upon completion of the conversion and stock offering, HomeTrust Bancshares will be subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). HomeTrust Bancshares’ executive office and headquarters will be located at 10 Woodfin Street, Asheville, North Carolina, 28801 and its telephone number will be (828) 259-3939.

HomeTrust Bank. HomeTrust Bank is a federally chartered mutual savings bank. HomeTrust Bank was originally chartered in 1926, in Clyde, North Carolina, as Clyde Building & Loan Association. We expanded our product offerings over the years and changed our name to Clyde Savings Bank. As we continued to grow beyond a single market area, on July 22, 2003, we rebranded by changing our name to HomeTrust Bank. Going forward, upon completion of the stock conversion, our headquarters will be in Asheville, North Carolina.

In 1996, HomeTrust Bank’s board of directors and executive management implemented their vision of a new banking partnership which is branded as the HomeTrust Banking Partnership. Our mission has been to create a unique partnership, where hometown community banks could combine their financial resources while retaining their separate identities. Together, we can all better respond to the continuous changes in the banking industry and offer all the products, services and technology needed to be relevant and competitive in all of our communities- while better preserving our hometown values and culture which is focused on building caring relationships with our employees, customers and communities while delivering on our brand promise that “It’s Just Better Here.”

Between fiscal years 1996 and 2011, five hometown mutual saving banks joined the HomeTrust Banking Partnership. In addition, in 2007 we formed a de novo branch, known as the Rutherford County Bank, as another partner. Each now operates as a banking division of HomeTrust Bank under its hometown name, brand and local management, board of directors and employees. HomeTrust Bank and its banking divisions, including the year each was organized, are set forth below:

•	HomeTrust Bank, since 1926, Asheville, North Carolina

•	Tryon Federal Bank, since 1935, Tryon, North Carolina

•	Shelby Savings Bank, since 1905, Shelby, North Carolina

•	Home Savings Bank, since 1909, Eden, North Carolina

•	Industrial Federal Bank, since 1929, Lexington, North Carolina

•	Cherryville Federal Bank, since 1912, Cherryville, North Carolina

•	Rutherford County Bank, since 2007, Forest City, North Carolina

Each banking division, which we sometimes refer to as a “partner bank” in this prospectus, also has at least one representative from its board of directors serving on the board of directors of HomeTrust Bank and will have at least one representative serving on the board of directors of HomeTrust Bancshares.

Brought together by shared values, trust and mutual respect, these partner banks have combined their resources to build a technology and operations center, develop new products and services for retail and business customers and achieve organic growth by attracting new loan customers and related core deposits in the communities that they serve. Through the HomeTrust Banking Partnership, we created a more efficient operating structure with greater capabilities to compete with larger, out of town competitors.

We currently have 20 banking offices serving nine counties in Western North Carolina, including the Asheville metropolitan area, and the “Piedmont” region of North Carolina. After the offering, although we intend to expand primarily through organic growth, we will continue to explore opportunities to expand our unique HomeTrust Banking Partnership through the acquisition of other financial institutions and/or bank branches. Our goal is to continue to enhance our franchise value and earnings through strategic, planned growth in our banking operations, while maintaining the community-focused, relationship style of exceptional customer service that has differentiated our brand and characterized our success to date.

At December 31, 2011 HomeTrust Bank had total assets of $1.58 billion, net loans of $1.25 billion, deposits of $1.24 billion and equity of $169.0 million. HomeTrust Bank is the largest thrift headquartered in North Carolina and the eleventh largest banking institution headquartered in North Carolina based on asset size. HomeTrust Bank was third in deposit market share in the Asheville, North Carolina Metropolitan Statistical Area, fourth in deposit market share in the nine counties in which we operate and had a deposit market share of 0.45% of all banks and thrifts in North Carolina.

Weak economic conditions and ongoing strains in the financial and housing markets which accelerated in 2008 and have generally continued into 2012 in portions of the United States, including our market areas, have presented an unusually challenging environment for banks and their holding companies, including HomeTrust Bank. Due to these adverse conditions, our market areas have experienced substantial home price declines, historically low levels of existing home sale activity, high levels of foreclosures and above average unemployment rates. For additional details regarding the recent economic conditions in our market areas, see “Risk Factors – Deterioration in the housing real estate market has resulted in and may continue to result in increased loan-to-value ratios on a significant portion of our one- to four-family loans and home equity lines of credit which exposes us to greater risk of loss,” and “Business of HomeTrust Bank – Market Areas.”

We have had to provide for credit losses during these periods at significantly higher levels than our historical experience, particularly for loans for the construction of one- to four-family homes and for the acquisition and development of land for residential properties. During this period, our non-performing assets to total assets increased from 0.36% of assets at June 30, 2007 to 5.67% of assets at December 31, 2011. In addition, our provision for loan losses increased from $2.1 million in fiscal 2007 to $42.8 million in fiscal 2011, with an additional provision of $9.1 million during the six months ended December 31, 2011. Net loans charged-off during these same periods increased from $227,000 in fiscal 2007 to $34.4 million in fiscal 2011, with an additional $22.5 million charged-off during the six months ended December 31, 2011. These economic conditions have also adversely affected our other operating revenues and expenses. As a result of these factors, for the six months ended December 31, 2011 and the years ended June 30, 2011 and 2010, HomeTrust Bank recorded net income of $1.1 million, a net loss of $14.7 million and net income of $7.0 million, respectively. The results for fiscal 2011 and 2010 included $5.8 million and $17.4 million in non-recurring gains as a result of our mergers with Cherryville Federal Bank in fiscal 2011 and Industrial Federal Bank in fiscal 2010, respectively.

Due to this challenging environment in which we have been operating, our elevated levels of nonperforming assets, delinquencies and adversely classified assets, as well as net losses from operations, HomeTrust Bank’s primary federal bank regulator, the Office of the Comptroller of the Currency, (the “OCC”) established in February 2012, an Individual Minimum Capital Requirement (“IMCR”) for HomeTrust Bank, requiring a core or tier 1 capital requirement of 7.5% and a total risk-based capital requirement of 11.5%. At December 31, 2011, HomeTrust Bank’s tier 1 capital and total risk-based capital were at 7.80% and 11.61%, respectively, which were in excess of the levels required by the IMCR and HomeTrust Bank has remained in compliance with the IMCR from its date of issuance. Assuming completion of this offering at the minimum of the offering range and the contribution to HomeTrust Bank of 50% of the net proceeds of the offering, as of December 31, 2011, HomeTrust Bank’s tier 1 capital and total risk-based capital would have been 11.15% and 16.50%, respectively, significantly in excess of the requirements of the IMCR.

HomeTrust Bank has also been separately notified that HomeTrust Bank may not pay cash dividends to HomeTrust Bancshares, without prior approval from the OCC, and must obtain prior regulatory approval before adding any new director or senior executive officer or changing the responsibilities of any current senior executive officer or entering into any new contractual arrangement or renewing or extending any existing arrangement relating to compensation or benefits with any director or senior executive officer, or make any golden parachute payments. See “Risk Factors- HomeTrust Bank is subject to an Individual Minimum Capital Requirement with the OCC and may not take certain actions without OCC approval.”

Our current focus is on managing problem assets while operating and growing a profitable community bank. See “- Our Business Operating Strategy and Goals.” Our principal business consists of attracting deposits from the general public and investing those funds, along with borrowed funds, in loans secured primarily by first and second mortgages on one- to four-family residences including home equity loans and construction and land/lot loans, commercial real estate loans, construction and development loans, and municipal leases. Municipal leases are secured primarily by a ground lease for a firehouse or an equipment lease for fire trucks and firefighting equipment to fire departments located throughout North and South Carolina. We also purchase investment securities consisting primarily of mortgage-backed securities issued by United States Government agencies and government-sponsored enterprises. At December 31, 2011, 62.2% of our loan portfolio was comprised of one- to four-family loans (including home equity and owner-occupied residential construction loans).

We offer a variety of deposit accounts for individuals, businesses and nonprofit organizations. Deposits are our primary source of funds for our lending and investing activities.

HomeTrust Bank is and will be upon completion of the conversion subject to comprehensive regulation and examination by the OCC and its deposits will remain insured to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). Our executive office is and our headquarters will be located at 10 Woodfin Street, Asheville, North Carolina, 28801 and our telephone number at this address is (828) 259-3939.

In this prospectus, the terms “we, “our,” and “us” refer to HomeTrust Bancshares and HomeTrust Bank (including all of its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) unless the context indicates another meaning.

Management of our Banking Divisions

We believe our success has been built on the strength of our senior management and boards of directors at each of our banking divisions, each of whom has valuable community and business relationships in our market areas. An integral element of our business strategy is to capitalize on the prior experience of these leaders.

Our ability to continue to attract and retain banking professionals with strong community relationships and significant knowledge of our markets is key to our success. We believe that by doing so, we can enhance our market position and create profitable growth opportunities. We emphasize to our employees the importance of delivering knowledgeable and caring customer service and are always seeking opportunities to deepen our relationships with our customers. Our goal is to compete by relying on the strength of our customer service and relationship banking approach.

Set forth below are the senior managers for HomeTrust Bank and each of our banking divisions:

F. Edward Broadwell, Jr. is the Chairman and Chief Executive Officer of HomeTrust Bank and will be the Chairman and Chief Executive Officer of HomeTrust Bancshares.

Dana L. Stonestreet is the President and Chief Operating Officer of HomeTrust Bank and will be the President and Chief Operating Officer of HomeTrust Bancshares.

John Myers is the HomeTrust Bank Regional Executive for the Buncombe County Banking Centers, consisting of five banking offices serving the Asheville metropolitan area including Buncombe County.

John Tench is the HomeTrust Bank Regional Executive of the Haywood and Henderson Counties Banking Centers consisting of three banking offices serving Haywood and Henderson counties.

Jerry Johnson is the President of Tryon Federal Bank consisting of two banking offices serving Polk County.

Jerry Johnson is also the President of Rutherford County Bank consisting of one banking office serving Rutherford County (a de-novo banking division started in 2007).

Rick Washburn is the President of Shelby Savings Bank consisting of two banking offices serving Cleveland and Gaston counties.

Jonathan Jobe is the President of Home Savings Bank consisting of three banking offices serving Rockingham County.

Sidney Biesecker is the President of Industrial Federal Bank consisting of three banking offices serving Davidson County.

Stan Allen is the President of Cherryville Federal Bank consisting of one banking office serving Gaston County.

Description of Conversion

HomeTrust Bank is a federal mutual savings bank that has no stockholders. Pursuant to the terms of HomeTrust Bank’s plan of conversion, HomeTrust Bank will convert from the mutual to the stock form of ownership. As part of the conversion, we are offering for sale in a subscription offering, a community offering and, potentially, a syndicated community offering, shares of common stock of HomeTrust Bancshares. Upon the completion of the conversion and offering, HomeTrust Bank will be a wholly owned subsidiary of HomeTrust Bancshares.

The following diagram depicts our corporate structure after the conversion and offering are completed:

Our Business Operating Strategy and Goals

Our mission is to operate and grow a profitable community bank. After the conversion and stock offering our strategy and goals will be:

•	Improving our asset quality;

•

Continuing to originate residential loans and owner-occupied commercial real estate loans to individuals and businesses in communities served by our branch offices, as well as municipal leases to fire companies located in North and South Carolina;

•	Expanding our presence within our existing and nearby market areas by capturing business opportunities resulting from changes in the competitive environment, including through strategic acquisitions;

•	Emphasizing lower cost core deposits to maintain low funding costs;

•	Improving profitability through disciplined pricing, expense control and balance sheet management while continuing to provide excellent customer service; and

•	Hiring and retaining experienced employees with a customer service focus.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy. A full description of our products and services begins on page 85 of this prospectus under the heading “Business of HomeTrust Bank.”

Reasons for the Conversion and the Stock Offering

Our primary reasons for converting and raising additional capital through the offering are to:

•

support future internal growth through increased lending and growing deposits in the communities we serve or may serve in the future through de novo branches or the acquisition of branches although we have no current understandings or agreements with respect to any such branching activities;

•	improve our capital position during a period of significant regulatory changes and economic uncertainty;

•	provide us with greater operating flexibility and allow us to better compete with other financial institutions;

•

provide us with additional financial resources, including the ability to offer our stock as consideration, to add new community bank partners to our HomeTrust Banking Partnership through future acquisitions of other community banks, including FDIC-assisted transactions, in the Western and Piedmont regions of North Carolina, although we have no current understandings or agreements with respect to any such acquisitions;

•	help us retain and attract competent, caring and highly qualified management through stock-based compensation plans;

•	provide our customers and other members of our communities with the opportunity to acquire our common stock; and

•	structure our business in a form that will enable us to access the capital markets.

In addition, in the stock holding company structure we will have greater flexibility in structuring mergers and acquisitions. Potential sellers often want an acquirer’s stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We have no current arrangements or agreements to acquire other banks, thrifts or financial service companies or branch offices.

The offering will also allow our directors, officers and employees to become shareholders, which we believe will be an additional performance incentive and an effective means of attracting and retaining qualified personnel.

Terms of the Offering

We are offering between 13,600,000 and 18,400,000 shares of common stock to eligible depositors of HomeTrust Bank (including depositors holding accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions), to our employee stock ownership plan, to the extent shares remain available, to natural persons and trusts of natural persons residing in Buncombe, Cleveland, Davidson, Gaston, Haywood, Henderson, Polk, Rockingham and Rutherford counties in the state of North Carolina and thereafter to the general public. The number of shares of common stock to be sold may be increased to up to 21,160,000 as a result of regulatory considerations, demand for our shares, or changes in the market for financial institution stocks. Once submitted, your order is irrevocable unless the offering is terminated or extended or the number of shares to be issued increases to more than 21,160,000 or decreases to less than 13,600,000. We may extend the [expire date] expiration date, without notice to you, until [extension date1]. If the offering is extended beyond [extension date1] or if the offering range is increased or decreased, we will be required to resolicit purchasers before proceeding with the offering. In either of these cases, purchasers will have the right to maintain, change or cancel their orders. If, in the event of resolicitation, we do not receive a written response from a purchaser regarding any resolicitation, the purchaser’s order will be canceled and all funds received will be returned promptly with interest calculated at HomeTrust Bank’s regular savings rate, and deposit account withdrawal authorizations will be canceled. No extension may last longer than 90 days. All extensions, in the aggregate, may not last beyond [extension date2].

The purchase price of each share of common stock to be offered for sale in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

We may also offer for sale to the general public in a syndicated community offering, through a syndicate of selected dealers, shares of our common stock not purchased in the subscription offering or the community offering. We may begin the syndicated community offering at any time following the commencement of the subscription offering. The syndicated community offering will be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.

How We Determined the Offering Range and the $10.00 Price Per Share

The offering range is based on an independent appraisal of the estimated market value of HomeTrust Bancshares assuming the conversion and the offering are completed. Feldman Financial Advisors, Inc., an appraisal firm experienced in appraisals of financial institutions, has estimated that, as of February 21, 2012, this estimated pro forma market value ranged from $136.0 million to a maximum of $184.0 million, with a midpoint of $160.0 million. Based on this valuation, and the $10.00 per share price, the number of shares of common stock being offered for sale by HomeTrust Bancshares will range from 13,600,000 shares to 18,400,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. If the demand for shares or market conditions warrant, the appraisal can be increased by up to 15%. At this adjusted maximum of the offering range, the estimated pro forma market value is $211.6 million and the number of shares of common stock offered for sale will be 21,160,000.

The independent appraisal is based primarily on HomeTrust Bank’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that Feldman Financial Advisors, Inc. considered comparable to HomeTrust Bancshares.

In preparing its appraisal, Feldman Financial Advisors, Inc. considered the information in this prospectus, including our consolidated financial statements. Feldman Financial Advisors, Inc. also considered the following factors, among others:

•	Our historical, present, and projected operating results and financial condition and the economic and demographic characteristics of our primary market areas;

•	A comparative evaluation of the operating and financial statistics of HomeTrust Bank with those of other similarly situated publicly traded companies;

•	The effect of the capital raised in this offering on our net worth and earnings potential; and

•	The trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal peer group consists of the following companies. Total assets are as of December 31, 2011.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (in millions)
BankFinancial Corporation(1)	NASDAQ	Burr Ridge, IL	1,634
Cape Bancorp, Inc.	NASDAQ	Cape May Court House, NJ	1,072
CFS Bancorp, Inc.	NASDAQ	Munster, IN	1,149
Citizens South Banking Corporation	NASDAQ	Gastonia, NC	1,080
First Financial Northwest, Inc.	NASDAQ	Renton, WA	1,059
Fox Chase Bancorp, Inc.	NASDAQ	Hatboro, PA	1,016
NASB Financial, Inc.	NASDAQ	Grandview, MO	1,206
OmniAmerican Bancorp, Inc.	NASDAQ	Fort Worth, TX	1,337
Provident Financial Holdings, Inc.	NASDAQ	Riverside, CA	1,299
Pulaski Financial Corp.	NASDAQ	Saint Louis, MO	1,332

(1)	Data as of September 30, 2011.

The independent appraisal does not indicate actual market value. Do not assume or expect that the estimated pro forma market value as indicated above means that, after the offering, the shares of our common stock will trade at or above the $10.00 purchase price. Furthermore, the pricing ratios presented above were utilized by Feldman Financial Advisors, Inc. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s book value and the ratio of the offering price to the issuer’s core income for the past twelve months. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Core earnings has been defined as net earnings after taxes, plus non-recurring expenses and minus non-recurring income, adjusted for taxes in each case. The following table presents a summary of selected pricing ratios for the peer group companies and HomeTrust Bancshares (on a pro forma basis). The pricing ratios are based on book value, core earnings and other information as of and for the twelve months ended December 31, 2011, stock price information as of February 21, 2012, as reflected in Feldman Financial Advisors, Inc.’s appraisal report, dated February 21, 2012, and the number of shares outstanding as described in “Pro Forma Data.” Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 26.2% on a price-to-book value basis, and a discount of 28.6% on a price-to-tangible book value basis. We reported negative earnings for the twelve months ended December 31, 2011, as did three of the ten peer group companies. Thus, comparisons to peer group ratios related to earnings are not meaningful (NM).

	Price-to-core earnings multiple(1)	Price-to-book value ratio	Price-to-tangible book value ratio
HomeTrust Bancshares (on a pro forma basis, assuming completion of the conversion)
Minimum	NM	47.3%	47.4%
Midpoint	NM	51.8%	51.9%
Maximum	NM	55.8%	55.8%
Adjusted Maximum	NM	59.7%	59.7%
Valuation of peer group companies, as of February 21, 2012
Average	30.4x	75.6%	78.2%
Median	26.8x	76.6%	77.5%

(1)	Information is derived from the Feldman Financial Advisors, Inc. appraisal report and is based upon estimated core earnings for the twelve months ended December 31, 2011. These ratios are different from the ratios in “Pro Forma Data.”

Our board of directors, in reviewing and approving the independent appraisal, considered the range of price-to-core earnings multiples, the range of price-to-book value and price-to-tangible book value ratios at the different ranges of shares of common stock to be sold in the offering. In approving the independent appraisal, the board of directors concluded that these ranges represented the appropriate balance of the various approaches to establishing our estimated valuation range, and the number of shares of common stock to be sold, in comparison to the peer group institutions.

Feldman Financial Advisors, Inc. will reconfirm the independent appraisal prior to the completion of the conversion. If the appraised value decreases below $136.0 million or increases above $211.6 million, subscribers may be resolicited with the approval of the OCC and be given the opportunity to confirm, change or cancel their orders. See “—Possible Change in the Offering Range.” For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering - Stock Pricing and Number of Shares to be Issued.”

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price performance information for all standard mutual-to-stock conversions completed between January 1, 2010 and February 21, 2012. As part of its appraisal of our pro forma market value, Feldman Financial Advisors, Inc. considered the after-market performance of these mutual-to-stock conversion offerings. None of these companies were included in the peer group of 10 publicly traded companies utilized by Feldman Financial Advisors, Inc. in performing its valuation analysis.

				Percentage Price Increase (Decrease) From Initial Trading Date
Company Name and Ticker Symbol	Date of Offering	Exchange	Gross Offering Proceeds	After 1 Day	After 1 Week	After 1 Month	Through February 21, 2012
			(In Millions)
Wellesley Bancorp, Inc.	01/26/12	NASDAQ	$22.5	20.0%	20.9%	N/A %	29.5%
West End Indiana Bancshares, Inc.	01/11/12	OTCBB	13.6	12.6	12.5	20.0	15.2
Carroll Bancorp, Inc.	10/13/11	OTCBB	3.6	0.4	(2.5)	4.0	2.1
ASB Bancorp, Inc.	10/12/11	NASDAQ	55.8	16.4	14.0	15.5	18.3
BSB Bancorp, Inc.	10/05/11	NASDAQ	89.9	3.1	2.1	3.2	13.5
Poage Bankshares, Inc.	09/13/11	NASDAQ	33.7	11.3	12.0	9.5	14.9
IF Bancorp, Inc.	07/08/11	NASDAQ	45.0	16.7	15.6	10.0	13.8
State Investors Bancorp, Inc.	07/07/11	NASDAQ	29.1	18.5	17.5	16.0	13.5
First Connecticut Bancorp, Inc.	06/30/11	NASDAQ	171.9	10.8	10.9	11.1	32.2
Franklin Financial Corporation	04/28/11	NASDAQ	138.9	19.7	18.5	19.6	30.2
Sunshine Financial, Inc.	04/06/11	OTCBB	12.3	12.5	13.5	15.0	(5.0)
Fraternity Community Bancorp, Inc.	04/01/11	OTCBB	15.9	12.6	11.7	10.0	(14.9)
Anchor Bancorp	01/26/11	NASDAQ	25.5	—	—	4.5	(8.3)
Wolverine Bancorp, Inc.	01/20/11	NASDAQ	25.1	24.5	20.0	35.0	53.0
SP Bancorp, Inc.	11/01/10	NASDAQ	17.3	(6.0)	(6.2)	(9.9)	2.3
Madison Bancorp, Inc.	10/07/10	OTCBB	6.1	—	—	—	(20.0)
Standard Financial Corp.	10/07/10	NASDAQ	34.8	19.0	18.5	29.5	57.5
Century Next Financial Corporation	10/01/10	OTCBB	10.6	—	15.0	10.0	30.0
United-American Savings Bank	08/06/10	OTCBB	3.0	—	(5.0)	5.0	31.0
Peoples Federal Bancshares, Inc.	07/07/10	NASDAQ	66.1	4.0	7.5	4.2	54.7
Fairmount Bancorp, Inc.	06/03/10	OTCBB	4.4	—	5.0	10.0	41.0
Harvard Illinois Bancorp, Inc.	04/09/10	OTCBB	7.8	—	—	(1.0)	(8.5)
OBA Financial Services, Inc.	01/22/10	NASDAQ	46.3	3.9	1.5	3.0	42.0
OmniAmerican Bancorp, Inc.	01/21/10	NASDAQ	119.0	18.5	14.0	9.9	79.5
Versailles Financial Corporation	01/11/10	OTCBB	4.3	—	—	—	2.0
Athens Bancshares Corporation	01/07/10	NASDAQ	26.8	16.0	15.0	10.6	39.0
Average			39.6	9.0	8.9	9.8	21.5
Median			25.3	11.1	11.9	10.0	16.8

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The historical stock price information is not intended to predict how our shares of common stock may perform following the offering. Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market areas. The companies listed in the table above may not be similar to HomeTrust Bancshares, the pricing ratios for their stock offerings may be different from the pricing ratios for HomeTrust Bancshares and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for many mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page     .

How We Will Use the Proceeds Raised From the Sale of Common Stock

Assuming we sell 16,000,000 shares of common stock in the stock offering, and we have net proceeds of $154.0 million, we intend to distribute the net proceeds as follows:

•	$77.0 million (50.0% of the net proceeds) will be invested in HomeTrust Bank;

•	$8.0 million (5.2% of the net proceeds) will be loaned by HomeTrust Bancshares to the employee stock ownership plan to fund its purchase of our shares of common stock; and

•	$69.0 million (44.8% of the net proceeds) will be retained by HomeTrust Bancshares.

In addition to funding the loan to the employee stock ownership plan to purchase shares of common stock in the offering, we may use the funds that we retain for investments in securities, to pay cash dividends, to repurchase shares of common stock, to finance the acquisition of financial institutions or businesses related to banking, although we currently have no definitive plans or commitments regarding potential acquisitions, and for other general corporate purposes. HomeTrust Bank may use the proceeds it receives to support increased lending and other products and services. In particular, HomeTrust Bank intends to increase its loan originations of one- to four-family and owner-occupied commercial real estate mortgage loans and municipal leases as the economy strengthens. The net proceeds retained also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices. We have no current arrangements or agreements with respect to any such acquisitions. Initially, a substantial portion of the net proceeds will be invested in short-term investments and mortgage-backed securities consistent with our investment policy.

Please see “How We Intend to Use the Proceeds” for more information on the proposed use of the proceeds from the offering.

We May Pay a Cash Dividend in the Future

Following the offering, our board of directors will consider adopting a policy of paying cash dividends. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. In addition, HomeTrust Bank has been separately notified that HomeTrust Bank may not pay cash dividends to HomeTrust Bancshares without prior approval from the OCC. Although HomeTrust Bancshares is retaining a significant amount of the net proceeds of this offering, this could limit funds available to HomeTrust Bancshares to pay cash dividends to stockholders in the future. See “Risk Factors- HomeTrust Bank is subject to an Individual Minimum Capital Requirement with the OCC and may not take certain actions without OCC approval” and See “Our Policy Regarding Dividends.”

Proposed Stock Purchases by Officers and Directors

We have received non-binding indications of interest from our directors and senior officers, together with their associates, that they intend to subscribe for 500,500 shares of common stock in the offering, or 3.7% of the shares to be sold at the minimum of the offering range. The purchase price paid by our directors and executive officers for their shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. See “Proposed Purchases by Management” for more information on the proposed purchases of our shares of common stock by our directors and executive officers.

Benefits to Management from the Offering

Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan which will acquire 5% of the total number of shares of common stock that we sell in the offering. The employee stock ownership plan will borrow the funds to purchase these shares from HomeTrust Bancshares which will fund the loan from net proceeds of the offering. This loan will accrue interest at a fixed rate of interest. The interest rate will be the long term applicable federal rate in effect at the time the loan is funded. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan, subject to regulatory approval to the extent required. The employee stock ownership plan will provide a retirement benefit to all employees eligible to participate in the plan. If we receive orders from eligible account holders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 5% of the total number of shares of common stock sold in the offering. This would reduce the number of shares available for allocation to eligible account holders. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering.

Equity Incentive Plans. We also intend to implement one or more equity incentive plans. Shareholder approval of these plans will be required, and the equity incentive plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable OCC regulations. If adopted within 12 months following the completion of the conversion, the equity incentive plan will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock sold in the offering for key employees and directors. If the equity incentive plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt equity incentive plans encompassing more than 14% of our shares of common stock. We have not yet determined whether we will present these plans for shareholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion, and we have not yet determined the number of shares that would be reserved for issuance under these plans. In addition, HomeTrust Bank has been recently notified that it must obtain prior regulatory approval before entering into any new contractual arrangement relating to compensation or benefits with any director or senior executive officer. As a result, our equity incentive plans may require regulatory approval, regardless of when adopted, if this requirement is still in effect at the time of adoption. See “Risk Factors- HomeTrust Bank is subject to an Individual Minimum Capital Requirement with the OCC and may not take certain actions without OCC approval.”

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more equity incentive plans if such plans reserve a number of shares of common stock equal to not more than 4% and 10% of the shares sold in the offering for restricted stock awards and stock options, respectively. The table shows the dilution to shareholders if all of these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees.

	Number of Shares to be Granted or Purchased					Value of Grants(1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued(2)	Dilution Resulting From Issuance of Shares for Stock Benefit Plans(3)		At Minimum of Offering Range	At Adjusted Maximum of Offering Range
						(Dollars in thousands)
Employee stock ownership plan	680,000	1,058,000	5.00%	N/A	%	$6,800	$10,580
Restricted stock awards	544,000	846,400	4.00	3.85		5,440	8,464
Stock options	1,360,000	2,116,000	10.00	9.09		4,760	7,406

Total	2,584,000	4,020,400	19.00%	12.28%		$17,000	$26,450

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.50 per option using the Black-Scholes option pricing model, based upon assumptions described in “Pro Forma Data.” The actual expense of stock options granted under an equity incentive plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes option pricing model.
(2)	The equity incentive plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee ownership because these shares are assumed to be purchased in the offering.

The following table presents the total value of all restricted shares to be available for award and issuance under the equity incentive plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share. The value of the restricted stock awards will be based on the price of HomeTrust Bancshares’ common stock at the time those shares are granted, which, subject to shareholder approval, cannot occur until at least six months after the offering is completed.

Share Price	544,000 Shares Awarded at Minimum of Range	640,000 Shares Awarded at Midpoint of Range	736,000 Shares Awarded at Maximum of Range	846,400 Shares Awarded at Adjusted Maximum of Range
	(In thousands, except per share amounts)
$8.00	$4,352	$5,120	$5,888	$6,771
10.00	5,440	6,400	7,360	8,464
12.00	6,528	7,680	8,832	10,157
14.00	7,616	8,960	10,304	11,850

The following table presents the total estimated value of the options to be available for grant under the equity incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $14.00 per share. The grant-date fair value of the options granted under the equity incentive plan will be based in part on the price of HomeTrust Bancshares’ common stock at the time the options are granted, which, subject to shareholder approval, cannot occur until at least six months after the offering is completed. The value also will depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model (utilizing the assumptions noted above).

Market/ Exercise Price	Grant-Date Fair Value Per Option	1,360,000 Options at Minimum of Range	1,600,000 Options at Midpoint of Range	1,840,000 Options at Maximum of Range	2,116,000 Options at Adjusted Maximum of Range
	(In thousands, except per share amounts)
$8.00	$2.80	$3,808	$4,480	$5,152	$5,925
10.00	3.50	4,760	5,600	6,440	7,406
12.00	4.20	5,712	6,720	7,728	8,887
14.00	4.90	6,664	7,840	9,016	10,368

Employment Agreements. We have employment agreements with our chief executive officer and our president and chief operating officer and intend to enter into new employment agreements with these executive officers and with three additional executive officers, upon completion of the conversion. For a further discussion of benefits to management, see “Management.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased in the offering is 25.

The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 150,000 shares ($1,500,000). If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed 250,000 shares ($2,500,000) of common stock:

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

Subject to OCC approval, we may increase or decrease the purchase and ownership limitations at any time. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, this limitation may be further increased to 9.99%, provided that orders for HomeTrust Bancshares common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

See the detailed description of purchase limitations and definitions of “acting in concert” and “associate” in “The Conversion and Offering - Additional Limitations on Common Stock Purchases.”

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 13,600,000 shares of common stock in the subscription offering, community offering and/or syndicated community offering, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase and ownership limitations; and/or

•

seek regulatory approval to extend the offering beyond [extension date1], provided that any such extension will require us to resolicit subscriptions received in the subscription offering and community offering.

If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large purchasers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. Alternatively, we may terminate the offering, return funds with interest and cancel deposit account withdrawal authorizations.

Possible Change in the Offering Range

Feldman Financial Advisors, Inc. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, Feldman Financial Advisors, Inc. determines that our pro forma market value has increased, we may sell up to 21,160,000 shares in the offering without further notice to you. If our pro forma market value at that time is either below $136.0 million or above $211.6 million, then, after consulting with the OCC, we may:

•	terminate the stock offering and promptly return all funds;

•	set a new offering range; or

•	take such other actions as may be permitted by the OCC and the Securities and Exchange Commission (“SEC”).

If we set a new offering range, we will notify you and subscribers will have the right to maintain, change or cancel their orders. If we do not receive a written response from a subscriber regarding any resolicitation, the subscriber’s order will be canceled and all funds received will be returned promptly with interest, and deposit account withdrawal authorizations will be canceled.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of HomeTrust that is being called to vote upon the conversion, and at any time after member approval with the approval of the OCC. If we terminate the offering, we will promptly return your funds with interest at our regular savings rate and we will cancel deposit account withdrawal authorizations.

Conditions to Completion of the Conversion

The OCC has conditionally approved the plan of conversion; however, this approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

We cannot complete the conversion unless:

•

The plan of conversion is approved by at least a majority of votes eligible to be cast by members of HomeTrust Bank, including all of its partner banks, as of [record date] at a special meeting of members to consider and vote upon the plan of conversion which has been set for [meeting date];

•	We sell at least the minimum number of shares of common stock offered; and

•	We receive the final approval of the OCC to complete the conversion and offering; however, this approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

Market for HomeTrust Bancshares Common Stock

We have received conditional approval to list the common stock of HomeTrust Bancshares for trading on the Nasdaq Global Market under the symbol “HTBI.” Keefe, Bruyette & Woods, Inc. currently intends to become a market maker in the common stock, but it is under no obligation to do so. In addition, if needed, Keefe, Bruyette & Woods, Inc. will assist us in obtaining additional market makers after the offering, see “Market for Common Stock.” After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

Tax Consequences of the Conversion and Stock Offering

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to HomeTrust Bank, HomeTrust Bancshares or persons eligible to subscribe in the subscription offering. The position stated above with respect to no tax consequences arising from the issuance or receipt of subscription rights is based upon an opinion by counsel or a tax advisor that subscription rights do not have any ascertainable value at the time of receipt and is supported by the letter of Feldman Financial Advisors, Inc. to the effect that the subscription rights have no value at the time of receipt or exercise. See “The Conversion and Offering – Material Tax Consequences.”

Persons Who May Order Shares of Common Stock in the Offering

Subscription rights to purchase shares of common stock in the subscription offering have been granted in the following descending order of priority:

(1)	First, to depositors with accounts at HomeTrust Bank (including accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions) with aggregate balances of at least $50.00 at the close of business on November 30, 2010.

(2)	Second, to our employee stock ownership plan which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase up to 5% of the shares of common stock sold in the offering.

(3)	Third, to depositors with accounts at HomeTrust Bank (including accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions) with aggregate balances of at least $50.00 at the close of business on March 31, 2012.

(4)	Fourth, to depositors with accounts at HomeTrust Bank (including accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions) at the close of business on , 2012 and to borrowers of HomeTrust Bank (including borrowers at any of our banking divisions) as of June 11, 1996, whose borrowings remain outstanding as of , 2012.

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons and trusts of natural persons residing in Buncombe, Cleveland, Davidson, Gaston, Haywood, Henderson, Polk, Rockingham and Rutherford Counties, North Carolina. The community offering will begin simultaneously with the subscription offering.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering in accordance with the plan of conversion. A detailed description of share allocation procedures can be found in the section of this prospectus entitled “The Conversion and Offering.”

In addition, any shares of our common stock not purchased in the subscription offering or community offering are expected to be offered for sale to the general public in a syndicated community offering through a syndicate of selected dealers. We may begin the syndicated community offering at any time following the commencement of the subscription offering. The syndicated community offering will be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. See “The Conversion and Offering - Syndicated Community Offering.”

How You May Purchase Shares of Common Stock

In the subscription and community offerings, you may pay for your shares only by:

(1)	personal check, bank check or money order made payable directly to “HomeTrust Bancshares, Inc.”; or

(2)	authorizing us to withdraw funds from the HomeTrust Bank deposit accounts (including accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions) designated on the stock order form.

HomeTrust Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. You may not designate withdrawal from accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Additionally, you may not use a HomeTrust Bank line of credit check or any type of third party check or wire transfer to pay for shares of common stock. Please do not submit cash.

You may purchase shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to “HomeTrust Bancshares, Inc.” or authorization to withdraw funds from one or more of your HomeTrust Bank deposit accounts (including accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions), provided that we receive the stock order form before 12:00 noon, Eastern Time, on [expire date], which is the end of the subscription and community offering period. Checks and money orders received prior to the completion of the subscription and community offering will be immediately deposited in a segregated account with HomeTrust Bank upon receipt. We will pay interest calculated at HomeTrust Bank’s regular savings rate from the date funds are processed until completion of the conversion, at which time a subscriber will be issued a check for interest earned. On your stock order form, you may not authorize direct withdrawal from a HomeTrust Bank retirement account. If you wish to use funds in an individual or other retirement account to purchase shares of our common stock, please see “- Using Retirement Account Funds to Purchase Shares” below.

Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current regular savings rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts at HomeTrust Bank must be available in the accounts at the time the stock order is received. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you during the offering period. Funds will not be withdrawn from an account until the completion of the conversion and offering and will earn interest within the account at the applicable deposit account rate until that time.

We are not required to accept copies or facsimiles of stock order forms. By signing the stock order form, you are acknowledging both the receipt of this prospectus and that the shares of common stock are not federally insured deposits or savings accounts or otherwise guaranteed by HomeTrust Bancshares, HomeTrust Bank or the federal or any state governments.

Submitting Your Order in the Subscription and Community Offerings

You may submit your stock order form by mail using the stock order reply envelope provided, by overnight courier to the indicated address on the stock order form, or by hand delivery to our Stock Information Center, which is located at our downtown Asheville office at 10 Woodfin Street, Asheville, North Carolina 28801. Stock order forms also may be hand delivered to HomeTrust Bank’s banking offices including all banking offices of Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond [extension date1], or the number of shares of common stock to be sold is increased to more than 21,160,000 shares or decreased to fewer than 13,600,000 shares.

Deadline for Orders of Common Stock in the Subscription or Community Offerings

If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by us no later than 12:00 noon, Eastern Time, on [expire date].

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, Eastern Time, on [expire date], whether or not we have been able to locate each person entitled to subscription rights.

To ensure that each person receives a prospectus at least 48 hours prior to the expiration date of the subscription and community offering in accordance with federal law, no prospectus will be mailed any later than five days prior to the offering expiration date or hand-delivered any later than two days prior to the offering expiration date.

Using Retirement Account Funds to Purchase Shares

Persons interested in purchasing common stock using funds currently in an individual retirement account (“IRA”) or any other retirement account, whether held through HomeTrust Bank or its partner banks or elsewhere, should contact our Stock Information Center for guidance. Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the [expire date] offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institution where the funds are currently held. Additionally, if such funds are not currently held in a self-directed retirement account, then before placing your stock order, you will need to establish an account with an independent trustee or custodian, such as a brokerage firm. The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold retirement account funds. An annual administrative fee may be payable to the new trustee or custodian. Assistance on how to transfer such retirement accounts can be obtained from the Stock Information Center.

If you wish to use some or all of your funds that are currently held in a HomeTrust Bank IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock. Rather, before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following completion of the conversion and offering. It is possible that, until certificates for the common stock are delivered, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

You May Not Sell or Transfer Your Subscription Rights

OCC regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When registering your stock purchase on the stock order form, you must register the stock in the same name as appearing on the account. You should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, in the event of an oversubscription.

Restrictions on the Acquisition of HomeTrust Bancshares

Provisions of the articles of incorporation and bylaws of HomeTrust Bancshares and federal banking regulations may make it more difficult for companies or persons to acquire control of HomeTrust Bancshares. These provisions include:

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an 80% shareholder vote requirement for certain business combinations not approved by disinterested directors, for amendments to some provisions of the articles of incorporation and for any amendment of the bylaws proposed by shareholders;

•	a limitation on the right to vote more than 10% of the outstanding shares of common stock;

•	the election of directors to staggered terms of three years;

•	provisions requiring advance notice of shareholder proposals and director nominations;

•	a requirement that the calling of a special meeting by shareholders requires the written request of shareholders entitled to vote at least a majority of all votes entitled to vote at the meeting;

•	the absence of cumulative voting by shareholders in the election of directors; and

•	the removal of directors only for cause and by a vote of a majority of the outstanding shares of common stock.

In addition federal regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of HomeTrust Bancshares without the prior approval of the Federal Reserve. For further information, see “Restrictions on Acquisition of HomeTrust Bancshares.”

How You Can Obtain Additional Information — Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our information hotline at (877)                  to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday from 10:00 a.m. to 6:00 p.m., Eastern Time. You may also meet in person with a representative by visiting our stock information center located at our branch office at 10 Woodfin Street, Asheville, North Carolina. The stock information center is open weekdays during the offering, except for bank holidays, on Mondays from 12:00 noon to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m., and on Fridays from 9:00 a.m. to 12:00 noon, Eastern Time.

Important Risks in Owning HomeTrust Bancshares’ Common Stock

Before you decide to purchase stock, you should read the “Risk Factors” section immediately following this summary.

RISK FACTORS

You should consider these risk factors, in addition to the other information in this prospectus, in deciding whether to make an investment in HomeTrust Bancshares stock.

Risks Related to Our Business

Changes in economic conditions, particularly a further economic slowdown in the Western and Piedmont regions of North Carolina, could hurt our business.

Our business is directly affected by market conditions, trends in industries located in our market areas and financial, legislative and regulatory changes, and changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control. In 2008, the housing and real estate sectors experienced an economic slowdown that has continued. Further deterioration in economic conditions, particularly within our primary market areas within Western North Carolina and the Piedmont region, could result in the following consequences, among others, any of which could materially hurt our business:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline;

•	collateral for our loans may decline in value, in turn reducing a customer’s borrowing power and reducing the value of collateral securing our loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Deterioration in the housing real estate market has resulted in and may continue to result in increased loan-to-value ratios on a significant portion of our one- to four-family loans and home equity lines of credit, which exposes us to greater risk of loss.

Economic deterioration throughout 2008 and weakness in the economy since then has been accompanied by continued stress in the housing markets, including declines in home prices. These declines in the housing market, with falling home prices and increasing foreclosures, compounded with weakness in the economy, have resulted in significant increases in our non-performing assets, provision for loan losses and net charge-offs. See “—Our provision for loan losses and net loan charge-offs have increased significantly in recent years and we may be required to make further increases in our provision for loan losses and to charge-off additional loans in the future, which could adversely affect our results of operations.” According to the Department of Labor, the average unemployment rate in the Asheville metropolitan area in 2011 was 8.1%, a decrease from 8.6% and 8.8% in 2010 and 2009, respectively, and an increase from 4.9% for 2008. There have been indications over the past year that the U.S. job market, including the job market in our market areas, is improving. Based on information from the North Carolina Association of Realtors, the average home price in the Asheville metropolitan area in 2011 was $216,000, an 8% decrease from 2010 and a 22% decrease from 2008. The average home price in the Triad metropolitan area (which includes Davidson and Rockingham counties) in 2011 was $146,000, a 5% decrease from 2010 and a 15% decrease from 2008. While there were continued indications throughout the past year that the U.S. economy is stabilizing and may be improving, if housing market conditions continue to deteriorate, they may lead to additional valuation adjustments on our loan portfolios and real estate owned as we continue to reassess the market value of our loan portfolio, the loss severities of loans in default, and the net realizable value of real estate owned.

Many of our one- to four-family loans and home equity lines of credit are secured by liens on mortgage properties in which the borrowers have little or no equity because of these declines in home values in our market areas. Residential loans with high combined loan-to-value ratios will be more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, they may be unable to repay their loans in full from the sale. Further, the majority of our home equity lines of credit consist of second mortgage loans. For those home equity lines secured by a second mortgage, it is unlikely that we will be successful in recovering all or a portion of our loan proceeds in the event of default unless we are prepared to repay the first mortgage loan and such repayment and the costs associated with a foreclosure are justified by the value of the property. For these reasons, we may experience higher rates of delinquencies, defaults and losses.

Our non-owner-occupied real estate loans may expose us to increased credit risk.

At December 31, 2011, $108.8 million, or 17.3% of our one-to four-family loans and 8.5% of our total loan portfolio, consisted of loans secured by non-owner-occupied residential properties. Loans secured by non-owner-occupied properties generally expose a lender to greater risk of non-payment and loss than loans secured by owner-occupied properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner-occupied properties is often below that of owner-occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties. Furthermore, some of our non-owner-occupied residential loan borrowers have more than one loan outstanding with HomeTrust Bank which may expose us to a greater risk of loss compared to an adverse development with respect to an owner-occupied residential mortgage loan.

Our construction and development loans and construction and land/lot loans have a higher risk of loss than residential or commercial real estate loans.

At December 31, 2011, construction and land/lot loans in our retail consumer loan portfolio was $60.5 million or 4.7% of our total loan portfolio. At that date, construction and development loans in our commercial loan portfolio totaled $57.3 million or 4.5% of our total loan portfolio. Construction and development lending includes the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project. If the estimate of construction cost proves to be inaccurate, we may advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, we may be confronted at, or prior to, the maturity of the loan with a project the value of which is insufficient to assure full repayment. In addition, speculative construction loans to a builder are for homes that are not pre-sold, and thus pose a greater potential risk to us than construction loans to individuals on their personal residences. Loans on land under development or held for future construction as well as lot loans made to individuals for the future construction of a residence also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral. These risks can be significantly impacted by supply and demand conditions. As a result, this type of lending often involves the disbursement of substantial funds with repayment dependent on the success of the ultimate project and the ability of the borrower to sell the property, rather than the ability of the borrower or guarantor to independently repay principal and interest. While our origination of construction and development loans has decreased significantly in the last three years, we continue to have significant levels of construction and development loan balances. Most of our construction loans are for the construction of single family residences. Reflecting the current slowdown in the residential market, the secondary market for construction and development loans is depressed, so we have less opportunity to mitigate our credit risk by selling part or all of our interest in these loans. If we foreclose on a construction and development loan, our holding period for the collateral typically may be longer than we have historically experienced because there are fewer potential purchasers of the collateral. The decline in the number of potential purchasers has contributed to the decline in the value of these loans. Accordingly, charge-offs on construction and development loans have recently been and may continue to be larger than those incurred by other segments of our loan portfolio. At December 31, 2011, $9.2 million of our construction and development loans were for speculative construction loans. Also at December 31, 2011, $3.8 million or 6.3%, and $24.0 million, or 42.0%, of our total construction and land/lot loans and construction and development loans, respectively, were non-performing.

Our commercial real estate loans involve higher principal amounts than other loans and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

At December 31, 2011, commercial real estate loans were $249.3 million, or 19.4% of our total loan portfolio. These loans typically involve higher principal amounts than other types of loans. Repayment is dependent upon income being generated from the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions. Commercial real estate loans may expose us to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate. In addition, many of our commercial real estate loans are not fully amortizing and contain large balloon payments upon maturity. Balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment.

Repayment of our municipal leases is dependent on the fire department receiving tax revenues from the county/municipality.

At December 31, 2011, municipal leases were $121.0 million or 9.4% of our total loan portfolio. We offer ground and equipment lease financing to fire departments located throughout North Carolina and, to a lesser extent, South Carolina. Repayment of our municipal leases is often dependent on the tax revenues collected by the county/municipality on behalf of the fire department. Although a municipal lease does not constitute a general obligation of the county/municipality for which the county/municipality’s taxing power is pledged, a municipal lease is ordinarily backed by the county/municipality’s covenant to budget for, appropriate and pay the tax revenues to the fire department. However, certain municipal leases contain “non-appropriation” clauses which provide that the municipality has no obligation to make lease or installment purchase payments in future years unless money is appropriated for that purpose on a yearly basis. In the case of a “non-appropriation” lease, our ability to recover under the lease in the event of non-appropriation or default will be limited solely to the repossession of the leased property, without recourse to the general credit of the lessee, and disposition or releasing of the property might prove difficult. At December 31, 2011, $4.1 million of our municipal leases contained a non-appropriation clause.

Our provision for loan losses and net loan charge-offs have increased significantly in recent years and we may be required to make further increases in our provision for loan losses and to charge-off additional loans in the future, which could adversely affect our results of operations.

For the six months ended December 31, 2011, we recorded a provision for loan losses of $9.1 million, as compared to $15.1 million for the six months ended December 31, 2010. For the years ended June 30, 2011 and 2010, we recorded a provision for loan losses of $42.8 million and $38.6 million, respectively, compared to $15.0 million for the year ended June 30, 2009. We also recorded net loan charge-offs of $22.5 million for the six months ended December 31, 2011, compared to $17.2 million for the six months ended December 31, 2010. For the years ended June 30, 2011 and 2010, we recorded net loan charge-offs of $34.4 million and $21.9 million, respectively, compared to $3.6 million for the year ended June 30, 2009. We are still experiencing elevated levels of loan delinquencies and credit losses. Slower sales, excess inventory and declining prices in the housing market have been the primary causes of the increase in delinquencies and foreclosures in our loan portfolio, particularly for construction and development loans which, including related REO, represented $25.1 million or 28.0% of our non-performing assets at December 31, 2011. At December 31, 2011, our total non-performing assets had increased to $89.5 million compared to $62.3 million at June 30, 2011, primarily as a result of our reclassifying $25.7 million of impaired loans still accruing interest to non-accruing loans during the six months ended December 31, 2011, pursuant to regulatory guidance. See “Business of HomeTrust Bank – Asset Quality.” If current weak conditions in the housing and real estate markets continue, we expect that we will continue to experience further delinquencies and credit losses. As a result, we may be required to make further increases in our provision for loan losses and to charge off additional loans in the future, which could materially adversely affect our financial condition and results of operations.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business and each loan carries a certain risk that it will not be repaid in accordance with its terms, or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;

•	the duration of the loan;

•	the character and creditworthiness of a particular borrower; and

•	changes in economic and industry conditions.

We maintain an allowance for loan losses, which we believe is an appropriate reserve to provide for probable losses in our loan portfolio. The allowance is funded by provisions for loan losses charged to expense. The amount of this allowance is determined by our management through periodic reviews and consideration of several factors, including, but not limited to:

•	our general reserve, based on our historical default and loss experience, certain macroeconomic factors, and management’s expectations of future events;

•	our specific reserve, based on our evaluation of non-performing loans and their underlying collateral; and

•	an unallocated reserve to provide for other credit losses inherent in our portfolio that may not have been contemplated in the other loss factors.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses we will need additional provisions to replenish the allowance for loan losses. Any additional provisions will result in a decrease in net income and possibly capital, and may have a material adverse effect on our financial condition and results of operations.

If our nonperforming assets increase, our earnings will be adversely affected.

At December 31, 2011, June 30, 2011 and June 30, 2010, our nonperforming assets (which consist of non-accruing loans, real estate owned and other foreclosed assets (“REO”)) were $89.5 million, $62.3 million and $63.6 million, respectively, or 5.7%, 3.8% and 3.9% of total assets, respectively. Our nonperforming assets adversely affect our net income in various ways:

•	we record interest income only on a cash basis for nonaccrual loans and any nonperforming investment securities; and do not record interest income for REO;

•	we must provide for probable loan losses through a current period charge to the provision for loan losses;

•

non-interest expense increases when we write down the value of properties in our REO portfolio to reflect changing market values or recognize other-than-temporary impairment (“OTTI”) on nonperforming investment securities;

•	there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to our REO; and

•	the resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations.

We have also classified $16.2 million in loans as performing troubled debt restructurings at December 31, 2011. See “Business of HomeTrust Bank – Asset Quality.”

If our REO is not properly valued or sufficiently reserved to cover actual losses, or if we are required to increase our valuation reserves, our earnings could be reduced.

We obtain updated valuations in the form of appraisals and broker price opinions when a loan has been foreclosed and the property taken in as REO and at certain other times during the asset’s holding period. Our net book value (“NBV”) in the loan at the time of foreclosure and thereafter is compared to the updated market value of the foreclosed property less estimated selling costs (fair value). A charge-off is recorded for any excess in the asset’s NBV over its fair value. If our valuation process is incorrect, or if property values decline, the fair value of our REO may not be sufficient to recover our carrying value in such assets, resulting in the need for additional charge-offs. Significant charge-offs to our REO could have a material adverse effect on our financial condition and results of operations.

In addition, bank regulators periodically review our REO and may require us to recognize further charge-offs. Any increase in our charge-offs may have a material adverse effect on our financial condition and results of operations.

Impairment of our investment securities or deferred tax assets could require charges to earnings, which could result in a negative impact on our results of operations.

In assessing the impairment of investment securities, we consider the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuers, whether the decline in market value was affected by macroeconomic conditions and whether we have the intent to sell the security or will be required to sell the security before its anticipated recovery. In fiscal 2009, we incurred charges to recognize the OTTI of available-for-sale investments related to our investment in a mutual fund. There can be no assurance that future declines in market value of our investment securities will not result in OTTI of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

Deferred tax assets are only recognized to the extent it is more likely than not they will be realized. Should our management determine it is not more likely than not that the deferred tax assets will be realized, a valuation allowance with a charge to earnings would be reflected in the period. At December 31, 2011, our net deferred tax asset was $48.6 million, all of which was disallowed for regulatory capital purposes. Based on the levels of taxable income in prior years and management’s expectation of profitability in the current year and future years, management has determined that no additional valuation allowance was required at December 31, 2011. If we are required in the future to take an additional valuation allowance with respect to our deferred tax asset, our financial condition, results of operations and regulatory capital levels would be negatively affected.

Decreased volumes and lower gains on sales of mortgage loans sold could adversely impact our non-interest income.

We originate and sell one- to four-family mortgage loans. Our mortgage banking income is a significant portion of our non-interest income. We generate gains on the sale of one- to four-family mortgage loans pursuant to programs currently offered by investors other than governmental sponsored entities such as Fannie Mae or Freddie Mac. These investors account for a substantial portion of the secondary market in residential mortgage loans. Any future changes in their programs, our eligibility to participate in such programs, the criteria for loans to be accepted or laws that significantly affect the activity of such investors could, in turn, materially adversely affect our results of operations. Further, in a rising or higher interest rate environment, our originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors. This would result in a decrease in mortgage banking revenues and a corresponding decrease in non-interest income.

We are subject to interest rate risk.

Our earnings and cash flows are largely dependent upon our net interest income. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investments and the amount of interest we pay on deposits and borrowings, but these changes could also affect (i) our ability to originate loans and obtain deposits, (ii) the fair value of our financial assets and liabilities and (iii) the average duration of our mortgage-backed securities portfolio and other interest-earning assets. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. As a result of the relatively low interest rate environment, an increasing percentage of our deposits have been comprised of short-term certificates of deposit and other deposits yielding no or a relatively low rate of interest. At December 31, 2011, we had $512.4 million in certificates of deposit that mature within one year and $380.7 million in non-interest bearing checking, savings and money market accounts. We would incur a higher cost of funds to retain these deposits in a rising interest rate environment. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings. In addition, a substantial amount of our residential mortgage loans and home equity lines of credit have adjustable interest rates. As a result, these loans may experience a higher rate of default in a rising interest rate environment.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet. We regularly review interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and our present value equity (“PVE”), which is defined as the net present value of our existing assets and liabilities. At December 31, 2011 our interest rate simulation model indicated that PVE would decline by $1.5 million, $5.2 million and $17.2 million, or 0.7%, 2.2% and 7.4% if there were instantaneous increases in interest rates of 100 basis points, 200 basis points and 300 basis points, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk.”

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans or other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the North Carolina markets in which our loans are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets. Deposit flows, calls of investment securities and wholesale borrowings, and the prepayment of loans and mortgage-related securities are also strongly influenced by such external factors as the direction of interest rates, whether actual or perceived, and competition for deposits and loans in the markets we serve. Furthermore, changes to the FHLB’s underwriting guidelines for wholesale borrowings or lending policies may limit or restrict our ability to borrow, and could therefore have a significant adverse impact on our liquidity. In addition, the need to replace funds in the event of large-scale withdrawals of brokered deposits could require us to pay significantly higher interest rates on retail deposits or other wholesale funding sources, which would have an adverse impact on our net interest income and net income. A decline in available funding could adversely impact our ability to originate loans, invest in securities, meet our expenses, or to fulfill such obligations as repaying our borrowings or meeting deposit withdrawal demands. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity.”

Our strategy of pursuing acquisitions exposes us to financial, execution and operational risks that could adversely affect us.

We are pursuing a strategy of supplementing organic growth by acquiring other financial institutions or their businesses that we believe will help us fulfill our strategic objectives and enhance our earnings. There are risks associated with this strategy, however, including the following:

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We may be exposed to potential asset quality issues or unknown or contingent liabilities of the banks, businesses, assets and liabilities we acquire. If these issues or liabilities exceed our estimates, our results of operations and financial condition may be materially negatively affected;

•	Prices at which future acquisitions can be made may not be acceptable to us;

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Our growth initiatives may require us to recruit experienced personnel to assist in such initiatives. The failure to identify and retain such personnel would place significant limitations on our ability to execute our growth strategy;

•	Our strategic efforts may divert resources or management’s attention from ongoing business operations and may subject us to additional regulatory scrutiny;

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The acquisition of other entities generally requires integration of systems, procedures and personnel of the acquired entity into our company to make the transaction economically successful. This integration process is complicated and time consuming and can also be disruptive to the customers of the acquired business. If the integration process is not conducted successfully and with minimal effect on the acquired business and its customers, we may not realize the anticipated economic benefits of particular acquisitions within the expected time frame, and we may lose customers or employees of the acquired business. We may also experience greater than anticipated customer losses even if the integration process is successful;

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To finance a future acquisition, we may borrow funds, thereby increasing our leverage and diminishing our liquidity, or raise additional capital, which could dilute the interests of our existing shareholders;

•	We have completed two mergers during the past two fiscal years that enhanced our rate of growth. We may not be able to continue to sustain our past rate of growth or to grow at all in the future; and

•

We expect our net income will increase following our acquisitions, however, we also expect our general and administrative expenses and consequently our efficiency rates will also increase. Ultimately, we would expect our efficiency ratio to improve; however, if we are not successful in our integration process, this may not occur, and our acquisitions or branching activities may not be accretive to earnings in the short or long-term.

We may engage in FDIC-assisted transactions, which could present additional risks to our business.

We may have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions. Although these FDIC-assisted transactions typically provide for FDIC assistance to an acquirer to mitigate certain risks, such as sharing exposure to loan losses and providing indemnification against certain liabilities of the failed institution, we are (and would be in future transactions) subject to many of the same risks we would face in acquiring another bank in a negotiated transaction, including risks associated with maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect. In addition, because these acquisitions are structured in a manner that would not allow us the time and access to information normally associated with preparing for and evaluating a negotiated acquisition, we may face additional risks in FDIC-assisted transactions, including additional strain on management resources, management of problem loans, problems related to integration of personnel and operating systems and impact to our capital resources requiring us to raise additional capital. We cannot give assurance that we will be successful in overcoming these risks or any other problems encountered in connection with a FDIC-assisted transaction. Our inability to overcome these risks could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive industry and market areas.

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have been competitive by focusing on our business lines in our market areas and emphasizing the high level of service and responsiveness desired by our customers. We compete for loans, deposits and other financial services with other commercial banks, thrifts, credit unions, brokerage houses, mutual funds, insurance companies and specialized finance companies. Many of our competitors offer products and services which we do not offer, and many have substantially greater resources and lending limits, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, and newer competitors may also be more aggressive in terms of pricing loan and deposit products than we are in order to obtain a share of the market. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured state-chartered banks and national banks and federal savings banks. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services.

Our ability to compete successfully depends on a number of factors including the following:

•	the ability to develop, maintain and build upon long-term customer relationships based on top-quality service, high ethical standards and safe, sound assets;

•	the ability to expand our market position;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	the rate at which we introduce new products and services relative to our competitors;

•	customer satisfaction with our level of service; and

•	industry and general economic trends.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could have a material adverse effect on our financial condition and results of operations. See “Business of HomeTrust Bank- Competition.”

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations, including financial reform legislation recently enacted by Congress that is expected to increase our costs of operations.

HomeTrust Bank is currently subject to extensive examination, supervision and comprehensive regulation by the OCC and, upon completion of the offering, as a bank holding company HomeTrust Bancshares will be subject to examination, supervision and regulation by the Federal Reserve. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on an institution’s operations, reclassify assets, determine the adequacy of an institution’s allowance for loan losses and determine the level of deposit insurance premiums assessed. See “How We Are Regulated.”

Additionally, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the bank regulatory structure and will affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term impact on HomeTrust Bank and HomeTrust Bancshares. For example, a provision of the Dodd-Frank Act eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse impact on our interest expense.

The Dodd-Frank Act also broadens the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, and non-interest-bearing transaction accounts have unlimited deposit insurance through December 31, 2013.

The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments and authorizes the SEC to promulgate rules that would allow stockholders to nominate their own candidate using a company’s proxy materials. The legislation also directs the Federal Reserve to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

The Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Financial institutions such as HomeTrust Bank with $10 billion or less in assets will continue to be examined for compliance with the consumer laws by their primary bank regulators.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks. However, it is expected that at minimum they will increase our operating and compliance costs and could increase our interest expense. Any additional changes in our regulation and oversight, in the form of new laws, rules and regulations, could make compliance more difficult or expensive or otherwise materially adversely affect our business, financial condition or prospects.

HomeTrust Bank is subject to an Individual Minimum Capital Requirement with the OCC and may not take certain actions without OCC approval.

Due to the challenging environment in which we have been operating, we have experienced elevated levels of nonperforming assets, delinquencies and adversely classified assets, as well as net losses from operations in recent periods. As a result, the OCC established in February 2012, an IMCR for HomeTrust Bank, requiring a core or tier 1 capital requirement of 7.5% and a total risk-based capital requirement of 11.5%. At December 31, 2011, HomeTrust Bank’s tier 1 capital and total risk-based capital were at 7.80 % and 11.61%, respectively, which were in excess of the levels required by the IMCR and HomeTrust Bank has remained in compliance with the IMCR from its date of issuance. Assuming completion of this offering at the minimum of the offering range and the contribution to HomeTrust Bank of 50% of the net proceeds of the offering, as of December 31, 2011, HomeTrust Bank’s tier 1 capital and total risk-based capital would have been 11.15% and 16.50%, respectively, significantly in excess of the requirements of the IMCR. In the event we need to ensure compliance with the IMCR in the future, whether or not the offering is consummated, we may need to reduce our asset size while preserving our capital by restricting acquisitions in order to maintain or achieve such compliance.

HomeTrust Bank has also been separately notified that it must submit a capital plan to the OCC for its approval that sets forth the proposed actions and timeline for HomeTrust Bank to maintain and exceed the capital ratios set forth in the IMCR. In April, 2012 HomeTrust Bank submitted this capital plan and has not yet received any response from the OCC. In addition, HomeTrust Bank may not pay cash dividends to HomeTrust Bancshares, without prior approval from the OCC, and must obtain prior regulatory approval before adding any new director or senior executive officer or changing the responsibilities of any current senior executive officer or entering into any new contractual arrangement or renewing or extending any existing arrangement relating to compensation or benefits with any director or senior executive officer, or make any golden parachute payments.

Failure to comply with the terms of the IMCR, could subject us to regulatory enforcement actions as the OCC considers appropriate.

Increases in deposit insurance premiums and special FDIC assessments will negatively impact our earnings.

The Dodd-Frank Act established 1.35% of total insured deposits as the minimum reserve ratio. The FDIC has adopted a plan under which it will meet this ratio by the statutory deadline of September 30, 2020. The Dodd-Frank Act requires the FDIC to offset the effect on institutions with assets less than $10 billion of the increase in the minimum reserve ratio to 1.35% from the former minimum of 1.15%. The FDIC has not announced how it will implement this offset. In addition to the statutory minimum ratio, the FDIC must set a designated reserve ratio or DRR, which may exceed the statutory minimum. The FDIC has set 2.0% as the DRR.

As required by the Dodd-Frank Act, the FDIC has adopted final regulations under which insurance premiums are based on an institution’s total assets minus its tangible equity instead of its deposits. While our FDIC insurance premiums initially may be reduced by these regulations, it is possible that our future insurance premiums will increase under the final regulations.

We are subject to potentially significant litigation and our legal related costs might increase.

We are currently involved in several litigation matters in the ordinary course of business. One matter, originally filed in March, 2012, involves claims of $12.5 million in compensatory damages and a request for additional punitive treble damages resulting from the purported failure of HomeTrust Bank and a third party brokerage firm to discover a Ponzi scheme conducted by a customer holding accounts at each entity. HomeTrust Bank believes that the lawsuit is without merit and intends to defend itself vigorously. Management, after review with its legal counsel, is of the opinion that this litigation should not have a material effect on HomeTrust Bank’s financial position or results of operations, although new developments could result in management modifying its assessment. There can be no assurance that we will successfully defend or resolve this litigation matter. See “Business of HomeTrust Bank-Legal Proceedings.”

We are also subject to a variety of other legal matters that have arisen in the ordinary course of our business. In the current economic environment, our involvement in litigation has increased significantly, primarily as a result of defaulted borrowers asserting claims to defeat or delay foreclosure proceedings. There can be no assurance that our loan workout and other activities will not expose us to additional legal actions, including lender liability or environmental claims. Therefore, we may be exposed to substantial liabilities, which could adversely affect our results of operations and financial condition. Moreover, the expenses of legal proceedings will adversely affect our results of operations until they are resolved.

Our business may be adversely affected by an increasing prevalence of fraud and other financial crimes.

Our loans to businesses and individuals and our deposit relationships and related transactions are subject to exposure to the risk of loss due to fraud and other financial crimes. Nationally, reported incidents of fraud and other financial crimes have increased. We have also experienced an increase in losses due to apparent fraud and other financial crimes. While we have policies and procedures designed to prevent such losses, there can be no assurance that such losses will not occur.

We rely on communications, information, operating and financial control systems technology from third-party service providers, and we may suffer an interruption in those systems.

We rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology, including our internet banking services and data processing systems. Any failure or interruption of these services or systems or breaches in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. The occurrence of any failures or interruptions may require us to identify alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all.

New or changes in existing tax, accounting, and regulatory rules and interpretations could significantly impact strategic initiatives, results of operations, cash flows, and financial condition.

The financial services industry is extensively regulated. Federal and state banking regulations are designed primarily to protect the deposit insurance funds and consumers, not to benefit our shareholders. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Additionally, actions by regulatory agencies or significant litigation against us could require us to devote significant time and resources to defending our business and may lead to penalties that materially affect us. The significant federal and state banking regulations that affect us are described in this prospectus under the heading “How We are Regulated.” These regulations, along with the currently existing tax, accounting, securities, insurance, and monetary laws, regulations, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies, and interpretations are constantly evolving and may change significantly over time.

We may have losses and significant variations in our results.

Net income was $1.1 million for the six months ended December 31, 2011 as compared to a net loss of $14.7 million for the year ended June 30, 2011 and net income of $7.0 million for the year ended June 30, 2010. Without gains from business combinations, our loss in fiscal 2011 would have been greater and we would have had a loss in fiscal 2010. These losses primarily resulted from our high level of nonperforming assets and the resultant increased provision for loan losses and REO related expenses and write-downs. In addition, several other factors affecting our business can cause significant variations in our results of operations. In particular, variations in the volume of our loan originations and sales, the differences between our cost of funds and the average interest rate earned on investments, special FDIC insurance charges, significant changes in real estate valuations and the fair valuation of investment securities portfolio could have a material adverse effect on our results of operations and financial condition.

Our net operating loss carryforwards could be substantially limited or eliminated if we experience an ownership change as defined in the Internal Revenue Code.

As of December 31, 2011 we had approximately $39.7 million of federal operating losses (“NOLs”). Our ability to use our NOLs and other pre-ownership change losses (collectively, “Pre-Change Losses”) to offset future taxable income will be limited, and may be eliminated, if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Although we do not expect that the conversion and offering itself will result in an ownership change, without taking into account the effects or likelihood of future transactions in our common stock, we could be close to the “ownership change” threshold upon completion of the offering.

In general, an ownership change will occur if there is a cumulative increase in our ownership by “5% shareholders” (as defined in the Code) that exceeds 50% over a rolling three-year period. If we experience an ownership change our Pre-Change Losses will be subject to an annual limitation on their use, which is generally equal to the fair market value of our outstanding stock immediately before the ownership change multiplied by the long-term tax-exempt rate, which is currently 3.55% for ownership changes occurring in December 2011. Depending on the size of the annual limitation (which is in part a function of our market capitalization at the time of the ownership change) and the remaining carryforward period for our Pre-Change Losses (U.S. federal net operating losses generally may be carried forward for a period of 20 years), we could realize a permanent loss of some or all of our Pre-Change Losses, which could have a material adverse effect on our results of operations and financial condition.

The determination of an ownership change under Section 382 of the Code is often complex, particularly in our case, because of the absence of precedents involving mutual to stock conversions.

Risks Related to this Offering

The market for stock of financial institutions has been unusually volatile lately and our stock price may decline when trading commences.

If you purchase shares in the offering you might not be able to sell them later at or above the $10.00 purchase price. Publicly traded stock, including stock of financial institutions, has recently experienced substantial market price volatility. In several recent transactions, shares of common stock issued by newly converted savings institutions have traded below the price at which the shares were sold in the offering conducted by those companies.

The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal and may not be indicative of the actual value of HomeTrust Bancshares.

The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of HomeTrust Bancshares and the outlook for the financial institutions industry in our region and in general.

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

HomeTrust Bancshares has never issued stock and, therefore, there is no current trading market for the shares of common stock. While we expect our common stock to be quoted on the Nasdaq Global Market under the symbol “HTBI,” we cannot predict whether an active and liquid trading market for our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. A limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. A limited trading market could also result in a wider spread between the bid and ask price for the stock, meaning the highest price being offered for shares for sale at any particular time may be further from the lowest price being offered by buyers for the stock at that moment than if the stock were more actively traded (the difference between the bid and ask price being the “spread” for the stock). This could make it more difficult to sell a large number of shares at one time and could mean the sale of a large number of shares at one time could depress the market price. See “Market for the Common Stock.”

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 ( the “JOBS Act”). We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important. Further, we are eligible to delay adoption of new or revised accounting standards applicable to public companies and we intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. If we take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC, and will likely require in the same report, a report by our independent auditors on the effectiveness of our internal control over financial reporting. However, as an “emerging growth company” as defined by the recently enacted JOBS Act, our independent auditors will not be required to furnish such an assessment until we no longer qualify as an emerging growth company. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Management and the board of directors have significant discretion over the investment of the offering proceeds and may not be able to achieve acceptable returns on the proceeds from the offering.

The board of directors and management of HomeTrust Bancshares will have discretion in the investment of the capital raised in this offering. We will use a portion of the net proceeds retained to finance the purchase of common stock in the offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to shareholders, repurchase shares of common stock, purchase securities, deposit funds in HomeTrust Bank or other financial institutions, acquire other financial services companies or for other general corporate purposes. HomeTrust Bank may use the proceeds it receives to fund new loans, purchase securities, or for general corporate purposes. We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of these applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds on a long-term basis, and we cannot predict how long we will need to deploy the proceeds effectively. Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting shareholder returns, including earnings per share, return on assets and return on equity.

The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of HomeTrust Bancshares.

Our board of directors and executive officers intend to purchase in the aggregate approximately 3.7% and 2.7% of our common stock at the minimum and maximum of the offering range, respectively. These purchases, together with the purchase by the employee stock ownership plan of 5.0% of the aggregate shares sold in the offering, as well as the potential acquisition of common stock through the proposed equity incentive plan will result in ownership by insiders of HomeTrust Bank in excess of 21.7% of the total shares issued in the offering at the maximum of the offering range. This insider ownership and provisions in our articles of incorporation and bylaws may discourage attempts to acquire HomeTrust Bancshares, pursue a proxy contest for control of HomeTrust Bancshares, assume control of HomeTrust Bancshares by a holder of a large block of common stock, and remove HomeTrust Bancshares’ management, all of which shareholders might think are in their best interests. These provisions include:

•

an 80% shareholder vote requirement for certain business combinations not approved by disinterested directors, for amendments to some provisions of the articles of incorporation and for any amendment of the bylaws by shareholders;

•	a limitation on the right to vote more than 10% of the outstanding shares of common stock;

•	the election of directors to staggered terms of three years;

•	provisions requiring advance notice of shareholder proposals and director nominations;

•	a requirement that the calling of a special meeting by shareholders requires the written request of shareholders entitled to vote at least a majority of all votes entitled to vote at the meeting;

•	the absence of cumulative voting by shareholders in the election of directors; and

•	the removal of directors only for cause and by a vote of a majority of the outstanding shares of common stock.

See “Restrictions on Acquisition of HomeTrust Bancshares and HomeTrust Bank - Anti-takeover Provisions in HomeTrust Bancshares Articles of Incorporation and Bylaws.”

Federal regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of HomeTrust Bank without the prior approval of the OCC. Federal law also restricts acquisitions of control of savings and loan holding companies such as HomeTrust Bancshares. For further information, see “Restrictions on Acquisition of HomeTrust Bancshares.”

In addition, the business corporation law of Maryland, the state where HomeTrust Bancshares is incorporated, provides for certain restrictions on acquisition of HomeTrust Bancshares.

The implementation of an equity incentive plan may dilute your ownership interest.

We intend to adopt one or more equity incentive plans, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the stock offering. These equity incentive plans will be funded through either open market purchases of shares of common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. Although our current intention is to fund these plans with stock repurchases, we may not be able to conduct such repurchases. If we do not repurchase shares of common stock to fund these plans, then shareholders would experience a reduction in their ownership interest, which would total 12.3% in the event newly issued shares are used to fund stock options and awards of shares of common stock under these plans in an amount equal to 10% and 4%, respectively, of the shares issued in the stock offering. In the event we adopt the plan or plans more than one year following the conversion, we may grant shares of common stock and stock options in excess of these amounts and potential dilution could be greater.

The implementation of the equity incentive plan will be subject to shareholder approval. Historically, the overwhelming majority of equity incentive plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by shareholders. In addition, HomeTrust Bank has been recently notified that it must obtain prior regulatory approval before entering into any new contractual arrangement relating to compensation or benefits with any director or senior executive officer. As a result, our equity incentive plans may require regulatory approval, regardless of when adopted, if this requirement is still in effect at the time of adoption. See “—HomeTrust Bank is subject to an Individual Minimum Capital Requirement with the OCC and may not take certain actions without OCC approval.”

See also “—Our equity incentive plans will increase our costs, which will reduce our income,” “Pro Forma Data” and “Management - Benefits to Be Considered Following Completion of the Conversion“ for additional information related the equity incentive plans.

Our equity incentive plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 5% of the total shares of common stock sold in the stock offering, with funds borrowed from HomeTrust Bancshares. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. Assuming the employee stock ownership plan purchases 1,058,000 shares in the offering at the adjusted maximum of the offering range, we will recognize additional annual pre-tax compensation expense of $529,000 over a 20-year period ($264,000 on a pro forma pre-tax basis for the six months ended December 31, 2011), assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt one or more equity incentive plans after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial equity incentive plan may not exceed 4% and 10%, respectively, of our total outstanding shares, if these plans are adopted within 12 months after the completion of the conversion. We may grant shares of common stock and stock options in excess of these amounts provided the equity incentive plan is adopted more than one year following the stock offering. Assuming a $10.00 per option exercise price and an estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis of $3.50 per option granted, with the value amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $1.5 million at the adjusted maximum of the offering range ($741,000 on a pro forma pre-tax basis for the six months ended December 31, 2011). In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under an equity incentive plan would be $1.7 million at the adjusted maximum ($846,000 on a pro forma pre-tax basis for the six months ended December 31, 2011). However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under an equity incentive plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted are repurchased in the open market (rather than issued directly from authorized but unissued shares by HomeTrust Bancshares) and cost the same as the purchase price in the stock offering, the reduction to shareholders’ equity due to the plan would be between $5.4 million at the minimum of the offering range and $8.5 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to shareholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to shareholders’ equity would be less than the range described above. See “—Our equity incentive plans will increase our costs, which will reduce our income,” “Pro Forma Data” and “Management—Benefits to Be Considered Following Completion of the Conversion.”

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. We believe the net proceeds of this offering will be sufficient to permit HomeTrust Bank to maintain regulatory capital compliance for the foreseeable future. Nonetheless, we may at some point need to raise additional capital to support continued growth.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we may not be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we are unable to raise additional capital when required by the Federal Reserve or the OCC, we may be subject to adverse regulatory action. See “How We Are Regulated.”

Our return on equity will be low following the stock offering. A low return on equity may impact the trading price of our common stock negatively.

Net income divided by average shareholders’ equity, known as “return on average equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our annualized return on average equity ratio for the six months ended December 31, 2011 was 1.34% compared to an average return on equity of 0.92% based on trailing twelve-month earnings for all publicly traded, fully converted savings institutions as of December 31, 2011. Based upon our net income for the six months ended December 31, 2011, and our pro forma equity level, our annualized return on equity would be 0.78% and 0.64% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be negatively affected by higher expenses from the costs of being a public company and added expenses associated with our employee stock ownership plan and the equity incentive plans we intend to adopt. Until we can increase our net interest income and noninterest income and leverage the capital raised in the stock offering, we expect our return on equity to remain low, which may reduce the value of our shares of common stock. See “Pro Forma Data” for an illustration of the financial impact of the offering.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•

the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets;

•	changes in general economic conditions, either nationally or in our market areas;

•	changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas;

•	decreases in the secondary market for the sale of loans that we originate;

•

results of examinations of us by the OCC or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•

legislative or regulatory changes that adversely affect our business including the effect of Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules;

•	our ability to attract and retain deposits;

•	increases in premiums for deposit insurance;

•	management’s assumptions in determining the adequacy of the allowance for loan losses;

•	our ability to control operating costs and expenses, especially new costs associated with our operation as a public company;

•	the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

•	difficulties in reducing risks associated with the loans on our balance sheet;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges;

•	computer systems on which we depend could fail or experience a security breach;

•	our ability to retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•

our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

•

changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and

•	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described elsewhere in this prospectus.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus. Such developments could have an adverse impact on our financial position and our results of operations.

Any of the forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus might not occur and you should not put undue reliance on any forward-looking statements.

RECENT DEVELOPMENTS

The Financial Condition Data as of March 31, 2012 and the Operating Data as of March 31, 2012 and for the three and nine months ended March 31, 2012 are unaudited. The Financial Condition Data as of June 30, 2011 is derived from our audited consolidated financial statements. In the opinion of management, however, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the nine months ended March 31, 2012 are not necessarily indicative of the results of operations that may be expected for the entire year. The following information is only a summary and you should read it in conjunction with our financial statements and related notes beginning on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	At March 31,	At June 30,
	2012	2011
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,564,351	$1,637,643
Loans receivable, net(1)	1,221,189	1,276,377
Allowance for loan losses	36,121	50,140
Certificates of deposit in other banks	108,588	118,846
Securities available for sale, at fair value	32,291	59,016
Federal Home Loan Bank stock	7,698	9,630
Deposits	1,251,279	1,264,585
Other borrowings	83,271	145,278
Equity capital	171,002	167,769

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(In thousands)
Selected Operations Data:
Total interest and dividend income	$16,648	$17,554	$51,103	$54,580
Total interest expense	2,741	4,687	9,249	16,071

Net interest income	13,907	12,867	41,854	38,509
Provision for loan losses	4,500	2,500	13,600	17,600

Net interest income after provision for loan losses	9,407	10,367	28,254	20,909

Fees and service charges	786	740	2,222	2,262
Mortgage banking income and fees	1,090	544	2,770	2,781
Gain (loss) on sale of assets	521	(1,612)	(1,467)	(1,468)
Gain from business combination	—	—	—	5,844
Federal Home Loan Bank advance prepayment penalty	—	—	—	—
Other non-interest income	801	362	1,413	3,886

Total non-interest income	3,198	34	4,938	13,305

Total non-interest expense	10,888	10,489	30,545	36,552

Income (loss) before provision (benefit) for income taxes	1,717	(88)	2,647	(2,338)
Provision (benefit) for income taxes	(299)	(730)	(496)	(4,330)

Net income	2,016	642	3,143	1,992

	Three Months Ended		Nine Months Ended
	March 31,(2)		March 31, (2)
	2012	2011	2012	2011
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.52%	0.15%	0.26%	0.16%
Return on equity (ratio of net income to average equity)	4.75	1.40	2.48	1.46
Yield on interest-earning assets(3)	4.85	4.76	4.83	4.86
Rate paid on interest-bearing liabilities	0.86	1.36	0.94	1.54
Interest rate spread information:
Average during period(3)	3.99	3.40	3.89	3.32
End of period(3)	3.73	3.47	3.73	3.47
Net interest margin(3) (4)	4.09	3.55	4.00	3.49
Operating expense to average total assets	2.79	2.53	2.56	2.91
Average interest-earning assets to average interest-bearing liabilities	113.45	112.97	113.45	112.70
Efficiency ratio(5)	63.65	81.30	65.28	71.13
Asset quality ratios:
Non-performing assets to total assets(6)	5.72%	3.88%	5.72%	3.88%
Non-performing loans to total loans(6)	6.12	3.66	6.12	3.66
Total classified assets to total assets	8.59	9.83	8.59	9.83
Allowance for loan losses to non-performing loans(6)(7)	46.84	70.92	46.84	70.92
Allowance for loan losses to total loans	2.87	2.60	2.87	2.60
Capital ratios:
Equity to total assets at end of period	10.93%	11.13%	10.93%	11.13%
Average equity to average assets	10.86	11.10	10.61	10.83
Other data:
Number of full service offices	20	20	20	20
Full-time equivalent employees	293	286	293	286

(1)	Net of allowances for loan losses, loans in process and deferred loan fees.
(2)	Ratios are annualized where appropriate.
(3)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(4)	Net interest income divided by average interest earning assets.
(5)	Total non-interest expense as a percentage of net interest income and total other non-interest income, excluding FHLB advance prepayment penalties and realized gain/loss on securities.
(6)	Non-performing assets include non-performing loans and real estate owned. Non-performing loans consist of non-accruing loans and accruing loans more than 90 days past due. At March 31, 2012, non-accruing loans included $25.7 million of loans reclassified in the quarter ended December 31, 2011 from impaired loans still accruing interest to non-accruing loans pursuant to regulatory guidance. At March 31, 2012, $30.8 million or 40.0% of total non- accruing loans (including the $25.7 million referred to above) were current on their loan payments.
(7)	The decline in the allowance for loan losses during the nine months ended March 31, 2012 occurred primarily as a result of the charge-off of specific reserves, totaling $16.7 million, in accordance with regulatory guidance. The ratio of allowance for loan losses to non-performing loans was reduced during this period by the charge-offs, as well as by the reclassification of impaired loans discussed in note (6) above. See “- Comparison of Results of Operation for the Nine Months Ended March 31, 2012 and 2011” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Results of Operation for the Six Months Ended December 31, 2011 and 2010.”

Management’s Discussion and Analysis of Recent Developments

Comparison of Financial Condition at March 31, 2012 and June 30, 2011

Assets. Total assets decreased $73.3 million to $1.56 billion at March 31, 2012 primarily due to net loans receivable decreasing to $1.22 billion at March 31, 2012 from $1.28 billion at June 30, 2011.

Loans. The decrease in net loans was primarily due to a $32.7 million decrease in commercial construction and development loans and a $22.1 million decrease in commercial real estate loans partially offset by a $13.4 million increase in one- to four-family loans since June 30, 2011. We also continued to reduce our exposure to weaker credits as we aggressively managed problem assets. Most other categories of loans also decreased during the last nine months, as demand for new loans from creditworthy borrowers was weak and utilization of existing credit lines was low despite the modest recovery in the general economy. Total loan originations decreased $26.6 million or 7.7% to $319.7 million during the nine months ended March 31, 2012 compared to $346.3 million during the nine months ended March 31, 2011.

Allowance for loan losses. Our allowance for loan losses at March 31, 2012 was $36.1 million or 2.87% of total loans, compared to $50.1 million or 3.77% of total loans at June 30, 2011. The decline in the allowance for loan losses was due primarily to loan charge-offs. We recorded net charge-offs of $27.6 million for the nine months ended March 31, 2012, compared to $24.5 million for the same period in the prior fiscal year. In accordance with regulatory guidance, during the nine months ended March 31, 2012, we charged-off an additional $16.7 million related to impaired loans for which we previously had recorded specific reserves. As a result, specific reserves included in the allowance for loan losses decreased $15.5 million from $18.2 million at June 30, 2011 to $2.7 million at March 31, 2012. In addition, during the quarter ended December 31, 2011, we reclassified $25.7 million of impaired loans from impaired loans still accruing interest to non-accruing loans pursuant to regulatory guidance. Generally, these loans are paying as agreed, except that liquidation of the underlying collateral has been significantly delayed as compared to the schedule contemplated in our initial underwriting. At March 31, 2012, $30.8 million or 40.0% of total non-accruing loans (including the $25.7 million referred to above) were current on their loan payments. Primarily as a result of this reclassification, non-performing loans increased to $77.1 million at March 31, 2012 from $48.5 million at June 30, 2011. Non-performing loans to total loans increased to 6.12% at March 31, 2012 from 3.64% at June 30, 2011.

Investments. Securities available for sale decreased $26.7 million, to $32.3 million at March 31, 2012 compared to $59.0 million at June 30, 2011, as proceeds from maturities were used to repay FHLB advances.

Deposits. Deposits decreased $13.3 million to $1.25 billion at March 31, 2012, primarily due to a $66.8 million decrease in certificates of deposit, partially offset by a $20.0 million increase in money market accounts and a $24.6 million increase in interest-earning checking accounts.

Borrowings. Borrowings, including FHLB advances and retail repurchase agreements, decreased 42.7% to $83.3 million at March 31, 2012. As a result of scheduled maturities, FHLB advances decreased $64.0 million, to $75.1 million at March 31, 2012 from $139.1 million at June 30, 2011. Other borrowings at March 31, 2012 increased $2.0 million to $8.2 million and consist of retail repurchase agreements that are primarily related to customer cash management accounts.

Equity. Total equity at March 31, 2012 increased to $171.0 million. The increase in equity reflected net income of $3.1 million and a $90,000 increase in accumulated other comprehensive income recognized for the nine months ended March 31, 2012.

Comparison of Results of Operation for the Three Months Ended March 31, 2012 and 2011

General. During the three months ended March 31, 2012, we had net income of $2.0 million as compared to net income of $642,000 for the three months ended March 31, 2011. This increase was primarily due to a $1.0 million increase in net interest income, a $1.2 million gain from the sale of a former branch office building, a $546,000 increase in mortgage banking income, and a reduction of $902,000 in losses and impairments on real estate owned. These increases were partially offset by a $2.0 million increase in the provision for loan losses.

Net Interest Income. Net interest income before provision for loan losses increased by $1.0 million, or 8.1%, to $13.9 million for the three months ended March 31, 2012, compared to $12.9 million for the same three month period during the last fiscal year, as a result of an increase in the net interest margin and despite a decrease in average interest-earning assets. The net interest margin of 4.09% for the three months ended March 31, 2012 was 54 basis points higher than the same period in the prior fiscal year, largely as a result of the effect of a much lower cost of deposits and other borrowings.

Interest Income. Interest income for the three months ended March 31, 2012 was $16.6 million, compared to $17.6 million for the three months ended March 31, 2011, a decrease of $906,000 or 5.2%. The decrease in interest income occurred primarily as a result of the $103.4 million decline in average interest-earning assets partially offset by a nine basis point increase in the yield on average interest-earning assets reflecting the decline in lower yielding investment securities and deposits in other financial institutions. The yield on average interest-earning assets increased to 4.85% for the three months ended March 31, 2012, compared to 4.76% for the same three month period one year earlier. Interest income on loans decreased by $943,000 or 5.5% to $16.2 million for the three months ended March 31, 2012 from $17.1 million for the three months ended March 31, 2011, reflecting the impact of a 10 basis point decrease in the average yield on loans. The decrease in average loan yields reflects the continuing very low level of market interest rates, the maturity or repayment of higher yielding loans, and downward repricing of adjustable rate loans to current market rates. The average yield on loans was 5.32% for the three months ended March 31, 2012, compared to 5.42% for the same three month period one year earlier.

Interest Expense. Interest expense for the three months ended March 31, 2012 was $2.7 million, compared to $4.7 million for the three months ended March 31, 2011, a decrease of $2.0 million, or 41.5%. The decrease in interest expense occurred as a result of a 50 basis point decrease in the average cost of interest-bearing liabilities to 0.86% for the three months ended March 31, 2012, from 1.36% for the same period one year earlier, and a $96.9 million decrease in average interest-bearing liabilities. This decrease reflects repayments upon scheduled maturity and the restructuring of our FHLB advances during the last fiscal year, as well as a managed decline in certificates of deposit as our pricing decreases were designed to allow higher rate certificates of deposit to run off. During fiscal 2011 we restructured our FHLB advances to reduce the interest rate paid on our FHLB advances by refinancing $64.0 million of longer term, higher rate FHLB advances into short-term FHLB advances at current low market interest rates. The longer-term, fixed-rate FHLB advances had an average cost of 4.47%.

Deposit interest expense decreased $899,000, or 27.6%, to $2.4 million for the three months ended March 31, 2012 compared to $3.3 million for the same three month period in the prior fiscal year primarily as a result of a 20 basis point decrease in the cost of certificates of deposit and a $108.9 million decrease in the average balance of certificates of deposit. Average borrowings decreased to $102.4 million for the three months ended March 31, 2012, from $122.3 million for the three months ended March 31, 2011, while the average rate paid on borrowings decreased to 1.52% in the current three month period from 4.70% for the three months ended March 31, 2011 primarily as a result of the refinancing of our FHLB advances during the last fiscal year. While we do not anticipate further significant reductions in market interest rates, we do expect additional modest declines in deposit costs over the near term as maturities of certificates of deposit will present further downward repricing opportunities and competitive pricing has been reduced in response to modest loan demand in the current economic environment.

Provision for Loan Losses. During the three months ended March 31, 2012, the provision for loan losses was $4.5 million, compared to $2.5 million for the three months ended March 31, 2011. The provision for loan losses in the three months ended March 31, 2012 remained significantly elevated in relation to historical loss rates prior to the economic downturn. Our provision for loan losses continues to reflect high levels of delinquencies, non-performing loans and net charge-offs, particularly for speculative commercial construction loans for construction of one- to four-family homes and for acquisition and development of land for residential properties. Non-performing loans decreased slightly to $77.1 million at March 31, 2012 from $78.8 million at December 31, 2011. Delinquent loans declined to $55.8 million at March 31, 2012, from $62.4 million at December 31, 2011.

We recorded net charge-offs of $5.2 million for the three months ended March 31, 2012, compared to $7.3 million for the same period in the prior fiscal year. A comparison of the allowance at March 31, 2012 and 2011 reflects an increase of $1.3 million to $36.1 million at March 31, 2012, from $34.8 million at March 31, 2011. The allowance as a percentage of total loans increased to 2.87% at March 31, 2012, compared to 2.60% at March 31, 2011. The allowance as a percentage of non-performing loans decreased to 46.84% at March 31, 2012, compared to 70.92% at March 31, 2011 due primarily to the reclassification of $25.7 million of loans reclassified from impaired loans still accruing interest to non-accruing loans pursuant to regulatory guidance during the quarter ended December 31, 2011. At March 31, 2012, $30.8 million or 40.0% of total non- accruing loans (including the $25.7 million referred to above) were current on their loan payments.

We believe that the allowance for loan losses as of March 31, 2012 was adequate to absorb the known and inherent risks of loss in the loan portfolio at that date. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, there can be no assurance that such estimates and assumptions will not be proven incorrect in the future, or that the actual amount of future provisions will not exceed the amount of past provisions or that any increased provisions that may be required will not adversely impact our financial condition and results of operations. In addition, the determination of the amount of the allowance for loan losses is subject to review by bank regulators as part of the routine examination process, which may result in the establishment of additional reserves based upon their judgment of information available to them at the time of their examination.

Noninterest Income. Noninterest income was $3.2 million for the three months ended March 31, 2012, compared to $34,000 for the same three month period in the prior fiscal year. Noninterest income for the three months ended March 31, 2012, included a $1.2 million gain from the sale of a former branch office building. In addition, mortgage banking income increased $546,000 for the three months ended March 31, 2012 as loans originated for sale increased to $58.4 million from $20.8 million for the three months ended March 31, 2012 and 2011, respectively. Further, the loss on sale and impairments on real estate owned decreased $902,000 to $710,000 for the three months ended March 31, 2012 from $1.6 million for the three months ended March 31, 2011.

Noninterest Expense. Noninterest expense for the three months ended March 31, 2012 increased $399,000 or 3.8% to $10.9 million compared to $10.5 million for the three months ended March 31, 2011. Salaries and employee benefits expense increased $249,000 or 4.6% to $5.7 million during the three months ended March 31, 2012 compared to $5.4 million for the three months ended March 31, 2011. Salaries and employee benefits expense increased due primarily to additional personnel. In addition, other noninterest expense increased $560,000 to $2.2 million primarily due to additional expenses related to real estate owned. Noninterest expenses as a percentage of average assets increased to 2.79% for the three months ended March 31, 2012, as compared to 2.53% for the same period one year earlier.

Income Taxes. For the three months ended March 31, 2012, we recorded an income tax benefit of $299,000 compared to a benefit of $730,000 for the three months ended March 31, 2011. These benefits are primarily due to the tax-free income received on our municipal leases as well as our significant provision for loan losses which has reduced our earnings before income tax. The reduction in the tax benefit primarily reflects income before the provision for income taxes recorded during the recent period. At March 31, 2012 and June 30, 2011, our deferred tax asset valuation allowance was $2.7 million and $2.5 million, respectively, reducing our net deferred tax asset to $48.9 million and $48.5 million, respectively. Given the positive developments in net income during the three months ended March 31, 2012, management has noted no events that would change the conclusions reached at December 31, 2011 that the recorded deferred tax asset is realizable.

Comparison of Results of Operation for the Nine Months Ended March 31, 2012 and 2011

General. During the nine months ended March 31, 2012, we had net income of $3.1 million as compared to net income of $2.0 million for the nine months ended March 31, 2011. This increase was primarily due to a $3.3 million increase in net interest income, a reduction of $4.0 million in the provision for loan losses and a $6.0 million decrease in noninterest expense partially offset by an $8.4 million decrease in noninterest income and a decrease in the tax benefit of $3.8 million.

Net Interest Income. Net interest income before provision for loan losses increased by $3.4 million, or 8.7%, to $41.9 million for the nine months ended March 31, 2012, compared to $38.5 million for the same nine month period last year, as a result of the increase in the net interest margin and despite a decrease in average interest-earning assets. The net interest margin of 4.00% for the nine months ended March 31, 2012 was 51 basis points higher than the same period in the prior fiscal year, largely as a result of the effect of a much lower cost of deposits and other borrowings.

Interest Income. Interest income for the nine months ended March 31, 2012 was $51.1 million, compared to $54.6 million for the nine month period in the prior fiscal year, a decrease of $3.5 million or 6.4%. The decrease in interest income occurred primarily as a result of the decline in average interest-earning assets. The yield on average interest-earning assets decreased to 4.83% for the nine months ended March 31, 2012, compared to 4.86% for the same nine month period one year earlier. Interest income on loans decreased by $3.0 million or 5.7% to $49.7 million for the nine months ended March 31, 2012 from $52.7 million for the nine months ended March 31, 2011. This reduction reflected the impact of a 24 basis point decrease in the average yield on loans to 5.34% for the nine months ended March 31, 2012, compared to 5.58% for the same nine month period one year earlier.

The combined average balance of investment securities, deposits in other financial institutions, and other interest-earning assets decreased by $68.6 million for the nine months ended March 31, 2012, while the interest and dividend income from those investments decreased by $463,000 compared to the same nine month period in the prior fiscal year.

Interest Expense. Interest expense for the nine months ended March 31, 2012 was $9.2 million, compared to $16.1 million for the nine months ended March 31, 2011, a decrease of $6.9 million, or 42.4%. The decrease in interest expense occurred as a result of a 60 basis point decrease in the average cost of all interest-bearing liabilities to 0.94% for the nine months ended March 31, 2012, from 1.54% for the same period one fiscal year earlier, and an $84.2 million decrease in average interest-bearing liabilities. This decrease reflects the restructuring of our FHLB advances and a managed decline in certificates of deposit as our pricing decreases were designed to allow higher rate certificates of deposit to run off.

Deposit interest expense decreased $3.6 million, or 30.8%, to $8.1 million for the nine months ended March 31, 2012 compared to $11.7 million for the same nine months in the prior fiscal year primarily as a result of a 34 basis point decrease in the cost of certificates of deposit and a $107.9 million decrease in the average balance of certificates of deposit. Average borrowings decreased to $95.7 million for the nine months ended March 31, 2012, from $121.6 million for the nine months ended March 31, 2011, while the average rate paid on borrowings decreased to 1.61% in the current nine month period from 4.81% for the nine months ended March 31, 2011 primarily as a result of the refinancing of our FHLB advances.

Provision for Loan Losses. During the nine months ended March 31, 2012, the provision for loan losses was $13.6 million, compared to $17.6 million for the nine months ended March 31, 2011. The provision for loan losses in the nine months ended March 31, 2012 remained significantly elevated in relation to historical loss rates prior to the economic downturn. Our provision for loan losses continues to reflect high levels of delinquencies, non-performing loans and net charge-offs, particularly for speculative commercial construction loans for construction of one- to four-family homes and for acquisition and development of land for residential properties. We recorded net charge-offs of $27.6 million for the nine months ended March 31, 2012, compared to $24.5 million for the same period in the prior fiscal year. In accordance with regulatory guidance, during the nine months ended March 31, 2012, we charged-off an additional $16.7 million related to impaired loans for which we previously had recorded specific reserves. As a result, specific reserves included in the allowance for loan losses decreased $15.5 million from $18.2 million at June 30, 2011 to $2.7 million at March 31, 2012. Despite the increase in charge-offs, the allowance as a percentage of total loans increased to 2.87% at March 31, 2012, compared to 2.60% at March 31, 2011.

Noninterest Income. Noninterest income was $4.9 million for the nine months ended March 31, 2012, compared to $13.3 million for the same nine month period in the prior fiscal year. Noninterest income for the nine months ended March 31, 2012, included a $1.2 million gain for the sale of a former branch office building. In addition, our loss on sale and impairment of REO properties increased $797,000 as compared to the same period a year earlier. Further, the nine months ended March 31, 2011 included a gain from our acquisition of Cherryville Federal Bank of $5.8 million and a $2.9 million gain from the payoff of a loan participation purchased at a discount which is included in other non-interest income during the nine months ended March 31, 2011.

Noninterest Expense. Noninterest expense for the nine months ended March 31, 2012 decreased $6.1 million or 16.4% to $30.5 million compared to $36.6 million for the nine months ended March 31, 2011. Salaries and employee benefits expense decreased $1.9 million or 10.6% to $16.1 million during the nine months ended March 31, 2012 compared to $18.0 million for the nine months ended March 31, 2011. The nine months ended March 31, 2011 included $2.6 million of non-recurring expenses related to the acquisition of Cherryville Federal Bank. Expenses reflected in other noninterest expense included a $4.5 million loss during the nine months ended March 31, 2011 related to a check kiting scheme by one of our customers, costs incurred related to our no origination cost mortgage loan promotion as well as continued higher costs related to REO. Noninterest expenses as a percentage of average assets decreased to 2.56% for the nine months ended March 31, 2012, as compared to 2.91% for the same period one year earlier.

Income Taxes. For the nine months ended March 31, 2012, we recorded an income tax benefit of $496,000 compared to a benefit of $4.3 million for the nine months ended March 31, 2011. The reduction in the tax benefit primarily reflects income before the provision for income taxes recorded during the recent period.

SELECTED FINANCIAL AND OTHER DATA

The Financial Condition Data as of June 30, 2011 and 2010 and the Operating Data for the years ended June 30, 2011, 2010 and 2009 are derived from the audited financial statements and related notes included elsewhere in the prospectus. The Financial Condition Data as of June 30, 2009, 2008 and 2007 and the Operating Data for the years ended June 30, 2008 and 2007 are derived from audited financial statements, not included in this prospectus. The Financial Condition Data as of December 31, 2011 and the Operating Data for the six months ended December 31, 2011 and 2010 were not audited. In the opinion of management, however, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the six months ended December 31, 2011 are not necessarily indicative of the results of operations that may be expected for the entire year. The following information is only a summary and you should read it in conjunction with our financial statements and related notes beginning on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	At December 31,	At June 30,
	2011	2011	2010	2009	2008	2007
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,578,541	$1,637,643	$1,641,145	$1,470,368	$1,348,413	$1,124,224
Loans receivable, net(1)	1,246,537	1,276,377	1,243,610	1,194,454	1,175,489	958,092
Allowance for loan losses	36,774	50,140	41,713	24,996	13,623	10,372
Certificates of deposit in other banks	109,955	118,846	99,140	106,317	4,786	2,494
Securities available for sale, at fair value	36,991	59,016	36,483	20,508	36,789	40,624
Federal Home Loan Bank stock	7,603	9,630	10,790	10,390	12,496	8,064
Deposits	1,244,913	1,264,585	1,289,549	1,012,926	882,431	803,885
Other borrowings	108,216	145,278	122,199	267,696	274,482	141,939
Equity capital	168,990	167,769	174,815	144,532	141,116	129,481

	Six Months Ended
	December 31,		Years Ended June 30,
	2011	2010	2011	2010	2009	2008	2007
	(In thousands)
Selected Operations Data:
Total interest and dividend income	$34,455	$37,027	$72,087	$71,300	$75,818	$76,148	$62,647
Total interest expense	6,508	11,385	20,529	25,617	33,637	38,994	30,032

Net interest income	27,947	25,642	51,558	45,683	42,181	37,154	32,615
Provision for loan losses	9,100	15,100	42,800	38,600	15,000	3,315	2,130

Net interest income after provision for loan losses	18,847	10,542	8,758	7,083	27,181	33,839	30,485

Fees and service charges	1,367	1,457	2,929	2,986	3,064	3,041	2,706
Mortgage banking income and fees	1,749	2,301	3,211	2,692	4,249	2,558	2,175
Gain (loss) on sale of assets	(1,988)	145	(3,395)	(14)	(2,073)	(1,014)	(72)
Gain from business combination	—	5,844	5,844	17,391	—	—	—
Federal Home Loan Bank advance prepayment penalty	—	—	(3,988)	—	(1,630)	—	—
Other non-interest income	612	3,523	4,382	1,293	1,444	2,213	2,898

Total non-interest income	1,740	13,270	8,983	24,348	5,054	6,798	7,707

Total non-interest expense	19,657	26,063	45,741	41,967	30,013	28,801	25,405

Income (loss) before provision (benefit) for income taxes	930	(2,251)	(28,000)	(10,536)	2,222	11,836	12,787
Provision (benefit) for income taxes	(197)	(3,600)	(13,263)	(17,577)	(1,224)	700	2,190

Net income (loss)	1,127	1,349	(14,737)	7,041	3,446	11,136	10,597

	At or For the Six Months		At or For the
	December 31,(2)		Years Ended June 30,
	2011	2010	2011	2010	2009	2008	2007
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income (loss) to average total assets)	0.14%	0.16%	(0.88)%	0.46%	0.24%	0.91%	1.07%
Return on equity (ratio of net income (loss) to average equity)	1.34	1.51	(8.15)	4.50	2.39	8.23	8.54
Yield on interest-earning assets(3)	4.81	4.91	4.83	5.06	5.78	6.77	7.08
Rate paid on interest-bearing liabilities	0.99	1.62	1.48	1.99	2.79	3.73	3.70
Interest rate spread information:
Average during period(3)	3.82	3.29	3.35	3.07	2.99	3.04	3.38
End of period(3)	3.70	3.48	3.83	3.18	3.38	3.11	3.10
Net interest margin(3) (4)	3.95	3.47	3.52	3.33	3.32	3.45	3.85
Operating expense to average total assets	2.45	3.10	2.74	2.74	2.09	2.34	2.57
Average interest-earning assets to average interest-bearing liabilities	114.03	112.48	113.01	115.06	113.59	116.10	118.37
Efficiency ratio(5)	66.21	67.73	71.36	60.09	59.00	64.28	63.01
Asset quality ratios:
Non-performing assets to total assets(6)	5.67%	4.21%	3.81%	3.87%	2.10%	0.52%	0.36%
Non-performing loans to total loans(6)	6.12	3.74	3.64	3.59	2.25	0.55	0.35
Total classified assets to total assets	8.72	9.58	9.83	9.19	4.00	0.92	0.63
Allowance for loan losses to non-performing loans(6)(7)	46.69	78.47	103.43	90.09	91.04	209.52	307.96
Allowance for loan losses to total loans	2.86	2.94	3.77	3.23	2.04	1.14	1.07
Capital ratios:
Equity to total assets at end of period	10.71%	11.00%	10.24%	10.65%	9.83%	10.47%	11.52%
Average equity to average assets	10.49	10.61	10.82	10.21	10.06	10.99	12.56
Other data:
Number of full service offices	20	20	20	19	16	15	14
Full-time equivalent employees	280	283	286	262	242	237	212

(1)	Net of allowances for loan losses, loans in process and deferred loan fees.
(2)	Ratios are annualized where appropriate.
(3)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(4)	Net interest income divided by average interest earning assets.
(5)	Total non-interest expense as a percentage of net interest income and total other non-interest income, excluding FHLB advance prepayment penalties and realized gain/loss on securities.
(6)	Non-performing assets include non-performing loans and real estate owned. Non-performing loans consist of non-accruing loans and accruing loans more than 90 days past due. At December 31, 2011, non-accruing loans included $25.7 million of loans reclassified in the quarter ended December 31, 2011 from impaired loans still accruing interest to non-accruing loans pursuant to regulatory guidance. At December 31, 2011, $30.1 million or 38.3% of total non- accruing loans (including the $25.7 million referred to above) were current on their loan payments.
(7)	The decline in the allowance for loan losses during the six months ended December 31, 2011 occurred primarily as a result of the charge-off of specific reserves, totaling $15.0 million, in accordance with regulatory guidance. The ratio of allowance for loan losses to non-performing loans was reduced during this period by the charge-offs, as well as by the reclassification of impaired loans discussed in note (6) above. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Results of Operation for the Six Months Ended December 31, 2011 and 2010.”

HOW WE INTEND TO USE THE PROCEEDS

Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the conversion and offering are completed, we presently anticipate that the net proceeds from this offering will be between $130.7 million at the minimum and $177.4 million at the maximum and up to $204.5 million at the adjusted maximum of the offering range.

We intend to use the net proceeds received from the stock offering as follows:

	Minimum		Midpoint		Maximum		Adjusted Maximum
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Retained by HomeTrust Bancshares	$58,525	44.8%	$69,009	44.8%	$79,493	44.8%	$91,682	44.8%
Loan to employee stock ownership plan	6,800	5.2	8,000	5.2	9,200	5.2	10,580	5.2
Investment in HomeTrust Bank	65,325	50.0	77,009	50.0	88,694	50.0	102,263	50.0

Net proceeds from stock offering	$130,650	100.0%	$154,018	100.0%	$177,387	100.0%	$204,525	100.0%

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of HomeTrust Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a larger percentage of shares than we have assumed are sold in the syndicated offering rather than in the subscription and community offerings.

HomeTrust Bancshares May Use the Proceeds it Retains From the Offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering;

•	to pay cash dividends to shareholders;

•	to repurchase shares of our common stock for, among other things, the funding of a new stock-based incentive plan;

•	to invest in securities;

•	to finance the acquisition of financial institutions or businesses related to banking, although we currently have no definitive plans or commitments regarding potential acquisitions; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency mortgage-backed securities, as well as investment-grade debt obligations. Our return on equity may be relatively low until we are able to effectively reinvest the additional capital raised in the offering, which may negatively affect the value of our common stock. See “Risk Factors - Our return on equity will be low following the stock offering. A low return on equity may impact the trading price of our common stock negatively.”

Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except to fund certain shareholder-approved, stock-based plans or, with prior regulatory approval, when extraordinary circumstances exist.

HomeTrust Bank May Use the Net Proceeds it Receives From the Offering:

•

to support internal growth through lending in the communities we currently serve, in particular loan originations of one- to four-family and owner-occupied commercial mortgage loans and municipal leases;

•	to enhance existing products and services, and support the development of new products and services by, for example, investing in technology to support growth and enhanced customer service;

•	to invest in securities;

•

to finance opening new branches or the acquisition of branches from other financial institutions primarily in the Western and Piedmont regions of North Carolina, although we have no current agreements or understandings regarding any specific acquisition transaction;

•

to finance, where opportunities are presented, the acquisition of financial institutions or other financial service companies, including FDIC-assisted transactions, primarily in Western North Carolina and the Piedmont region, although we do not currently have any understandings or agreements regarding any specific acquisition transaction; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency backed mortgage-backed securities, as well as investment-grade debt obligations. The use of proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions and overall market conditions. Our business strategy for the deployment of the net proceeds raised in the offering is discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”

MARKET FOR COMMON STOCK

We have not previously issued common stock, so there is no established market for our common stock. Upon completion of the offering, we anticipate that our common stock will trade on the Nasdaq Global Market under the trading symbol “HTBI.” In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so. Keefe, Bruyette & Woods, Inc. also will assist us, if needed, in obtaining other market makers after the offering. Although we anticipate obtaining at least three market makers for our stock, we cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there may be a limited trading market in the common stock and, therefore, should have the financial ability to withstand a longer-term investment horizon.

OUR POLICY REGARDING DIVIDENDS

Following the offering, our board of directors will consider adopting a policy of paying cash dividends. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. Special cash dividends, stock dividends or returns of capital may be paid in addition to, or in lieu of, regular cash dividends, to the extent permitted by Federal Reserve policy and regulations. We have no intention to initiate any action that constitutes a return of capital (as distinguished from a dividend) to shareholders.

The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. We will also consider the regulatory restrictions that affect the payment of dividends by HomeTrust Bank to us.

Our future payment of dividends will depend, in large part, upon receipt of dividends from HomeTrust Bank. We initially will have no source of income other than dividends from HomeTrust Bank, earnings from the investment of existing capital and proceeds of this offering retained by us, and interest payments on our loan to the employee stock ownership plan. A regulation of the OCC imposes limitations on “capital distributions” by savings institutions. In addition, HomeTrust Bank is required to obtain OCC approval prior to paying a cash dividend to HomeTrust Bancshares. See “Risk Factors- HomeTrust Bank is subject to an Individual Minimum Capital Requirement with the OCC and may not take certain actions without OCC approval.” and “How We Are Regulated - Limitations on Dividends and Other Capital Distributions.”

PRO FORMA DATA

The actual net proceeds from the sale of common stock in the offering cannot be determined until the offering is completed. However, the net proceeds of the offering are currently estimated to be between $130.7 million at the minimum and $177.4 million at the maximum, or up to $204.5 million at the adjusted maximum, in the event the offering range is increased by 15%, based on the following assumptions:

•

50% of all shares of common stock will be sold in the subscription and community offerings, including shares purchased by insiders and the employee stock ownership plan, and the remaining shares of common stock will be sold in the syndicated community offering;

•	500,500 shares of common stock will be purchased by our officers and directors and their associates;

•

the employee stock ownership plan will purchase an amount equal to 5.0% of the shares of common stock sold in the offering, which will be funded internally with a loan from HomeTrust Bancshares. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

•	expenses of the offering, other than the fees to be paid to Keefe, Bruyette & Woods, Inc. are estimated to be $1.7 million;

•

Keefe, Bruyette & Woods, Inc. will receive a fee equal to 0.85% of the aggregate gross proceeds received on all shares of common stock sold in the subscription and community offerings, a fee equal to 4.5% of the aggregate purchase price of all shares of common stock sold in the syndicated community offering. The fee payable to Keefe, Bruyette & Woods, Inc. ranges from 4.25% to 5.0% of the aggregate purchase price of all shares of common stock sold in the syndicated community offering, depending on the size of the syndicated community offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or by our directors, officers and employees and their immediate family members;

•

pro forma earnings have been calculated for the year ended June 30, 2011 and the six months ended December 31, 2011 assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 0.45% and 0.25%, which approximates the yield on a two-year U.S. Treasury bill adjusted to a constant maturity on June 30, 2011 and December 31, 2011, respectively. This approach, rather than an arithmetic average yield on interest-earning assets and the average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the yield on two-year U.S. Government securities is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering;

•

the pro forma after-tax yield on the net proceeds from the offering is assumed to be 0.27% for the year ended June 30, 2011 and 0.15% for the six months ended December 31, 2011 based on a combined federal and state estimated effective tax rate of 39%;

•

no withdrawals are made from HomeTrust Bank’s deposit accounts for the purchase of shares in the offering, although funds may be withdrawn to purchase shares and the amount of deposit funds available for investment will be reduced by the amount of these withdrawals;

•

HomeTrust Bancshares will grant options under the stock-based incentive plan to acquire common stock equal to 10.0% of the shares of common stock outstanding after the offering, and will grant restricted stock awards in an amount equal to 4.0% of such shares. HomeTrust Bancshares will acquire these option and award shares through open market purchases. The estimated fair value of the options, estimated using an application of the Black-Scholes option pricing model, is recognized as an expense over the requisite service period of the options. The expense recorded in the pro forma financial information assumes the retrospective method under U.S. generally accepted accounting principles (“GAAP”); and

•

pro forma shareholders’ equity amounts have been calculated as if the common stock had been sold in the offering on June 30, 2011 and December 31, 2011, respectively and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations.

Pro forma shareholders’ equity represents the difference between the stated amount of HomeTrust Bancshares’ assets and liabilities computed in accordance with GAAP. Shareholders’ equity does not give effect to intangible assets in the event of a liquidation. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The following table presents historical data of HomeTrust Bank’s and HomeTrust Bancshares’ pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the tables and should not be used as a basis for projection of the market value of the common stock following the offering.

	At or for the six months ended December 31, 2011 (Based upon a price of $10.00 per share)
	13,600,000 shares (Minimum of Offering Range)	16,000,000 shares (Midpoint of Offering Range)	18,400,000 shares (Maximum of Offering Range)	21,160,000 shares (Adjusted Maximum of Offering Range)(1)
	(Dollars in thousands, except per share data)
Gross proceeds of offering	$136,000	$160,000	$184,000	$211,600
Less: offering expenses	(5,350)	(5,982)	(6,613)	(7,075)

Estimated net investable proceeds	130,650	154,018	177,387	204,525
Less: common stock acquired by employee stock ownership plan(2)	(6,800)	(8,000)	(9,200)	(10,580)
Less: common stock acquired for restricted stock awards(3)	(5,440)	(6,400)	(7,360)	(8,464)

Estimated net proceeds, as adjusted	$118,410	$139,618	$160,827	$185,481

Pro forma consolidated net income for the six months ended December 31, 2011:
Historical	$1,127	$1,127	$1,127	$1,127
Pro forma income on net proceeds	89	105	121	139
Less: pro forma employee stock ownership plan adjustment(2)	(104)	(122)	(140)	(161)
Less: pro forma restricted stock adjustment(3)	(332)	(390)	(449)	(516)
Less: pro forma stock option adjustment(4)	(430)	(505)	(581)	(668)

Pro forma net income (loss)	$350	$215	$78	$(79)

Pro forma per share consolidated net income for the six months ended December 31, 2011:
Historical	$0.09	$0.07	$0.06	$0.06
Pro forma income on net proceeds	0.01	0.01	0.01	0.01
Less: pro forma employee stock ownership plan adjustment(2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock adjustment(3)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option adjustment(4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.03	$0.01	$0.00	$0.00

Shares used for calculating pro forma net income per share	12,937,000	15,220,000	17,503,000	20,128,450
Offering price as a multiple of annualized pro forma net income per share	166.7x	500.0x	NM	NM
	(table continued on following page)		(Footnotes on page )

	At or for the six months ended December 31, 2011 (Based upon a price of $10.00 per share)
	13,600,000 shares (Minimum of Offering Range)	16,000,000 shares (Midpoint of Offering Range)	18,400,000 shares (Maximum of Offering Range)	21,160,000 shares (Adjusted Maximum of Offering Range)(1)
	(Dollars in thousands, except per share data)
Pro forma consolidated shareholders’ equity at December 31, 2011:
Historical	$168,990	$168,990	$168,990	$168,990
Estimated net proceeds	130,650	154,018	177,387	204,525
Less: common stock acquired by employee stock ownership plan(2)	(6,800)	(8,000)	(9,200)	(10,580)
Less: common stock acquired for restricted stock awards(3)	(5,440)	(6,400)	(7,360)	(8,464)

Pro forma shareholders’ equity	$287,400	$308,608	$329,817	$354,471

Pro forma consolidated shareholders’ equity per share at December 31, 2011:
Historical	$12.42	$10.56	$9.18	$7.99
Estimated net proceeds	9.61	9.63	9.64	9.66
Less: common stock acquired by employee stock ownership plan(2)	(0.50)	(0.50)	(0.50)	(0.50)
Less: common stock acquired for restricted stock awards(3)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma shareholders’ equity per share	$21.13	$19.29	$17.92	$16.75

Shares used for pro forma shareholders’ equity per share	13,600,000	16,000,000	18,400,000	21,160,000
Offering price as a percentage of pro forma shareholders’ equity per share	47.3%	51.8%	55.8%	59.7%
			(Footnotes on page)

	At or for the Year Ended June 30, 2011 (Based upon a price of $10.00 per share)
	13,600,000 shares (Minimum of Offering Range)	16,000,000 shares (Midpoint of Offering Range)	18,400,000 shares (Maximum of Offering Range)	21,160,000 shares (Adjusted Maximum of Offering Range)(1)
	(Dollars in thousands, except per share data)
Gross proceeds of offering	$136,000	$160,000	$184,000	$211,600
Less: offering expenses	(5,350)	(5,982)	(6,613)	(7,075)

Estimated net investable proceeds	130,650	154,018	177,387	204,525
Less: common stock acquired by employee stock ownership plan(2)	(6,800)	(8,000)	(9,200)	(10,580)
Less: common stock acquired for restricted stock awards(3)	(5,440)	(6,400)	(7,360)	(8,464)

Estimated net proceeds, as adjusted	$118,410	$139,618	$160,827	$185,481

Pro forma consolidated net income (loss) for the year ended June 30, 2011:
Historical	$(14,737)	$(14,737)	$(14,737)	$(14,737)
Pro forma income on net proceeds	320	377	434	501
Less: pro forma employee stock ownership plan adjustment(2)	(207)	(244)	(281)	(323)
Less: pro forma restricted stock adjustment(3)	(664)	(781)	(898)	(1,033)
Less: pro forma stock option adjustment(4)	(859)	(1,011)	(1,162)	(1,337)

Pro forma net income (loss)	$(16,147)	$(16,396)	$(16,644)	$(16,929)

Pro forma per share consolidated net income (loss) for the year ended June 30, 2011:
Historical	$(1.14)	$(0.97)	$(0.84)	$(0.73)
Pro forma income on net proceeds	0.02	0.02	0.02	0.02
Less: pro forma employee stock ownership plan adjustment(2)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma restricted stock adjustment(3)	(0.05)	(0.05)	(0.05)	(0.05)
Less: pro forma stock option adjustment(4)	(0.06)	(0.06)	(0.06)	(0.06)

Pro forma net income (loss) per share	$(1.25)	$(1.08)	$(0.95)	$(0.84)

Shares used for calculating pro forma net income (loss) per share	12,954,000	15,240,000	17,526,000	20,154,900

Offering price as a multiple of pro forma net income (loss) per share	NM	NM	NM	NM
	(table continued on following page)		(Footnotes on page)

	At or for the Year Ended June 30, 2011 (Based upon a price of $10.00 per share)
	13,600,000 shares (Minimum of Offering Range)	16,000,000 shares (Midpoint of Offering Range)	18,400,000 shares (Maximum of Offering Range)	21,160,000 shares (Adjusted Maximum of Offering Range)(1)
	(Dollars in thousands, except per share data)
Pro forma consolidated shareholders’ equity at June 30, 2011:
Historical	$167,769	$167,769	$167,769	$167,769
Estimated net proceeds	130,650	154,018	177,387	204,525
Less: common stock acquired by employee stock ownership plan(2)	(6,800)	(8,000)	(9,200)	(10,580)
Less: common stock acquired for restricted stock awards(3)	(5,440)	(6,400)	(7,360)	(8,464)

Pro forma shareholders’ equity	$286,179	$307,387	$328,596	$353,250

Pro forma consolidated shareholders’ equity per share at June 30, 2011:
Historical	$12.33	$10.48	$9.12	$7.93
Estimated net proceeds	9.61	9.63	9.64	9.66
Less: common stock acquired by employee stock ownership plan(2)	(0.50)	(0.50)	(0.50)	(0.50)
Less: common stock acquired for restricted stock awards(3)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma shareholders’ equity per share	$21.04	$19.21	$17.86	$16.69

Shares used for pro forma shareholders’ equity per share	13,600,000	16,000,000	18,400,000	21,160,000
Offering price as a percentage of pro forma shareholders’ equity per share	47.5%	52.1%	56.0%	59.9%
			(Footnotes on following page)

N.M. – Not meaningful.

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for our shares, or changes in the market for financial institution stocks following the commencement of the offering.
(2)	Assumes 5% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from HomeTrust Bancshares. The loan will have a term of 20 years and an interest rate equal to the applicable federal long term rate under the Internal Revenue Code. HomeTrust Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. HomeTrust Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Current accounting guidance requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by HomeTrust Bank; (ii) the fair value of the common stock remains equal to the $10.00 subscription price; and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 39%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that (i) 34,000, 40,000, 46,000 and 52,900 shares were committed to be released during the year ended June 30, 2011 and 17,000, 20,000, 23,000 and 26,450 shares were committed to be released during the six months ended December 31, 2011 at the minimum, midpoint, maximum and the adjusted maximum of the offering range, respectively, and (ii) in accordance with ASC 718, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(3)	If the stock-based incentive plan is approved by HomeTrust Bancshares’ shareholders, HomeTrust Bancshares may purchase an aggregate number of shares of common stock equal to 4.0% of the shares outstanding after the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the offering, although the plan, including the amount awarded under the plan, may remain subject to supervisory restrictions), to be awarded as restricted stock to officers and directors under the equity incentive plan. Shareholder approval of the equity incentive plan and purchases of stock for grant under the plan may not occur earlier than six months after the completion of the offering. The shares may be issued directly by HomeTrust Bancshares or acquired through open market purchases. The funds to be used to purchase the shares to be awarded by the equity incentive plan will be provided by HomeTrust Bancshares. The table assumes that (i) the shares to be awarded under the equity incentive plan are acquired through open market purchases at $10.00 per share, (ii) 20.0% of the amount contributed for restricted stock awards is expensed during the year ended June 30, 2011 and 10% of the amount contributed for restricted stock awards is expensed during the six months ended December 31, 2011 (based on a five-year vesting period), and (iii) the equity incentive plan expense reflects an effective combined federal and state tax rate of 39%. Assuming shareholder approval of the equity incentive plan and that shares of common stock (equal to 4.0% of the shares outstanding after the offering) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 3.85%. The following table shows pro forma net income per share for the six months ended December 31, 2011 and the year ended June 30, 2011 and pro forma shareholders’ equity per share at December 31, 2011 and June 30, 2011, based on the sale of the number of shares indicated, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or for the six months ended December 31, 2011	13,600,000 shares	16,000,000 shares	18,400,000 shares	21,160,000 shares
Pro forma net income per share	$0.03	$0.01	$0.00	$0.00
Pro forma shareholders’ equity per share	$21.13	$19.29	$17.92	$16.75

At or for the Year Ended June 30, 2011	13,600,000 shares	16,000,000 shares	18,400,000 shares	21,160,000 shares
Pro forma net income per share	$(1.25)	$(1.08)	$(0.95)	$(0.84)
Pro forma shareholders’ equity per share	$21.04	$19.21	$17.86	$16.69

(4)	Gives effect to the options we expect to grant under the equity incentive plan, which is expected to be adopted by HomeTrust Bancshares following the offering and presented for shareholder approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire a number of shares equal to 10.0% of the shares outstanding after the offering. In calculating the pro forma effect of the stock options, the pro forma net income assumes that the options granted under the equity incentive plan have a value of $3.50 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0.0%; (iv) expected life of 10 years; (v) expected volatility of 22.61%; and (vi) risk-free interest rate of 1.89%. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the equity incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and shareholders’ equity per share will decrease. This also will have a dilutive effect of up to 9.09% on the ownership interest of persons who purchase common stock in the offering.

CAPITALIZATION

The following table presents the historical deposits, borrowings and consolidated capitalization of HomeTrust Bank at December 31, 2011, and the approximate pro forma consolidated capitalization of HomeTrust Bancshares after giving effect to the conversion and offering, excluding assumed earnings on the net proceeds. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data” based on the sale of the number of shares of common stock indicated below.

		HomeTrust Bancshares – Pro Forma (Based upon a price of $10.00 per share)
	HomeTrust Bank Historical Capitalization	13,600,000 shares (Minimum of Offering Range)	16,000,000 shares (Midpoint of Offering Range)	18,400,000 shares (Maximum of Offering Range)	21,160,000 shares (Adjusted Maximum of Offering Range)
	(Dollars in thousands, except per share data)
Deposits(1)	$1,244,913	$1,244,913	$1,244,913	$1,244,913	$1,244,913
Borrowings	108,216	108,216	108,216	108,216	108,216

Total deposits and borrowed funds	$1,353,129	$1,353,129	$1,353,129	$1,353,129	$1,353,129

Shareholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 60,000,000 shares authorized; shares to be issued as reflected(2)	—	136	160	184	212
Additional paid-in capital(2)	31,367	161,881	185,225	208,570	235,680
Retained earnings	137,537	137,537	137,537	137,537	137,537
Accumulated other comprehensive income	86	86	86	86	86
Less:
Common stock acquired by employee stock ownership plan(3)	—	(6,800)	(8,000)	(9,200)	(10,580)
Common stock to be acquired by the equity incentive plan for restricted stock awards(4)	—	(5,440)	(6,400)	(7,360)	(8,464)

Total shareholders’ equity	$168,990	$287,400	$308,608	$329,817	$354,471

Pro forma shareholders’ equity to assets(1)	10.71%	16.94%	17.96%	18.96%	20.09%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(2)

Reflects the issuance of the shares of common stock to be sold in the offering. Assumes that a number of shares, equal to 4.0% of the shares outstanding after the offering, are purchased in the open market by the equity incentive plan with funding from HomeTrust Bancshares, subsequent to the offering at the purchase price of $10.00 per share. The equity incentive plan is subject to shareholder approval.

(3)

Assumes that a number of shares equal to 5.0% of the shares outstanding after the offering will be acquired by the employee stock ownership plan with funds borrowed from HomeTrust Bancshares. The loan will be repaid principally from HomeTrust Bancshares’ contributions to the employee stock ownership plan. Since HomeTrust Bancshares will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on HomeTrust Bancshares’ consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity.

(4)

Assumes a number of shares of common stock equal to 4.0% of the shares outstanding after the offering will be purchased by the equity incentive plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As HomeTrust Bancshares accrues compensation expense to reflect the vesting of shares pursuant to the equity incentive plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the equity incentive plan will require shareholder approval. The funds to be used by the equity incentive plan to purchase the shares will be provided by HomeTrust Bancshares.

WE EXCEED ALL REGULATORY CAPITAL REQUIREMENTS

At December 31, 2011, HomeTrust Bank exceeded all of its regulatory capital requirements and met or exceeded all OCC capital requirements for a “well-capitalized” institution. The following table sets forth the regulatory capital of HomeTrust Bank at December 31, 2011 and the pro forma regulatory capital of HomeTrust Bank after giving effect to the offering, based on the assumptions underlying the pro forma capital calculations presented below, including the contribution to HomeTrust Bank of 50% of the net proceeds of the offering, and a purchase price of $10.00 per share. See “How We Intend to Use the Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the OCC.

	Actual, at December 31, 2011		13,600,000 Shares (Minimum of Offering Range)		16,000,000 Shares (Midpoint of Offering Range)		18,400,000 Shares (Maximum of Offering Range)		21,160,000 Shares (Adjusted Maximum of Offering Range(1))
	Amount	Percentage of Assets(2)	Amount	Percentage of Assets(2)	Amount	Percentage of Assets(2)	Amount	Percentage of Assets(2)	Amount	Percentage of Assets(2)
	(Dollars in thousands)
GAAP Capital	$168,990	10.71%	$227,515	13.84%	$237,999	14.38%	$248,483	14.90%	$260,672	15.51%
Core or Tier 1 Capital:
Actual or Pro Forma(3)(4)	$119,265	7.80%	$177,790	11.15%	$188,274	11.72%	$198,759	12.29%	$210,948	12.93%
Required(5)	114,668	7.50	119,568	7.50	120,444	7.50	121,320	7.50	122,338	7.50

Excess	$4,597	0.30%	$58,222	3.65%	$67,830	4.22%	$77,439	4.79%	$88,610	5.43%

Tier 1 Risk-Based Capital:
Actual or Pro Forma(3)(4)	$119,265	10.35%	$177,790	15.25%	$188,274	16.12%	$198,759	16.98%	$210,948	17.98%
Required	69,170	6.00	69,954	6.00	70,094	6.00	70,234	6.00	70,397	6.00

Excess	$50,095	4.35%	$107,836	9.25%	$118,180	10.12%	$128,525	10.98%	$140,551	11.98%

Total Risk-Based Capital:
Actual or Pro Forma(3)(4)	$133,894	11.61%	$192,419	16.50%	$202,903	17.37%	$213,388	18.23%	$225,577	19.23%
Required(5)	132,576	11.50	134,078	11.50	134,347	11.50	134,616	11.50	134,928	11.50

Excess	$1,318	0.11%	$58,341	5.00%	$68,556	5.87%	$78,772	6.73%	$90,649	7.73%

Reconciliation of capital infused into HomeTrust Bank:			50.0%		50.0%		50.0%		50.0%
Net proceeds infused			$65,325		$77,009		$88,694		$102,263
Less: Common stock acquired by employee stock ownership plan			(6,800)		(8,000)		(9,200)		(10,580)

Pro forma increase in GAAP and regulatory capital			$58,525		$69,009		$79,494		$91,683

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for the shares, or changes in market or general financial conditions following the commencement of the offering.
(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma capital levels assume that we fund the equity incentive plans with purchases in the open market equal to 4.0% of the shares of common stock sold in the stock offering at a price equal to the price for which the shares of common stock are sold in the stock offering, and that the employee stock ownership plan purchases 5.0% of the shares of common stock sold in the stock offering with funds we lend. Pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans. See “Management” for a discussion of the equity incentive plan and employee stock ownership plan. We may award shares of common stock under one or more equity incentive plans in excess of this amount if the equity incentive plans are adopted more than one year following the stock offering.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.
(5)	HomeTrust Bank received an IMCR which requires HomeTrust Bank to maintain Tier 1 and Total Risk-Based Capital Ratios of 7.5% and 11.5%, respectively, which are in excess of the 5.0% and 10.0%, respectively required to maintain its “well-capitalized” status. See “Risk Factors- HomeTrust Bank is subject to an Individual Minimum Capital Requirement with the OCC and may not take certain actions without OCC approval.” For a discussion of the capital standards generally applicable to HomeTrust Bank, see “How We Are Regulated – Regulatory Capital Requirements.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reviews our consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from our consolidated financial statements and footnotes thereto, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding HomeTrust Bank as provided in this prospectus.

Overview

Our principal business consists of attracting deposits from the general public and investing those funds, along with borrowed funds in loans secured primarily by first and second mortgages on one- to four-family residences, including home equity loans and construction and land/lot loans, commercial real estate loans, construction and development loans, and municipal leases. Municipal leases are secured primarily by a ground lease for a firehouse or an equipment lease for fire trucks and firefighting equipment to fire departments located throughout North and South Carolina. We also purchase investment securities consisting primarily of mortgage-backed securities issued by United States Government agencies and government-sponsored enterprises.

We offer a variety of deposit accounts for individuals, businesses and nonprofit organizations. Deposits are our primary source of funds for our lending and investing activities. We have adopted a plan of conversion, primarily to increase our capital to grow our loan portfolio organically and through acquisitions and to continue to build our franchise.

HomeTrust Bank is significantly affected by prevailing economic conditions as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing time deposits, other investments, account maturities, and the overall level of personal income and savings. Lending activities are influenced by the demand for funds, the number and quality of lenders, and regional economic cycles. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. A secondary source of income is noninterest income, which includes revenue we receive from providing products and services, including service charges on deposit accounts, mortgage banking income and gains and losses from sales of securities.

Our noninterest expenses consist primarily of salaries and employee benefits, expenses for occupancy, marketing and computer services and FDIC deposit insurance premiums. Salaries and benefits consist primarily of the salaries and wages paid to our employees, payroll taxes, expenses for retirement and other employee benefits. Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of lease payments, property taxes, depreciation charges, maintenance and costs of utilities.

Weak economic conditions and ongoing strains in the financial and housing markets which accelerated in 2008 and have generally continued through 2011 have presented an unusually challenging environment for banks and their holding companies, including HomeTrust Bank. This has been particularly evident in our need to provide for credit losses during these periods at significantly higher levels than our historical experience and has also adversely affected our net interest income and other operating revenues and expenses. Our provision for loan losses was significant in all periods and reflects material levels of delinquencies, non-performing loans and net charge-offs, particularly for loans for the construction of one- to four-family homes and for the acquisition and development of land for residential properties. For most of the past three years, housing markets remained weak in many of our primary market areas, resulting in elevated levels of delinquencies and non-performing assets, deterioration in property values, particularly for residential land and building lots, and the need to provide for realized and anticipated losses. As a result of these factors, for the six months ended December 31, 2011 we had net income of $1.1 million and for the year ended June 30, 2011, we had a net loss of $14.7 million.

Due to this challenging environment in which we have been operating, our elevated levels of nonperforming assets, delinquencies and adversely classified assets, as well as net losses from operations, the OCC established in February 2012, the IMCR for HomeTrust Bank, requiring a core or tier 1 capital requirement of 7.5% and a total risk-based capital requirement of 11.5%. At December 31, 2011, HomeTrust Bank’s tier 1 capital and total risk-based capital were at 7.80% and 11.61%, respectively, which were in excess of the levels required by the IMCR and HomeTrust Bank has remained in compliance with the IMCR from its date of issuance. Assuming completion of this offering at the minimum of the offering range and the contribution to HomeTrust Bank of 50% of the net proceeds of the offering, as of December 31, 2011, HomeTrust Bank’s tier 1 capital and total risk-based capital would have been 11.15% and 16.50%, respectively, significantly in excess of the requirements of the IMCR. Accordingly, management has not needed to take any material action to meet the requirements of the IMCR and does not believe that the IMCR or any other regulatory restriction imposed on HomeTrust Bank by the OCC would materially impact its future business prospects. In the event, however, we need to ensure compliance with the IMCR in the future, whether or not the offering is consummated, we may need to reduce our asset size while preserving our capital by restricting acquisitions in order to maintain or achieve such compliance.

Business and Operating Strategy and Goals

Our primary objective is to continue to operate and grow HomeTrust Bank as a well-capitalized, profitable, independent, community banking organization. Our mission is to continue serving individuals, businesses and community organizations in our primary markets in the Western and Piedmont regions of North Carolina through exceptional service. During and after completion of the offering, we will pursue our basic operating strategy and goals, which are listed below. This stock offering is a critical component of our business strategy because of the significant increase it will provide to our capital base. To accomplish our objectives, we will also need to continue building caring relationships with our employees, customers and communities while delivering on our brand promise that “It’s Just Better Here.” We will also need to continue providing our partner banks with the tools necessary to effectively deliver our products and services to customers in order to compete effectively with other financial institutions operating in our market areas.

Improving our asset quality. Our goal is to improve upon our level of nonperforming assets by managing credit risk. As real estate markets have weakened since 2008, we have experienced a significant increase in delinquencies and non-performing assets, primarily in our construction and land development loan portfolio. We have implemented an internal problem loan resolution process that is managed by a group of experienced senior banking officers to focus on early detection and timely solutions. We are focused on actively monitoring and managing all segments of our loan portfolio in order to proactively identify and mitigate risk. We will continue to devote significant efforts and resources to reducing problem assets to levels consistent with our historical experience. We also implemented in fiscal years 2007 through 2009 continuously more stringent underwriting policies and procedures as the economy continued to deteriorate, which included an increased emphasis on a borrower’s ongoing ability to repay a loan by requiring lower debt to income ratios, higher credit scores and lower loan to value ratios than our previous lending policies had required. Our percentage of nonperforming assets to total assets was 5.67%, 3.81% and 3.87% at December 31, 2011, June 30, 2011 and 2010, respectively.

Continuing to originate residential and owner-occupied commercial mortgage loans and municipal leases. Our primary lending focus has been, and will continue to be, on operating as a residential and commercial mortgage lender. We originate both fixed and adjustable-rate residential and commercial mortgage loans. Most of the long term fixed-rate residential mortgage loans that we originate are sold into the secondary market with servicing released, while most of the residential adjustable rate mortgages and fixed rate mortgages with terms to maturity less than 15 years, the commercial mortgages and all of the municipal leases that we originate, are retained in our portfolio. Although our loan originations have declined during recent periods as we focused on our asset quality problems and experienced lower demand for residential and commercial mortgage loans reflecting both the weak housing market and overall weak economic conditions, we intend to continue to emphasize these lending activities while reducing our exposure to construction and land development loans. We have strictly limited the origination of speculative construction, land development and land loans in favor of loans that possess credit profiles presenting lower risk to HomeTrust Bank. We believe the continuing changes in the secondary market as a result of the uncertainty that is surrounding Fannie Mae and Freddie Mac will result in increased opportunities in the coming years to originate high quality residential loans with more attractive pricing for our loan portfolio. With our long experience and expertise in residential lending we believe we can be effective in capturing the opportunities of these market changes in residential lending.

Expanding our presence within our existing and contiguous market areas and by capturing business opportunities resulting from changes in the competitive environment. We believe that the significant changes that are impacting the financial services industry in the current economic environment, including failures and consolidations of community banks, may create opportunities to grow our business. Our increased capital position from this offering will position us to be able to expand our market presence within our existing geographic footprint at the appropriate time. In the past, we have successfully opened de novo branches and integrated five community banks into the HomeTrust Banking Partnership, including the January 31, 2010 addition of Industrial Federal Bank and the October 1, 2010 addition of Cherryville Federal Bank. Going forward, while exercising appropriate discipline, we expect to strengthen our market position by capturing a portion of the market share arising from the expected consolidation of community banks in our market areas, including through FDIC-assisted transactions. We believe that the new regulatory and technology environment, as well as the revenue and growth challenges in banking, will result in many community banks seeking to affiliate with strongly capitalized larger community banks such as HomeTrust Bank. In addition, by delivering high quality, customer-focused products and services, we expect to attract additional borrowers and depositors and thus increase our market share and revenue generation.

Emphasizing lower cost core deposits to manage the funding costs of our loan growth. We offer personal checking, savings and money-market accounts, which generally are lower-cost sources of funds than certificates of deposit and are less sensitive to withdrawal when interest rates fluctuate. To build our core deposit base, over the past several years, we have sought to reduce our dependence on traditional higher cost deposits in favor of stable lower cost demand deposits. We have utilized additional product offerings, technology and a focus on customer service in working toward this goal. In addition, we intend to increase demand deposits by growing business banking relationships. We are pursuing a number of strategies that include sales promotions on savings and checking accounts to encourage the growth of lower cost deposits.

Improving profitability through disciplined pricing, expense control and balance sheet management. We have achieved many milestones over the last five years as we have grown total assets from $926.5 million at June 30, 2006 to $1.58 billion at December 31, 2011. Over that time, we expanded our retail branch network to twenty locations by adding six branches, including two de novo branch openings and four branches through two separate acquisitions, as well as relocating and upgrading six additional branches. We have also focused significant efforts and invested heavily in creating brand awareness, competitive products and a strong and experienced workforce. We believe these initiatives have positioned us well to implement a strategy focused on improving operating efficiency and earnings as we exercise a disciplined approach to product pricing, expense control and balance sheet mix.

Hiring and retaining experienced employees with a customer service focus. We have been successful in attracting and retaining banking professionals with strong community relationships and significant knowledge of our markets, through both individual hires and business combinations, which is central to our business strategy. Exceptional service, local involvement and timely decision-making are integral parts of our business strategy, and we continue to seek additional highly qualified and motivated individuals. We believe that by focusing on experienced bankers who are established in their communities, we enhance our market position and add profitable growth opportunities. Our compensation and incentive systems are aligned with our strategies to grow core deposits and our loan portfolio as the economy improves, while improving asset quality. We have a strong corporate culture based on personal accountability, high ethical standards and significant training opportunities, which is supported by our commitment to career development and promotion from within the organization.

Critical Accounting Policies

Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers. Our accounting policies are discussed in detail in Note 1 of the Notes to Consolidated Financial Statements included in this prospectus.

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, bank regulators, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings.

Business Combinations. We use the acquisition method of accounting for all business combinations. The acquisition method of accounting requires us as acquirer to recognize the fair value of assets acquired and liabilities assumed at the acquisition date as well as recognize goodwill or a gain from a bargain purchase, if appropriate. In addition, we recognize the fair value of the acquired institution’s equity as a separate component to equity capital on the balance sheet as required for business combinations of mutual institutions. Any acquisition-related costs and restructuring costs are recognized as period expenses as incurred. For more information on our most recent Cherryville Federal Bank and Industrial Federal Bank business combinations, see Note 2 of the Notes to Consolidated Financial Statements.

Deferred Tax Assets. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.

Comparison of Financial Condition at December 31, 2011 and June 30, 2011

Assets. Total assets decreased $59.1 million to $1.58 billion at December 31, 2011 from $1.64 billion at June 30, 2011 primarily due to net loans receivable decreasing to $1.25 billion at December 31, 2011 from $1.28 billion at June 30, 2011.

Loans. Although one- to four-family loans increased $18.0 million since June 30, 2011, commercial loans decreased $47.5 million in the aggregate, including a $22.2 million decrease in commercial construction and development loans. Due to continuing weakness in the economy, during the six months ended December 31, 2011, new loan demand was modest and utilization of existing credit lines was low. Although we actively pursue commercial loans, new loan originations other than retail consumer and municipal leases were modest since fiscal year 2009, reflecting the weak economic conditions in our market areas resulting in weak loan demand and a decline in creditworthy borrowers. We also continued to reduce our exposure to weaker credits as we aggressively managed problem assets. Primarily, we continued to reduce our investment in construction and land development loans, as we resolved problem loans and limited new originations of these types of loans. As a result of the much slower pace of new originations and continuing payoffs on existing loans, transfers to REO and charge-offs, commercial loans to finance construction and development, which totaled $57.3 million at December 31, 2011, have decreased by $122.1 million, or 68.1%, since their peak year-end balance of $179.4 million at June 30, 2008. Given the current housing and economic environment, we anticipate that construction and development loan balances will continue to decline for the foreseeable future.

Investments. Securities available for sale decreased $22.0 million, to $37.0 million at December 31, 2011 compared to $59.0 million at June 30, 2011, as proceeds from maturities were used to repay FHLB advances.

Allowance for loan losses. Our allowance for loan losses at December 31, 2011 was $36.8 million or 2.86% of total loans, compared to $50.1 million or 3.77% of total loans at June 30, 2011. The decline in the allowance for loan losses was due primarily to loan charge-offs. We recorded net charge-offs of $22.5 million for the six months ended December 31, 2011, compared to $17.2 million for the same period in the prior fiscal year. In accordance with regulatory guidance, during the six months ended December 31, 2011, we charged-off an additional $15.0 million related to impaired loans for which we previously had recorded specific reserves. As a result, specific reserves included in the allowance for loan losses decreased $13.5 million from $18.2 million at June 30, 2011 to $4.7 million at December 31, 2011. In addition, we reclassified $25.7 million of impaired loans from impaired loans still accruing interest to non-accruing loans pursuant to regulatory guidance. Generally, these loans are paying as agreed, except that liquidation of the underlying collateral has been significantly delayed as compared to the schedule contemplated in our initial underwriting. At December 31, 2011, $30.1 million or 38.3% of total non-accruing loans (including the $25.7 million referred to above) were current on their loan payments. We evaluated the decline in collateral value for each of these loans and recorded no additional reserves related to these loans during the six months ended December 31, 2011. Primarily as a result of this reclassification, non-performing loans increased to $78.8 million at December 31, 2011 from $48.5 million at June 30, 2011. Non-performing loans to total loans increased to 6.12% at December 31, 2011 from 3.64% at June 30, 2011. Impaired loans decreased to $93.3 million at December 31, 2011 from $124.9 million at June 30, 2011. At December 31, 2011, impaired loans, net of charge-offs and specific reserves, represented 63.5% of the original contractual loan balance. See “Business of HomeTrust Bank—Asset Quality-Allowance for Loan Losses.”

Real estate owned. REO decreased $3.1 million, to $10.8 million at December 31, 2011. The total balance of REO included $4.8 million in land, construction and development projects (both residential and commercial), $1.2 million in commercial real estate and $4.8 million in single-family homes at December 31, 2011. During the six months ended December 31, 2011, we transferred $4.9 million of loans into REO, disposed of $6.6 million of properties and recognized a net loss of $2.0 million on sales and valuation adjustments. See “Business of HomeTrust Bank-Asset Quality” for additional information.

Deposits. Deposits remained relatively unchanged, decreasing $19.7 million to $1.24 billion at December 31, 2011 primarily due to a $36.4 million decrease in certificates of deposit offset by an $8.0 million increase in money market accounts and a $7.5 million increase in interest-earning checking accounts. Much of the decrease in deposits reflects management’s pricing decision to allow maturing higher priced retail certificates to run off as part of its efforts to expand core deposits and reduce our cost of funds. We elected to increase lower rate short-term brokered deposits by $20.0 million during the six months ended December 31, 2011 to supplement our repayment of FHLB advances. At December 31, 2011 brokered deposits totaled $48.8 million or approximately 6.9% of our total certificates of deposit. Although we do not expect our brokered deposits to significantly increase, we do expect to continue our practice of accepting brokered deposits when we are able to do so at attractive rates.

Borrowings. Borrowings, including FHLB advances and retail repurchase agreements, decreased 25.5% to $108.2 million at December 31, 2011. As a result of scheduled maturities, FHLB advances decreased $38.0 million, to $101.1 million at December 31, 2011 from $139.1 million at June 30, 2011. Other borrowings at December 31, 2011 increased $940,000 to $7.1 million at December 31, 2011 and consist of retail repurchase agreements that are primarily related to customer cash management accounts.

Equity. Total equity at December 31, 2011 increased to $169.0 million. The increase in equity reflected the impact of the net income of $1.1 million and a $94,000 increase in accumulated other comprehensive income recognized for the six months ended December 31, 2011.

Comparison of Financial Condition at June 30, 2011 and June 30, 2010

General. Total assets remained unchanged at $1.64 billion at both June 30, 2011 and June 30, 2010 which includes our October 2010 acquisition of Cherryville Federal Bank. Interest-bearing deposits decreased $77.1 million to $22.1 million at June 30, 2011 from $99.2 million at June 30, 2010 due to a reduction of funds held at the Federal Reserve Bank. These funds were invested in certificates of deposit in other financial institutions at a higher interest rate as well as utilized to repay maturing FHLB advances. This decrease was partially offset by a $32.8 million increase in net loans receivable during fiscal 2011 to $1.28 billion at June 30, 2011.

Loans. The increase in net loans was primarily due to a $101.1 million increase in one-to four- family residential loans, primarily due to our acquisition of Cherryville Federal Bank. Commercial loans decreased $49.5 million in the aggregate, primarily due to a $47.6 million decrease in construction and development loans. We also continued to reduce our exposure to weaker credits as we aggressively managed problem assets. Most other categories of loans also decreased during the year, as demand for new loans from creditworthy borrowers was weak and utilization of existing credit lines was low despite the modest recovery in the general economy.

Investments. Securities increased to $59.0 million at June 30, 2011 from $36.5 million at June 30, 2010, primarily due to investments received in the acquisition of Cherryville Federal Bank.

Allowance for loan losses. Our allowance for loan losses at June 30, 2011 increased to $50.1 million or 3.77% of total loans, compared to $41.7 million or 3.23% of total loans at June 30, 2010. Specific valuation allowances included in the allowance for loan losses increased $2.4 million from $15.8 million at June 30, 2010 to $18.2 million at June 30, 2011. This increase in the allowance for loan losses was necessary due primarily to loan charge-offs and an increase in impaired loans. Impaired loans increased to $124.9 million at June 30, 2011 from $94.4 million at June 30, 2010. Non-performing loans to total loans increased to 3.64% at June 30, 2011 from 3.59% at June 30, 2010. See “Business of HomeTrust Bank—Asset Quality-Allowance for Loan Losses.”

Real estate owned. REO decreased $3.4 million, to $13.9 million at June 30, 2011 compared to $17.3 million at June 30, 2010. The June 30, 2011 total included $7.4 million in construction and development projects (both residential and commercial), $2.2 million in commercial real estate and $4.3 million in single-family homes at June 30, 2011. During the year ended June 30, 2011, we transferred $13.5 million of loans into REO, disposed of approximately $13.6 million of properties and recognized $3.8 million of charges against current earnings for valuation adjustments related to sold or currently owned properties. Declines in the value of residential real estate, including in particular building lots and land development projects for residential use, had a material adverse impact on the carrying value of REO and our results of operations for the year ended June 30, 2011.

Deposits. Although we received $86.5 million in deposits from our business combination with Cherryville Federal Bank in October 2010, deposits decreased $25.0 million during the fiscal year, or 1.9%, to $1.26 billion at June 30, 2011. Noninterest-bearing deposits increased by $11.2 million, or 29.8%, to $48.5 million from $37.3 million, and interest-bearing transaction and savings accounts increased by $74.5 million, or 18.5%, to $478.4 million at June 30, 2011 from $403.9 million at June 30, 2010. Certificates of deposit decreased $110.6 million, or 13.0%, to $737.7 million at June 30, 2011 from $848.3 million at June 30, 2010. Much of the decrease in deposits reflects management’s pricing decision to allow maturing higher priced retail certificates to run off as part of its efforts to expand core deposits and reduce our cost of funds.

Borrowings. FHLB advances increased $24.0 million, to $139.1 million at June 30, 2011, from $115.1 million at June 30, 2010 as a part of our short-term cash management activities to reduce higher costing certificates of deposit. We restructured our FHLB advances to reduce the interest rate paid on our FHLB advances by refinancing $64.0 million of longer term, higher rate FHLB advances into short-term FHLB advances at current low market interest rates, resulting in a $4.0 million prepayment penalty that we recognized in other noninterest income in fiscal 2011. The longer-term, fixed-rate FHLB advances had an average cost of 4.47% and an average remaining life of 20 months. FHLB advances maturing within one year of June 30, 2011 increased by $88.0 million with an interest rate of 0.15%.

Other borrowings at June 30, 2011 decreased $1.0 million to $6.2 million at June 30, 2011 and consisted of retail repurchase agreements that were primarily related to customer cash management accounts.

Equity. Total equity at June 30, 2011 decreased to $167.8 million. The decrease in equity reflected the impact of the net loss of $14.7 million for fiscal 2011, partially offset by $8.3 million in additional capital recognized from our October 2010 business combination with Cherryville Federal Bank.

Average Balances, Interest and Average Yields/Cost

The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Also presented is the weighted average yield on interest-earning assets, the weighted average rates paid on interest-bearing liabilities and the resultant spread at December 31, 2011. All average balances are daily average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

	At December 31,	Six Months Ended December 31,
	2011	2011			2010
	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	5.12%	$1,318,257	$35,277	5.35%	$1,319,720	$37,347	5.66%
Deposits in other financial institutions	0.93%	133,431	669	1.00%	176,084	728	0.83%
Investment securities	1.45%	42,897	197	0.92%	48,899	523	2.14%
Other	0.80%	8,734	37	0.85%	34,675	153	0.88%

Total interest-earning assets	4.66%	1,503,319	36,180	4.81%	1,579,378	38,751	4.91%

Interest-bearing liabilities:
Money market accounts	0.59%	251,810	791	0.63%	215,734	954	0.88%
Savings accounts	0.50%	75,709	195	0.52%	69,988	274	0.78%
Interest-bearing checking accounts	0.21%	158,949	161	0.20%	143,866	261	0.36%
Certificate accounts	1.24%	739,490	4,592	1.24%	853,301	6,949	1.63%
Borrowings	1.42%	92,423	769	1.66%	121,256	2,947	4.86%

Total interest-bearing liabilities	0.96%	1,318,381	6,508	0.99%	1,404,145	11,385	1.62%

Tax equivalent net interest income			$29,672			$27,366

Tax equivalent interest rate spread	3.70%			3.82%			3.29%
Net earning assets		$184,938			$175,233

Tax equivalent yield on average interest-earning assets	3.81%			3.95%			3.47%
Average interest-earning assets to average interest-bearing liabilities		114.03%			112.48%

(1)	The average loans receivable, net balances include loans held for sale and non-accruing loans.
(2)	Interest income used in the average interest/earned and yield calculation includes the tax equivalent adjustment of $1.7 million, and $1.7 million for the six months ended December 31, 2011 and 2010, respectively, calculated based on a federal tax rate of 34%.

	Years Ended June 30,
	2011			2010			2009
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$1,327,507	$73,429	5.53%	$1,276,466	$70,933	5.56%	$1,237,076	$74,577	6.03%
Deposits in other financial institutions	155,633	1,090	0.70%	158,999	2,435	1.53%	76,368	2,279	2.98%
Investment securities	58,007	923	1.59%	25,927	1,193	4.60%	24,513	1,400	5.71%
Other	24,260	199	0.82%	17,191	297	1.73%	30,191	829	2.75%

Total interest-earning assets	1,565,407	75,641	4.83%	1,478,583	74,858	5.06%	1,368,148	79,085	5.78%

Interest-bearing liabilities:
Money market accounts	228,141	1,852	0.81%	172,703	2,194	1.27%	126,594	2,340	1.85%
Savings accounts	72,353	508	0.70%	55,686	462	0.83%	53,329	654	1.23%
Interest-bearing checking accounts	143,652	457	0.32%	123,745	546	0.44%	105,156	515	0.49%
Certificate accounts	812,329	11,981	1.47%	762,626	16,419	2.15%	601,451	20,491	3.41%
Borrowings	128,746	5,731	4.45%	170,313	5,996	3.52%	317,911	9,637	3.03%

Total interest-bearing liabilities	1,385,221	20,529	1.48%	1,285,073	25,617	1.99%	1,204,441	33,637	2.79%

Tax-equivalent net interest income		$55,112			$49,241			$45,448

Tax equivalent interest rate spread			3.35%			3.07%			2.99%
Net earning assets	$180,186			$193,510			$163,707

Tax equivalent yield on average interest-earning assets			3.52%			3.33%			3.32%
Average interest-earning assets to average interest-bearing liabilities	113.01%			115.06%			113.59%

(1)	The average loans receivable, net balances include loans held for sale and non-accruing loans.
(2)	Interest income used in the average interest/earned and yield calculation includes the tax equivalent adjustment of $3.5 million, $3.6 million, and $3.3 million for fiscal years ended June 30, 2011, 2010, and 2009, respectively, calculated based on a federal tax rate of 34%.

Rate/Volume Analysis

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Six Months Ended December 31,			Years Ended June 30,			Years Ended June 30,
	2011 vs. 2010			2011 vs. 2010			2010 vs. 2009
	Increase/ (decrease) due to		Total increase/	Increase/ (decrease) due to		Total increase/	Increase/ (decrease) due to		Total increase/
	Volume	Rate	(decrease)	Volume	Rate	decrease	Volume	Rate	(decrease)
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(41)	$(2,029)	$(2,070)	$2,836	$(340)	$2,496	$2,375	$(6,019)	$(3,644)
Deposits in other financial institutions	(176)	117	(59)	(52)	(1,293)	(1,345)	2,465	(2,309)	156
Investment securities	(64)	(262)	(326)	1,476	(1,746)	(270)	81	(288)	(207)
Other	(114)	(2)	(116)	122	(220)	(98)	(357)	(175)	(532)

Total interest-earning assets	$(395)	$(2,176)	$(2,571)	$4,382	$(3,599)	$783	$4,564	$(8,791)	$(4,227)

Interest-bearing liabilities:
Money market accounts	$160	$(323)	$(163)	$704	$(1,046)	$(342)	$852	$(998)	$(146)
Savings accounts	22	(101)	(79)	138	(92)	46	29	(222)	(193)
Interest-bearing checking accounts	27	(127)	(100)	88	(177)	(89)	91	(60)	31
Certificate accounts	(927)	(1,430)	(2,357)	1,070	(5,508)	(4,438)	5,491	(9,562)	(4,071)
Borrowings	(701)	(1,477)	(2,178)	(1,463)	1,198	(265)	(4,474)	833	(3,641)

Total interest-bearing liabilities	$(1,419)	$(3,458)	$(4,877)	$537	$(5,625)	$(5,088)	$1,989	$(10,009)	$(8,020)

Net increase in tax equivalent interest income			$2,306			$5,871			$3,793

Comparison of Results of Operation for the Six Months Ended December 31, 2011 and 2010

General. During the six months ended December 31, 2011, we had net income of $1.1 million as compared to net income of $1.3 million for the six months ended December 31, 2010.

Our net income continues to reflect an elevated level of loan loss provisioning compared to our experience prior to the economic downturn. During the six months ended December 31, 2011, however, our net interest margin improved significantly compared to the same period in the prior year, primarily as a result of substantially declining deposit costs over the prior year period. This improvement in our net interest margin has been the most important factor driving our year-over-year increases in net interest income in recent periods. As more fully explained below, our provision for loan losses was $9.1 million for the six months ended December 31, 2011, compared to $15.1 million for the same period in the prior year. Our provision for loan losses continues to reflect high levels of delinquencies, non-performing loans and net charge-offs, particularly for speculative commercial construction loans for construction of one- to four-family homes and for acquisition and development of land for residential properties.

Noninterest income decreased $11.5 million to $1.7 million for the six months ended December 31, 2011 compared to the six months ended December 31, 2010, due to increased loss on sale and impairment of REO properties and a reduction in mortgage banking income. Non-interest income declined primarily due to the $5.8 million gain from our business combination with Cherryville Federal Bank and a $2.9 million gain from the payoff of a loan participation purchased at a discount, which are included in other non-interest income during the six months ended December 31, 2010. Noninterest expenses decreased $6.4 million to $19.7 million for six months ended December 31, 2011 from $26.1 million for the six months ended December 31, 2010, primarily due to decreased compensation costs related to the business combination with Cherryville Federal and a $4.5 million expense recorded in other non-interest expense during the 2010 period related to a check kiting scheme by one of our customers.

Net Interest Income. Net interest income before provision for loan losses increased by $2.3 million, or 9.0%, to $27.9 million for the six months ended December 31, 2011, compared to $25.6 million for the same six month period last year, as a result of the increase in the net interest margin and despite a decrease in average interest-earning assets. The net interest margin of 3.95% for the six months ended December 31, 2011 was 48 basis points higher than the same period in the prior year, largely as a result of the effect of a much lower cost of deposits and other borrowings. Generally, our balance sheet interest rate sensitivity achieves better net interest rate margins in a stable or increasing interest rate environment. However, due to a significant number of loans in the loan portfolio with interest rate floors, net interest income will be negatively impacted in a rising interest rate environment until such time as the current rate exceeds these interest rate floors.

The positive impact to our net interest margin from lower funding costs was partially offset by the adverse effect of continued high levels of nonaccrual loans and other non-performing assets. Although a significant amount of nonaccruing loans were current on their loan payments at December 31, 2011, we only record interest on these loans as cash payments are received. Nonaccruing loans reduced the margin by 23 basis points in the six months ended December 31, 2011 compared to a 17 basis point reduction for the six months ended December 31, 2010. Reflecting a 31 basis point reduction in average loan yields, the yield on earning assets for the six months ended December 31, 2011 decreased by 10 basis points compared to the same period in the prior fiscal year. Importantly, however, funding costs for the same period decreased by 63 basis points compared to a year earlier and more than offset the adverse effect of the lower asset yield. As a result, the net interest spread expanded to 3.82% at December 31, 2011 compared to 3.29% at December 31, 2010.

Interest Income. Interest income for the six months ended December 31, 2011 was $34.5 million, compared to $37.0 million for the six months in the prior year, a decrease of $2.5 million or 6.9%. The decrease in interest income occurred as a result of the decline in the yield earned on interest-

earning assets. The yield on average interest-earning assets decreased to 4.81% for the six months ended December 31, 2011, compared to 4.91% for the same six months one fiscal year earlier. Interest income on loans decreased by $2.0 million or 5.8% to $33.6 million for the six months ended December 31, 2011 from $35.6 million for the six months ended December 31, 2010, reflecting the impact of a 31 basis point decrease in the average yield on loans. The decrease in average loan yields reflects the continuing very low level of market interest rates during the past fiscal year, the maturity or repayment of higher yielding loans, and downward repricing of adjustable rate loans to current market rates. The average yield on loans was 5.35% for the six months ended December 31, 2011, compared to 5.66% for the same six month period one fiscal year earlier.

The combined average balance of investment securities, deposits in other financial institutions, and other interest-earning assets decreased by $74.6 million for the six months ended December 31, 2011, while the interest and dividend income from those investments decreased by $501,000 compared to the same six month period in the prior fiscal year. This decrease was primarily due to the reduction in the average yield on invested securities to 0.92% during the six months ended December 31, 2011 from 2.14% during the same period last year as investments repriced to current lower market interest rates.

Interest Expense. Interest expense for the six months ended December 31, 2011 was $6.5 million, compared to $11.4 million for the six months ended December 31, 2010, a decrease of $4.9 million, or 42.8%. The decrease in interest expense occurred as a result of a 63 basis point decrease in the average cost of all interest-bearing liabilities to 0.99% for the six months ended December 31, 2011, from 1.62% for the same period one fiscal year earlier, and a $85.8 million decrease in average interest-bearing liabilities. This decrease reflects the restructuring of our FHLB advances and a managed decline in certificates of deposit as our pricing decreases were designed to allow higher rate certificates of deposit to run off.

Deposit interest expense decreased $2.7 million, or 32.0%, to $5.7 million for the six months ended December 31, 2011 compared to $8.4 million for the same six months in the prior fiscal year primarily as a result of a 39 basis point decrease in the cost of certificates of deposit and a $113.8 million decrease in the average balance of certificates of deposit. Average borrowings decreased to $92.4 million for the six months ended December 31, 2011, from $121.3 million for the six months ended December 31, 2010, while the average rate paid on borrowings decreased to 1.66% in the current six month period from 4.86% for the six months ended December 31, 2010 primarily as a result of the refinancing of our FHLB advances. While we do not anticipate further significant reductions in market interest rates, we do expect additional modest declines in deposit costs over the near term as maturities of certificates of deposit will present further downward repricing opportunities and competitive pricing has been reduced in response to modest loan demand in the current economic environment.

Average FHLB advances decreased to $86.0 million for the six months ended December 31, 2011, compared to $115.7 million for the same six months one fiscal year earlier. The average rate paid on FHLB advances for the six months ended December 31, 2011 decreased by 330 basis points to 1.76%, compared to 5.06% during the same six months in the prior fiscal year as a result of the restructuring of our FHLB advances. As a result, the interest expense on FHLB advances decreased to $769,000 for the six months ended December 31, 2011 from $2.9 million during the same six month period a year earlier. Other borrowings consist of retail repurchase agreements with customers, secured by certain investment securities. The average balance of retail repurchase agreements increased $841,000 to $6.4 million during the six months ended December 31, 2011 from $5.6 million during the same period a year earlier, while the average rate on these retail repurchase agreements decreased to 0.39% from 0.76% a year earlier.

Provision for Loan Losses. We establish an allowance for loan losses by charging amounts to the loan provision at a level required to reflect estimated credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers, among other factors, historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral, prevailing economic conditions and current risk factors specifically related to each loan type. See “—Critical Accounting Policies – Allowance for Loan Loss” for a description of the manner in which the provision for loan losses is established.

During the six months ended December 31, 2011, the provision for loan losses was $9.1 million, compared to $15.1 million for the six months ended December 31, 2010. The provision for loan losses reflects the amount required to maintain the allowance for losses at an appropriate level based upon management’s evaluation of the adequacy of general and specific loss reserves, trends in delinquencies and net charge-offs and current economic conditions.

The provision for loan losses in the six months ended December 31, 2011 remained significantly elevated in relation to historical loss rates prior to the economic downturn. The provision for loan losses at December 31, 2011 primarily reflected material levels of delinquent and non-performing construction and development loans for one- to four-family properties, additional declines in property values and continuing high levels of net charge-offs. It also reflects our continued concerns that the significant number of distressed sellers in the market and additional expected lender foreclosures may further disrupt certain housing markets and adversely affect home prices and the demand for building lots. These concerns have remained elevated over the past three years as price declines for housing and related lot and land markets have occurred. Aside from housing-related construction and development loans, non-performing loans generally reflect unique operating difficulties for the individual borrower; however, the weak pace of general economic activity has also become a significant contributing factor to more recent late-cycle defaults in other non-housing-related segments of the portfolio which also factored into our provision calculation. The recent recession caused our market areas to experience a decline in tourism and a reduced influx of retirees from other parts of the country. In addition, the recent recession has also resulted in increased job losses in the manufacturing services sector. Our commercial loans, in particular construction and development loans, exposed us to losses as the economy worsened. The adverse effects of the weak economy, although delayed in impacting our market areas, has resulted in higher net charge-offs and nonperforming loans since fiscal 2009, as businesses and developers in our market areas were adversely effected and second home buyers defaulted on their mortgages at a higher than historical rate.

We recorded net charge-offs of $22.5 million for the six months ended December 31, 2011, compared to $17.2 million for the same period in the prior fiscal year. In accordance with regulatory guidance, during the six months ended December 31, 2011, we charged-off an additional $15.0 million related to impaired loans for which we previously had recorded specific reserves. As a result, specific reserves included in the allowance for loan losses decreased $13.5 million from $18.2 million at June 30, 2011 to $4.7 million at December 31, 2011. In addition, we reclassified $25.7 million of impaired loans from impaired loans still accruing interest to non-accruing loans pursuant to regulatory guidance. Generally, these loans are paying as agreed, except that liquidation of the underlying collateral has been significantly delayed as compared to the schedule contemplated in our initial underwriting. At December 31, 2011, $30.1 million or 38.3% of total non-accruing loans (including the $25.7 million referred to above) were current on their loan payments. We evaluated the decline in collateral value for each of these loans and recorded no additional reserves related to these loans during the six months ended December 31, 2011. Primarily as a result of this reclassification, non-performing loans increased by $30.3 million during the six months ended December 31, 2011 to $78.8 million at December 31, 2011. A comparison of the allowance at December 31, 2011 and 2010 reflects a decrease of $2.8 million to $36.8 million at December 31, 2011, from $39.6 million at December 31, 2010. Specific valuation allowances included in the allowance for loan losses decreased $13.5 million from $18.2 million at June 30, 2011 to $4.7 million at December 31, 2011 due to the additional chargeoffs discussed above. The allowance as a percentage of total loans decreased to 2.86% at December 31, 2011, compared to 2.94% at December 31, 2010. Likewise, the allowance as a percentage of non-performing loans decreased to 46.69% at December 31, 2011, compared to 78.47% a year earlier.

As of December 31, 2011, we had identified $93.3 million of impaired loans. Our impaired loans are comprised of loans on nonaccrual and TDRs that are performing under their restructured terms. Impaired loans may be evaluated for reserve purposes using either a specific impairment analysis or on a collective basis as part of homogeneous pools. For more information on these impaired loans, see Note 4 of the Notes to Consolidated Financial Statements.

We believe that the allowance for loan losses as of December 31, 2011 was adequate to absorb the known and inherent risks of loss in the loan portfolio at that date. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, there can be no assurance that such estimates and assumptions will not be proven incorrect in the future, or that the actual amount of future provisions will not exceed the amount of past provisions or that any increased provisions that may be required will not adversely impact our financial condition and results of operations. In addition, the determination of the amount of the allowance for loan losses is subject to review by bank regulators as part of the routine examination process, which may result in the establishment of additional reserves based upon their judgment of information available to them at the time of their examination.

Noninterest Income. Noninterest income was $1.7 million for the six months ended December 31, 2011, compared to $13.3 million for the same six month period in the prior fiscal year. Revenues from mortgage banking operations declined $557,000 or 24.9% to $1.7 million due to lower sales volume from less refinancing activity. In addition, our loss on sale and impairment of REO properties increased $1.7 million as compared to the same period a year earlier. In addition, the six months ended December 31, 2010 included a gain from our business combination with Cherryville Federal Bank of $5.8 million and a $2.9 million gain from the payoff of a loan participation purchased at a discount, which are included in other income.

Noninterest Expense. Noninterest expense for the six months ended December 31, 2011 decreased $6.4 million or 24.6% to $19.7 million compared to $26.1 million for the six months ended December 31, 2010. Salaries and employee benefits expense decreased $2.1 million or 17.1% to $10.4 million during the six months ended December 31, 2011 compared to $12.5 million for the six months ended December 31, 2010. The six months ended December 31, 2010 included $2.6 million of non-recurring expenses related to the acquisition of Cherryville Federal Bank. Expenses reflected in other noninterest expense included a $4.5 million loss during the six months ended December 31, 2010 related to a check kiting scheme by one of our customers, costs incurred related to our no origination cost mortgage loan promotion as well as continued higher costs related to REO. Noninterest expenses as a percentage of average assets decreased to 2.45% for the six months ended December 31, 2011, as compared to 3.10% for the same period one fiscal year earlier.

Income Taxes. For the six months ended December 31, 2011, we recorded an income tax benefit of $197,000 compared to a benefit of $3.6 million for the six months ended December 31, 2010. These benefits are primarily due to the tax-free income received on our municipal leases as well as our significant provision for loan losses which has reduced our earnings before income tax. We performed a robust evaluation of our deferred tax assets at December 31, 2011 and June 30, 2011. In making the determination whether a deferred tax asset is more likely than not to be realized, we seek to evaluate all available positive and negative evidence including the possibility of future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial results. A deferred tax asset valuation allowance is established to reduce the net carrying amount of deferred tax assets if it is determined to be more likely than not that all or some portion of the deferred tax asset will not be realized. At December 31, 2011 and June 30, 2011, our deferred tax asset valuation allowance was $2.9 million and $2.5 million, respectively, reducing our net deferred tax asset to $48.6 million and $48.5 million, respectively. The deferred tax asset valuation allowance relates primarily to North Carolina state income taxes due primarily to limitations on net operating loss carry-forwards. The net deferred tax asset was the amount that we determined was more likely than not to be realized, based on an analysis of positive and negative evidence at December 31, 2011 and June 30, 2011. Negative evidence considered included our recent pre-tax losses, and relatively high level of net loan charge-offs. We experienced a cumulative pre-tax loss for the past three years, including:

•

a pretax loss of $28.0 million for the year ended June 30, 2011 due to a $42.8 million provision for loan losses as well as a $3.8 million one-time loss from a FHLB advance prepayment penalty and a $4.5 million check kiting loss; and

•

$34.4 million in net loan charge-offs for the year ended June 30, 2011, the highest in our history. Net charge-offs for the six months ended December 31, 2011 were $22.5 million, $15.0 million of which related to loans for which specific reserves had been previously recorded as of June 30, 2011.

Higher levels of provision expense were the primary cause of the recent loss experience. Our local markets were negatively impacted by the recent recession, causing significant declines in real estate values that led to the need for the charge-offs and provisions (see “Business of HomeTrust Bank – Market Areas”). As discussed in more detail below, we believe that our current loan portfolio and credit quality trends indicate that most of the losses resulting from the recent recession have been identified. Therefore, we assumed that our level of credit losses would not continue at the same rate as in fiscal years 2010 and 2011.

Positive evidence reviewed included our strong historical earnings performance, our projected earnings forecast, and tax planning strategies.

In developing our projected earnings forecast at June 30, 2011, we assumed economic conditions will continue to be very challenging in the year ending June 30, 2012, followed by gradual improvement in the ensuing years. These assumptions are in line with both national and regional economic forecasts. As such, our estimates included credit losses at a higher level than our normal expectations in the year ending June 30, 2012, but at lower levels than those experienced in 2010 and 2011, followed by improvement in ensuing years as the economy improves and higher risk commercial construction and development loans continue to decrease. The forecast also assumed improving net interest margins, primarily as a result of the restructuring of our FHLB advances that occurred in fiscal year 2011.

The positive evidence that led us to conclude that the income tax benefits of our deferred tax assets would be realized included:

•

our long sustained history (more than twenty consecutive years) of generating taxable income and realizing the income tax benefits of our deferred tax assets and income tax credits. This history provided evidence, as supported by our net income of $1.1 million during the six months ended December 31, 2011, that we would be able to return to a profitability level that will allow full utilization of deferred tax assets.

•

no prior history of generating loss carry forwards or of expiration of loss carry forwards. Taxable losses generated in fiscal 2010 were carried back to prior years, to realize approximately $4.3 million of the deferred tax asset at June 30, 2010;

•	HomeTrust Bank was “well capitalized” under regulatory definitions, allowing management sufficient resources to continue to manage through the current economic conditions and return to profitability;

•

based on certain improving credit quality indicators, the credit quality issues that gave rise to the net operating loss carry forward and deferred tax asset related to the loan loss allowance were believed to a large extent limited to fiscal years 2010 and 2011. Additional loan loss provisions were expected to decline in fiscal years 2012 and 2013 from these elevated levels as the economy stabilizes and our risk profile continues to be reduced. Specifically, we reduced our higher risk commercial construction and development loan portfolio by 55.7% from $179.3 million at June 30, 2008 to $79.5 million at June 30, 2011 and an additional 27.9% to $57.3 million at December 31, 2011. This portfolio accounted for 45.0% of all net loan charge-offs over the past three and one-half years. Further, the consumer construction and land/lot loan portfolio decreased by 25.0% from $90.9 million at June 30, 2008 to $68.2 million at June 30, 2011 and an additional 11.4% to $60.5 million at December 31, 2011. This portfolio accounted for 10.2% of all net loan charge-offs over the past three and one-half years. Lastly, our overall credit risk was reduced by the growth in our one-to four-family loan portfolio. The growth in the one-to four-family loan portfolio was primarily through the origination of 10 year fixed rate owner occupied refinance home loans. These loans are made to customers in HomeTrust Bank’s market area and have an extremely low risk profile, with average balances of $100,000, average loan to value ratios of 50%, and borrowers with generally higher credit scores. Given their shorter maturities, these loans pay down quicker as well, further adding strength to their low credit risk profile.

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the deferred compensation deferred tax asset will reverse as those plans are paid, which generally will be at least over twenty years or more based on the retirement dates of the individuals in the plans. The deferred tax asset related to the net operating loss carry-forwards has a 20 year life, which will allow a significant amount of time for us to utilize the asset. The other significant deferred tax asset relates to the allowance for loan losses. This asset is expected to reverse over the next five years as we realize these losses through charge-offs; and

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the tax-free municipal lease portfolio could be sold to generate a taxable gain as well as provide over $100 million to reinvest into taxable investments; in doing so, we could convert substantial tax-free income into taxable income.

Based on our analysis, we concluded that the positive evidence in the aggregate at both June 30, 2011 and December 31, 2011, including evidence related to the substantially reduced risk profile of the loan portfolio, that there is more positive evidence than negative regarding the utilization of our deferred tax asset and that the recorded deferred tax asset is realizable.

Comparison of Results of Operations for the Years Ended June 30, 2011 and June 30, 2010

General. Net loss for the year ended June 30, 2011 was $14.7 million compared to net income of $7.0 million for the year ended June 30, 2010. Our net loss in fiscal 2011 was due to the elevated level of loan loss provisioning compared to our experience prior to the economic downturn reflecting the continued weakness in the economy, ongoing strains in housing markets and further deterioration of property values during the year ended June 30, 2011. As more fully explained below, our provision for loan losses was $42.8 million for fiscal 2011 as compared to $38.6 million for fiscal 2010. Other noninterest income declined primarily due to the difference in the amount of gain from business combination, $5.8 million in fiscal 2011 as compared to $17.4 million in fiscal 2010 as a result of our acquisitions of Cherryville Federal Bank in fiscal 2011 and Industrial Federal Bank in fiscal 2010, respectively. Noninterest income was also adversely impacted in fiscal 2011 by the $4.0 million FHLB prepayment penalty, discussed above, and a $3.6 million increase in loss on sale and impairment of REO properties. In addition, other noninterest expense increased $3.8 million to $45.8 million for fiscal 2011 from $42.0 million for fiscal 2010, primarily due to $4.5 million loss incurred related to a check kiting fraud.

Net Interest Income. Net interest income before provision for loan losses increased $5.9 million or 12.9%, to $51.6 million in fiscal 2011 from $45.7 million in fiscal 2010, as a result of the increase in the net interest margin and an increase in average interest-earning assets. The net interest margin of 3.52% for the year ended June 30, 2011 was 19 basis points higher than for the prior year, largely as a result of the effect of a much lower cost of deposits. The positive impact to our net interest margin from lower funding costs was partially offset by the adverse effect of continued high levels of nonaccrual loans and other non-performing assets. Nonaccruing loans reduced the margin by 17 basis points in fiscal 2011 compared to a 14 basis point reduction for fiscal 2010. Average interest-earning assets increased $86.8 million or 5.9%, reflecting both the January 31, 2010 acquisition of Industrial Federal Bank and the October 1, 2010 acquisition of Cherryville Federal Bank, offsetting the 23 basis point reduction in the yield on earning assets for the year ended June 30, 2011 as compared to the prior fiscal year. Likewise, average interest-bearing liabilities increased $100.1 million as compared to the prior fiscal year, however, funding costs for fiscal 2011 decreased by 51 basis points compared to the year earlier and more than offset the adverse effect of increased liabilities and a lower asset yield. As a result, the net interest spread expanded to 3.35% for the year ended June 30, 2011 compared to 3.07% for the year ended June 30, 2010.

Interest Income. Interest income for fiscal 2011 was $72.1 million, compared to $71.3 million for the prior fiscal year, an increase of $787,000, or 1.1%. The increase in interest income occurred as a result of the increase in average interest-earning assets offsetting the decline in the yield earned on interest-earning assets. The yield on average interest-earning assets decreased to 4.83% for fiscal 2011 compared to 5.06% for the prior fiscal year. In addition, the mix of earning assets changed to include more securities at lower yielding rates than the rate earned on our loans, contributing to the adverse effect on earning asset yields. Interest income on loans increased by $2.5 million, or 3.7%, to $69.9 million for the year ended June 30, 2011 from $67.4 million for the year ended June 30, 2010, most of which was due to the positive impact of our two business combinations on our interest-earning assets. The average yield on loans remained virtually the same between fiscal 2011 and fiscal 2010.

The combined average balance of investment securities, deposits in other financial institutions, and other interest-earning assets increased by $35.8 million for the year ended June 30, 2011 primarily due to the addition of these assets from our business combinations with Cherryville Federal Bank and Industrial Federal Bank, while the interest and dividend income from those investments decreased by $1.7 million compared to the prior fiscal year. The average yield on these assets decreased 1.01%, from 1.94% for fiscal year 2010 to 0.93% for fiscal year 2011 as a result of reductions in market interest rates.

Interest Expense. Interest expense for fiscal 2011 was $20.5 million, compared to $25.6 million for fiscal 2010, a decrease of $5.1 million, or 19.9%. The decrease in interest expense occurred as a result of a 51 basis point decrease in the average cost of all interest-bearing liabilities to 1.48% for fiscal 2011 from 1.99% for the prior fiscal year, offsetting a $100.1 million increase in average interest-bearing liabilities. This decrease reflects a managed decline in certificates of deposit, including brokered deposits as our pricing decreases were designed to allow higher rate certificates of deposit to run off.

Deposit interest expense decreased $4.8 million, or 24.6%, to $14.8 million for fiscal 2011 compared to $19.6 million for the prior fiscal year primarily as a result of a 68 basis point decrease in the cost of certificates of deposit. Average borrowings decreased to $128.8 million for the year ended June 30, 2011, from $170.3 million for the prior fiscal year, while the average rate paid on borrowings increased to 4.45% in fiscal 2011 from 3.52% for fiscal 2010 as lower rate short-term borrowings from the Federal Reserve Bank were paid off with funds from the acquisitions of Cherryville Federal Bank and Industrial Federal Bank.

Average FHLB advances increased to $122.8 million for the year ended June 30, 2011, compared to $115.5 million for fiscal 2010. The average rate paid on FHLB advances for the year ended June 30, 2011 decreased by 38 basis points to 4.64%, compared to 5.02% during the prior year as a result of our

FHLB advances being refinanced. Likewise, the interest expense on FHLB advances decreased to $5.7 million for fiscal 2011 from $5.8 million during fiscal 2010. The average balance for retail repurchase agreements decreased $1.0 million to $5.9 million during fiscal 2011 from $6.9 million during the prior fiscal year, while the average rate on these retail repurchase agreements decreased to 0.61% from 1.08% a year earlier.

Provision for Loan Losses. During the year ended June 30, 2011, the provision for loan losses was $42.8 million, compared to $38.6 million for the year ended June 30, 2010. The provision for loan losses in both fiscal years was significantly elevated in relation to historical loss rates prior to the economic downturn and was $4.2 million higher in fiscal 2011 than the prior fiscal year. The provision for loan losses at June 30, 2011 primarily was due to material levels of delinquent and non-performing construction and land development loans for both retail consumer and commercial loans, additional declines in property values and continuing high levels of net charge offs. It also reflected our continued concerns that the significant number of distressed sellers in the market and additional expected lender foreclosures may further disrupt certain housing markets and adversely affect home prices and the demand for building lots. We recorded net charge-offs of $34.4 million for the year ended June 30, 2011, compared to $21.9 million for the prior fiscal year. Non-performing loans increased by $2.2 million during the year ended June 30, 2011 to $48.5 million at June 30, 2011. A comparison of the allowance at June 30, 2011 and 2010 reflects an increase of $8.4 million to $50.1 million at June 30, 2011, from $41.7 million at June 30, 2010. The allowance as a percentage of total loans increased to 3.77% at June 30, 2011, compared to 3.23% at June 30, 2010. Likewise, the allowance as a percentage of non-performing loans increased to 103.43% at June 30, 2011, compared to 90.09% a year earlier.

Noninterest Income. Noninterest income was $9.0 million for the year ended June 30, 2011, compared to $24.3 million for the prior fiscal year. Noninterest income declined primarily due to the difference in the amount of gain from business combination, $5.8 million in fiscal 2011 as compared to $17.4 million in fiscal 2010 as a result of our acquisitions of Cherryville Federal Bank in fiscal 2011 and Industrial Federal Bank in fiscal 2010, respectively. These gains represent the excess of the net fair value of the assets and liabilities acquired over the fair value of their equity. For more information, see Note 2 of the Notes to Consolidated Financial Statements. Revenues from mortgage banking operations increased $519,000 or 19.3% to $3.2 million due to higher sales volume as borrowers refinancing increased due to the low interest rate environment. In addition, we incurred $3.8 million of loss on sale and impairment of REO properties as compared to $205,000 in the prior fiscal year. Other noninterest income increased to $4.4 million in fiscal 2011 from $1.3 million in fiscal 2010 due to a $2.9 million gain from the payoff of a loan participation originally purchased at a discount.

Noninterest Expense. Noninterest expense for the year ended June 30, 2011 increased $3.7 million or 9.0% to $45.7 million compared to $42.0 million for the year ended June 30, 2010. Salaries and employee benefits expense decreased $4.1 million, or 15.7% to $22.1 million during the year ended June 30, 2011 compared to $26.2 million for the year ended June 30, 2010 primarily as a result of higher benefit plan expenses in fiscal 2010 related to our acquisition of Industrial Federal Bank. Expenses reflected in other noninterest expense included continued higher costs associated with problem loan collection activities including, in particular, charges related to REO, which increased $843,000 or 82.1% to $1.9 million for the year ended June 30, 2011 from $1.0 million during the prior fiscal year. Additionally, other noninterest expense included $4.5 million relating to the uninsured portion of a loss incurred due to a check kiting fraud.

Income Taxes. For the year ended June 30, 2011, we recorded an income tax benefit of $13.3 million on a before tax loss of $28.0 million. For the year ended June 30, 2010, we recorded an income tax benefit of $17.6 million on a before tax loss of $10.5 million. These benefits are primarily due to the tax-free income received on our municipal leases, the tax-free gains on our business combinations, as well as our significant provision for loan losses which has reduced our earnings before income tax. In addition, the valuation allowance for deferred tax assets was reduced by $4.8 million in fiscal 2010. As a result of our business combination with Industrial Federal in fiscal 2010, we determined that our future earnings ability was enhanced and solidified to the point that we met the more-likely-than not recognition threshold for certain longer-term deferred tax assets. Therefore, we released our valuation allowance on those assets in 2010. In addition, we performed a robust evaluation of our deferred tax assets at June 30, 2011. As a result, given the Bank’s strong historical earnings performance, projected earnings forecast, and tax planning strategies, we concluded that the more likely than not recognition threshold for deferred tax assets was met.

Comparison of Results of Operations for the Years Ended June 30, 2010 and June 30, 2009

General. Net income for the year ended June 30, 2010 was $7.0 million compared to net income of $3.5 million for the year ended June 30, 2009. The increase was primarily due to the $17.4 million gain from business combination in fiscal 2010 resulting from our acquisition of Industrial Federal Bank. Partially offsetting this increase was the elevated level of loan loss provisioning compared to our experience prior to the economic downturn reflecting the continued weakness in the economy, ongoing strains in housing markets and further deterioration of property values during the year ended June 30, 2010. As more fully explained below, our provision for loan losses was $38.6 million for fiscal 2010 as compared to $15.0 million for fiscal 2009. In addition, noninterest expenses increased $12.0 million to $42.0 million for fiscal 2010 from $30.0 million for fiscal 2009, primarily due to increased salaries and employee benefits as a result of our acquisition of Industrial Federal Bank.

Net Interest Income. Net interest income before provision for loan losses increased $3.5 million or 8.3%, to $45.7 million in fiscal 2010 from $42.2 million in fiscal 2009, largely as a result of the effect of a much lower cost of deposits and other borrowings. Average interest-earning assets increased $110.4 million or 8.1%, reflecting the acquisition of Industrial Federal Bank, offsetting the 72 basis point reduction in the yield on earning assets for the year ended June 30, 2010 as compared to the prior fiscal year. Likewise, average interest-bearing liabilities increased $80.6 million as compared to the prior fiscal year; however, funding costs for fiscal 2010 decreased by 80 basis points compared to the year earlier and helped to offset the adverse effect of increased liabilities and a lower asset yield. Our net interest spread increased to 3.07% for the year ended June 30, 2010 compared to 2.99% for the year ended June 30, 2009.

Interest Income. Interest income for fiscal 2010 was $71.3 million, compared to $75.8 million for the prior fiscal year, a decrease of $4.5 million, or 6.0%. The decrease in interest income occurred as a result of the decline in the yield earned on interest-earning assets offsetting the increase in average interest-earning assets. The yield on average interest-earning assets decreased to 5.06% for fiscal 2010 compared to 5.78% for the prior fiscal year. In addition, the mix of earning assets changed to include more interest-earning deposits at lower yielding rates than the rate earned on our loans, contributing to the adverse effect on earning asset yields. Interest income on loans decreased by $4.0 million, or 5.6%, to $67.4 million for the year ended June 30, 2010 from $71.4 million for the year ended June 30, 2009, most of which was due to the 47 basis point decline in the average yield on loans between fiscal 2010 and fiscal 2009.

The combined average balance of investment securities, deposits in other financial institutions, and other interest-earning assets increased by $71.0 million for the year ended June 30, 2010 due primarily to the Industrial Federal Bank business combination, while the interest and dividend income from those investments decreased $583,000 from $4.5 million in fiscal 2009 to $3.9 million due to the decline in yield. The average yield on these assets decreased 1.50%, from 3.44% for fiscal year 2009 to 1.94% for fiscal year 2010.

Interest Expense. Interest expense for fiscal 2010 was $25.6 million, compared to $33.6 million for fiscal 2009, a decrease of $8.0 million, or 23.8%. The decrease in interest expense occurred as a result of an 80 basis point decrease in the average cost of interest-bearing liabilities to 1.99% for fiscal 2010 from 2.79% for the prior fiscal year, offsetting an $80.6 million increase in average interest-bearing liabilities due primarily to the Industrial Federal Bank acquisition.

Deposit interest expense decreased $4.4 million, or 18.3%, to $19.6 million for fiscal 2010 compared to $24.0 million for the prior fiscal year primarily as a result of a decrease of 1.26% in the cost of certificates of deposit and a $147.6 million decrease in the average balance of borrowings. Average borrowings decreased to $170.3 million for the year ended June 30, 2010, from $317.9 million for the prior fiscal year, while the average rate paid on borrowings increased to 3.52% in fiscal 2010 from 3.03% for fiscal 2009 as lower rate short-term borrowings from the Federal Reserve Bank were paid off with funds from the business combination with Industrial Federal Bank.

Average FHLB advances decreased to $115.5 million for the year ended June 30, 2010, compared to $184.1 million for fiscal 2009. The average rate paid on FHLB advances for the year ended June 30, 2010 increased by 53 basis points to 5.02%, compared to 4.49% during the prior year. The interest expense on FHLB advances decreased to $5.8 million for fiscal 2010 from $8.3 million during fiscal 2009. The average balance for retail repurchase agreements increased $2.1 million to $6.9 million during fiscal 2010 from $4.8 million during the prior fiscal year, while the average rate on these retail repurchase agreements decreased to 1.08% from 1.57% a year earlier.

Provision for Loan Losses. During the year ended June 30, 2010, the provision for loan losses was $38.6 million, compared to $15.0 million for the year ended June 30, 2009. The provision for loan losses in the year ended June 30, 2010 was significantly elevated in relation to historical loss rates prior to the economic downturn and was $23.6 million higher than the prior fiscal year. The provision for loan losses at June 30, 2010 primarily was due to material levels of delinquent and non-performing construction and land development loans for both retail consumer and commercial loans, additional declines in property values and continuing high levels of net charge offs. It also reflected our continued concerns that the significant number of distressed sellers in the market and additional expected lender foreclosures may further disrupt certain housing markets and adversely affect home prices and the demand for building lots. We recorded net charge-offs of $21.9 million for the year ended June 30, 2010, compared to $3.6 million for the prior fiscal year. Non-performing loans increased by $18.8 million during the year ended June 30, 2010 to $46.3 million. A comparison of the allowance at June 30, 2010 and 2009 reflects an increase of $16.7 million to $41.7 million at June 30, 2010, from $25.0 million at June 30, 2009. The allowance as a percentage of total loans (loans receivable net) increased to 3.23% at June 30, 2010, compared to 2.04% at June 30, 2009. The allowance as a percentage of non-performing loans was virtually unchanged at June 30, 2010 as compared to the year earlier because of the increase in non-performing loans.

Noninterest Income. Noninterest income was $24.3 million for the year ended June 30, 2010, compared to $5.1 million for the prior fiscal year. Noninterest income increased primarily due to the $17.4 million gain from business combination in fiscal 2010 as a result of our acquisition of Industrial Federal Bank. Revenues from mortgage banking operations decreased $1.6 million or 36.6% to $2.7 million due to the weak housing market. Gain (loss) on sales of securities increased primarily due to a $1.9 million other than temporary impairment charge incurred in fiscal 2009 on a mortgage related mutual fund. In addition, noninterest income was adversely affected in fiscal 2009 as we incurred a $1.6 million FHLB advance prepayment penalty in fiscal 2009 as compared to none in fiscal 2010.

Noninterest Expense. Noninterest expense for the year ended June 30, 2010 increased $12.0 million or 39.8% to $42.0 million compared to $30.0 million for the year ended June 30, 2009. Salaries and employee benefits expense increased $9.6 million, or 57.2% to $26.2 million during the year ended June 30, 2010 compared to $16.6 million for the year ended June 30, 2009 primarily as a result of benefit plan expenses in connection with our acquisition of Industrial Federal Bank.

Income Taxes. For the year ended June 30, 2010, we recorded an income tax benefit of $17.6 million on a before tax loss of $10.5 million. For the year ended June 30, 2009, we recorded an income tax benefit of $1.2 million on before tax income of $2.2 million. These benefits are primarily due to the tax-free income received on our municipal leases, the tax-free gain on our business combination in fiscal 2010, as well as our significant provision for loan losses which reduced our earnings before income tax. In addition, the valuation allowance for deferred tax assets was reduced by $4.8 million in fiscal 2010. As a result of our business combination with Industrial Federal in fiscal 2010, we determined that our future earnings ability was enhanced and solidified to the point that we met the more-likely-than not recognition threshold for certain longer-term deferred tax assets. Therefore, we released our valuation allowance on those assets in 2010.

Asset/Liability Management

Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Our loans generally have longer maturities than our deposits. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk. If interest rates rise, our net interest income could be reduced because interest paid on interest-bearing liabilities, including deposits and borrowings, could increase more quickly than interest received on interest-earning assets, including loans and other investments. In addition, rising interest rates may hurt our income because they may reduce the demand for loans. In the alternative, if interest rates decrease, our net interest income could increase.

How We Measure Our Risk of Interest Rate Changes. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates. The board of directors sets the asset and liability policy of HomeTrust Bank, which is implemented by management and an asset/liability committee whose members include certain members of senior management.

The purpose of this committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk, and profitability goals.

The committee generally meets on a quarterly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis and income simulations. The committee recommends appropriate strategy changes based on this review. The committee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors at least quarterly.

Among the techniques we use to manage interest rate risk are: (i) increasing our portfolio of hybrid and adjustable-rate one- to four-family residential loans; (ii) maintaining a strong capital position, which provides for a favorable level of interest-earning assets relative to interest-bearing liabilities; and (iii) emphasizing less interest rate sensitive and lower-costing “core deposits.” We also maintain a portfolio of short-term or adjustable-rate assets and use fixed-rate Federal Home Loan Bank advances and brokered deposits to extend the term to repricing of our liabilities.

We consider the relatively short duration of our deposits in our overall asset/liability management process. Should short-term rates increase, we have assets and liabilities that will increase with the market. This is reflected in the small change in our PVE when rates increase (see the table below). In addition, we have historically demonstrated an ability to maintain retail deposits through various interest rate cycles. If local retail deposit rates increase dramatically, we also have access to wholesale funding through our lines of credit with the FHLB and Federal Reserve, as well as through the brokered deposit market to replace retail deposits, as needed.

Depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the committee may in the future determine to increase our interest rate risk position somewhat in order to maintain or increase our net interest margin. In particular, we believe that the increased net interest income resulting from a mismatch in the maturity of our assets and liabilities portfolios can, during periods of stable or declining interest rates, provide high enough returns to justify increased exposure to sudden and unexpected increases in interest rates. As a result of this philosophy, our results of operations and the economic value of our equity will remain vulnerable to increases in interest rates and to declines due to differences between long- and short-term interest rates.

The committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and our present value equity (“PVE”), which is defined as the net present value of our existing assets and liabilities. The committee also valuates these impacts against the potential changes in net interest income and market value of our portfolio equity that are monitored by the board of directors of HomeTrust Bank generally on a quarterly basis.

Our asset/liability management strategy sets limits on the change in PVE given certain changes in interest rates. The table presented here, as of December 31, 2011, is forward-looking information about our sensitivity to changes in interest rates. The table incorporates data from an independent service, as it relates to maturity repricing and repayment/withdrawal of interest-earning assets and interest-bearing liabilities. Interest rate risk is measured by changes in PVE for instantaneous parallel shifts in the yield curve up and down 300 basis points. Given the relatively low level of market interest rates, a PVE calculation for a decrease of greater than 100 basis points has not been prepared. An increase in rates would negatively impact our PVE as a result of costs of deposit accounts increasing more rapidly than yields on loans due to the fixed rate nature of a large portion of our loan portfolio. As rates rise, the market value of fixed rate assets generally declines due to both the rate increases and slowing prepayments. In addition, due to a number of loans in our loan portfolio with interest rate floors, our net interest income will be negatively impacted in a rising interest rate environment until such time as the current rate exceeds these interest rate floors. Conversely, in a falling interest rate environment these interest rate floors will assist in maintaining our net interest income. As of December 31, 2011, our loans with interest rate floors totaled approximately $572.4 million and had a weighted average floor rate of 4.80%.

December 31, 2011
Change in Interest Rates in Basis Points	Present Value Equity			PVE Ratio
	Amount	$ Change	% Change
(Dollars in Thousands)
+300	$216,192	$(17,233)	(7)	13.32
+200	228,246	(5,179)	(2)	13.90
+100	231,898	(1,527)	(1)	14.03
+50	232,910	(515)	—	14.05
Base	233,425	—	—	14.04
-50	231,813	(1,612)	(1)	13.94
-100	232,646	(779)	—	13.97

In evaluating our exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates. Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed above. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. We consider all of these factors in monitoring our exposure to interest rate risk.

The board of directors and management of HomeTrust Bank believe that certain factors afford HomeTrust Bank the ability to operate successfully despite its exposure to interest rate risk. HomeTrust Bank manages its interest rate risk by originating and retaining adjustable rate loans in its portfolio, by borrowing from the Federal Home Loan Bank to match the duration of our funding to the duration of originated fixed rated one- to four-family real estate loans held in portfolio and by selling on an ongoing basis certain currently originated fixed rate one- to four-family real estate loans.

Liquidity

Management maintains a liquidity position that it believes will adequately provide funding for loan demand and deposit run-off that may occur in the normal course of business. HomeTrust Bank relies on a number of different sources in order to meet its potential liquidity demands. The primary sources are increases in deposit accounts and cash flows from loan payments and the securities portfolio.

In addition to these primary sources of funds, management has several secondary sources available to meet potential funding requirements. As of December 31, 2011, HomeTrust Bank had an additional borrowing capacity of $184.7 million with the Federal Home Loan Bank of Atlanta, a $179.8 million line of credit with the Federal Reserve Bank of Richmond and a $5.0 million line of credit with another unaffiliated bank. At December 31, 2011, we had $101.1 million in Federal Home Loan Bank advances outstanding and nothing outstanding under our other lines of credit. Additionally, HomeTrust Bank has classified its securities portfolio as available for sale, providing an additional source of liquidity. Management believes that our security portfolio is of high quality and the securities would therefore be marketable. In addition, we have historically sold fixed-rate mortgage loans in the secondary market to reduce interest rate risk and to create still another source of liquidity. From time to time we also utilize brokered time deposits to supplement our other sources of funds. Brokered time deposits are obtained by utilizing an outside broker that is paid a fee. This funding requires advance notification to structure the type of deposit desired by us. Brokered deposits can vary in term from one month to several years and have the benefit of being a source of longer-term funding. We also utilize brokered deposits to help manage interest rate risk by extending the term to repricing of our liabilities, enhance our liquidity and fund asset growth. Brokered deposits are typically from outside our primary market areas, and our brokered deposit levels may vary from time to time depending on competitive interest rate conditions and other factors.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as overnight deposits and federal funds. On a longer term basis, we maintain a strategy of investing in various lending products and investment securities, including mortgage-backed securities. HomeTrust Bank uses its sources of funds primarily to meet its ongoing commitments, pay maturing deposits and fund withdrawals, and to fund loan commitments. At December 31, 2011, the total approved loan commitments and unused lines of credit outstanding amounted to $58.7 million and $160.8 million, respectively, as compared to $67.5 million and $173.2 million, respectively, as of June 30, 2011. Certificates of deposit scheduled to mature in one year or less at December 31, 2011, totaled $512.4 million. It is management’s policy to manage deposit rates that are competitive with other local financial institutions. Based on this management strategy, we believe that a majority of maturing deposits will remain with HomeTrust Bank.

During the first six months of fiscal 2012, cash and cash equivalents decreased $11.7 million, or 33.7%, from $34.7 million as of June 30, 2011 to $23.0 million as of December 31, 2011. Cash used for financing activities of $56.7 million and for operating activities of $8.6 million offset cash provided by investing activities of $53.6 million. Primary sources of cash for the first six months of fiscal 2012 included proceeds from maturities of available for sale securities of $33.2 million and a decrease in loans of $17.3 million. Primary uses of cash included purchases of securities available for sale of $12.5 million, decrease in deposits of $19.7 million, and repayments of Federal Home Loan Bank advances of $37.1 million.

During fiscal 2011, cash and cash equivalents decreased $82.2 million, or 70.3%, from $116.8 million as of June 30, 2010 to $34.7 million as of June 30, 2011. Cash provided from operating activities of $28.7 million was more than offset by cash used for financing activities of $91.1 million and cash used for investing activities of $19.8 million for the year ended June 30, 2011. Primary sources of cash for fiscal 2011 included proceeds from sales and maturities of available for sale securities totaling $38.4 million, and an increase in FHLB advances of $24.0 million. Primary uses of cash included net increases of portfolio loans totaling $23.2 million, decreases in deposits of $111.4 million, and purchases of certificates of deposit in other banks, net of maturities, of $19.7 million.

During fiscal 2010, cash and cash equivalents increased $77.9 million, or 200%, from $39.0 million as of June 30, 2009 to $116.8 million as of June 30, 2010. This increase was primarily from cash from operating activities of $23.2 million and cash from investing activities of $54.6 million for the year ended June 30, 2010. Primary sources of cash for 2010 included cash received from the business combination with Industrial Federal Bank of $22.8 million, proceeds from sales and maturities of available for sale securities totaling $46.9 million, and increases in deposits of $147.6 million. Primary uses of cash included net increases of portfolio loans totaling $13.1 million, and repayment of short-term borrowings of $147.5 million.

Except as set forth above, management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity, capital resources or operations. Further, management is not aware of any current recommendations by regulatory agencies which, if they were to be implemented, would have this effect.

Off-Balance Sheet Activities

In the normal course of operations, we engage in a variety of financial transactions that are not recorded in our financial statements. These transactions involve varying degrees of off-balance sheet credit, interest rate and liquidity risks. These transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For the year ended June 30, 2011, we engaged in no off-balance sheet transactions likely to have a material effect on our financial condition, results of operations or cash flows.

A summary of our off-balance sheet commitments to extend credit at December 31, 2011, is as follows (in thousands):

Commitments to make loans	$58,711
Unused lines of credit	160,820

Total loan commitments	$219,531

Capital Resources

HomeTrust Bank is subject to minimum capital requirements imposed by the OCC. Based on its capital levels at December 31, 2011, HomeTrust Bank exceeded these requirements as of that date and continues to exceed them as of the date of this prospectus. Consistent with our goals to operate a sound and profitable organization, our policy is for HomeTrust Bank to maintain a “well-capitalized” status under the capital categories of the OCC. Based on capital levels at December 31, 2011, HomeTrust Bank was considered to be well-capitalized. See “Risk Factors- HomeTrust Bank is subject to an Individual Minimum Capital Requirement with the OCC and may not take certain actions without OCC approval.” and “How We Are Regulated – Regulatory Capital Requirements.”

At December 31, 2011, equity totaled $169.0 million. Management monitors the capital levels of HomeTrust Bank to provide for current and future business opportunities and to meet regulatory guidelines for “well-capitalized” institutions. The capital raised in this offering, with net proceeds estimated to be between $130.7 million and $204.5 million, at the minimum and maximum, as adjusted, of the offering range, respectively, will significantly increase our regulatory capital levels and ratios. Based upon our existing capital, and the capital to be raised in this offering, we believe that we will have sufficient capital to carry out our proposed business plan for at least the next year and to meet any applicable regulatory capital requirements during that period. Subject to favorable market conditions, it is currently our goal to continue to open additional branch offices in our market areas in the years following the offering. In addition, we are interested in pursuing opportunities to acquire other financial institutions either within our market areas or in new markets, including through FDIC-assisted transactions, and branches of financial institutions, in our market areas and in new markets, although we currently have no definitive plans or commitments regarding potential acquisition opportunities. We believe that the proceeds from this offering will enhance our ability to pursue future acquisitions of branches or other financial institutions either within our primary market areas or in new markets.

Impact of Inflation

The effects of price changes and inflation can vary substantially for most financial institutions. While management believes that inflation affects the growth of total assets, it believes that it is difficult to assess the overall impact. Management believes this to be the case due to the fact that generally neither the timing nor the magnitude of the inflationary changes in the consumer price index (“CPI”) coincides with changes in interest rates. The price of one or more of the components of the CPI may fluctuate considerably and thereby influence the overall CPI without having a corresponding affect on interest rates or upon the cost of those good and services normally purchased by HomeTrust Bank. In years of high inflation and high interest rates, intermediate and long-term interest rates tend to increase, thereby adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans. In addition, higher short-term interest rates caused by inflation tend to increase the cost of funds. In other years, the opposite may occur.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see Note 1 of the Notes to our Financial Statements beginning on page F-1 of this prospectus.

BUSINESS OF HOMETRUST BANCSHARES, INC.

HomeTrust Bancshares, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of HomeTrust Bank upon completion of the mutual-to-stock conversion and the offering. Other than matters of an organizational nature, HomeTrust Bancshares has not engaged in any business to date. HomeTrust Bancshares will have no significant assets other than all of the outstanding shares of common stock of HomeTrust Bank, the portion of the net proceeds it keeps and its loan to the HomeTrust Bancshares employee stock ownership plan. HomeTrust Bancshares will have no significant liabilities. See “How We Intend to Use the Proceeds.”

Initially, the management of HomeTrust Bancshares and HomeTrust Bank will be substantially the same and HomeTrust Bancshares will use the offices of HomeTrust Bank. HomeTrust Bancshares intends to utilize the support staff of HomeTrust Bank from time to time and will pay HomeTrust Bank for this expense. For additional information, see “How We Are Regulated – Transactions with Affiliates.” If HomeTrust Bancshares expands or changes its business in the future, we may hire our own employees. HomeTrust Bancshares intends to pay for its business activities with the proceeds it keeps from the stock sale and the money it earns from investing the proceeds, as well as from dividends from HomeTrust Bank. See “Our Policy Regarding Dividends.”

In the future, HomeTrust Bancshares, as the holding company of HomeTrust Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities. We may also borrow funds for reinvestment in HomeTrust Bank.

BUSINESS OF HOMETRUST BANK

History

HomeTrust Bank is a federally chartered mutual savings bank. HomeTrust Bank was originally chartered in 1926, in Clyde, North Carolina, as Clyde Building & Loan Association. We expanded our product offerings over the years and changed our name to Clyde Savings Bank. As we continued to grow beyond a single market area, on July 22, 2003, we rebranded by changing our name to HomeTrust Bank. Going forward, upon completion of the stock conversion, our headquarters will be in Asheville, North Carolina.

In 1996, HomeTrust Bank’s board of directors and executive management implemented their vision of a new banking partnership which is branded as the HomeTrust Banking Partnership. Our mission has been to create a unique partnership, where hometown community banks could combine their financial resources while retaining their separate identities. Together, we can better respond to the continuous changes in the banking industry and offer all the products, services and technology needed to be relevant and competitive in all of our communities- while better preserving our hometown values and culture focused on building caring relationships with our employees, customers and communities while delivering on our brand promise that “It’s Just Better Here.”

Between fiscal years 1996 and 2011, five hometown mutual saving banks joined the HomeTrust Banking Partnership. In addition, in 2007 we formed a de novo branch, known as the Rutherford County Bank, as another partner. Each now operates as a banking division of HomeTrust Bank under its hometown name, brand and local management, board of directors and employees. HomeTrust Bank and its banking divisions are set forth below:

•	HomeTrust Bank, since 1926, Asheville, North Carolina

•	Tryon Federal Bank, since 1935, Tryon, North Carolina

•	Shelby Savings Bank, since 1905, Shelby, North Carolina

•	Home Savings Bank, since 1909, Eden, North Carolina

•	Industrial Federal Bank, since 1929, Lexington, North Carolina

•	Cherryville Federal Bank, since 1912, Cherryville, North Carolina

•	Rutherford County Bank, since 2007, Forest City, North Carolina

Each banking division, which we sometimes refer to as a “partner bank” in this prospectus, also has at least one representative from its board of directors serving on the board of directors of HomeTrust Bank and will have at least one representative serving on the board of directors of HomeTrust Bancshares.

Brought together by shared values, trust and mutual respect, these partner banks have combined their resources to build a technology and operations center, develop new products and services for retail and business customers and achieve organic growth by attracting new loan customers and related core deposits in the communities that they serve. Through the HomeTrust Banking Partnership, we created a more efficient operating structure with greater capabilities to compete with larger, out of town competitors.

We currently have 20 banking offices serving nine counties in Western North Carolina and the “Piedmont” region of North Carolina. After the offering, although we intend to expand primarily through organic growth, we will continue to explore opportunities to expand our unique HomeTrust Banking Partnership through the acquisition of other financial institutions and/or bank branches. Our goal is to continue to enhance our franchise value and earnings through strategic, planned growth in our banking operations, while maintaining the community-focused, relationship style of exceptional customer service that has differentiated our brand and characterized our success to date.

At December 31, 2011 HomeTrust Bank had total assets of $1.58 billion, net loans of $1.25 billion, deposits of $1.24 billion and equity of $169.0 million. HomeTrust Bank is the largest thrift headquartered in North Carolina and the eleventh largest banking institution headquartered in North Carolina based on asset size.

Our principal business consists of attracting deposits from the general public and investing those funds, along with borrowed funds, in loans secured primarily by first and second mortgages on one- to four-family residences including home equity loans and construction and land/lot loans, commercial real estate loans, construction and development loans, and municipal leases. Municipal leases are secured primarily by a ground lease for a firehouse or an equipment lease for fire trucks and firefighting equipment to fire departments located throughout North and South Carolina. We also purchase investment securities consisting primarily of mortgage-backed securities issued by United States Government agencies and government-sponsored enterprises.

We offer a variety of deposit accounts for individuals, businesses and nonprofit organizations. Deposits are our primary source of funds for our lending and investing activities.

Market Areas

Through our seven banking divisions we operate in nine counties in North Carolina, three of which, Buncombe, Haywood and Henderson Counties, are located in the Asheville, North Carolina, metropolitan area. Asheville is the county seat of Buncombe County, North Carolina and we consider Buncombe, Haywood, Henderson, Polk, Rutherford, western Gaston, and Cleveland Counties in Western North Carolina and Davidson and Rockingham counties in the Piedmont region of North Carolina, as well as the surrounding areas, to be our primary market areas. Asheville is situated in the Blue Ridge Mountains at the confluence of the Swannanoa River and French Broad River and is known for its natural beauty and scenic surroundings. In addition, the Asheville metropolitan area has a vibrant cultural and arts community that parallels that of many larger cities in the United States and is home to a number of historical attractions, the most prominent of which is the Biltmore Estate, a historic mansion with gardens and a winery that draws approximately 900,000 tourists each year. Due to its scenic location and diverse cultural and historical offerings, the Asheville metropolitan area has become a popular destination for tourists, which has historically positively impacted our local economy. In addition, affordable housing prices compared to many bigger cities, combined with the region’s favorable climate, scenic surroundings and cultural attractions, have also made the Asheville metropolitan area an increasingly attractive destination for retirees seeking to relocate from other parts of the United States.

The Asheville metropolitan area benefits from a diverse economy, and there is no single employer or industry upon which a significant number of our customers are dependent. In addition to the tourism industry, Western North Carolina is also home to a number of manufacturing and technology companies, including Wilsonart International, Inc., Eaton Corporation, Thermo Fischer Scientific and Arvato Digital Services. Furthermore, the region is home to a number of educational organizations, private colleges and large public universities, such as the University of North Carolina at Asheville. Mission Health System, a leading employer in the Asheville metropolitan area, has also been nationally recognized as a top hospital network for cardiovascular and orthopedic medicine.

The Asheville Economic Development Coalition and Chamber of Commerce are actively pursuing initiatives to attract and expand employment opportunities and economic growth to the area. On June 30, 2011, in conjunction with the Economic Development Coalition for Asheville-Buncombe County, Canadian-based Linamar Corporation announced its newest manufacturing facility will be located in Asheville, with the creation of 400 jobs and an investment of $125 million by 2020. The Asheville community was selected following an exhaustive search of major southeastern markets, which evaluated skilled workforce availability, manufacturing specialization, and proximity to Linamar’s major customers. Linamar sought a community which could accommodate its continued plan of expansion into the North American marketplace. The long history of metals machining in Western North Carolina coupled with the presence of a significant customer base played a key role in the site selection process. In addition, Thermon Fischer Scientific announced in September 2011 an expansion that will create over 100 additional jobs over the next seven months.

Not unlike many areas across the country, the recent economic recession has caused the Asheville metropolitan area to experience a decline in tourism and a reduced influx of retirees from other parts of the country. In addition, the recent economic recession has also resulted in increased job losses in the manufacturing services sector. Over the course of the past year, the tourism industry in the Asheville metropolitan area has largely recovered, which has positively impacted the economy in a number of our local markets, such as Buncombe and Henderson Counties, that directly benefit from this industry. However, the Asheville metropolitan area has continued to experience a reduced number of relocating retirees and a decline in the manufacturing industry. Based on information from the North Carolina Association of Realtors, the average home price in the Asheville metropolitan area in 2011 was $216,000, an 8% decrease from 2010 and an 11% decrease from 2009. Existing home sales in the Asheville metropolitan area in 2011 increased by 3.3% and 2.3% as compared to 2010 and 2009, respectively.

Our Industrial Federal Bank division, located in Davidson County and our Home Savings Bank division, with banking offices in the cities of Eden and Reidsville, in Rockingham County, operate in the Piedmont region of our North Carolina market area.

Davidson County has provided a strong foundation for industry in the area. After beginning with a focus on furniture and textiles, the area’s industries now include companies such as PPG Industries, Inc. and Kimberly-Clark Corporation. Davidson County is just a few hours from the beaches of both North and South Carolina and less than two hours from the Blue Ridge Parkway. Also, within roughly an hour’s drive from Davidson County are over two dozen colleges and universities, including North Carolina State, the University of North Carolina, Wake Forest University, Duke University, and UNC-Charlotte. Closer to home, the Yadkin River borders the county to the west with High Rock Lake serving as one of its primary reservoirs and one of the area’s best recreational facilities.

Rockingham County is located in the northern part of the Piedmont region, just south of the Virginia border. Covering over 500 square miles, it is approximately a one-hour drive to the mountains in the west or a three-hour drive to North Carolina’s beaches in the east. Eden and Reidsville have a combined population of just over 30,000 persons. Reidsville is rapidly growing with a 411-acre technology and industrial park that is home to two international companies: AFG Wipes (based in Israel) and Alcan Packaging (based in Canada). Businesses are attracted to the area with its low cost of living, construction costs over 30% less than the national average and state tax credits that include a 25% credit for research and development, as well as its close proximity to Piedmont Triad International Airport and Raleigh-Durham International Airport.

There are indications over the past year that the U.S. job market, including the job market in our market areas, is improving. According to the Department of Labor, the average unemployment rate in the Asheville metropolitan area in 2011 was 8.13%, a decrease from 8.6% in 2010, a decrease from 8.8% in 2009. During 2011, the average unemployment rate for Davidson and Rockingham counties was 11.3% as compared to 12.7% and 12.9% in 2010 and 2009, respectively. In December 2011, the unemployment rate in the Asheville metropolitan area and the average unemployment rate in Davidson and Rockingham counties were 7.9% and 11.0%, respectively. In December 2011, the national and state unemployment rates were 8.5% and 9.9%, respectively. The national unemployment rate was 9.4% and 9.95, and the state unemployment rate was 9.8% and 11.3% as of December 2010 and 2009, respectively.

Through the HomeTrust Banking Partnership, we have built a strong foundation in the communities we serve. The directors of each partner bank work with their management team and employees to support local nonprofit and community organizations. Each partner bank helps provide critical services to meet the financial needs of its customers and improve the quality of life for individuals and businesses in its community. Initiatives supporting the core business include affordable housing, education and financial education and building healthy communities. We support these initiatives through both financial and people resources in all of our communities. Collectively, partner bank employees volunteer thousands of hours annually in their local communities; from helping to build homes to teaching grade school youth how to start healthy savings habits, partner bank employees are making a positive difference in the lives of others every day.

Competition

We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions, life insurance companies and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. Commercial and industrial loan competition is primarily from local commercial banks. We believe that we compete effectively because we consistently deliver high-quality, personal service to our customers that results in a high level of customer satisfaction. We are currently in the process of adding significant technology resources to expand our capabilities and increase our efficiencies in residential lending.

We attract our deposits through our branch office system. Competition for deposits is principally from other savings institutions, commercial banks and credit unions located in the same communities, as well as mutual funds and other alternative investments. We believe that we compete for deposits by offering superior service and a variety of deposit accounts at competitive rates. We also have a highly competitive suite of cash management services, technology solutions, and internal support expertise specific to the needs of small to mid-sized commercial business customers. Based on the most recent branch deposit data provided by the FDIC, HomeTrust Bank was third in share of deposits in the Asheville, North Carolina Metropolitan Statistical Area, fourth in deposit share in the nine counties in which we operate and had a deposit market share of 0.45% of all banks and thrifts in North Carolina.

Overall, we believe that we distinguish ourselves from larger, national banks operating in our market areas by offering quicker decision-making in the delivery of our products and services and competitive customer-driven products with excellent service and responsiveness, and by providing customer access to our senior managers. In addition, our larger capital base and product mix enable us to compete effectively against smaller banks. Our lending staff is experienced and knowledgeable about local lending in our markets, enabling us to build on the relationship-style banking that is our hallmark.

In addition, the way we create differentiation from our competition to fuel organic growth is by focusing on “HOW” we deliver our products and services. When we promise our customers that ‘It’s Just Better Here’, more than anything, it refers to the care and responsiveness our employees provide to each and every customer. Teamwork is key to our success. Many of our employees have been a part of the HomeTrust Banking Partnership for decades, while just as many employees have more recently brought their industry knowledge and expertise to us in recent years because of their desire to be a part of a high performing team that works well together to make a difference for customers. Our culture includes relationship training and coaching with respect to banking and adding value to our customers. This “culture model” includes four key principles:

•	making a difference for customers every day is fun and rewarding;

•	success is built on relationships;

•	we must continually add value to relationships with our customers and with each other; and

•	we need to grow ourselves and our ability to make a difference and add value to relationships.

In implementing these principles, the directors, management team and employees of each partner bank work to support local nonprofit and community organizations and strive to provide critical services to meet the financial needs of its customers and improve the quality of life for individuals and businesses in our communities. We support affordable housing and education initiatives to help build healthy communities where our partner banks do business through both financial assistance and employees volunteering thousands of hours annually in their local communities. We believe the opportunity to stay close to our customers gives us a unique position in the banking industry as compared to our larger competitors and we are committed to continuing to build strong relationships with our employees, customers and communities for generations to come.

Lending Activities

The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for deferred fees and discounts and allowances for losses) at the dates indicated.

	At December 31,		At June 30,
	2011		2011		2010		2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Retail Consumer loans:
One- to four-family	$628,485	48.84%	$610,528	45.88%	$509,464	39.50%	$407,310	33.32%	$411,833	34.54%	$350,506	36.09%
Home equity	150,145	11.67	156,720	11.78	157,050	12.18	151,925	12.43	130,652	10.96	113,049	11.64
Construction and land/lots	60,452	4.70	68,199	5.12	79,007	6.13	79,945	6.54	90,911	7.62	81,179	8.36
Consumer	4,073	0.32	4,265	0.32	3,769	0.29	2,719	0.22	2,892	0.24	2,759	0.28

Total retail consumer loans	843,155	65.53	839,712	63.10	749,290	58.09	641,899	52.51	636,288	53.36	547,493	56.37

Commercial loans:
Commercial real estate	249,297	19.38	269,449	20.24	270,272	20.95	277,476	22.70	243,768	20.44	164,966	16.99
Construction and development	57,293	4.45	79,458	5.97	127,054	9.85	164,797	13.48	179,344	15.04	132,522	13.64
Commercial and industrial	15,984	1.24	19,250	1.45	20,117	1.56	24,157	1.98	23,159	1.94	18,739	1.93
Municipal leases	120,979	9.40	122,921	9.24	123,099	9.54	114,041	9.33	109,912	9.22	107,540	11.07

Total commercial loans	443,553	34.47	491,078	36.90	540,542	41.91	580,471	47.49	556,183	46.64	423,767	43.63

Total loans	1,286,708	100.00%	1,330,790	100.00%	1,289,832	100.00%	1,222,370	100.00%	1,192,471	100.00%	971,260	100.00%

Less:
Deferred fees and discounts	(3,397)		(4,273)		(4,509)		(2,920)		(3,359)		(2,796)
Allowance for losses	(36,774)		(50,140)		(41,713)		(24,996)		(13,623)		(10,372)

Total loans receivable, net	$1,246,537		$1,276,377		$1,243,610		$1,194,454		$1,175,489		$958,092

The following table shows the composition of our loan portfolio in dollar amounts and in percentages (before deductions for deferred fees and discounts and allowances for loan losses) at the dates indicated.

	At December 31,		At June 30,
	2011		2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Fixed-rate loans:
Retail consumer loans:
One- to four-family	$325,008	25.26%	$309,602	23.26%	$240,991	18.68%	$145,486	11.90%
Home equity	85	0.01	100	0.01	77	0.01	—	—
Construction and land/lots	23,853	1.85	29,360	2.21	32,165	2.49	34,376	2.81
Consumer	4,044	0.31	4,207	0.32	3,703	0.29	2,667	0.22
Commercial loans:
Commercial real estate	152,883	11.88	164,490	12.36	145,000	11.24	144,288	11.80
Construction and development	28,389	2.21	29,845	2.24	34,762	2.70	41,199	3.37
Commercial and industrial	8,809	0.68	11,905	0.89	9,501	0.74	10,871	0.89
Municipal leases	120,979	9.40	122,921	9.24	123,099	9.54	114,041	9.33

Total fixed-rate loans	664,050	51.61	672,430	50.53	589,298	45.69	492,928	40.33

Adjustable-rate loans:
Retail consumer loans:
One- to four-family	303,477	23.59	300,926	22.61	268,473	20.81	261,824	21.42
Home equity	150,060	11.66	156,620	11.77	156,973	12.17	151,925	12.43
Construction and land/lots	36,599	2.84	38,839	2.92	46,842	3.63	45,569	3.73
Consumer	29	—	58	—	66	0.01	52	—
Commercial loans:
Commercial real estate	96,414	7.49	104,959	7.89	125,272	9.71	133,188	10.90
Construction and development	28,904	2.25	49,613	3.73	92,292	7.16	123,598	10.11
Commercial and industrial	7,175	0.56	7,345	0.55	10,616	0.82	13,286	1.09
Municipal leases	—	—	—	—	—	—	—	—

Total adjustable-rate loans	622,658	48.39	658,360	49.47	700,534	54.31	729,442	59.67

Total loans	1,286,708	100.00%	1,330,790	100.00%	1,289,832	100.00%	1,222,370	100.00%

Less:
Deferred fees and discounts	(3,397)		(4,273)		(4,509)		(2,920)
Allowance for losses	(36,774)		(50,140)		(41,713)		(24,996)

Total loans receivable, net	$1,246,537		$1,276,377		$1,243,610		$1,194,454

Loan Maturity. The following table sets forth certain information at June 30, 2011 regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

	Retail Consumer
	One- to Four-Family		Home Equity		Construction and land/lots		Consumer
Due During Years Ending June 30,	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
			(Dollars in thousands)
2012	$15,665	5.10%	$931	4.54%	$5,360	5.42%	$1,099	4.29%
2013	7,207	5.73	594	5.77	3,019	5.01	322	6.24
2014	11,805	5.82	881	5.39	788	5.17	560	5.47
2015 and 2016	13,210	5.96	1,918	5.24	1,423	5.16	1,407	4.03
2017 to 2020	47,866	5.46	35,004	4.51	1,668	6.29	279	4.20
2021 to 2025	120,636	4.74	106,042	4.17	10,893	6.16	—	—
2026 and following	394,139	5.29	11,350	4.30	45,048	5.15	598	4.65

Total	$610,528	5.22%	$156,720	4.28%	$68,199	5.35%	$4,265	4.55%

	Commercial Loans
	Commercial Real Estate		Construction and Development		Commercial and Industrial		Municipal Leases
Due During Years Ending June 30,	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate(1)
			(Dollars in thousands)
2012	$25,337	6.08%	$54,829	4.54%	$9,065	4.65%	$341	8.57%
2013	27,603	6.35	1,590	6.83	1,171	5.03	1,218	7.94
2014	33,493	5.68	3,701	5.41	2,443	5.85	3,382	7.16
2015 and 2016	55,835	5.88	6,525	5.77	4,365	5.81	6,294	7.59
2017 to 2020	49,780	5.69	5,357	4.64	1,415	6.10	24,380	7.61
2021 to 2025	34,524	4.99	4,439	5.58	664	4.80	38,834	7.97
2026 and following	42,877	5.46	3,017	5.65	127	2.50	48,472	8.28

Total	$269,449	5.71%	$79,458	4.83%	$19,250	5.19%	$122,921	7.98%

	Total
Due During Years Ending June 30,	Amount	Weighted Average Rate
	(Dollars in thousands)
2012	$112,627	5.02%
2013	42,724	6.17
2014	57,053	5.77
2015 and 2016	90,977	5.95
2017 to 2020	165,749	5.63
2021 to 2025	316,032	5.03
2026 and following	545,628	5.54

Total	$1,330,790	5.44%

(1)	The weighted average rate of municipal loans is adjusted for a 34% federal tax rate since the interest income from these leases is tax exempt.

The total amount of loans due after June 30, 2012, which have predetermined interest rates is $658.0 million, while the total amount of loans due after such dates which have adjustable interest rates is $582.0 million.

Lending Authority. Residential real estate loans up to $2.5 million may be approved at varying levels by certain officers of HomeTrust Bank. Our Chief Executive Officer, President and Chief Operating Officer and Chief Credit Officer may approve loans up to $2.5 million. Loans outside our general underwriting guidelines generally must be approved by the board of directors, or our Chief Executive Officer, President and Chief Operating Officer, Chief Credit Officer, Assistant Credit Officer, or Credit Risk Manager. Effective September 30, 2010, only the board of directors, Chief Executive Officer, President and Chief Operating Officer, Chief Credit Officer, Assistant Credit Officer, or Credit Risk Manager is authorized to approve a land or lot loan of any amount. Lending authority is also granted to certain other bank officers at lower amounts, generally up to $300,000 in total credit exposure for real estate secured loan relationships, provided the loan has no policy exceptions.

Beginning in fiscal year 2008, we have implemented continuously more stringent underwriting policies and procedures related to residential lending as the economy and housing market continued to deteriorate, which included an increased emphasis on a borrower’s ongoing ability to repay a loan by requiring lower debt to income ratios, higher credit scores and lower loan to value ratios than our previous lending policies had required. As a result, the percentage of one-to four-family residential loans and home equity lines of credit made to borrowers with a credit score greater than 675 has increased from 78.6% during fiscal 2007 to 93.0% during fiscal 2011. This has also resulted in a reduced percentage of loans approved as compared to loan applications, from 83.9% during fiscal 2007 to 71.7% in fiscal 2011.

At December 31, 2011, the maximum amount under federal regulation that we could lend to any one borrower and the borrower’s related entities was approximately $22.7 million. Our five largest lending relationships are with commercial borrowers and totaled $38.9 million in the aggregate, or 3.1% of our $1.25 billion net loan portfolio at December 31, 2011. The largest relationship at December 31, 2011 consisted of $18.0 million in 21 loans. The largest loan in this borrower relationship had an outstanding balance of $3.1 million as of December 31, 2011 and was secured by a non-owner-occupied retail property located in Buncombe County. The remaining relationship exposure primarily consisted of various non-owner-occupied commercial real estate properties located throughout Buncombe County, and owner-occupied residential property located throughout Buncombe County. At December 31, 2011 these loans were performing in accordance with their original repayment terms.

The second largest lending relationship at December 31, 2011 was $6.8 million consisting of nine loans including a $2.2 million loan for a non-owner-occupied medical office building and the construction to permanent financing of a contiguous non-owner-occupied medical office building, four additional loans totaling $3.4 million which are also secured by non-owner-occupied medical office buildings with the remaining $1.2 million secured by owner-occupied residences and one owner-occupied commercial real estate property. All properties securing these loans are located in Cleveland County. At December 31, 2011, these loans were performing in accordance with their original repayment terms.

The third largest lending relationship at December 31, 2011 was $5.4 million consisting of eight loans, the largest of which is a $2.3 million loan secured by three non-owner-occupied retail buildings, land, and cash. The remaining loans are secured by an additional lien on the above mentioned collateral, an owner-occupied residence, and a multiunit retail center. As of December 31, 2011, all loans in the relationship were performing in accordance with their original repayment terms.

The fourth largest lending relationship at December 31, 2011 was $4.4 million, consisting of one loan secured by a leasehold mortgage interest in an anchored multiunit retail center located in Jackson County, NC. As of December 31, 2011 this loan was performing in accordance with its original repayment terms.

The fifth largest lending relationship at December 31, 2011 was $4.3 million consisting of seventeen loans, the largest of which is a $2.6 million loan secured by an owner occupied professional office building. The remaining loans are secured by various one-to four-family rental properties, the largest of which was $238,000, as of December 31, 2011. As of December 31, 2011, all loans in the lending relationship were performing in accordance with their respective original repayment terms.

At December 31, 2011, we had 53 additional relationships that exceeded $2.0 million, for a total of $133.0 million.

Retail Consumer Loans

One-to Four-Family Real Estate Lending. We originate loans secured by first mortgages on one-to four-family residences typically for the purchase or refinance of owner-occupied primary or secondary residences located primarily in our market areas. We originate one-to four-family residential mortgage loans primarily through referrals from real estate agents, builders and from existing customers. Walk-in customers are also important sources of loan originations. At December 31, 2011, $628.5 million, or 48.8%, of our loan portfolio consisted of loans secured by one-to four-family residences.

We originate both fixed-rate loans and adjustable-rate loans. We generally originate mortgage loans in amounts up to 80% of the lesser of the appraised value or purchase price of a mortgaged property, but will also permit loan-to-value ratios of up to 95%. For loans exceeding an 80% loan-to-value ratio we generally require the borrower to obtain private mortgage insurance covering us for any loss on the amount of the loan in excess of 80% in the event of foreclosure.

The majority of our one-to four-family residential loans are originated with fixed rates and have terms of ten to 30 years. At December 31, 2011 our one-to four-family residential loan portfolio included $325.0 million in fixed rate loans, of which $104.4 million were ten year fixed rate loans. We generally originate fifteen and thirty year fixed rate mortgage loans for sale to various secondary market investors on a servicing released basis. We also originate adjustable-rate mortgage, or ARM, loans which have interest rates that adjust annually to the yield on U.S. Treasury securities adjusted to a constant one-year maturity plus a margin. Most of our ARM loans are hybrid loans, which after an initial fixed rate period of one, five or seven years will convert to an annual adjustable interest rate for the remaining term of the loan. Our ARM loans have terms up to 30 years. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our asset/liability management objectives. Our ARM loans generally have a floor interest rate set at the initial interest rate, and a cap of two percentage points on rate adjustments during any one year and six percentage points over the life of the loan. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds.

We generally retain ARM loans that we originate in our loan portfolio rather than selling them in the secondary market. The retention of ARM loans in our loan portfolio helps us reduce our exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased interest to be paid by the customer as a result of increases in interest rates. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased costs to the borrower. We attempt to reduce the potential for delinquencies and defaults on ARM loans by qualifying the borrower based on the borrower’s ability to repay the ARM loan assuming that the maximum interest rate that could be charged at the first adjustment period remains constant during the loan term. Another consideration is that although ARM loans allow us to increase the sensitivity of our asset base due to changes in the interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limits. Because of these considerations, we have no assurance that yield increases on ARM loans will be sufficient to offset increases in our cost of funds.

Most of our loans are written using generally accepted underwriting guidelines, and are readily saleable to Freddie Mac, Fannie Mae, or other private investors. Our real estate loans generally contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property. The average size of our one-to four-family residential loans was $104,000 at December 31, 2011.

A portion of our loans are “non-conforming” because they do not satisfy credit or other requirements because of personal and financial reasons (i.e., divorce, bankruptcy, length of time employed, etc.), and other requirements, imposed by secondary market purchasers. Many of these borrowers have higher debt-to-income ratios, or the loans are secured by unique properties in rural markets for which there are no sales of comparable properties to support the value according to secondary market requirements. We may require additional collateral or lower loan-to-value ratios to reduce the risk of these loans. We believe that these loans satisfy a need in our local market areas. As a result, subject to market conditions, we intend to continue to originate these types of loans.

Property appraisals on real estate securing our one-to four-family loans in excess of $250,000 that are not originated for sale are made by a state-licensed or state-certified independent appraisers approved by the board of directors. Appraisals are performed in accordance with applicable regulations and policies. For loans that are less than $250,000, we may use the tax assessed value, broker price opinions, and/or a property inspection in lieu of an appraisal. We generally require title insurance policies on all first mortgage real estate loans originated. Homeowners, liability, fire and, if required, flood insurance policies are also required for one-to four-family loans. We do not originate permanent one-to four-family mortgage loans with a negatively amortizing payment schedule, and currently do not offer interest-only mortgage loans. We have not typically originated stated income or low or no documentation one-to four-family loans. At December 31, 2011, $38.1 million of our one-to four-family loans were interest-only.

At December 31, 2011, $108.8 million of our one-to four-family loan portfolio consisted of loans secured by non-owner occupied residential properties. Loans secured by residential rental properties represent a unique credit risk to us and, as a result, we adhere to specific underwriting guidelines for such loans. Additionally, we have established specific loan portfolio concentration limits for loans secured by residential rental property to prevent excessive credit risk that could result from an elevated concentration of these loans. A primary risk factor in non-owner occupied residential real estate lending is the consistency of rental income of the property. Payments on loans secured by rental properties often depend on the successful operation and management of the properties, as well as the ability of tenants to pay rent. As a result, repayment of such loans may be subject to adverse economic conditions and unemployment trends, and may be sensitive to changes in the supply and demand for such properties. We consider and review a rental income cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. We generally require collateral on these loans to be a first mortgage along with an assignment of rents and leases. We periodically monitor the performance and cash flow sufficiency of certain residential rental property borrowers based on a number of factors such as loan performance, loan size, total borrower credit exposure, and risk grade.

Home Equity Lines of Credit. Our home equity loans, consisting of adjustable-rate lines of credit, have been the second largest component of our retail loan portfolio over the past several years. At December 31, 2011, home equity lines of credit totaled $150.1 million or 11.7% of our loan portfolio of which $54.8 million was secured by a first lien on owner-occupied residential property. The lines of credit may be originated in amounts, together with the amount of the existing first mortgage, typically up to 80% of the value of the property securing the loan (less any prior mortgage loans). Home equity lines of credit are originated with an adjustable-rate of interest, based on The Wall Street Journal prime rate plus a margin. Currently, our home equity lines of credit have a floor interest rate set at 4.75%, and a cap of 18% over the life of the loan. Home equity lines of credit generally have up to a fifteen-year draw period and amounts may be reborrowed after payment at any time during the draw period. Once the draw period has lapsed, the payment is amortized over a fifteen year period based on the loan balance at that time. At December 31, 2011, unfunded commitments on these lines of credit totaled $144.2 million.

Our underwriting standards for home equity lines of credit are similar to our one-to four- family loan underwriting standards and include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income.

Home equity lines of credit generally entail greater risk than do one- to four-family residential mortgage loans where we are in the first lien position. For those home equity lines secured by a second mortgage, it is unlikely that we will be successful in recovering all or a portion of our loan proceeds in the event of default unless we are prepared to repay the first mortgage loan and such repayment and the costs associated with a foreclosure are justified by the value of the property.

Construction and Land/Lots. We have been an active originator of construction to permanent loans to homeowners building a residence. In addition, we originate land/lot loans predominately for the purchase or refinance of an improved lot for the construction of a residence to be occupied by the borrower. All of our construction and land/lot loans were made on properties located in North Carolina.

At December 31, 2011, our construction and land/lot loan portfolio was $60.5 million compared to $68.2 million at June 30, 2011 and $79.0 million at June 30, 2010. At December 31, 2011, unfunded loan commitments totaled $12.6 million, compared to $17.7 million at June 30, 2011. Construction-to-permanent loans are made for the construction of a one-to four-family property which is intended to be occupied by the borrower as either a primary or secondary residence. Construction-to-permanent loans are originated to the homeowner rather than the homebuilder and are structured to be converted to a first lien fixed or adjustable rate permanent loan at the completion of the construction phase. We do not originate construction phase only or junior lien construction-to-permanent loans. The permanent loan is generally underwritten to the same standards as our one-to four-family residential loans and may be held by us for portfolio investment or sold in the secondary market. At December 31, 2011 our construction-to-permanent loans totaled $21.1 million and the average loan size was $157,000. During the construction phase, which typically lasts for six to twelve months, we make periodic inspections of the construction site and loan proceeds are disbursed directly to the contractors or borrowers as construction progresses. Typically, disbursements are made in monthly draws during the construction period. Loan proceeds are disbursed based on a percentage of completion. Construction-to-permanent loans require payment of interest only during the construction phase. Prior to making a commitment to fund a construction loan, we require an appraisal of the property by an independent appraiser. Construction loans may be originated up to 95% of the cost or of the appraised value upon completion, whichever is less; however, we generally do not originate construction loans which exceed the lower of 80% loan to cost or appraised value without securing adequate private mortgage insurance or other form of credit enhancement such as the Federal Housing Administration or other governmental guarantee. We also require general liability, builder’s risk hazard insurance, title insurance, and flood insurance (as applicable, for properties located or to be built in a designated flood hazard area) on all construction loans. Subject to market conditions, we expect this type of lending to continue and grow as the economy improves. At December 31, 2011, the largest construction to permanent loan had an outstanding balance of $1.0 million and was performing according to the original repayment terms.

Included in our construction and land/lot loan portfolio are land/lot loans, which are typically loans secured by developed lots in residential subdivisions located in our market areas. We originate these loans to individuals intending to construct their primary or secondary residence on the lot within one year from the date of origination. This portfolio may also include loans for the purchase or refinance of unimproved land that is generally less than or equal to five acres, and for which the purpose is to commence the improvement of the land and construction of an owner-occupied primary or secondary residence within one year from the date of loan origination. We do not currently originate interest only land loans or loans for the speculative purchase or investment in land or lots.

Land/lot loans are typically originated in an amount up to 70% of the lower of the purchase price or appraisal, are secured by a first lien on the property, for up to a 20 year term, require payments of interest only and are structured with an adjustable rate of interest on terms similar to our one-to four-family residential mortgage loans. At December 31, 2011, our land/lot loans totaled $39.6 million and the average land/lot loan size was $77,000. At December 31, 2011, the largest land/lot loan had an outstanding balance of $1.1 million and was performing according to the original repayment terms.

Construction and land/lot lending affords us the opportunity to achieve higher interest rates and fees with shorter terms to maturity than the rates and fees generated by our one-to four-family permanent mortgage lending. Construction/permanent loans, however, generally involves a higher degree of risk than our one-to four-family permanent mortgage lending. If our appraisal of the value of the completed residence proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction and may incur a loss. Land/lot loans also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral. These risks can also be significantly impacted by supply and demand conditions.

Consumer Lending. Our consumer loans consist principally of loans secured by savings deposits; however, we also originate automobile loans and other consumer loans. At December 31, 2011, our consumer loans totaled $4.1 million, or less than one percent of our loan portfolio. We originate our consumer loans primarily in our market areas.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Our underwriting standards for consumer loans include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income.

Consumer loans generally entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Commercial Loans.

Commercial Real Estate Lending. We originate commercial real estate loans, including loans secured by hotels, office space, office/warehouse, retail strip centers, vehicle dealerships, mini-storage facilities, medical and professional buildings, retail sites and churches located in our market areas. As of December 31, 2011, $249.3 million or 19.4% of our total loan portfolio was secured by commercial real estate property, including multifamily loans totaling $22.9 million, or 1.8% of our total loan portfolio. Of that amount, $123.3 million was identified as owner occupied commercial real estate, and the remainder of $126.0 million was secured by income producing, or non-owner-occupied commercial real estate. Commercial real estate loans generally are priced at a higher rate of interest than one- to four-family residential loans. Typically, these loans have higher loan balances, are more difficult to evaluate and monitor, and involve a greater degree of risk than one- to four-family residential loans.

Often payments on loans secured by commercial or multi-family properties are dependent on the successful operation and management of the property; therefore, repayment of these loans may be affected by adverse conditions in the real estate market or the economy. We generally require and obtain loan guarantees from financially capable parties based upon the review of personal financial statements. If the borrower is a corporation, we generally require and obtain personal guarantees from the corporate principals based upon a review of their personal financial statements and individual credit reports.

The average outstanding loan size in our commercial real estate portfolio was $309,000 as of December 31, 2011. We target individual commercial real estate loans between $250,000 and $2.5 million to small and mid-size owner occupants and investors in our market areas. At December 31, 2011, the largest commercial real estate loan in our portfolio was a $4.4 million loan secured by a leasehold deed of trust on an anchored retail shopping center and three contiguous out parcels located in Jackson County, North Carolina. Our largest multi-family loan as of December 31, 2011 was an assisted living facility with an outstanding principal balance of $1.9 million located in Gaston County, North Carolina. These loans were performing according to their original repayment terms as of December 31, 2011.

We offer both fixed and adjustable rate loans on commercial real estate loans. Our commercial real estate mortgage loans generally include a balloon maturity of five years or less. Amortization terms are generally limited to 20 years. Adjustable rate based loans typically include a floor and ceiling interest rate and are indexed to The Wall Street Journal prime rate, plus or minus an interest rate margin and rates generally adjust daily. The maximum loan to value ratio for commercial real estate loans is generally up to 80% on purchases and refinances. We require appraisals of all non-owner occupied commercial real estate securing loans in excess of $250,000, and all owner-occupied commercial real estate securing loans in excess of $500,000, performed by independent appraisers. For loans less than these amounts, we may use the tax assessed value, broker price opinions, and/or a property inspection in lieu of an appraisal.

If we foreclose on a commercial real estate loan, our holding period for the collateral typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. Further, our commercial real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, if we make any errors in judgment in the collectibility of our commercial real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our retail loan portfolios.

Construction and Development Lending. For many years, we have been an active originator of commercial real estate construction loans in our market areas to builders for many years; however, as housing markets weakened in recent years we significantly reduced our origination of new construction and development loans. Our construction and development loans are predominately for the purchase or refinance of unimproved land held for future residential development, improved residential lots held for speculative investment purposes and for the future construction of speculative one-to-four-family or commercial real estate. We also originate construction loans for the development of business properties and multi-family dwellings. All of our construction and development loans were made on properties located in North Carolina.

We have worked diligently to manage our construction and development loan portfolio and have continued to be successful at reducing our overall exposure to construction and development loans. At December 31, 2011, the balance of our construction and development loan portfolio was $57.3 million compared to $79.5 million at June 30, 2011. At December 31, 2011 $24.3 million or 42.4% of our construction and development loans required interest-only payments. Unfunded commitments at December 31, 2011 totaled $2.0 million compared to $4.8 million at June 30, 2011 and $4.2 million at June 30, 2010. We have virtually ceased the origination of new speculative construction and development loans related to residential properties except for loan renewals and on a very limited basis to select borrowers with whom we have long-standing lending relationships. The majority of these loans were for the speculative construction of residential properties, improved lots or development of land into residential lots and were originated prior to June 30, 2008. Effective September 30, 2010, only the board of directors, Chief Executive Officer, President and Chief Operating Officer, and Chief Credit Officer are authorized to approve speculative one-to-four-family construction loans, or loans for the development of land into residential lots.

Since fiscal 2009 we have not originated a significant amount of builder construction loans to fund the speculative construction of one- to four-family residential properties. These homes typically have an average price ranging from $200,000 to $500,000. Speculative construction loans are made to home builders and are termed “speculative” because the home builder does not have, at the time of loan origination, a signed contract with a home buyer who has a commitment for permanent financing with either us or another lender for the finished home. The home buyer may be identified either during or after the construction period, with the risk that the builder will have to fund the debt service on the speculative construction loan and finance real estate taxes and other carrying costs of the completed home for a significant period of time after the completion of construction, until a home buyer is identified. Loans to finance the construction of speculative single-family homes and subdivisions were generally offered to experienced builders in our primary market areas. All builders are qualified using the same standards as other commercial loan credits, requiring minimum debt service coverage ratios and established cash reserves to carry projects through construction completion and sale of the project. These loans require payment of interest-only during the construction phase. At December 31, 2011, loans for the speculative construction of single family properties totaled $9.2 million compared to $12.2 million at June 30, 2011 and $24.4 million at June 30, 2010. At December 31, 2011, we had two borrowers with aggregate outstanding loan balances of more than $1.5 million, which totaled $3.6 million (the largest of which was $1.9 million) and were secured by properties located in our market areas. At December 31, 2011, fifteen speculative construction loans totaling $5.0 million were on non-accrual status.

Land acquisition and development loans are included in the construction and development loan portfolio, and represent loans made to developers for the purpose of acquiring raw land and/or for the subsequent development and sale of residential lots. Such loans typically finance land purchase and infrastructure development of properties (i.e. roads, utilities, etc.) with the aim of making improved lots ready for subsequent sale to consumers or builders for ultimate construction of residential units. The primary source of repayment is generally the cash flow from developer sale of lots or improved parcels of land, secondary sources and personal guarantees, which may provide an additional measure of security for such loans. Strong demand for housing led to loan growth in this category in recent years. However, the recent downturn in real estate has slowed lot and home sales within our market areas. This has impacted certain developers by lengthening the marketing period of their projects and negatively affecting borrower’s liquidity and collateral values. We have focused on reducing these loans during the past two fiscal years and plan to continue to reduce these portfolios.

Land acquisition and development loans are generally secured by property in our primary market areas. In addition, these loans are secured by a first lien on the property, are generally limited up to 65% of the lower of the acquisition price or the appraised value of the land and generally have a maximum amortization term of 10 years with a balloon maturity of up to three years. We require title insurance and, if applicable, a hazardous waste survey reporting that the land is free of hazardous or toxic waste. At December 31, 2011, our land acquisition and development loans in our commercial construction and development portfolio totaled $36.3 million. The largest land acquisition and development loan had an outstanding balance at December 31, 2011 of $2.5 million and was performing according to its repayment terms. The subject loan is secured by property located in Buncombe County, North Carolina. At December 31, 2011, 58 land acquisition and development loans totaling $18.6 million were on non-accrual status. We are currently not originating new loans for the speculative purchase, refinance, or development of land other than loan renewals.

We have made construction loans for commercial development projects. These projects include multi-family, apartment, retail, office/warehouse and office buildings. We generally do not originate commercial real estate construction loans without a satisfactory permanent financing (“take-out”) commitment or non-contingent arm’s length purchase contract from a reputable lender or qualified purchaser. Commercial construction and construction to permanent loans are offered on a adjustable interest rate or fixed interest rate basis. Adjustable interest rate based loans typically include a floor and ceiling interest rate and are indexed to The Wall Street Journal prime rate, plus or minus an interest rate margin. The initial construction period is generally limited to twelve months from the date of origination, and amortization terms are generally limited to 20 years; however, amortization terms of up to 25 years may be available for certain property types based on elevated underwriting and qualification criteria. Construction to permanent loans generally include a balloon maturity of five years or less; however, balloon maturities of greater than five year are allowed on a limited basis depending on factors such as property type, amortization term, lease terms, pricing, or the availability of credit enhancements. Construction loan proceeds are disbursed commensurate with the percentage of completion of work in place, as documented by periodic internal or third party inspections. The maximum loan-to-value limit applicable to these loans is generally 80% of the appraised post-construction value. Disbursement of funds is at our sole discretion and is based on the progress of construction. At December 31, 2011 we had $11.8 million of non-residential construction loans included in our commercial construction and development loan portfolio.

We require all real estate securing construction and development loans to be appraised by an independent HomeTrust Bank-approved state-licensed or state-certified real estate. General liability, builder’s risk hazard insurance, title insurance, and flood insurance (as applicable, for properties located or to be built in a designated flood hazard area) are also required on all construction and development loans.

Construction and development lending affords us the opportunity to achieve higher interest rates and fees with shorter terms to maturity than the rates and fees generated by its single-family permanent mortgage lending. Construction lending, however, generally involves a higher degree of risk than single-family permanent mortgage lending because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost of the project, as well as the time needed to sell the property at completion. The nature of these loans is such that they are generally more difficult to evaluate and monitor. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. This type of lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders. Land acquisition and development loans also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral. These risks can be significantly impacted by the supply and demand conditions. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property or refinance the indebtedness, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Commercial and Industrial Loans. We typically offer commercial and industrial loans to small businesses located in our primary market areas. These loans are primarily originated as conventional loans to business borrowers, which include lines of credit, term loans and letters of credit. These loans are typically secured by collateral and are used for general business purposes, including working capital financing, equipment financing, capital investment and general investments. Loan terms vary from typically one to five years. The interest rates on such loans are either fixed rate or adjustable rate indexed to The Wall Street Journal prime rate plus a margin. Inherent with our extension of business credit is the business deposit relationship which frequently includes multiple accounts and related services from which we realize low cost deposits plus service and ancillary fee income.

Commercial and industrial loans typically have shorter maturity terms and higher interest rates than real estate loans, but generally involve more credit risk because of the type and nature of the collateral. We are focusing our efforts on small- to medium-sized, privately-held companies with local or regional businesses that operate in our market areas. At December 31, 2011, commercial and industrial loans totaled $16.0 million, which represented 1.2% of our total loan portfolio. Our commercial business lending policy includes credit file documentation and analysis of the borrower’s background, capacity to repay the loan, the adequacy of the borrower’s capital and collateral, as well as an evaluation of other conditions affecting the borrower. Analysis of the borrower’s past, present and future cash flows is also an important aspect of our credit analysis. We generally obtain personal guarantees on our commercial business loans.

Repayment of our commercial and industrial loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value. Our commercial business loans are originated primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of equipment, inventory or accounts receivable. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Municipal Leases. We offer ground and equipment lease financing to fire departments located primarily throughout North Carolina and, to a lesser extent, South Carolina. Municipal leases are secured primarily by a ground lease in our name with a sublease to the borrower for a firehouse or an equipment lease for fire trucks and firefighting equipment. We originate these loans primarily through a third party that assigns the lease to us after we fund the loan. All leases are underwritten directly by us prior to funding. These leases are at a fixed rate of interest and may have a term to maturity of up to 20 years.

At December 31, 2011, municipal leases totaled $121.0 million, which represented 9.4% of our total loan portfolio. At that date, $83.5 million, or 69% of our municipal leases were secured by fire trucks, $17.8 million, or 15%, were secured by firehouses, $11.5 million or 9%, were secured by both with the remaining $8.2 million or 7% secured by miscellaneous firefighting equipment. At December 31, 2011, the average outstanding municipal lease size was $314,000. These loans are our highest yielding loans since the interest earned is tax-exempt and this portfolio has the lowest delinquency rate of any of our loans.

Repayment of our municipal leases is often dependent on the tax revenues collected by the county/municipality on behalf of the fire department. Although a municipal lease does not constitute a general obligation of the county/municipality for which the county/municipality’s taxing power is pledged, a municipal lease is ordinarily backed by the county/municipality’s covenant to budget for, appropriate and pay the tax revenues to the fire department. However, certain municipal leases contain “non-appropriation” clauses which provide that the municipality has no obligation to make lease or installment purchase payments in future years unless money is appropriated for such purpose on a yearly basis. In the case of a “non-appropriation” lease, our ability to recover under the lease in the event of non-appropriation or default will be limited solely to the repossession of the leased property, without recourse to the general credit of the lessee, and disposition or releasing of the property might prove difficult. At December 31, 2011, $4.1 million of our municipal leases contained a non-appropriation clause.

Loan Originations, Purchases, Sales, Repayments and Servicing

We originate both fixed-rate and adjustable-rate loans. Our ability to originate loans, however, is dependent upon customer demand for loans in our market area. Demand is affected by competition and the interest rate environment. During the past few years, we, like many other financial institutions, have experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States. In periods of economic uncertainty, the ability of financial institutions, including us, to originate large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income. We do not generally purchase loans or loan participations except for leases. We actively sell the majority of our long-term fixed-rate residential first mortgage loans to the secondary market at the time of origination and retain our adjustable rate residential mortgages and fixed rate mortgages with terms to maturity less than 15 years and other consumer and commercial loans. During the six months ended December 31, 2011 and the years ended June 30, 2011 and 2010 we sold $76.0 million, $157.3 million and $141.8 million, respectively, in whole loans to the secondary market. We release the servicing on the loans we sell into the secondary market. Loans are generally sold on a non-recourse basis.

In addition to interest earned on loans and loan origination fees, we receive fees for loan commitments, late payments and other miscellaneous services. The fees vary from time to time, generally depending on the supply of funds and other competitive conditions in the market.

The following table shows our loan origination, purchase, sale and repayment activities for the periods indicated.

	Six Months Ended December 31,	Years Ended June 30,
	2011	2011	2010	2009
	(In thousands)
Originations by type:
Retail Consumer:
One- to four-family	$165,832	$307,613	$219,539	$330,915
Home equity	9,180	27,762	23,563	56,633
Construction and land/lots	15,874	41,704	49,889	46,153
Consumer	1,655	3,734	4,185	4,150
Commercial Loans:
Commercial real estate	3,027	26,251	24,107	65,077
Construction and development	1,438	10,976	10,839	26,954
Commercial and industrial	1,149	6,757	8,199	7,339

Total loans originated	$198,155	$424,797	$340,321	$537,221

Purchases:
Commercial Loans:
Commercial real estate	$370	$571	$240	$235
Municipal leases	5,238	15,390	28,524	24,901
Loans acquired through business combination	—	59,037	88,810	—

Total loans purchased or acquired	$5,608	$74,998	$117,574	$25,136

Sales and repayments:
One- to four-family sales	$77,020	$157,280	$141,802	$239,986
Home equity	95	—	—	—
Commercial real estate	534	—	—	—
Construction and development	4,039	—	—	—

Total sales	81,688	157,280	141,802	239,986
Principal repayments	152,520	303,747	258,802	279,284

Total reductions	$234,208	$461,027	$400,604	$519,270

Net increase (decrease)	$(30,445)	$38,768	$57,291	$43,087

Asset Quality

Loan Delinquencies and Collection Procedure. When a borrower fails to make a required payment on a residential real estate loan, we attempt to cure the delinquency by contacting the borrower. A late notice is sent 15 days after the due date, and the borrower may also be contacted by phone at this time. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and additional collection notices and letters are sent. When a loan is 90 days delinquent, we may commence repossession or a foreclosure action. Reasonable attempts are made to collect from borrowers prior to referral to an attorney for collection. In certain instances, we may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize their financial affairs, and we attempt to work with the borrower to establish a repayment schedule to cure the delinquency.

Delinquent consumer loans are handled in a similar manner, except that late notices are sent at 30 days after the due date. Our procedures for repossession and sale of consumer collateral are subject to various requirements under the applicable consumer protection laws as well as other applicable laws and the determination by us that it would be beneficial from a cost basis.

Delinquent commercial loans are initially handled by the loan officer in charge of the loan, who is responsible for contacting the borrower. The collections department also works with the commercial loan officers to see that the necessary steps are taken to collect delinquent loans, while ensuring that standard delinquency notices and letters are mailed to the borrower. No later than 90 days past the due date, a collection officer takes over the loan for further collection activities. In addition, we have a management loan committee that meets as needed and reviews past due and classified commercial real estate loans, as well as other loans that management feels may present possible collection problems. If an acceptable workout of a delinquent commercial loan cannot be reached, we generally initiate foreclosure or repossession proceedings on any collateral securing the loan.

The following table sets forth our loan delinquencies by type, by amount and by percentage of type at December 31, 2011.

	Loans Delinquent For:
	30-89 Days			90 Days and Over			Total Loans Delinquent 30 Days or More
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
Retail Consumer Loans:
One-to four-family	114	$11,904	1.89%	125	$17,599	2.80%	239	$29,503	4.69%
Home equity	21	978	0.65%	39	2,573	1.71%	60	3,551	2.37%
Construction and land/lots	7	522	0.86%	22	1,863	3.08%	29	2,385	3.95%
Consumer	6	54	1.33%	14	23	0.56%	20	77	1.89%
Commercial Loans:
Commercial real estate	17	4,727	1.90%	28	6,656	2.67%	45	11,383	4.57%
Construction and development	12	3,567	6.23%	42	11,457	20.00%	54	15,024	26.22%
Commercial and industrial	4	143	0.89%	14	180	1.13%	18	323	2.02%
Municipal leases	1	147	0.12%	—	—	—%	1	147	0.12%

Total	182	22,042	1.71%	284	$40,351	3.14%	466	$62,393	4.85%

Non-performing Assets. Non-performing assets increased to $89.5 million, or 5.67% of total assets, at December 31, 2011, from $62.3 million, or 3.81% of total assets at June 30, 2011 and $63.6 million, or 3.87% of total assets, at June 30, 2010. Slow sales and excess inventory in most housing markets, along with declines in property values, have been the primary cause of the elevated levels of delinquencies and foreclosures, particularly for construction and development loans, which, including related REO, represented $25.1 million, or 28.0% of our non-performing assets at December 31, 2011. In addition, during the six months ended December 31, 2011 we reclassified $25.7 million of impaired loans from impaired loans still accruing interest to non-accruing loans pursuant to regulatory guidance. Generally, these loans are paying as agreed, except that liquidation of the underlying collateral has been significantly delayed as compared to the schedule contemplated in our initial underwriting. At December 31, 2011, $30.1 million or 38.3% of total non-accruing loans (including the $25.7 million referred to above) were current on their loan payments.

Reflecting the weak housing market and value declines, the level of our provision for loan losses has remained elevated in recent periods even though total construction and development loans outstanding have declined substantially. We continue to believe our level of non-performing loans and assets is manageable, and we believe that we have sufficient capital and human resources to manage the collection of our one- to four-family residential construction and related land and land development loans and other non-performing assets in an orderly fashion. However, our operating results will continue to be adversely impacted until we are able to significantly reduce the level of our non-performing assets.

Loans are placed on nonaccrual status when the collection of principal and/or interest becomes doubtful or other factors involving the loan warrant placing the loan on nonaccrual status. Troubled debt restructurings are loans which have renegotiated loan terms to assist borrowers who are unable to meet the original terms of their loans. Such modifications to loan terms may include a lower interest rate, a reduction in principal, or a longer term to maturity. Once a non-accruing troubled debt restructuring has performed according to its modified terms for six months and the collection of principal and interest under the revised terms is deemed probable, the troubled debt restructuring is removed from nonaccrual status. At December 31, 2011, $28.7 million of troubled debt restructurings were classified as nonaccrual, including $6.6 million of construction and development loans. In addition, foreclosed assets include assets acquired in settlement of loans. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio.

	At December 31,	At June 30,
	2011	2011	2010	2009	2008	2007
	(In thousands)
Non-accruing loans: Retail consumer loans:
One-to four-family	$30,508	$17,821	$9,076	$8,343	$2,465	$1,877
Home equity	4,286	2,536	4,059	2,987	1,060	682
Construction and land/lots	3,824	2,766	2,549	2,638	352	—
Consumer	65	23	28	74	279	6
Commercial loans:
Commercial real estate	15,462	8,197	12,097	7,078	—	173
Construction and development	24,027	16,620	18,005	5,451	1,030	—
Commercial and industrial	593	40	—	5	318	630
Municipal leases	—	474	486	879	998	—

Total non-accruing loans	78,765	48,477	46,300	27,455	6,502	3,368

Foreclosed assets:
Retail consumer loans:
One-to four-family	4,655	4,299	6,764	610	550	629
Home equity	59	32	268	38	—	—
Construction and land/lots	1,956	1,326	416	305	—	—
Consumer	—	—	—	—	—	—
Commercial loans:
Commercial real estate	3,025	2,023	4,095	974	—	—
Construction and development	1,064	6,177	5,744	1,497	—	—
Commercial and industrial	—	—	—	—	—	—
Municipal leases	—	—	—	—	—	—

Total foreclosed assets	10,759	13,857	17,287	3,424	550	629

Total non-performing assets	$89,524	$62,334	$63,587	$30,879	$7,052	$3,997

Total non-performing assets as a percentage of total assets	5.67%	3.81%	3.87%	2.10%	0.52%	0.36%
Performing Troubled Debt Restructurings	16,205	49,379	28,655	7,754	7,602	4,625

For the six months ended December 31, 2011 and year ended June 30, 2011, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $1.7 million and $2.7 million, respectively. The amount that was included in interest income on such loans was $761,000 and $1.0 million, respectively, including interest not recorded in prior periods due to a small number of large loans either becoming current or being sold. At December 31, 2011, $37.1 million in non-performing loans were individually impaired; $5.3 million of the allowance for loan losses was allocated to impaired loans at period-end. A loan is impaired when it is probable, based on current information and events, that we will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreements. Troubled debt restructurings are also considered impaired. Impaired loans are measured on an individual basis for individually significant loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

We record REO (acquired through a lending relationship) at fair value on a non-recurring basis. All REO properties are recorded at amounts which are equal to fair value of the properties based on independent appraisals (reduced by estimated selling costs) upon transfer of the loans to REO. From time to time, non-recurring fair value adjustments to REO are recorded to reflect partial write-downs based on an observable market price or current appraised value of property. The individual carrying values of these assets are reviewed for impairment at least annually and any additional impairment charges are expensed to operations. For the six months ended December 31, 2011 and fiscal year 2011, we recognized $1.7 million and $3.0 million, respectively, of impairment charges related to these types of assets.

Within our non-performing loans, we have a total of 10 nonaccrual lending relationships, each with aggregate loan exposures in excess of $1.0 million that collectively comprise $16.9 million, or 21.5% of our total non-performing loans as of December 31, 2011, and the single largest relationship is $2.8 million. Our non-performing loan exposures in excess of $1.0 million are included in the following table (dollars in thousands):

Amount	Percent of Total Non-Performing Loans	Collateral Securing the Indebtedness	Geographic Location
$2,794	3.6%	28 acres of developed land	Buncombe County
2,285	2.9	Completed residential development with roads and clubhouse	Henderson County
1,772	2.2	Residential and commercial properties	Buncombe County
1,769	2.2	Approximately 28 acres of undeveloped land	Buncombe County
1,672	2.1	Spec residential properties and lots	Buncombe County
1,622	2.1	Undeveloped land	Polk County
1,594	2.0	Commercial office building	Spartanburg County(1)
1,147	1.5	Undeveloped land	Polk County
1,145	1.5	Residential properties	Buncombe County
1,130	1.4	Commercial property	Anderson County(1)

16,930	21.5%

(1)	Located in South Carolina

At December 31, 2011, we had $10.8 million of REO, the most significant of which is a $1.4 million residence located in Buncombe County. The second largest REO property is a single family home in Haywood County with a book value of $999,000. At December 31, 2011 all other REO properties have individual book values of less than $600,000.

Our recovery experience in liquidating REO is shown in the following table. This table measures REO sales proceeds for the periods indicated, expressed as a percentage of the REO book value at the time of foreclosure.

	As a percentage of recorded balances at time of foreclosure
	Real estate owned disposals, net proceeds for the quarter ended
	Seven quarter weighted avg. value	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
One-to four-family	92.3%	77.2%	73.6%	91.0%	92.7%	106.9%	95.9%	111.3%
Home Equity	83.8	—	—	—	—	—	69.9	96.4
Construction and land/lots	54.8	87.0	93.9	35.1	99.3	82.2	—	104.6
Commercial real estate	94.2	100.0	110.4	74.3	97.8	77.7	104.5	—
Construction and development	95.9	98.1	80.7	—	86.9	115.5	96.7	104.9

Total	88.6%	93.2%	82.9%	68.2%	94.1%	98.7%	97.6%	106.8%

In fiscal 2011 and the first six months of fiscal 2012, we liquidated $34.3 million in REO based on loan values at the time of foreclosure, realizing $19.1 million in net proceeds or 55.7% of the foreclosed loan balances. As of December 31, 2011, the book value of our REO, expressed as a percentage of the related loan balances at the time the properties were transferred to REO was 44.2%. During the six months ending December 31, 2011, we disposed of $9.6 million of REO in construction and development, and realized $3.4 million, which equated to 35.4% of the related loan balances at the time of foreclosure.

Other Loans of Concern. In addition to the nonperforming assets set forth in the table above, as of December 31, 2011, there were 604 loans totaling $89.8 million with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the nonperforming asset categories. These loans have been considered in management’s determination of our allowance for loan losses.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OCC to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by our bank regulators, which may order the establishment of additional general or specific loss allowances. Assets which do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories but possess weakness are designated by us as “special mention.”

We regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management’s review of our assets, at December 31, 2011, our classified assets (consisting of $126.9 million of loans and $10.8 million of REO) totaled $137.7 million and represented 88.2% of our Tier I capital plus allowance for loan losses and 8.7% of our assets, of which $84.9 million was included in nonperforming assets and nonaccruing loans. Nonperforming classified assets represent 57.4% of our Tier 1 capital plus allowance for loan losses and 5.7% of our assets. The aggregate amounts of our classified assets and special mention loans at the dates indicated (as determined by management), were as follows:

	At December 31, 2011	At June 30,
		2011	2010
	(In thousands)
Classified Assets:
Loss	$39	$8	$—
Doubtful	8,988	371	225
Substandard – performing	48,055	98,627	87,287
– non-performing	69,852	48,107	46,075

Total Classified Loans	126,934	147,113	133,587
Real Estate Owned	10,759	13,857	17,287

Total Classified Assets	137,693	160,970	150,874
Special Mention loans	41,594	42,482	65,492

Total Classified Assets and Special Mention Loans	$179,287	$203,452	$216,366

Allowance for Loan Losses. The allowance for loan losses is a valuation account that reflects our estimation of the losses in our loan portfolio to the extent they are reasonable to estimate. The allowance is maintained through provisions for loan losses that are charged to earnings in the period they are established. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans previously charged off are added back to the allowance.

Over the past three-year period as housing markets continued to weaken in many of our market areas, we have experienced significantly increased delinquencies and non-performing assets, primarily in our construction and development loan portfolios. While recently improved, home and lot sales activity has still been slow, causing stress on builders’ and developers’ cash flows and their ability to service debt, which is reflected in our non-performing asset totals. Further, property values generally declined during the last three year period, reducing the value of the collateral securing loans. In addition, other non-housing-related segments of the loan portfolio developed signs of stress and increased levels of non-performing loans as the effects of the weak economy became more evident and the pace of recovery has remained slow. As a result, for the six months ended December 31, 2011 and last three fiscal years our provision for loan losses was still at a higher level than our normal expectations. The level of delinquencies and non-accruals also has had a material adverse effect on our operating income as a result of foregone interest revenues, increased loan collection costs and carrying costs and valuation adjustments for REO. Although our future results will depend on the course of recovery from the economic recession, we are actively engaged with our borrowers in resolving problem loans and many of our credit quality indicators have shown improvement in recent quarters. We believe our reserve levels are substantial and, as a result of our impairment analysis and charge-off actions, reflect current appraisals and valuation estimates.

There were $22.5 million, $34.4 million and $21.9 million in net loan charge-offs during the six months ended December 31, 2011 and the fiscal years ended June 30, 2011 and 2010, respectively. During the six months ended December 31, 2011 we charged-off specific reserves totaling $15.0 million related to impaired loans in accordance with regulatory guidance. In addition, during this period we reclassified $25.7 million of impaired loans from impaired loans still accruing interest to non-accruing loans pursuant to regulatory guidance. Generally, these loans are paying as agreed, except that liquidation of the underlying collateral has been significantly delayed as compared to the schedule contemplated in our initial underwriting. At December 31, 2011, $30.1 million or 38.3% of total non-accruing loans (including the $25.7 million referred to above) were current on their loan payments. We evaluated the decline in collateral value for each of these loans and recorded no additional reserves related to these loans during the six months ended December 31, 2011. Primarily as a result of this reclassification, non-accruing loans increased to $78.8 million at December 31, 2011 from $48.5 million at June 30, 2011.

At December 31, 2011, our allowance for loan losses was $36.8 million or 2.9% of our total loan portfolio, and 46.7% of total nonperforming loans. Management’s estimation of an appropriate allowance for loan losses is inherently subjective as it requires estimates and assumptions that are susceptible to significant revisions as more information becomes available or as future events change. The level of allowance is based on estimates and the ultimate losses may vary from these estimates. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions. Assessing the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received. In the opinion of management, the allowance, when taken as a whole, reflects estimated loan losses in our loan portfolio.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, the OCC as an integral part of its examination process periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The OCC may require the allowance for loan losses or the valuation allowance for foreclosed real estate to be increased based on its review of information available at the time of the examination, which would negatively affect our earnings.

The following table summarizes the distribution of the allowance for loan losses by loan category at the dates indicated.

	At December 31, 2011		At June 30,
			2011		2010		2009		2008		2007
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Allocated at end of period to:
Retail consumer loans:
One- to four-family	$13,521	48.84%	14,108	45.88%	9,188	39.50%	5,223	33.32%	3,058	34.54%	2,206	36.09%
Home equity	3,870	11.67	3,710	11.78	3,251	12.18	2,588	12.43	1,508	10.96	1,062	11.64
Construction and land/lots	3,579	4.70	5,507	5.12	2,177	6.13	1,513	6.54	1,183	7.62	1,128	8.36
Consumer	186	0.32	213	0.32	132	0.29	389	0.22	310	0.24	88	0.28
Commercial loans:
Commercial real estate	8,142	19.38	9,427	20.24	10,668	20.95	6,385	22.70	3,774	20.44	2,921	16.99
Construction and development	5,719	4.45	15,599	5.97	14,648	9.85	7,394	13.48	2,497	15.04	1,680	13.64
Commercial and industrial	477	1.24	453	1.45	411	1.56	303	1.98	434	1.94	404	1.93
Municipal leases	1,280	9.40	1,123	9.24	1,238	9.54	1,201	9.33	859	9.22	883	11.07

Total loans	$36,774	100.00%	50,140	100.00%	41,713	100.00%	24,996	100.00%	13,623	100.00%	10,372	100.00%

The following table sets forth an analysis of our allowance for loan losses at the dates and for the periods indicated.

	Six Months Ended December 31, 2011		Years Ended June 30,
			2011	2010	2009	2008	2007
	(Dollars in thousands)
Balance at beginning of period:	$50,140		$41,713	$24,996	$13,623	$10,372	$8,469
Provision for loan losses Charge-offs:	9,100		42,800	38,600	15,000	3,315	2,130
Retail consumer loans:
One- to four-family	5,907		3,572	8,450	158	70	140
Home equity	2,255		743	1,473	406	7	10
Construction and land/lots	2,445		2,510	3,275	236	—	—
Consumer	10		10	71	29	5	116

Total retail consumer loans	10,617		6,835	13,269	829	82	266

Commercial loans:
Commercial real estate	1,705		6,736	4,978	1,398	—	—
Construction and development	10,842		21,629	3,574	1,345	—	—
Commercial and industrial	196		130	299	80	—	—
Municipal leases	—		—	—	—	—	—

Total commercial loans	12,743		28,495	8,851	2,823	—	—

Total charge-offs	23,360		35,330	22,120	3,652	82	266

Recoveries:
Retail consumer loans:
One-to four-family	89		189	156	—	—	2
Home equity	3		31	—	—	—	—
Construction and land/lots	63		1	—	—	—	—
Consumer	—		—	27	—	2	31

Total retail consumer loans	155		221	183	—	2	33

Commercial loans:
Commercial real estate	433		581	13	—	—	6
Construction and development	288		48	—	—	—	—
Commercial and industrial	18		107	41	25	16	—
Municipal leases	—		—	—	—	—	—

Total commercial loans	739		736	54	25	16	6

Total recoveries	894		957	237	25	18	39

Net charge-offs	22,466		34,373	21,883	3,627	64	227

Balance at end of period	$36,774		$50,140	$41,713	$24,996	$13,623	$10,372

Net charge-offs during the period to average loans outstanding during the period	3.41	% (1)(2)	2.59%	1.71%	0.29%	0.01%	0.03%

Net charge-offs during the period to average non-performing assets	59.72	% (1)(2)	54.59%	46.33%	19.12%	1.16%	5.68%

Allowance as a percentage of non- performing assets	41.08%		80.44%	65.60%	80.95%	193.18%	259.49%

Allowance as a percentage of total loans (end of period)	2.86%		3.77%	3.23%	2.04%	1.14%	1.07%

(1)	In accordance with regulatory guidance, we charged-off $15.0 million related to impaired loans for which we previously had recorded valuation allowances.
(2)	Annualized.

Investment Activities

Federal savings banks have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, federal savings banks may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that the institution is otherwise authorized to make directly. See “How We Are Regulated - HomeTrust Bank” for a discussion of additional restrictions on our investment activities.

Our chief executive officer, president and chief operating officer and chief financial officer have the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the board of directors. These officers consider various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

The general objectives of our investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to optimize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. At December 31, 2011, our investment portfolio consisted primarily of U.S. government and agency securities as well as mortgage-backed securities all held as available for sale. We currently do not have any investments held to maturity or for trading.

These securities are of high quality, possess minimal credit risk and have an aggregate market value in excess of total amortized cost as of December 31, 2011. For more information, please see Note 3 of the Notes to Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management.”

We do not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments and have no present intention to do so. Further, we do not invest in securities which are not rated investment grade.

As a member of the Federal Home Loan Bank of Atlanta, we had $7.6 million in stock of the Federal Home Loan Bank of Atlanta at December 31, 2011. For the six months ended December 31, 2011 and the year ended June 30, 2011, we received $18,000 and $62,000, respectively, in dividends from the Federal Home Loan Bank of Atlanta.

The following table sets forth the composition of our securities portfolio and other investments at the dates indicated. All securities at the dates indicated have been classified as available for sale. At December 31, 2011, our securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States government or its agencies or United States government sponsored entities.

	At December 31, 2011		At June 30,
			2011		2010		2009
	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
	(In thousands)
Securities available for sale:
U.S. government and federal agency	$10,183	$10,197	$37,494	$37,404	$21,288	$21,555	$7,996	$8,426
Mortgage-backed securities	26,678	26,794	21,535	21,612	8,092	8,449	4,729	4,943
Mutual funds	—	—	—	—	6,173	6,479	7,139	7,139

Total securities available for sale	36,861	36,991	59,029	59,016	35,553	36,483	19,864	20,508
Federal Home Loan Bank stock	7,603	7,603	9,630	9,630	10,790	10,790	10,390	10,390

Total securities	$44,464	$44,594	$68,659	$68,646	$46,343	$47,273	$30,254	$30,898

.

The composition and contractual maturities of the investment securities portfolio as of December 31, 2011, excluding Federal Home Loan Bank stock, are indicated in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	December 31, 2011
	1 year or less		Over 1 year to 5 years		Over 5 to 10 years		Over 10 years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
	(Dollars in thousands)
Securities available for sale:
U.S. government and federal agency	$6,000	0.25%	$3,378	1.04%	$805	2.30%	$—	—	$10,183	0.67%	$10,197
Mortgage-backed securities	59	5.06%	365	4.73%	256	5.88%	25,998	1.69%	26,678	1.78%	26,794

Total investment securities	$6,059	0.30%	$3,743	1.40%	$1,061	3.16%	$25,998	1.69%	$36,861	1.47%	$36,991

Sources of Funds

General. Our sources of funds are primarily deposits, borrowings, payments of principal and interest on loans and funds provided from operations.

Deposits. We offer a variety of deposit accounts with a wide range of interest rates and terms to both consumers and businesses. Our deposits consist of savings, money market and demand accounts and certificates of deposit. We solicit deposits primarily in our market areas. At December 31, 2011 and June 30, 2011 and 2010, we had $48.8 million, $28.8 million and $53.9 million in brokered deposits, respectively, which included certificates of deposit made under our participation in the Certificate of Deposit Account Registry Service® (“CDARS”). Through CDARS, we can provide a depositor the ability to place up to $50.0 million on deposit with us while receiving FDIC insurance on the entire deposit by placing customer funds in excess of the FDIC deposit limits with other financial institutions in the CDARS network. In return, these financial institutions place customer funds with us on a reciprocal basis. As of December 31, 2011, core deposits, which we define as our non-certificate or non-time deposit accounts, represented approximately 43.7% of total deposits.

We primarily rely on competitive pricing policies, marketing, and customer service to attract and retain deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

A large percentage of our deposits are in certificates of deposit. Our liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. Historically, a significant portion of the certificates of deposit remain with us after they mature and we believe that this will continue. However, the need to retain these time deposits could result in an increase in our cost of funds.

The following table sets forth our deposit flows during the periods indicated.

	Six Months Ended December 31,		Years Ended June 30,
	2011	2010	2011	2010	2009
	(Dollars in thousands)
Beginning balance	$1,264,585	$1,289,549	$1,289,549	$1,012,926	$882,431
Deposits acquired from business combination	—	—	86,460	129,049	—
Net deposits (withdrawals)	(24,866)	9,010	(126,299)	127,961	105,667
Interest credited	5,194	7,924	14,875	19,613	24,828

Ending balance	$1,244,913	$1,306,483	$1,264,585	$1,289,549	1,012,926

Net increase (decrease)	$(19,672)	$16,934	$(24,964)	$276,623	$130,495

Percent increase (decrease)	(1.56)%	1.31%	(1.94)%	27.31%	14.79%

The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by us at the dates indicated.

	At December,		At June 30,
	2011		2011		2010		2009
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Transactions and Savings Deposits:
Interest-bearing checking	$163,008	13.09%	$155,500	12.30%	$142,823	11.07%	$125,827	12.42%
Noninterest-bearing checking	51,592	4.14	48,464	3.83	37,344	2.90	32,650	3.22
Savings	74,036	5.95	75,921	6.00	65,219	5.06	49,340	4.87
Money market	255,025	20.49	247,010	19.54	195,820	15.18	151,467	14.96

Total non-certificates	$543,661	43.67%	$526,895	41.67%	$441,206	34.21%	$359,284	35.47%

Certificates:
0.00–0.99%	$327,325	26.29%	$315,962	24.99%	$6,041	0.47%	$3	—%
1.00–1.99%	236,057	18.96	240,499	19.02	570,076	44.21	96,800	9.56
2.00–2.99%	106,559	8.56	131,798	10.42	193,974	15.04	366,921	36.22
3.00–3.99%	16,412	1.32	31,263	2.47	54,359	4.22	113,598	11.21
4.00–4.99%	13,868	1.12	16,621	1.31	22,235	1.72	70,289	6.94
5.00 and over	1,031	0.08	1,547	0.12	1,658	0.13	6,031	0.60

Total certificates	$701,252	56.33%	$737,690	58.33%	$848,343	65.79%	$653,642	64.53%

Total deposits	$1,244,913	100.00%	$1,264,585	100.00%	$1,289,549	100.00%	$1,012,926	100.00%

The following table shows rate and maturity information for our certificates of deposit at December 31, 2011.

	0.00- 0.99%	1.00- 1.99%	2.00- 2.99%	3.00- 3.99%	4.00- 4.99%	5.00% or greater	Total	Percent of Total
	(Dollars in thousands)
Certificate accounts maturingin quarter ending:
March 31, 2012	$193,796	$42,476	$13,926	$1,613	$338	$12	$252,161	36%
June 30, 2012	57,871	30,643	11,009	1,172	82	—	100,777	14
September 30, 2012	33,615	35,851	21,637	1,579	2,340	90	95,112	14
December 31, 2012	28,984	27,049	6,881	318	1,090	—	64,322	9
March 31, 2013	5,319	24,503	5,065	697	689	—	36,273	5
June 30, 2013	4,712	17,387	2,427	271	2,842	149	27,788	4
September 30, 2013	252	10,553	6,829	515	875	681	19,705	3
December 31, 2013	2,776	8,967	598	785	1,186	99	14,411	2
March 31, 2014	—	6,487	531	1,445	—	—	8,463	1
June 30, 2014	—	7,578	1,499	296	—	—	9,373	1
September 30, 2014	—	3,067	2,465	40	12	—	5,584	1
December 30, 2014	—	4,949	2,606	109	—	—	7,664	1
Thereafter	—	16,547	31,086	7,572	4,414	—	59,619	9

Total	$327,325	$236,057	$106,559	$16,412	$13,868	$1,031	$701,252	100%

Percent of total	46.68%	33.66%	15.20%	2.34%	1.98%	0.15%	100.00%

The following table indicates the amount of our certificates of deposit and other deposits by time remaining until maturity as of December 31, 2011.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In thousands)
Certificates of deposit less than $100,000	$107,469	$42,211	$73,323	$85,940	$308,943
Certificates of deposit of $100,000 or more	124,280	46,300	77,800	90,747	339,127
Public funds(1)	20,413	12,266	8,311	12,192	53,182

Total certificates of deposit	$252,162	$100,777	$159,434	$188,879	$701,252

(1)	Deposits from government and other public entities.

Borrowings. Although deposits are our primary source of funds, we may utilize borrowings to manage interest rate risk or as a cost-effective source of funds when they can be invested at a positive interest rate spread for additional capacity to fund loan demand according to our asset/liability management goals. Our borrowings consist primarily of advances from the Federal Home Loan Bank of Atlanta and retail repurchase agreements.

We may obtain advances from the Federal Home Loan Bank of Atlanta upon the security of certain of our mortgage loans and mortgage-backed and other securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features, and all long-term advances are required to provide funds for residential home financing. As of December 31, 2011, we had $101.1 million in Federal Home Loan Bank advances outstanding and the ability to borrow an additional $184.7 million. In addition to Federal Home Loan Bank advances, at December 31, 2011 we had a $179.8 million line of credit with the Federal Reserve Bank of Richmond, subject to qualifying collateral, and a $5.0 million line of credit with another unaffiliated bank. See Note 8 of the Notes to Consolidated Financial Statements for more information about Federal Home Loan Bank advances, and other borrowings.

The following tables set forth information regarding our borrowing at the end of and during the periods indicated. The tables include both long- and short-term borrowings.

	Six Months Ended December 31,		Years ended June 30,
	2011	2010	2011	2010	2009
	(Dollars in thousands)
Maximum balance:
Federal Home Loan Bank advances	$101,083	$117,811	$149,085	$115,094	$246,096
Securities sold under agreements to repurchase	7,133	9,702	9,702	9,723	8,534
Federal Reserve Bank	—	—	—	135,000	180,500
Average balances:
Federal Home Loan Bank advances	$86,013	$115,682	$122,794	$115,451	$184,053
Securities sold under agreements to repurchase	6,410	5,569	5,938	6,856	4,823
Federal Reserve Bank	—	5	13	48,006	129,035
Weighted average interest rate::
Federal Home Loan Bank advances	1.76%	5.06%	4.64%	5.02%	4.49%
Securities sold under agreements to repurchase	0.39	0.76	0.61	1.08	1.57
Federal Reserve Bank	—	0.76	0.75	0.27	1.00

	At December 31,	At June 30,
	2011	2011	2010	2009
	(Dollars in thousands)
Balance outstanding at end of period:
Federal Home Loan Bank advances	$101,083	$139,085	$115,090	$115,094
Securities sold under agreements to repurchase	7,133	6,193	7,109	7,602
Federal Reserve Bank	—	—	—	145,000
Weighted average interest rate of:
Federal Home Loan Bank advances	1.49%	1.13%	5.04%	5.04%
Securities sold under agreements to repurchase	0.43	0.43	0.98	1.09
Federal Reserve Bank	—	—	—	0.32

Subsidiary and Other Activities

As a federally chartered savings bank, we are permitted by OCC regulations to invest up to 2% of our assets, or $31.6 million at December 31, 2011, in the stock of, or unsecured loans to, service corporation subsidiaries. We may invest an additional 1% of our assets in service corporations where such additional funds are used for inner-city or community development purposes. HomeTrust Bank has one operating subsidiary, Western North Carolina Service Corporation (“WNCSC”), whose primary purpose is to own several office buildings in Asheville, North Carolina which are leased to HomeTrust Bank and other tenants. Our capital investment in WNCSC as of December 31, 2011 was $794,000.

The table below shows the latest combined deposit market share as of June 30, 2011 of all banks and thrifts within the nine counties in which we operate:

Rank 2011	Institution	Institution Headquarters State	Total Branches	Total Deposits ($ in thousands)	Total Deposit Market Share
1	Wells Fargo	SD	31	2,241,820	14.93%
2	BB & T	NC	39	2,132,028	14.20%
3	First Citizens	NC	29	1,390,459	9.26%
4	HomeTrust Bank	NC	20	1,271,770	8.38%
5	Bank of NC	NC	4	1,043,433	6.95%
6	NewBridge Bank	NC	13	724,077	4.82%
7	Bank of America	NC	20	722,487	4.81%
8	SunTrust	GA	22	707,475	4.71%
9	First NB of Shelby	NC	14	686,505	4.57%
10	Mountain 1st	NC	9	547,627	3.65%

Employees

At December 31, 2011, we had a total of 269 full-time employees and 21 part-time employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good. Management also considers our employees to be a great team of highly engaged, competent and caring people who effectively deliver our brand promise to customers every day that “It’s Just Better Here.” Their performance creates word-of-mouth referrals that result in the growth of new customers and expanded customer relationships.

Properties

HomeTrust Bank maintains its administrative office, which is owned by us, in Asheville, North Carolina. In total, as of December 31, 2011, we have 20 branch offices located in North Carolina. Of those offices, three are leased facilities. The lease terms for our branch offices are not individually material. Lease expirations range from one to five years. In the opinion of management, all properties are adequately covered by insurance, are in a good state of repair and are appropriately designed for their present and future use.

We maintain depositor and borrower customer files on an on-line basis, utilizing a telecommunications network, portions of which are leased. The book value of all data processing and computer equipment utilized by HomeTrust Bank at December 31, 2011 was $226,000. Management has a disaster recovery plan in place with respect to the data processing system, as well as HomeTrust Bank’s operations as a whole.

Legal Proceedings

On March 14, 2012, a civil suit was filed (which was amended on April 25, 2012) in the County of Buncombe, North Carolina, Civil Superior Court Division, Twenty-Eighth Judicial Circuit, case number 2012CV-01206, by Leslie A. Whittington and 20 other plaintiffs against HomeTrust Bank and a third party brokerage firm. The plaintiffs seek actual damages of $12.5 million and additional treble or such other punitive damages as determined by the court. The suit alleges that the defendants should have been aware of the Ponzi scheme perpetrated by Mr. William Bailey through his company, Southern Financial Services, as a result of the transactions into and from the accounts at HomeTrust Bank and the brokerage firm. The suit further alleges that the defendants were negligent and reckless in not monitoring, discovering and reporting the unlawful conduct of Mr. Bailey, including that he was kiting checks and converting funds for his own use. In addition, the suit claims the defendants were unjustly enriched by the fees they received from their business relationship with Mr. Bailey. Mr. Bailey pled guilty to federal criminal charges of securities fraud, mail fraud and filing false income taxes related to this matter in February, 2011.

HomeTrust Bank believes that the lawsuit is without merit and intends to defend itself vigorously. Based on the information available to HomeTrust Bank’s litigation counsel at this time, they believe that the claims in this case are legally and factually without merit. Because this lawsuit has just been filed, such counsel is unable to give an opinion as to the likely outcome.

Apart from the foregoing, from time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of any such litigation.

MANAGEMENT

General

The board of directors of HomeTrust Bancshares currently consists of the same individuals who serve as directors of HomeTrust Bank. See “—Directors of HomeTrust Bank.” The board of directors of HomeTrust Bancshares is divided into three classes, each of which contains approximately one-third of the members of the board. The directors of HomeTrust Bancshares will be elected by the stockholders of HomeTrust Bancshares generally for three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Franklin V. Beam, Sidney A. Biesecker, Larry S. McDevitt and Peggy C. Melville, has a term of office expiring at the time of the first annual meeting of stockholders, to be held in 2012. A second class of directors, consisting of Stan Allen, J. Steven Goforth, Robert E. Shepherd, Sr. and Dana L. Stonestreet has a term of office expiring at the time of the second annual meeting of stockholders, to be held in 2013. The third class of directors, consisting of F. Edward Broadwell, Jr., William T. Flynt, Craig C. Koontz and F.K. McFarland, III, has a term of office expiring at the time of the third annual meeting of stockholders, to be held in 2014.

The following individuals are executive officers of HomeTrust Bancshares and HomeTrust Bank and hold the offices set forth below opposite their names.

Name	Age(1)	Position
F. Edward Broadwell, Jr.	73	Chairman and Chief Executive Officer
Dana L. Stonestreet	58	President and Chief Operating Officer
Tony J. VunCannon	47	Senior Vice President and Chief Financial Officer
Howard L. Sellinger	58	Senior Vice President and Chief Information Officer
Charles I. Abbitt, Jr.	60	Senior Vice President and Chief Risk Officer
Teresa White	54	Senior Vice President, Chief Administration Officer and Corporate Secretary

(1)	As of December 31, 2011.

The executive officers of HomeTrust Bancshares and HomeTrust Bank are appointed annually by the board of directors and hold office until their respective successors have been appointed or until death, resignation or removal by the board of directors. We expect that HomeTrust Bancshares and HomeTrust Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

There are currently no established board committees of HomeTrust Bancshares. It is expected that, upon completion of the conversion, the board of directors of HomeTrust Bancshares will have established an audit/compliance/enterprise risk committee, compensation committee, investment committee and nominating/corporate governance committee, and will have adopted written charters governing the composition and responsibilities of these committees. The board of directors of HomeTrust Bank currently has committees performing these functions. See “—Meetings and Committees of the Board of Directors of HomeTrust Bank.” We expect that all of the directors serving on these committees of the HomeTrust Bancshares board will be independent under the listing standards of the NASDAQ Stock Market. The following directors are independent under the NASDAQ listing standards, comprising a majority of the board: Directors Beam, Flynt, Goforth, Koontz, McFarland, Melville, McDevitt and Shepherd.

Information concerning the background and business experience of each of the directors and executive officers of HomeTrust Bancshares and HomeTrust Bank is set forth under “—Directors of HomeTrust Bank” and “—Executive Officers Who Are Not Directors.” Directors of HomeTrust Bancshares initially will not be compensated by HomeTrust Bancshares; however, they will continue to be compensated by HomeTrust Bank. See “—Director Compensation.” HomeTrust Bancshares will reimburse HomeTrust Bank for services rendered by directors on its behalf. It is not anticipated that separate compensation will be paid to directors of HomeTrust Bancshares until such time as these persons devote significant time to the separate management of HomeTrust Bancshares’s affairs, which is not expected to occur until HomeTrust Bancshares becomes actively engaged in additional businesses other than holding the stock of HomeTrust Bank. HomeTrust Bancshares may determine that such compensation is appropriate in the future.

HomeTrust Bank has been separately notified that it must obtain prior regulatory approval before adding any new director or senior executive officer or changing the responsibilities of any current senior executive officer or entering into any new contractual arrangement or renewing or extending any existing arrangement relating to compensation or benefits with any director or senior executive officer, or make any golden parachute payments. See “Risk Factors- HomeTrust Bank is subject to an Individual Minimum Capital Requirement with the OCC and may not take certain actions without OCC approval.”

Directors of HomeTrust Bank

There are currently 12 members of the HomeTrust Bank board of directors. The directors are divided into three classes, with approximately one-third of the directors elected annually. Because HomeTrust Bancshares will own all the issued and outstanding capital stock of HomeTrust Bank following the conversion, the board of directors of HomeTrust Bancshares will control the election of the directors of HomeTrust Bank.

The following table sets forth certain information regarding the board of directors of HomeTrust Bank.

Name	Age(1)	Positions Currently Held With HomeTrust Bank	Director Since	Term of Office Expires
Franklin V. Beam	74	Vice Chairman and Lead Director	2000	2012
Sidney A. Biesecker	60	Director, Senior Vice President and President for Industrial Federal Bank Division	2010	2012
Peggy C. Melville	68	Director	2006	2012
Larry S. McDevitt	69	Director	1987	2012
Stan Allen	59	Director, Senior Vice President and President for Cherryville Federal Bank Division	2010	2013
J. Steven Goforth	66	Director	2002	2013
Robert E. Shepherd, Sr.	71	Director	1988	2013
Dana L. Stonestreet	58	Director, President and Chief Operating Officer	2007	2013
F. Edward Broadwell, Jr.	73	Chairman and Chief Executive Officer	1965	2014
William T. Flynt	71	Director	2005	2014
Craig C. Koontz	61	Director	2010	2014
F.K. McFarland, III	55	Director	2003	2014

(1)	As of December 31, 2011.

The bylaws of HomeTrust Bank provide that a non-employee director is not eligible for election, re-election, appointment or re-appointment to the HomeTrust Bank board of directors and also may not serve beyond the annual meeting of HomeTrust Bank immediately following the director’s attainment of age 70, subject to the discretion of the board of directors to exempt any non-employee director who served as a director as of June 30, 2010 and who is between age 70 and 74 from mandatory retirement until the next annual meeting. The bylaws of HomeTrust Bank further provide that a person who is age 75 or older and an employee of HomeTrust Bank is not eligible for election, re-election, appointment or re-appointment to the board of directors of HomeTrust Bank, and also may not serve as a director beyond the annual meeting of HomeTrust Bank immediately following attainment of age 75. The bylaws of HomeTrust Bancshares contain a similar provision. Because he will turn age 75 in February 2012, Director Beam may no longer serve as a director following the next annual meeting.

The background and business experience of each director for at least the past five years is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director.

Franklin V. Beam. Mr. Beam, Vice Chairman and Lead Director of HomeTrust Bank, retired in 2002 from Lowe’s Home Centers after working for Lowe’s for 41 years. His most recent position was Regional Vice President of Operations, in which he oversaw store operations for Lowe’s Southeastern Region and had direct responsibility for an annual budget of over $2 billion. In that position, he also was responsible for directly supervising the 30-member management team for the Southeastern Region and, ultimately, the region’s 15,000-plus employees. Since 1963, Mr. Beam also has been co-owner and operator of Quality Insulation and Siding Company, a local insulation, siding, guttering and window installation company with over 20 employees. Mr. Beam has served on various community boards over the past 40 years, and currently serves on the board of trustees of Gardner Webb University, as board chairman of the Cleveland Regional Medical Center Foundation and as a board member of the North Carolina Rural Economic Development Board, the Cleveland County Community Foundation and Upper Cleveland County Sports Authority. Mr. Beam became a director of HomeTrust Bank in 2000 and currently serves as Chairman of the Governance, Nominating and Bylaws Committee of the board of directors. He also serves as Chairman of the partner bank board for the Shelby Savings Bank division.

From his career with Lowe’s, Mr. Beam gained over 30 years of experience in compliance management through administration of corporate compliance policies and procedures, as well as executive level management experience in accounting, budgeting and other financial matters. Mr. Beam also has nearly 50 years of experience as a small business owner. His work experience was supplemented with over 40 years of experience serving on various community boards, including as a member of finance, audit and compliance committees. Mr. Beam’s broad and extensive business experience, as well as his strong ties to the local community, makes him a valuable member of the HomeTrust Bank board of directors.

Sidney A. Biesecker. Mr. Biesecker is a Senior Vice President of HomeTrust Bank and serves as President for HomeTrust Bank’s Industrial Federal Bank division, positions he has held since HomeTrust Bank’s acquisition of Industrial Federal Bank in February 2010. Prior to the acquisition, Mr. Biesecker held various officer positions for Industrial Federal Bank since 1974, including President and Chief Executive Officer since 1990. Mr. Biesecker has served as a director of Industrial Federal Bank since 1992. Mr. Biesecker was appointed to the board of directors of HomeTrust Bank in 2010 and currently serves as Chairman of the Investment Committee of the board of directors.

From over 37 years working for Industrial Federal Bank, Mr. Biesecker brings to the board extensive knowledge of nearly all areas of banking operations and experience in all aspects of risk management.

Peggy C. Melville. Ms. Melville retired as Senior Vice President and Chief Administration Officer of HomeTrust Bank in 2008, having joined the Bank in 1970. Ms. Melville became a director of HomeTrust Bank in 2006 and served as Corporate Secretary of HomeTrust Bank until December 2011. Ms. Melville has served as a leader and board member for numerous community organizations, including as Chair of the board of trustees of Haywood Community College, as a board member of AdvantageWest, a regional economic development partnership for Western North Carolina, as a board member of the Pigeon River Fund and as a former board member of Western North Carolina Tomorrow.

From her 38 years of working for HomeTrust Bank, Ms. Melville has invaluable institutional knowledge of the Bank’s operations and its history, which serve her well as a board member.

Larry S. McDevitt. Mr. McDevitt, has been an attorney in private practice in Asheville, North Carolina since 1968. He is a principal of, and past President of, The Van Winkle Law Firm. Mr. McDevitt also has been involved in local government for over 35 years, having previously served as Mayor of Asheville, as an Asheville City Councilman, and as County Attorney for Buncombe County. Mr. McDevitt became a director of HomeTrust Bank in 1987 and currently serves as Chairman of the Personnel, Compensation and Planning Committee of the board of directors.

Mr. McDevitt brings to the board a strong legal background from his career as a practicing attorney and strong ties to the community from his prior service in local government.

Stan Allen. Mr. Allen is a Senior Vice President of HomeTrust Bank and serves as President for HomeTrust Bank’s Cherryville Federal Bank division, positions he has held since the acquisition of Cherryville Federal Bank in September 2010. Prior to the acquisition, Mr. Allen held various officer positions for Cherryville Federal Bank since 1978, including Senior Vice President, Secretary and Treasurer from 1990 to 1995, Senior Vice President and Secretary from 1995 to 1996, Executive Vice President and Senior Loan Officer from 1996 to 1999 and President and Chief Executive Officer from 1999 to 2010. Mr. Allen also has served as a director of Cherryville Federal Bank since 1989. Mr. Allen was appointed to the board of directors of HomeTrust Bank in 2010.

From his 33 years at Cherryville Federal Bank, Mr. Allen brings a wealth of knowledge and experience to the board in nearly all areas of banking operations as well as risk management.

J. Steven Goforth. Since 1965, Mr. Goforth has served as President of Southco Industries, Inc., Shelby, North Carolina, which manufactures forestry truck bodies, serves as a dealer for truck equipment manufacturers and provides material handling products for the custom steel fabrication industry. Mr. Goforth has served as a director of Shelby Savings Bank since 1988. Mr. Goforth became a director of HomeTrust Bank in 2002.

As the owner and operator of several businesses outside of the banking industry, Mr. Goforth brings a different perspective to the HomeTrust Bank board.

Robert E. Shepherd, Sr. Mr. Shepherd retired in 2002 after serving for 29 years as Chief Executive Officer of Land-of-Sky Regional Council, a Western North Carolina planning and development organization comprised of four counties and 15 municipalities. From 1969 to 1973, Mr. Shepherd served as Director of Development Planning and Research for the seven-county Economic Development Council of Northeastern Pennsylvania. From 1966 to 1969, Mr. Shepherd worked as an agricultural economist for the U.S. Department of Agriculture and worked as an economist for the Department of Agriculture from 1963 to 1964. From 1964 to 1966, Mr. Shepherd served as an intelligence officer for the U.S. Army at the Defense Intelligence Agency. Mr. Shepherd has served as Chairman of national, state and regional church and civic groups, including the Blue Ridge Parkway Foundation, Western North Carolina Tomorrow, and the Givens Estates United Methodist Retirement Community. Mr. Shepherd became a director of Home Trust Bank in 1988.

From his career in government service, Mr. Shepherd brings to the board extensive knowledge and experience in budgeting and other financial matters. This background has served him well as a director of the Bank and as a member of the Audit, Compliance and Enterprise Risk Management Committee, of which he currently serves as Chairman.

Dana L. Stonestreet. Since 2008, Mr. Stonestreet has served as President and Chief Operating Officer and as a director of HomeTrust Bank. Mr. Stonestreet joined HomeTrust Bank in 1989 as its Chief Financial Officer and was promoted to Chief Operating Officer in 2003. Mr. Stonestreet began his career with Hurdman & Cranston (an accounting firm that was later merged into KPMG) as a certified public accountant. Mr. Stonestreet also serves as a director and Audit Committee Chair for the Asheville Chamber of Commerce, a director of United Way and a Finance Committee member of the YMCA of Western North Carolina. In addition, Mr. Stonestreet has served as a director for RiverLink, the North Carolina Bankers Association and other community organizations.

Mr. Stonestreet’s 22 years of service with HomeTrust Bank give him in-depth knowledge of nearly all aspects of its operations. Mr. Stonestreet’s accounting background and prior service as HomeTrust Bank’s Chief Financial Officer also provide him with a strong understanding of the various financial matters brought before the board.

F. Edward Broadwell, Jr. Mr. Broadwell has served as Chief Executive Officer and as a director of HomeTrust Bank since 1965, and has served as Chairman of the Board since 2002. Mr. Broadwell also served as President of HomeTrust Bank from 1965 to 2008. During the span of his 46 years with HomeTrust Bank, Mr. Broadwell has overseen an increase in the number of employees from six to nearly 300, an increase in the number of banking offices from one to 20 and an increase in asset size from $10 million to over $1.6 billion. Throughout his career, Mr. Broadwell has served on the boards of numerous industry associations including America’s Community Banks, the American Bankers Association, Chairman of the NC Bankers Association, and other financial services companies, including the Federal Home Loan Bank of Atlanta from 1987 to 1991 and Republic Mortgage Insurance Corporation and its affiliate, RMIC Corporation, from 1972 to 2008. Mr. Broadwell also served on the Federal Reserve Board’s Thrift Institutions Advisory Council from 2008 to 2010, and served as its President in 2010. He currently serves on the Federal Reserve Bank of Richmond’s Community Depository Institution Advisory Council. In addition, Mr. Broadwell has served on the boards of numerous community organizations and has held several board positions with the University of North Carolina system, including its Board of Governors from 1995 to 2007 and the UNC-Chapel Hill Board of Visitors from 1992 to 1996 and currently serves on the Board of Trustees of Western Carolina University.

From his 46 years as Chief Executive Officer of HomeTrust Bank, Mr. Broadwell brings to the board invaluable institutional knowledge, strong leadership skills and a wealth of industry experience.

William T. Flynt. Mr. Flynt retired as Senior Vice President of HomeTrust Bank and President of its Home Savings Bank division in 2007, having held those positions since HomeTrust Bank’s acquisition of Home Savings Bank in March 2005 (after which Mr. Flynt became a director of HomeTrust Bank). Prior to the acquisition, Mr. Flynt served as President of Home Savings Bank since 1976 and for the nine years prior to that served as a loan officer of Home Savings Bank. Mr. Flynt continues to serve as Chairman of the Home Savings Bank partner bank board. Mr. Flynt serves on the boards of numerous community organizations and is a Rockingham County commissioner.

Mr. Flynt’s 40 years of service with Home Savings Bank and then HomeTrust Bank have given him a strong understanding of banking operations and a deep understanding of industry issues, particularly in the mortgage lending area.

Craig C. Koontz. In 2011, Mr. Koontz became the Information Technology Director of Eastern Region for Atrium Windows and Doors, Inc., a manufacturer of residential vinyl and aluminum windows and patio doors. Prior to being promoted to this position, Mr. Koontz served as IT Director for Atrium’s North Carolina operations since 2002. From 1999 to 2002, Mr. Koontz served as Corporate IT Project Manager for Lifestyle Furnishings International, and from 1978 to 1999 served as Vice President of Information Technology and Customer Service for Lexington Furniture Industries. Mr. Koontz has served as a director of Industrial Federal Bank since 1990. Mr. Koontz became a director of HomeTrust Bank in 2010.

Mr. Koontz has worked in the information technology field for approximately 40 years, 34 of which he has been involved with supporting systems that provide information used in financial reporting systems. This has given Mr. Koontz a sound understanding of internal and external auditing matters, especially with regard to information technology. Coupled with his knowledge of and experience with information technology matters in general, this has made Mr. Koontz a valued member of the board.

F.K. McFarland, III. Since 1982, Mr. McFarland has been President and owner of McFarland Funeral Chapel, Inc. Mr. McFarland has served on a number of other community boards, including the board of trustees of St. Luke’s Hospital, the zoning board for Tryon, North Carolina, the Hospice of the Carolina Foothills, the Polk County, North Carolina Chamber of Commerce, the American Cancer Society – Polk County Unit (as Chairman) and the McAlister Foundation, a philanthropic organization. Mr. McFarland joined the board of directors of HomeTrust Bank in 2003.

Mr. McFarland adds value to the board through his experience as a small business owner and operator for nearly 30 years and his strong ties to the local community from his other board service.

Director Compensation

The following table sets forth certain information regarding the compensation earned by each individual who served on the board of directors of HomeTrust Bank during fiscal 2011 for his or her service as a director.

Name	Fees Earned Or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensa- tion ($)(6)	Total ($)
Stan Allen(1)	$31,400	$259,801	—	$291,201
Franklin V. Beam	$45,400	$54	$33,172	$78,626
Sidney A. Biesecker(1)	$38,200	$16,440	—	$54,640
F. Edward Broadwell, Jr.(2)	$38,200	$54	$5,000	$43,254
William T. Flynt(3)	$40,600	$200	$5,000	$45,800
J. Steven Goforth	$40,600	$618	$31,644	$72,862
Craig C. Koontz	$36,250	$17,262	500	$54,012
Larry S. McDevitt	$38,500	$25,591	$5,000	$69,091
F.K. McFarland, III	$40,600	$7,007	$5,000	$52,607
Peggy C. Melville(3)	$44,000	$13,998	$5,000	$62,998
Samuel Neill(4)	$22,800	—	$12,500	$35,300
Robert E. Shepherd, Sr.	$44,800	$150	$5,000	$49,950
Dana L. Stonestreet(2)	$38,200	$10	$5,000	$43,210

(1)	Each of Messrs. Allen and Biesecker also is employed by HomeTrust Bank as President of a partner bank operating division but is not considered an executive officer of HomeTrust Bank. Information regarding compensation provided to Messrs. Allen and Biesecker during 2011 for their service as employees is provided under “—Transactions with Related Persons.”
(2)	Compensation provided to Messrs. Broadwell and Stonestreet during fiscal 2011 for their service as executive officers is included in the summary compensation table, under “—Executive Compensation-Summary Compensation Table.”
(3)	Mr. Flynt and Ms. Melville are former employees of HomeTrust Bank. Information regarding compensation provided to them during fiscal 2011 relating to their service as former employees is provided under “—Transactions with Related Persons.”
(4)	Mr. Neill ceased to be a director in March 2011.
(5)	Represents the aggregate of (i) the change in the actuarial present value of the director’s accumulated benefit under HomeTrust Bank’s Director Emeritus Plan (the “Director Emeritus Plan”) from June 30, 2010 to June 30, 2011 and (ii) above market interest on amounts deferred under HomeTrust Bank’s non-qualified deferred compensation plan (the “Deferred Compensation Plan”), respectively, as follows: Mr. Allen – (i) $259,801 and (ii) $0; Mr. Beam – (i) $(6,472), reflected as zero in the table per SEC rules and (ii) $54; Mr. Biesecker – (i) $16,440 and (ii) $0; Mr. Broadwell – (i) $0 and (ii) $54; Mr. Flynt – (i) $(32,583), reflected as zero in the table per SEC rules and (ii) $200; Mr. Goforth – (i) $(4,886), reflected as zero in the table per SEC rules and (ii) $618; Mr. Koontz—$17,262 and $0; Mr. McDevitt – (i) $25,503 and (ii) $88; Mr. McFarland – (i) $6,953 and (ii) $54; Ms. Melville – (i) $13,111 and (ii) 887; Mr. Neill – (i) $(571,071), reflected as zero in the table per SEC rules and (ii) $0; Mr. Shepherd – (i) $0 and (ii) $150; and Mr. Stonestreet – (i) 0 and (ii) $10. Messrs. Allen, Biesecker, Broadwell and Stonestreet currently do not participate in the Director Emeritus Plan. Mr. Allen was a participant in the Director Emeritus Plan as of June 30, 2011 but his participation terminated subsequent to June 30, 2011. See “—Director Emeritus Plan.”
(6)	For Messrs. Beam, Goforth and Neill consists of (i) of contribution by HomeTrust Bank under the Deferred Compensation Plan of $5,000 each and (ii) distributions under the Director Emeritus Plan of $28,172, $26,644 and $7,500, respectively. For Messrs. Broadwell, Flynt, McDevitt, McFarland, Neill, Shepherd and Stonestreet and Ms. Melville, consists of contribution by HomeTrust Bank under the Deferred Compensation Plan of $5,000 each. For Mr. Koontz, consists of a bonus received for service as a member of the partner board of Industrial Federal Bank.

Director Retainer and Fees

During fiscal 2011, each director of HomeTrust Bank was paid an annual retainer of $7,000, $1,950 for each board meeting attended and $600 for each board committee meeting attended. In November 2011, the board reduced the fees for meetings attended by telephone, as follows: meeting length less than two hours, $100; meeting length two to four hours, $250; and meeting length over four hours, $600. Certain of the directors of HomeTrust Bank serve on the partner boards of the partner banking divisions. Mr. Flynt is a member of the Home Savings Bank partner board, Messrs. Beam and

Goforth are members of the Shelby Savings Bank partner board, Mr. McFarland is a member of the Tryon Federal Bank partner board, Messrs. Biesecker and Koontz are members of the Industrial Federal Bank partner board and Mr. Allen is a member of the Cherryville Federal Bank partner board. During fiscal 2011, the directors of HomeTrust Bank who serve as partner board members were not provided with additional compensation for such service, except that Mr. Koontz received a cash bonus of $500 for his service on the Industrial Federal Bank partner board (which was paid to all Industrial Federal Bank partner board members other than Mr. Biesecker). In addition, Mr. Broadwell and Ms. Melville serve as members of the Haywood West community advisory board and Mr. Biesecker is a member of the Industrial Federal community advisory board. Messrs. Broadwell and Biesecker are not provided any additional compensation for their service on these community advisory boards and Ms. Melville is paid a fee of $200 for each meeting of the Haywood West community advisory board that she attends.

Director Emeritus Plan

Under the Director Emeritus Plan, upon termination of service as a director other than for cause, a participating director becomes an emeritus director and is entitled to be paid a monthly director emeritus fee as set forth in his or her joinder agreement to the Director Emeritus Plan, for the benefit period specified in the joinder agreement. Directors Broadwell, Stonestreet, Allen and Biesecker do not currently participate in the Director Emeritus Plan, but instead are entitled to additional benefits under the Executive Supplemental Retirement Income Plan (the “SERP”). Mr. Allen participated in the Director Emeritus Plan during fiscal 2011, but his participation terminated subsequent to June 30, 2011 in exchange for an additional benefit under the SERP that is identical to the benefit he would have been entitled to under the Director Emeritus Plan. See “—Transactions with Related Persons—Stan Allen.” The specific Director Emeritus Plan benefits of each of the directors who currently participate in the Director Emeritus Plan are described below. Each participating director is 100% vested in his or her benefits under the Director Emeritus Plan.

Directors Koontz, McDevitt and Shepherd. Under their joinder agreements, each of Directors Koontz, McDevitt and Shepherd is entitled to a 20-year director emeritus benefit in the annual amount of $30,000, with such amount increasing 5% per year after the first year of the benefit period.

Directors Melville and McFarland. Under their joinder agreements, each of Directors Melville and McFarland is entitled to a 20-year director emeritus benefit in the annual amount of $16,193, with such amount increasing 5% per year after the first year of the benefit period. Ms. Melville, who retired from HomeTrust Bank as an employee in 2008, also is entitled to a benefit under the SERP. See “—Transactions with Related Persons-Peggy C. Melville.”

Directors Beam and Goforth. Under their joinder agreements, each of Directors Beam and Goforth is entitled to (i) a 15-year director emeritus benefit in the annual amount of $18,000, with such amount increasing 5% per year after the first year of the benefit period, and (ii) a 20-year director emeritus benefit, with the annual payout amount starting at $12,000 in Year 1 and increasing to $44,638 in Year 20.

Director Flynt. Under his joinder agreement, Director Flynt is entitled to a 20-year director emeritus benefit, with the annual payout amount starting at $12,000 in Year 1 and increasing to $44,638 in Year 20. Mr. Flynt, who retired from HomeTrust Bank as an employee in 2007, also is entitled to a benefit under the SERP. See “—Transactions with Related Persons-William T. Flynt.”

Deferred Compensation Plan

Each director is entitled to defer all or a portion of his or her director fees under HomeTrust Bank’s Deferred Compensation Plan. Each director other than Directors Allen, Biesecker and Koontz currently participates in the Deferred Compensation Plan. Each participating director is entitled to a $5,000 annual contribution from HomeTrust Bank through calendar year 2014. For additional information on the Deferred Compensation Plan, see “—Executive Compensation-Deferred Compensation Plan.”

Board Leadership Structure and Role in Risk Oversight

Leadership Structure

We currently combine the positions of Chief Executive Officer and Chairman into one position. We believe that this structure is appropriate because of the primarily singular operating environment of HomeTrust Bank, with our predominant focus on being a provider of retail financial services. Having the Chief Executive Officer and Chairman involved in the daily operations of this focused line of operations improves the communication between management and the board and ensures that the board’s interest is represented in our daily operations, particularly with regard to risk management. Because the Chairman and Chief Executive Officer positions are currently combined, the board of directors decided to designate a non-management director (currently Director Beam) to serve as lead director. The lead director is responsible for presiding over executive sessions of the non-management directors held outside the presence of the Chairman, and for serving as a liaison between the non-management directors and the Chairman. While each partner bank division of HomeTrust Bank has its own board of directors, which is primarily concerned with the operations of the partner bank, at least one representative of each partner bank board serves on the board of directors of HomeTrust Bank.

Role in Risk Oversight

Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success. We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the board has ultimate responsibility for the oversight of risk management. The board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of our business. Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a board committee can better provide, the board has delegated the oversight of certain risk areas to certain risk areas. Toward this end, in August 2011, the board of directors expanded the responsibilities of the audit committee to cover enterprise risk management, which encompasses the primary risks faced by HomeTrust Bank in its operations, and re-named the committee the “Audit, Compliance and Enterprise Risk Management Committee” (referred to below as the “ACER Committee”). The responsibilities of the Personnel, Compensation and Planning Committee (referred to below as the “PCP Committee”), include the consideration of risks in connection with incentive and other compensation programs. See “—Meetings and Committees of the Board of Directors of HomeTrust Bank.” These committees regularly provide reports of their activities and recommendations to the full board. In addition, members of senior management regularly attend meetings of the board to report to the board on the primary areas of risk that we face.

Meetings and Committees of the Board of Directors of HomeTrust Bank

The board of directors of HomeTrust Bank generally meets monthly, and it is expected that, following the conversion, the board of directors of HomeTrust Bancshares also will generally meet monthly. During the fiscal year ended June 30, 2011, the board of directors of HomeTrust Bank met 16 times. During the fiscal year ended June 30, 2011, no director attended fewer than 75% of the aggregate of the total number of meetings of the board of directors during the period in which he or she was a director and the total number of meetings of committees of the board of directors on which he or she served during the period in which he or she served.

The standing committees of the HomeTrust Bank board of directors include, among others, the Executive Committee, the Audit, Compliance and Enterprise Risk Management Committee (the “ACER Committee”), the Personnel, Compensation and Planning Committee (the “PCP Committee”), the Governance, Nominating and Bylaws Committee (the “GNB Committee”) and the Investment Committee. Set forth below is a brief description of each of these committees and their current membership. Following the conversion, the board of directors of HomeTrust Bancshares will have committees that perform these functions at the holding company level and the membership of the ACER, PCP and GNB committees of the board of directors of HomeTrust Bancshares (or the equivalent committees of the HomeTrust Bancshares board of directors) will satisfy the listing requirements of the NASDAQ Stock Market for these committees.

The membership of the Executive Committee rotates among all of the directors on a monthly basis. The Executive Committee meets on an as needed basis and exercises the power of the board of directors between board meetings, to the extent permitted by law. The Executive Committee met three times during the fiscal year ended June 30, 2011.

The ACER Committee is currently comprised of Directors Shepherd (Chairman), Beam, Flynt, Goforth, McFarland, Melville and Koontz. The ACER Committee assists the board of directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control, the audit process, and processes for monitoring compliance with laws, regulations and HomeTrust Bank’s conflict of interest policy, as well as enterprise risk management. The ACER Committee met four times during the fiscal year ended June 30, 2011.

The PCP Committee is currently comprised of Directors McDevitt (Chairman), Beam, Melville and Shepherd. The PCP Committee oversees and reviews matters relating to professional development, succession, and compensation of HomeTrust Bank’s executive officers and directors, employee benefit and incentive plans and the internal organization structure of HomeTrust Bank, as well as strategic planning. The PCP Committee met four times during the fiscal year ended June 30, 2011.

The GNB Committee is currently comprised of Directors Beam (Chairman), McDevitt, Melville and Shepherd. The responsibilities of the GNB Committee include (i) implementing and evaluating the overall corporate governance policies for HomeTrust Bank; (ii) identifying, screening, recruiting and presenting director candidates to the board of directors; (iii) recommending directors for membership on the various committees of the board and (iv) reviewing and presenting changes to the bylaws of HomeTrust Bank for the board’s consideration and approval. The GNB Committee met four times during the fiscal year ended June 30, 2011.

The Investment Committee is currently comprised of Directors Biesecker (Chairman), Allen, Flynt, Goforth, McFarland and Koontz. In addition, Messrs. Broadwell and Stonestreet serve as non-voting members of the Investment Committee. The primary role of the Investment Committee is to establish and monitor compliance with HomeTrust Bank’s investment policies and strategies and to monitor investment performance. The Investment Committee met three times during the fiscal year ended June 30, 2011.

Executive Officers of HomeTrust Bank Who Are Not Directors

Each of the executive officers of HomeTrust Bank will retain his or her office following the conversion. Executive officers are appointed annually by the board of directors of HomeTrust Bank. Set forth below is a description of the business experience for at least the past five years of each of the executive officers of HomeTrust Bank who do not also serve as directors.

Tony J. VunCannon. Mr. VunCannon is a certified public accountant and has served as Senior Vice President and Chief Financial Officer of HomeTrust Bank since July 2006. From March 1997 to June 2006, Mr. VunCannon served as Vice President and Treasurer of HomeTrust Bank and from April 1992 to February 1997, Mr. VunCannon served as Controller of HomeTrust Bank. Previously, Mr. VunCannon was employed by KPMG in Charlotte, North Carolina.

Howard L. Sellinger. Mr. Sellinger has served as Senior Vice President and Chief Information Officer of HomeTrust Bank since July 2006. Mr. Sellinger joined HomeTrust Bank in 1975 as a management trainee. In 1988, he was named Operations Manager and was promoted to Vice President and Chief Information Officer in 1997.

Charles I. Abbitt, Jr. Mr. Abbitt became Senior Vice President and Chief Risk Officer of HomeTrust Bank in December 2011, after having served as Senior Vice President and Chief Credit Officer of HomeTrust Bank since 2008. In his new role as Chief Risk Officer, Mr. Abbitt will be responsible for enterprise risk management, including credit risk. Prior to joining HomeTrust Bank, Mr. Abbitt served as Senior Vice President and Chief Credit Officer with the Federal Home Loan Bank of Atlanta from 2003 to 2007. From 2002 to 2003, Mr. Abbitt served as a Senior Vice President and Senior Real Estate Credit Officer for Regions Financial Corp., Birmingham, Alabama. From 1997 to 2002, Mr. Abbitt served as Senior Vice President and Senior Real Estate Credit Officer for First Union Corporation, Charlotte, North Carolina.

Teresa White. Ms. White joined HomeTrust Bank in May 2011 as Senior Vice President and Chief Administration Officer. Ms. White was also appointed as Corporate Secretary of HomeTrust Bank in December 2011. Prior to joining HomeTrust Bank, since 2006, Ms. White served as Senior Vice President, Chief of Human Resources and Training Officer for Capital Bank, Raleigh, North Carolina, a publicly held community bank with approximately $1.7 billion in assets. From 2005 to 2006, Ms. White served as Director, Corporate Human Resources, for Nash Finch Company, Edina, Minnesota, a leading food retail and distribution company. From 2002 to 2005, Ms. White served as Director of Human Resources for ConAgra Foods Snack Foods Group, Edina, Minnesota, a division of ConAgra Foods.

Executive Compensation

Compensation Discussion and Analysis

Introduction. In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our “named executive officers”:

•	F. Edward Broadwell, Jr., Chairman and Chief Executive Officer;

•	Dana L. Stonestreet, President and Chief Operating Officer;

•	Tony J. VunCannon, Senior Vice President and Chief Financial Officer;

•	Howard L. Sellinger, Senior Vice President and Chief Information Officer; and

•	Charles I. Abbitt, Jr., Senior Vice President and Chief Risk Officer.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy and Objectives. The PCP Committee administers HomeTrust Bank’s compensation and benefit programs. The PCP Committee is responsible for setting and administering the policies which govern executive compensation. Our current compensation philosophy is designed to:

•	attract the right people and differentiate compensation based on performance;

•	retain top performers and reward them for helping HomeTrust Bank build and sustain its culture and values and achieve its business strategy and goals;

•	compensate our people in ways that inspire and motivate them, both individually and as a team, to execute our vision and drive for enduring customer satisfaction;

•	provide total compensation and learning and development opportunities that are competitive with that of other companies of similar size and complexity; and

•	properly align risk-taking and compensation.

While the primary components of our compensation program have been base salary and bonuses, the PCP Committee also takes into account the full compensation package provided to the individual, including deferred compensation and retirement plan benefits, health benefits and other benefits. In setting the named executive officers’ compensation levels, the PCP Committee typically reviews surveys of compensation paid to the executive officers of other community banks and thrifts based in North Carolina comparable to us in size. The most recent such survey, which was reviewed in conjunction with a review of our compensation program conducted subsequent to June 30, 2011 by Pearl Meyer & Partners (see “-Role of Compensation Consultant”) included the following institutions, which ranged in asset size from $941 million to $3.2 billion:

First Financial Holdings, Inc.	First Bancorp
ViewPoint Financial Group, Inc.	Stellar One Corporation
Hampton Roads Bankshares, Inc.	Virginia Commerce Bancorp, Inc.
Yadkin Valley Financial Corporation	First Community Bancshares, Inc.
BNC Bancorp	Cardinal Financial Corporation
S.Y. Bancorp, Inc.	New Bridge Bancorp
Palmetto Bancshares, Inc.	Charter Financial Corporation
OmniAmerican Bancorp, Inc.	Middleburg Financial Corporation
HopFed Bancorp, Inc.	Peoples Bancorp of North Carolina, Inc.
Citizens South Banking Corporation	National Bankshares, Inc.
Franklin Financial Corporation	Security Federal Corporation
ECB Bancorp, Inc.

Base Salaries. We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We do so in order to attract and retain an appropriate caliber of talent for the position. Our base salary levels reflect a combination of factors, including competitive pay levels, the executive’s experience and tenure, the executive’s individual performance and changes in responsibility. We generally review salary levels annually to recognize these factors. We do not target base salary at any particular percentage of total compensation.

Each of Messrs. Broadwell and Stonestreet has an employment agreement with HomeTrust Bank, which provides for a minimum annual base salary of $400,000 and $317,500, respectively. The base salaries of Messrs. Broadwell and Stonestreet have remained at these levels since 2009, as the PCP Committee continues to believe that these salary amounts are competitive and appropriately reflect the experience of Messrs. Broadwell and Stonestreet and the breadth of their responsibilities. Effective October 1, 2010, the base salaries of Messrs. VunCannon, Sellinger and Abbitt were increased by 9.0%, 2.9% and 2.5% respectively, and effective October 1, 2011 their base salaries were further increased by 20.0%, 9.8% and 9.8%, respectively. These increases were based on merit and the need to stay market competitive.

Bonuses. Historically, annual incentive compensation has been paid to executives and other employees of HomeTrust Bank from an incentive compensation pool based on the adjusted pre-tax income of HomeTrust Bank. In determining the amount of adjusted pre-tax income to be allocated to the incentive compensation pool, the PCP Committee, subject to the approval of the HomeTrust Bank board of directors, has taken into account the overall strength of HomeTrust Bank’s financial performance. The bonuses, if any, awarded to Messrs. Broadwell and Stonestreet from this pool have been set by the PCP Committee, after giving consideration to bank performance and individual performance, subject to approval by the board of directors. The bonuses, if any, awarded to the other executive officers have been awarded from the pool in amounts determined by Messrs. Broadwell and Stonestreet, after giving consideration to bank performance and individual performance. For fiscal 2011, in light of HomeTrust Bank’s financial performance, no bonuses were awarded to Messrs. Broadwell or Stonestreet. Bonuses of $45,000, $35,000 and $35,000 were awarded for fiscal 2011 to Messrs. VunCannon, Sellinger and Abbitt, respectively, in recognition of their individual contributions, including their respective increased responsibilities and workloads during fiscal 2011 relating to the systems conversions of Cherryville Federal Bank and Industrial Federal Bank to HomeTrust Bank.

Deferred Compensation Plan. Under HomeTrust Bank’s Deferred Compensation Plan, a select group of employees can elect to defer a portion of their cash compensation. Each of the named executive officers other than Mr. Abbitt participates in this plan. See “—Deferred Compensation Plan.”

Executive Medical Care Plan. HomeTrust Bank maintains an Executive Medical Care Plan (the “EMCP”), which is a nonqualified, deferred compensation plan under which certain key employees are given the opportunity to contribute toward, and to receive employer contributions toward, certain health and long-term care benefits, including the payment of health and long-term care plan premiums and the reimbursement of medical expenses. Each of the named executive officers other than Mr. Abbitt currently participates in the EMCP. For additional information regarding the EMCP and the EMCP benefits of each of the participating named executive officers, see “—Executive Medical Care Plan.”

Executive Supplemental Retirement Income Plan (SERP). Under the SERP, a participating executive is entitled to receive an annual supplemental retirement income benefit as specified in his or her joinder agreement to the SERP master agreement, payable monthly, commencing on his or her benefit eligibility date or on the date specified in his or her joinder agreement. Unless a different date is specified in the executive’s joinder agreement, the benefit eligibility date is the first day of the month next following the later of the month in which the executive attains age 55 or separates from service with the Bank (subject to a six-month delay for employees subject to Section 409A of the Internal Revenue Code to the extent necessary to comply with Section 409A) for any reason other than cause. Each of the named executive officers other than Mr. Abbitt currently participates in the SERP. For additional information regarding the SERP and the specific terms of the SERP benefits of each of the participating named executive officers, see “—Executive Supplemental Retirement Income Plan.”

401(k) Plan. Participation in our tax-qualified 401(k) and profit sharing account plan (“401(k) plan”) is available to all of our employees who meet minimum eligibility requirements. This plan allows our employees to save money for retirement in a tax-advantaged manner. During fiscal 2011, we matched employee contributions, to the extent allowed under qualified plan limitations, dollar for dollar up to 6% of compensation. Our matching contributions for fiscal 2011 under this plan to the named executive officers are reflected in the summary compensation table under the “All Other Compensation” column. See “—401(k) Plan” for additional information on our 401(k) plan.

Other Employee Benefits. Other benefits, in which all employees generally may participate, include the following: medical and dental insurance coverage, vision care coverage, group life insurance coverage and long- and short-term disability insurance coverage. HomeTrust Bank reimburses executive officers for the premium paid for long-term disability insurance.

Perquisites and Other Personal Benefits. Other than providing each of Messrs. Broadwell and Stonestreet with a company automobile, we currently do not provide the named executive officers with any perquisites or other personal benefits.

Equity-Based Plans to be Implemented in Connection with or Following the Stock Offering. In connection with the conversion and stock offering, we plan to establish an employee stock ownership plan. The employee stock ownership plan will give eligible employees an equity interest in HomeTrust Bancshares and an additional retirement benefit in the form of HomeTrust Bancshares common stock. Following the offering, we plan to submit to HomeTrust Bancshares stockholders for their approval one or more equity incentive plans that will allow for the grant of stock options and restricted stock awards to eligible participants. We believe that the establishment of the employee stock ownership plan and an equity incentive plan is consistent with our compensation philosophy and objectives in that these plans will help us to attract and retain qualified personnel and motivate these individuals to enhance our long-term performance by aligning their interests with the interests of our shareholders. For additional information regarding these plans, see “—Other Benefits-Employee Stock Ownership Plan” and “—Other Benefits-Equity Incentive Plan.”

Payments upon Termination or Change in Control. It is expected that, upon completion of the conversion, each of the named executive officers will enter into an employment agreement with HomeTrust Bancshares that provides for certain payments and benefits if the executive’s employment is terminated under certain scenarios, including, but not limited to, following a change in control. See “—Employment Agreements with Named Executive Officers.” These employment agreements thus require a “double trigger” in order for any payments or benefits under the agreements to be provided to the executive in connection with or following a change in control—in other words, both a change in control and an involuntary termination of employment (which includes a voluntary termination by the executive following a material reduction in his duties, responsibilities or benefits) must occur. The purpose of providing the change in control payments is to attract and retain top level executives of the highest caliber and mitigate the risk to these executives that their employment will be involuntarily terminated in the event we are acquired. At the same time, a change in control, by itself, will not automatically trigger a payout, as our intention is to induce the executive to remain employed following a change in control so long as the acquiror so desires without a material reduction in the executive’s duties, responsibilities or benefits.

Role of Executive Officers in Determining Compensation. Messrs. Broadwell and Stonestreet recommend to the PCP Committee compensation of the named executive officers other than themselves. Messrs. Broadwell and Stonestreet are not involved with any aspect of determining their own compensation.

Role of Compensation Consultant. Subsequent to June 30, 2011, the PCP Committee engaged Pearl Meyer & Partners to conduct a detailed review of our compensation programs and arrangements. As a result of this review, effective October 1, 2011, the base salaries of Messrs. VunCannon, Sellinger and Abbitt were increased and the base salaries of Messrs. Broadwell and Stonestreet remained the same. See “-Base Salaries.”

Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by the named executive officers for fiscal year 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
F. Edward Broadwell, Jr.,	2011	$400,000	$—	$2,614	$126,243	$528,857
Chairman and Chief Executive Officer

Dana L. Stonestreet,	2011	$317,500	$—	$10,776	$72,238	$400,514
President and Chief Operating Officer

Tony J. VunCannon,	2011	$146,875	$45,000	$8,930	$35,830	$236,635
Senior Vice President and Chief Financial Officer

Howard L. Sellinger,	2011	$163,000	$35,000	$1,111	$33,305	$232,416
Senior Vice President and Chief Information Officer

Charles I. Abbitt, Jr.,	2011	$163,000	$35,000	$—	$14,028	$212,028
Senior Vice President and Chief Risk Officer

(1)	Amounts under this column represent bonuses awarded in the discretion of the board of directors of HomeTrust Bank.
(2)

Amounts under this column represent the aggregate of (i) the change in the actuarial present value of the named executive officer’s accumulated benefit under the SERP from June 30, 2010 to June 30, 2011, (ii) above market interest on amounts deferred under the Deferred Compensation Plan and (iii) above market interest on amounts deferred under the EMCP, respectively, as follows: Mr. Broadwell – (i) $(5,117), reflected as zero in the table per SEC rules; (ii) $1,598; and (iii) $1,016; Mr. Stonestreet – (i) $8,049; (ii) $2,004; and (iii) $723; Mr. VunCannon – (i) $8,574; (ii) $310; and (iii) $46; Mr. Sellinger – (i) $0; (ii) $585; and (iii) $526; and Mr. Abbitt—(i) $0; (ii) $0; and (iii) $0. Per SEC rules, above market interest is defined as interest in excess of 120% of the applicable federal long-term rate under the Internal Revenue Code. For purposes of this table, 120% of the long-term applicable federal rate for June 2011 was used, which was 4.76%.

(3)

For Messrs. Broadwell, Stonestreet, VunCannon, Sellinger and Abbitt, amounts under this column consist of the following: Mr. Broadwell – payout for unused time off of $37,087; tax related reimbursements of $46,734; life insurance premiums paid by HomeTrust Bank of $111; reimbursement for long-term disability insurance premium paid by Mr. Broadwell of $2,951; employer contributions under HomeTrust Bank’s 401(k) plan of $14,700 ($4,165 of which was refunded to Mr. Broadwell); and distributions under the SERP of $24,660; Mr. Stonestreet – payout for unused time off of $9,359; tax related reimbursements of $45,058; life insurance premiums paid by HomeTrust Bank of $171; reimbursement for long-term disability insurance premium paid by Mr. Stonestreet of $2,950; and employer contributions under HomeTrust Bank’s 401(k) plan of $14,700 ($4,165 of which was refunded to Mr. Stonestreet); Mr. VunCannon – payout for unused time off of $16,315; tax related reimbursements of $4,070; life insurance premiums paid by HomeTrust Bank of $103; reimbursement for long-term disability insurance premium paid by Mr. VunCannon of $2,459; and employer contributions under HomeTrust Bank’s 401(k) plan of $12,883 ($2,348 of which was refunded to Mr. VunCannon); Mr. Sellinger – payout for unused time off of $17,242; tax related reimbursements of $338; life insurance premiums paid by HomeTrust Bank of $105; reimbursement for long-term disability insurance premium paid by Mr. Sellinger of $2,533 and employer contributions under HomeTrust Bank’s 401(k) plan of $13,087 ($2,552 of which was refunded to Mr. Sellinger); and Mr. Abbitt – reimbursement for long-term disability insurance premium paid by Mr. Abbitt of $1,942; life insurance premiums paid by HomeTrust Bank of $89 and employer contributions under HomeTrust Bank’s 401(k) plan of $11,997 ($1,461 of which was refunded to Mr. Abbitt).

Employment Agreements with Named Executive Officers

It is expected that, upon completion of the conversion, each of the named executive officers will enter into an employment agreement with HomeTrust Bancshares (which, in the case of Messrs. Broadwell and Stonestreet, will replace existing employment agreements that they currently have with HomeTrust Bank). The term of Mr. Broadwell’s agreement will end on December 17, 2013 (his 75th birthday). Mr. Stonestreet’s agreement will be for a three-year term, and the agreements with Messrs. VunCannon, Sellinger and Abbitt will each be for a two-year term. The terms of the agreements with Messrs. Stonestreet, VunCannon, Sellinger and Abbitt will be extended by one year on each anniversary of the effective date of the agreement, provided that HomeTrust Bancshares has not given written notice to the contrary to the executive at least 90 days before the anniversary date and provided further that the executive has not received an unsatisfactory performance review by the board of directors of HomeTrust Bancshares or HomeTrust Bank. In the case of Mr. Stonestreet (currently age 58), the term of the agreement may not be automatically extended beyond his 75th birthday, and in the case of Messrs. VunCannon, Sellinger and Abbitt (currently ages 47, 58 and 60), the terms of their agreements may not be automatically extended beyond their 65th birthday.

The agreements with Messrs. Broadwell and Stonestreet will provide for a minimum annual base salary of not less than the executive’s current base salary and the agreements with Messrs. VunCannon, Sellinger and Abbitt will provide for a minimum annual base salary of $180,000. Each executive will be entitled to participate in an equitable manner with all other executive officers HomeTrust Bancshares and HomeTrust Bank in such performance-based discretionary bonuses, if any, as are authorized by the boards of directors of HomeTrust Bancshares and HomeTrust Bank. Each executive also will be entitled to participate, to the same extent as executive officers of HomeTrust Bancshares and HomeTrust Bank generally, in all retirement and other employee benefits and any fringe benefits, and will be entitled to such other benefits as the board of directors may provide in its discretion.

Each agreement will provide that if the executive is “involuntarily terminated,” he will be entitled to receive continued compensation payments and certain health and other insurance benefits during the remaining term of the agreement. In the case of Messrs. Broadwell and Stonestreet, these payments and benefits will consist of (i) monthly payments of one-twelfth of the executive’s “total compensation” and (ii) substantially the same group life or key man life insurance, hospitalization, medical, dental, prescription drug and other health benefits, as well as long-term disability insurance coverage (if any) for the executive and his dependents and beneficiaries, and on terms substantially as favorable to the executive as those in effect immediately prior to the involuntary termination. In the case of Messrs. VunCannon, Sellinger and Abbitt, these payments and benefits will consist of (i) monthly payments of one-twelfth of the executive’s then-current base salary plus one-twelfth of the average annual amount of cash bonus and cash incentive compensation earned by the executive for the two full fiscal years preceding the termination date (the “Salary and Average Bonus Benefit”) and (ii) substantially the same hospitalization, medical, dental, prescription drug and other health benefits offered by HomeTrust Bancshares from time to time to its employees generally to comply with the continuation requirements of Section 4980B(f) of the Internal Revenue Code (commonly referred to as “COBRA” coverage) for the executive and his eligible dependents. The term “involuntary termination” includes a specified diminution in the executive’s duties, responsibilities or benefits. In the case of the agreements with Messrs. Broadwell and Stonestreet, the term “total compensation” is defined as Mr. Broadwell’s or Mr. Stonestreet’s highest annual base salary rate at any time during his employment with HomeTrust Bancshares or HomeTrust Bank plus the higher of (i) his annual bonus paid during the previous year or (ii) the average of the seven highest annual bonuses paid to him at any time during his employment by HomeTrust Bancshares or HomeTrust Bank or a predecessor institution.

Each agreement provides that in the event the executive is involuntarily terminated within the six months preceding, at the time of or within 12 months following a change in control of HomeTrust Bancshares, in addition to the applicable payments and benefits described in the immediately preceding paragraph, he will be entitled to a lump sum payment of 299% of his “base amount,” as defined in Section 280G of the Internal Revenue Code, subject to cutback to the extent such payment would, or together with other payments would, be nondeductible under Section 280G of the Internal Revenue Code.

If the executive dies during the term of his agreement, his estate or designated beneficiary will be entitled to: (i) his “total compensation” (in the case of Messrs. Broadwell and Stonestreet) or his Salary and Average Bonus Benefit (in the case of Messrs. VunCannon, Sellinger and Abbitt) through the last day of calendar month in which his death occurred, plus the greater of either (A) an additional three months of “total compensation” (in the case of Messrs. Broadwell and Stonestreet) or Salary and Average Bonus Benefit (in the case of Messrs. VunCannon, Sellinger and Abbitt) or (B) 299% of the executive’s base amount under Section 280G of the Internal Revenue Code (subject to cutback as described above), if his death occurred during the six months before or 12 months following a change in control; and (ii) the amounts of any benefits or awards which were earned with respect to the fiscal year in which the executive died and to which the executive would have been entitled to receive had he remained employed. Each agreement provides that if HomeTrust Bancshares terminates the executive’s employment after having established that the executive is permanently disabled, then after the exhaustion of all paid time off days allocated for the calendar year, HomeTrust Bancshares will pay to the executive for the remaining term of the agreement his “total compensation” (in the case of Messrs. Broadwell and Stonestreet) or his Salary and Average Bonus Benefit (in the case of Messrs. VunCannon, Sellinger and Abbitt), in each case reduced by the proceeds of any disability insurance policy under a disability program sponsored by HomeTrust Bancshares. If the executive terminates employment due to permanent disability during the first year after a change in control, then he will be entitled to the greater in value (as determined on a present value basis) of the disability benefit described in the immediately preceding sentence and the change in control benefit described in the immediately preceding paragraph.

Deferred Compensation Plan

The Deferred Compensation Plan is a nonqualified deferred compensation plan under which directors and a select group of employees can elect to defer a portion of their cash compensation. At the end of each calendar month, each participant’s account balance is credited with earnings based on the value of the participant’s account balance on the last day of such month. Earnings are currently credited at a rate equal to the average rate of HomeTrust Bank’s earning assets determined as of the last day of the preceding calendar month. Each participant who is a director of HomeTrust Bank, which consists of all directors other than Messrs. Allen, Biesecker and Koontz, is entitled to a $5,000 annual contribution from HomeTrust Bank through the 2014 calendar year. A participant is always 100% vested in his or her account, which will be distributed in cash following his or her separation from service with HomeTrust Bank at the time and in the manner specified in the plan and the participant’s election form.

The following table sets forth information about compensation payable to each named executive officer under the Deferred Compensation Plan. Mr. Abbitt currently does not participate in the Deferred Compensation Plan.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
F. Edward Broadwell, Jr.	—	$5,000	$58,602	—	$1,174,762
Dana L. Stonestreet	—	$5,000	$70,319	—	$1,473,448
Tony J. VunCannon	$9,000	—	$10,905	—	$230,420
Howard L. Sellinger	—	—	$20,515	—	$429,875
Charles I. Abbitt, Jr.	—	—	—	—	—

(1)	This amount shown for Mr. VunCannon was reported as compensation for fiscal 2011 in the summary compensation table under the “Salary” column.
(2)	Represents contributions by HomeTrust Bank to Messrs. Broadwell and Stonestreet for their service as directors. These amounts were reported as compensation for 2011 in the summary compensation table under the “All Other Compensation” column.
(3)	The above market portion of the earnings for the last fiscal year are reported as compensation for fiscal 2011 in the summary compensation table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

Executive Medical Care Plan

The EMCP is a nonqualified, deferred compensation plan under which certain key employees are given the opportunity to receive employer-provided health and long-term care benefits through the payment of health and long-term care plan premiums and to receive reimbursement of medical expenses. Under the EMCP, a participant may be provided with an initial benefit amount set forth in his or her individual joinder agreement and, if the participant is fully vested under the plan, may elect to defer a portion of his base salary, bonuses or other compensation (including unearned and unused vacation pay and paid time off). Following the “benefit commencement date,” a participant’s benefit account under the EMCP may be used to reimburse the participant for medical expenses (but only using the pre-2005 portion of the account) or pay insurance premiums under any health or qualified long-term care plan. Any such reimbursement or premium payment results in a charge to the participant’s account balance. At the end of each plan year, each participant’s account is credited with a 5% adjustment, based on the average balance of the account during the plan year. The “benefit commencement date” means (1) with respect to the payment of health plan premiums, the first day of the month next following (a) the date of the participant’s termination of employment after age 65, unless the participant, having attained age 65, requests that his benefits commence sooner, (b) if the participant’s employment terminates before age 65, the earlier of the date he or she requests payment of the health plan premiums subsequent to termination of employment or the date the participant attains age 65, or (c) in the case of the participant’s death before age 65, the first day of the month next following the date of the participant’s death; and (2) with respect to qualified long-term care coverage and the reimbursement of medical expenses, the date the participant is first designated to participate in the EMCP, provided that with respect to the reimbursement of medical expenses, the participant must be 100% vested before benefits may commence. A participant may request that his benefit commencement date be delayed (except for the reimbursement of medical expenses) or, with respect to the payment of health care plan premiums, accelerated, in each case subject to the approval of the committee administering the EMCP.

The following table sets forth information about compensation payable to each of the named executive officers under the EMCP. Each of the named executive officers other than Mr. Abbitt currently participates in the EMCP, and each such named executive officer is fully vested in his account.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
F. Edward Broadwell, Jr.	—	—	$38,030	$14,879	$790,403
Dana L. Stonestreet	$29,018	—	$26,371	$9,726	$560,231
Tony J. VunCannon	$24,000	—	$3,535	$4,014	$82,848
Howard L. Sellinger	—	—	$20,241	—	$425,059
Charles I. Abbitt, Jr.	—	—	—	—	—

(1)	This amounts shown for Messrs. Stonestreet and VunCannon were reported as compensation for fiscal 2011 in the summary compensation table under the “Salary” column.
(2)	The above market portion of the earnings for the last fiscal year are reported as compensation for fiscal 2011 in the summary compensation table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.
(3)	The aggregate balance amounts were comprised of the named executive officer’s own contributions and contributions by HomeTrust Bank, respectively, as follows: Mr. Broadwell - $358,540 and $431,863; Mr. Stonestreet - $136,625 and $423,606; Mr. VunCannon - $82,848 and $0; and Mr. Sellinger - $0 and $425,059.

Executive Supplemental Retirement Income Plan

General. Under the SERP, a participating executive is entitled to receive an annual supplemental retirement income benefit as specified in his or her joinder agreement to the SERP master agreement, payable monthly, commencing on his or her benefit eligibility date or on the date specified in his or her joinder agreement. Unless a different date is specified in the executive’s joinder agreement, the benefit eligibility date is the first day of the month next following the later of the month in which the executive attains age 55 or separates from service with HomeTrust Bank (subject to a six-month delay for employees subject to Section 409A of the Internal Revenue Code to the extent necessary to comply with Section 409A) for any reason other than cause. Each of the named executive officers other than Mr. Abbitt currently participates in the SERP. The specific terms of the SERP benefits of each of the participating named executive officers are described below.

Mr. Broadwell. Under his joinder agreement, Mr. Broadwell’s supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, equal to 60% of his highest average compensation (taking into account only base salary, bonuses and amounts deferred at his election) for a three (consecutive or nonconsecutive) calendar year period preceding the date Mr. Broadwell separates from service with HomeTrust Bank, provided that this annual benefit may not be less than $350,000 or more than $425,000 (“Main Retirement Benefit”); (2) a separate, additional 20-year annual retirement benefit, payable monthly, with the annual payout amount starting at $7,200 in Year 1 and increasing to $36,326 in Year 20 (“Additional Retirement Benefit”); and (3) in consideration for the cancellation of Mr. Broadwell’s right to participate in the Director Emeritus Plan, another separate, 20-year retirement benefit (“Additional SERP Benefit”), payable monthly, in the annual amount of $22,800 subject to an increase of 4% per year commencing with the second year of the payout period and continuing through the 15th year of the payout period. Under Mr. Broadwell’s joinder agreement, the payout period for the Additional SERP Benefit commenced one month after he attained age 70 (in 2008). Mr. Broadwell is fully vested in each of his Main Retirement Benefit, Additional Retirement Benefit and Additional SERP Benefit.

Mr. Stonestreet. Under his joinder agreement, Mr. Stonestreet’s supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, equal to 60% of his highest average compensation (taking into account only base salary, bonuses and amounts deferred at his election) for a three (consecutive or nonconsecutive) calendar year period preceding the date Mr. Stonestreet separates from service with HomeTrust Bank, provided that this annual benefit may not be less than $350,000 or more than $425,000 (“Main Retirement Benefit”); and (2) a separate, additional 20-year retirement benefit, payable monthly, in the annual amount of $16,193, subject to an adjustment of 5% per year commencing with the second year of the payout period. Mr. Stonestreet is fully vested in both his Main Retirement Benefit and his Additional Retirement Benefit.

Mr. VunCannon. Under his joinder agreement, Mr. VunCannon supplemental retirement income benefit is comprised of a 15-year annual benefit of $25,000, payable monthly. Mr. VunCannon is fully vested in his supplemental retirement income benefit.

Mr. Sellinger. Under his joinder agreement, Mr. Sellinger’s supplemental retirement income benefit is comprised of a 15-year annual benefit totaling $60,000, payable monthly. Mr. Sellinger is fully vested in his supplemental retirement income benefit.

Tabular Information. The following table sets forth information regarding benefits payable under the SERP to each of the named executive officers. As noted above, each of the participating named executive officers is entitled to begin receiving his supplemental retirement income benefit at the earlier of age 55 or separation from service with HomeTrust Bank other than for cause, provided that Mr. Broadwell has already begun receiving payments of his annual Additional SERP Benefit. Each of Messrs. Broadwell, Stonestreet and Sellinger is older than age 55 and Mr. VunCannon will attain age 55 in 2019. Solely for purposes of calculating the present value of accumulated benefit in the table below, it is assumed that Mr. Broadwell will retire in 2013, that Messrs. Stonestreet and Sellinger will retire in 2014 and that Mr. VunCannon will retire in 2019, in each case using a discount rate of 5%. These assumptions are the same as those used in preparing HomeTrust Bank’s financial statements included in this prospectus.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
F. Edward Broadwell, Jr.	SERP	45	$5,288,501	$24,660	(2)
Dana L. Stonestreet	SERP	22	4,128,742	—
Tony J. VunCannon	SERP	19	180,041	—
Howard L. Sellinger	SERP	35	569,195	—
Charles I. Abbitt, Jr.	—	—	—	—

(1)	The number of years of credited service does not affect the benefit amount of any of the participating named executive officers because each of those individuals is fully vested in his SERP benefit.
(2)	Represents payment to Mr. Broadwell of his annual Additional SERP Benefit.

Potential Payments upon Termination of Employment or Change in Control

The following tables summarize the approximate value of the termination payments and benefits that the named executive officers would have received if their employment with HomeTrust Bank had been terminated on June 30, 2011 under the circumstances shown. For purposes of the tables, it is assumed that the employment agreements between the named executive officers and HomeTrust Bancshares that are expected to be entered into upon completion of the conversion became effective as of June 30, 2011. See “—Employment Agreements with Named Executive Officers.” The tables exclude (i) amounts accrued through June 30, 2011 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) account balances under HomeTrust Bank’s 401(k) plan, Deferred Compensation Plan, EMCP and SERP. Each named executive officer is fully vested in his account balances under the 401(k) plan, Deferred Compensation Plan, EMCP and SERP to the extent that he participates in those plans, and the forms and amounts of his benefits under those plans would not be enhanced by a termination of his employment with HomeTrust Bank or a change in control. For information regarding the benefits of the named executive officers under the Deferred Compensation Plan, EMCP and SERP, see “—Deferred Compensation Plan,” “—Executive Medical Care Plan” and “—Executive Supplemental Retirement Income Plan.”

F. Edward Broadwell, Jr.

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)		Payout of Unused Paid Time Off ($)		Life Insurance Benefit ($)	Payment of 299% of “Base Amount” ($)
If termination for cause occurs	$—		$67,219		$—	$—
If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$—		$67,219		$—	$—
If “involuntary termination” under Employment Agreement occurs, but not within the six months preceding, at the time of or following a change in control	$1,756,396	(1)	$67,219		$—	$—
If “involuntary termination” under Employment Agreement occurs within the six months preceding, at the time of or following a change in control	$—		$67,219		$—	$3,404,184	(2)
If termination occurs as a result of death, not within six months before, or 12 months after, a change in control	$174,245	(3)	$67,219		$585,000	$—
If termination occurs as a result of death within six months before, or 12 months after, a change in control	$—		$67,219		$585,000	$3,404,184	(4)
If termination occurs as a result of disability, not during the one year period following a change in control	$1,531,098	(5)	$64,911	(6)	$—	$—
If termination occurs as a result of disability during the one year period following a change in control	$—	(7)	$67,219		$—	$3,404,184	(7)

(1)	Represents the continuation of “total compensation” (payable monthly) and health and other insurance benefits under Mr. Broadwell’s employment agreement, as described under “—Employment Agreements with Named Executive Officers,” for the remaining term of Mr. Broadwell’s employment agreement (i.e., through December 17, 2013), assuming Mr. Broadwell’s employment is, on June 30, 2011, “involuntarily terminated” but not within the six months preceding, at the time of or following a change in control. For purposes of the above table, Mr. Broadwell’s annual “total compensation” is calculated as $696,979, and the annual amount of his health and other insurance benefits is calculated at $17,487.
(2)	Represents the amount payable to Mr. Broadwell under his employment agreement in the event that his employment is “involuntarily terminated” within the six months preceding, at the time of or following a change in control.
(3)	Represents continued payment of Mr. Broadwell’s “total compensation” for a period of three months following his death, as provided in his employment agreement. The amount shown is 25% of his “total compensation” ($696,979).
(4)	Represents the amount payable under Mr. Broadwell’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(5)	Represents continued payment of Mr. Broadwell’s “total compensation” for the remaining term of his employment agreement (i.e., through December 17, 2013), assuming that Mr. Broadwell’s employment is terminated by HomeTrust Bancshares on June 30, 2011 after having established that he is permanently disabled ($696,979 per year), less the amount of his unused time off allocated for the 2011 calendar year ($2,308) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($180,000). As provided in Mr. Broadwell’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.
(6)	Under his employment agreement, Mr. Broadwell is not entitled to any disability benefits until after the exhaustion of his paid time off allocated for the current calendar year.
(7)	Under his employment agreement, if Mr. Broadwell’s employment terminates due to permanent disability during the one-year period following a change in control, Mr. Broadwell is entitled to either the continuation of his “total compensation” for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or 299% of his “base amount,” whichever is greater in value as determined on a present value basis.

Dana L. Stonestreet

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)		Payout of Unused Paid Time Off ($)		Life Insurance Benefit ($)	Payment of 299% of “Base Amount” ($)
If termination for cause occurs	$—		$61,541		$—	$—
If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$—		$61,541		$—	$—
If “involuntary termination” under Employment Agreement occurs, but not within the six months preceding, at the time of or following a change in control	$1,714,211	(1)	$61,541		$—	$—
If “involuntary termination” under Employment Agreement occurs within the six months preceding, at the time of or following a change in control	$—		$61,541		$—	$2,207,427	(2)
If termination occurs as a result of death, not within six months before, or 12 months after, a change in control	$138,328	(3)	$61,541		$900,000	$—
If termination occurs as a result of death within six months before, or 12 months after, a change in control	$—		$61,541		$900,000	$2,207,427	(4)
If termination occurs as a result of disability, not during the one year period following a change in control	$1,461,617	(5)	$43,224	(6)	$—	$—
If termination occurs as a result of disability during the one year period following a change in control	$—	(7)	$61,541		$—	$2,207,427	(7)

(1)	Represents the continuation of “total compensation” (payable monthly) and health and other insurance benefits under Mr. Stonestreet’s employment agreement, as described under “—Employment Agreements with Named Executive Officers,” for the remaining term of Mr. Stonestreet’s employment agreement (i.e., through June 30, 2014, assuming that his agreement became effective on June 30, 2011), assuming Mr. Stonestreet’s employment is, on June 30, 2011, “involuntarily terminated” but not within the six months preceding, at the time of or following a change in control. For purposes of the above table, Mr. Stonestreet’s annual “total compensation” is calculated as $553,312, and the annual amount of his health and other insurance benefits is calculated at $18,092.
(2)	Represents the amount payable to Mr. Stonestreet under his employment agreement in the event that his employment is “involuntarily terminated” within the six months preceding, at the time of or following a change in control.
(3)	Represents continued payment of Mr. Stonestreet’s “total compensation” for a period of three months following his death, as provided in his employment agreement. The amount shown is 25% of his “total compensation” ($553,312).
(4)	Represents the amount payable under Mr. Stonestreet’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(5)	Represents continued payment of Mr. Stonestreet’s “total compensation” for the remaining term of his employment agreement (i.e., through June 30, 2014, assuming that his agreement became effective on June 30, 2011), assuming that Mr. Stonestreet’s employment is terminated by HomeTrust Bancshares on June 30, 2011 after having established that he is permanently disabled ($553,312 per year), less the payout amount of his unused time off allocated for the 2011 calendar year ($18,317) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($180,000). As provided in Mr. Stonestreet’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.
(6)	Under his employment agreement, Mr. Stonestreet is not entitled to any disability benefits until after the exhaustion of his paid time off for the current calendar year.
(7)	Under his employment agreement, if Mr. Stonestreet’s employment terminates due to permanent disability during the one-year period following a change in control, Mr. Stonestreet is entitled to either the continuation of his “total compensation” for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or 299% of his “base amount,” whichever is greater in value as determined on a present value basis.

Tony J. VunCannon

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)		Payout of Unused Paid Time Off ($)		Life Insurance Benefit ($)	Payment of 299% of “Base Amount” ($)
If termination for cause occurs	$—		$44,880		$—	$—
If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$—		$44,880		$—	$—
If “involuntary termination” under Employment Agreement occurs, but not within the six months preceding, at the time of or following a change in control	$512,549	(1)	$44,880		$—	$—
If “involuntary termination” under Employment Agreement occurs within the six months preceding, at the time of or following a change in control	$—		$44,880		$—	$697,457	(2)
If termination occurs as a result of death, not within six months before, or 12 months after, a change in control	$62,500	(3)	$44,880		$541,000	$—
If termination occurs as a result of death within six months before, or 12 months after, a change in control	$—		$44,880		$541,000	$697,457	(4)
If termination occurs as a result of disability, not during the one year period following a change in control	$318,846	(5)	$43,726	(6)	$—	$—
If termination occurs as a result of disability during the one year period following a change in control	$—	(7)	$44,880		$—	$697,457	(7)

(1)	Represents the continuation of (i) Mr. VunCannon’s then-current base salary and the average annual amount of cash bonus and cash incentive compensation earned by Mr. VunCannon for the two full fiscal years preceding the termination date (payable monthly) (the “Salary and Average Bonus Benefit”) and (ii) health and other insurance benefits under Mr. VunCannon’s employment agreement, as described under “—Employment Agreements,” for the remaining term of Mr. VunCannon’s employment agreement (i.e., through June 30, 2013, assuming that his agreement became effective on June 30, 2011), assuming Mr. VunCannon’s employment is, on June 30, 2011, “involuntarily terminated” but not within the six months preceding, at the time of or following a change in control. For purposes of the above table, Mr. VunCannon’s annual salary is assumed to be $180,000, the average annual amount of his cash bonus and cash incentive compensation is calculated at $70,000 and the annual amount of his health and other insurance benefits is calculated at $6,274.
(2)	Represents the amount payable to Mr. VunCannon under his employment agreement in the event that his employment is “involuntarily terminated” within the six months preceding, at the time of or following a change in control.
(3)	Represents continued payment of Mr. VunCannon’s Salary and Average Bonus Benefit (payable monthly) for a period of three months following his death, as provided in his employment agreement. The amount shown is 25% of the annual amount of his Salary and Average Bonus Benefit ($250,000).
(4)	Represents the amount payable under Mr. VunCannon’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(5)	Represents the continuation of Mr. VunCannon’s Salary and Average Bonus Benefit (payable monthly) for the remaining term of his employment agreement (i.e., through June 30, 2013, assuming that his agreement became effective on June 30, 2011), assuming that Mr. VunCannon’s employment is terminated by HomeTrust Bancshares on June 30, 2011 after having established that he is permanently disabled ($250,000 per year), less the payout amount of his unused time off allocated for the 2011 calendar year ($1,154) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($180,000). As provided in Mr. VunCannon’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.
(6)	Under his employment agreement, Mr. VunCannon is not entitled to any disability benefits until after the exhaustion of his paid time off for the current calendar year.
(7)	Under his employment agreement, if Mr. VunCannon’s employment terminates due to disability during the one-year period following a change in control, Mr. VunCannon is entitled to either (i) continuation of his Salary and Average Bonus Benefit (payable monthly) for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or (ii) 299% of his “base amount,” whichever is greater in value as determined on a present value basis.

Howard L. Sellinger

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)		Payout of Unused Paid Time Off ($)		Life Insurance Benefit ($)	Payment of 299% of “Base Amount” ($)
If termination for cause occurs	$—		$45,116		$—	$—
If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$—		$45,116		$—	$—
If “involuntary termination” under Employment Agreement occurs, but not within the six months preceding, at the time of or following a change in control	$507,549	(1)	$45,116		$—	$—
If “involuntary termination” under Employment Agreement occurs within the six months preceding, at the time of or following a change in control	$—		$45,116		$—	$1,142,719	(2)
If termination occurs as a result of death, not within six months before, or 12 months after, a change in control	$61,875	(3)	$45,116		$553,000	$—
If termination occurs as a result of death within six months before, or 12 months after, a change in control	$—		$45,116		$553,000	$1,142,719	(4)
If termination occurs as a result of disability, not during the one year period following a change in control	$307,746	(5)	$37,862	(6)	$—	$—
If termination occurs as a result of disability during the one year period following a change in control	$—	(7)	$45,116		$—	$1,142,719	(7)

(1)	Represents the continuation of (i) Mr. Sellinger’s then-current base salary and the average annual amount of cash bonus and cash incentive compensation earned by Mr. Sellinger for the two full fiscal years preceding the termination date (payable monthly) (the “Salary and Average Bonus Benefit”) and (ii) health and other insurance benefits under Mr. Sellinger’s employment agreement, as described under “—Employment Agreements,” for the remaining term of Mr. Sellinger’s employment agreement (i.e., through June 30, 2013, assuming that his agreement became effective on June 30, 2011), assuming Mr. Sellinger’s employment is, on June 30, 2011, “involuntarily terminated” but not within the six months preceding, at the time of or following a change in control. For purposes of the above table, Mr. Sellinger’s annual salary is assumed to be $180,000, the average annual amount of his cash bonus and cash incentive compensation is calculated at $67,500 and the annual amount of his health and other insurance benefits is calculated at $6,274.
(2)	Represents the amount payable to Mr. Sellinger under his employment agreement in the event that his employment is “involuntarily terminated” within the six months preceding, at the time of or following a change in control.
(3)	Represents continued payment of Mr. Sellinger’s Salary and Average Bonus Benefit (payable monthly) for a period of three months following his death, as provided in his employment agreement. The amount shown is 25% of the annual amount of his Salary and Average Bonus Benefit ($247,500).
(4)	Represents the amount payable under Mr. Sellinger’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(5)	Represents the continuation of Mr. Sellinger’s Salary and Average Bonus Benefit (payable monthly) for the remaining term of his employment agreement (i.e., through June 30, 2013, assuming that his agreement became effective on June 30, 2011), assuming that Mr. Sellinger’s employment is terminated by HomeTrust Bancshares on June 30, 2011 after having established that he is permanently disabled ($247,500 per year), less the payout amount of his unused time off allocated for the 2011 calendar year ($7,254) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($180,000). As provided in Mr. Sellinger’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.
(6)	Under his employment agreement, Mr. Sellinger is not entitled to any disability benefits until after the exhaustion of his paid time off for the current calendar year.
(7)	Under his employment agreement, if Mr. Sellinger’s employment terminates due to disability during the one-year period following a change in control, Mr. Sellinger is entitled to either (i) continuation of his Salary and Average Bonus Benefit (payable monthly) for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or (ii) 299% of his “base amount,” whichever is greater in value as determined on a present value basis.

Charles I. Abbitt, Jr.

Termination Scenario	Total Compensation and Health and Other Insurance Benefits Continuation ($)		Payout of Unused Paid Time Off ($)		Life Insurance Benefit ($)	Payment of 299% of “Base Amount” ($)
If termination for cause occurs	$—		$14,374		$—	$—
If voluntary termination occurs that does not constitute “involuntary termination” under Employment Agreement	$—		$14,374		$—	$—
If “involuntary termination” under Employment Agreement occurs, but not within the six months preceding, at the time of or following a change in control	$457,549	(1)	$14,374		$—	$—
If “involuntary termination” under Employment Agreement occurs within the six months preceding, at the time of or following a change in control	$—		$14,374		$—	$543,364	(2)
If termination occurs as a result of death, not within six months before, or 12 months after, a change in control	$55,625	(3)	$14,374		$466,000	$—
If termination occurs as a result of death within six months before, or 12 months after, a change in control	$—		$14,374		$466,000	$543,364	(4)
If termination occurs as a result of disability, not during the one year period following a change in control	$262,477	(5)	$11,851	(6)	$—	$—
If termination occurs as a result of disability during the one year period following a change in control	$—	(7)	$14,374		$—	$543,364	(7)

(1)	Represents the continuation of (i) Mr. Abbitt’s then-current base salary and the average annual amount of cash bonus and cash incentive compensation earned by Mr. Abbitt for the two full fiscal years preceding the termination date (payable monthly) (the “Salary and Average Bonus Benefit”) and (ii) health and other insurance benefits under Mr. Abbitt’s employment agreement, as described under “—Employment Agreements,” for the remaining term of Mr. Abbitt’s employment agreement (i.e., through June 30, 2013, assuming that his agreement became effective on June 30, 2011), assuming Mr. Abbitt’s employment is, on June 30, 2011, “involuntarily terminated” but not within the six months preceding, at the time of or following a change in control. For purposes of the above table, Mr. Abbitt’s annual salary is assumed to be $180,000, the average annual amount of his cash bonus and cash incentive compensation is calculated at $42,500 and the annual amount of his health and other insurance benefits is calculated at $6,274.
(2)	Represents the amount payable to Mr. Abbitt under his employment agreement in the event that his employment is “involuntarily terminated” within the six months preceding, at the time of or following a change in control.
(3)	Represents continued payment of Mr. Abbitt’s Salary and Average Bonus Benefit (payable monthly) for a period of three months following his death, as provided in his employment agreement. The amount shown is 25% of the annual amount of his Salary and Average Bonus Benefit ($222,500).
(4)	Represents the amount payable under Mr. Abbitt’s employment agreement to his estate or designated beneficiary in the event that during the six months before, or 12 months after, a change in control, his employment terminates due to death.
(5)	Represents the continuation of Mr. Abbitt’s Salary and Average Bonus Benefit (payable monthly) for the remaining term of his employment agreement (i.e., through June 30, 2013, assuming that his agreement became effective on June 30, 2011), assuming that Mr. Abbitt’s employment is terminated by HomeTrust Bancshares on June 30, 2011 after having established that he is permanently disabled ($222,500 per year), less the payout amount of his unused time off allocated for the 2011 calendar year ($2,523) and less the proceeds of the disability insurance policy maintained for him by HomeTrust Bank or HomeTrust Bancshares ($180,000). As provided in Mr. Abbitt’s employment agreement, this disability benefit is not payable until after the exhaustion of all paid time off days allocated for the calendar year and is reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares.
(6)	Under his employment agreement, Mr. Abbitt is not entitled to any disability benefits until after the exhaustion of his paid time off for the current calendar year.
(7)	Under his employment agreement, if Mr. Abbitt’s employment terminates due to disability during the one-year period following a change in control, Mr. Abbitt is entitled to either (i) continuation of his Salary and Average Bonus Benefit (payable monthly) for the remaining term of the agreement (reduced by the proceeds of any disability insurance policy then in effect pursuant to a disability insurance program sponsored by HomeTrust Bank or HomeTrust Bancshares) or (ii) 299% of his “base amount,” whichever is greater in value as determined on a present value basis.

Other Benefits

401(k) Plan. The 401(k) provides HomeTrust Bank employees with an opportunity to save for retirement on a tax-advantaged basis plan. All employees are eligible to participate for purposes of elective deferrals on their date of hire, with participation commencing on the first day of the plan year quarter coinciding with or next following the employee’s date of hire. An employee becomes eligible to participate for purposes of matching contributions and nonelective contributions after the employee has completed one year of service and attained age 21, with participation commencing for purposes of matching contributions and nonelective contributions on the first day of the plan year quarter coinciding with or next following the date the employee satisfies the eligibility requirements for matching contributions. During 2011, participants were permitted to make salary reduction contributions to the 401(k) Plan of up to 100% of their annual salary, up to a maximum of $16,500. In addition, participants who have attained age 50 may defer an additional $5,500 annually as a 401(k) “catch-up” contribution. All contributions made by participants are before-tax contributions. During fiscal 2011, HomeTrust Bank matched employee contributions dollar for dollar up to 6% of compensation. All participant 401(k) contributions and earnings are fully and immediately vested. All matching contributions and nonelective contributions and earnings thereon vest in 20% annual increments after two years of service (with full vesting after six years of service), provided that a participant is always 100% vested in his or her matching and nonelective contributions if the participant is employed on or after age 59  1/2 or if the participant’s employment terminates due to death or disability. Participants may invest amounts contributed by them, as well as employer contributions, to their 401(k) accounts in one or more investment options available under the 401(k) plan. Participants are permitted to borrow against their account balance in the 401(k) plan. Hardship distributions are also permitted.

Health and Other Employee Benefits. HomeTrust Bank provides health benefits to its employees, including comprehensive medical insurance, dental insurance and vision insurance. HomeTrust Bank also provides life and short- and long-term disability insurance coverage for its employees. In addition, HomeTrust Bank offers an employee assistance program through a third party provider to provide support to employees facing personal difficulties, as well as a interest free loan program for personal computer purchases and a tuition reimbursement program of up to $1,250 per year.

Employee Stock Ownership Plan. We intend to adopt an employee stock ownership plan for employees of HomeTrust Bancshares and HomeTrust Bank to become effective upon completion of the conversion and offering. Employees of HomeTrust Bancshares and HomeTrust Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the employee stock ownership plan on the next following July 1 or January 1.

As part of the conversion and offering, it is anticipated that the employee stock ownership plan will borrow funds from HomeTrust Bancshares for the purpose of acquiring common stock. The employee stock ownership plan will use these funds to purchase a number of shares of common stock equal to 5.0% of the shares of common stock to be outstanding after the offering. It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock that will be acquired by the employee stock ownership plan. The loan to the employee stock ownership plan will be repaid primarily from contributions made by HomeTrust Bank to the employee stock ownership plan over a period of 20 years and from dividends on common stock held by the employee stock ownership plan. Collateral for the loan will be the common stock purchased by the employee stock ownership plan with the loan proceeds. The interest rate for the loan is expected to be equal to the applicable federal long-term rate under the Internal Revenue Code determined as of the date of the loan, and such interest rate is expected to remain fixed over the term of the loan. HomeTrust Bancshares or HomeTrust Bank may, in any plan year, make additional discretionary contributions for the benefit of plan participants. These contributions may be made either in cash or in shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, or upon the issuance of additional shares by HomeTrust Bancshares. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including the terms of the employee stock ownership loan, prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released to participants’ accounts as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s eligible compensation to the total eligible compensation of all eligible employee stock ownership plan participants. An employee is eligible for an employee stock ownership allocation if he is credited with 1,000 or more hours of service during the plan year, and either is actually employed on the last day of the plan year or terminates employment during the plan year on account of death, disability or attaining normal retirement age (age 59 1/2). Forfeitures will be reallocated among remaining participating employees in the same manner as an employer contribution (or released common stock). The account balances of participants within the employee stock ownership plan will become vested at a rate of 20% for each year of service, beginning with the second year of service, so that full vesting occurs after six years of service or upon attaining normal retirement age or upon termination of employment due to death or disability while actively employed. Credit for eligibility and vesting is given for years of service prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, which triggers a termination of the employee stock ownership plan, participants immediately will become fully vested in their account balances. Benefits are payable upon retirement or other separation from service (including death or disability), or upon termination of the plan. HomeTrust Bancshares’s contributions to the employee stock ownership plan are not fixed and the value of the common stock cannot be determined in advance, so benefits payable under the employee stock ownership plan cannot be estimated.

Principal Trust Company is expected to serve as trustee of the employee stock ownership plan. Under the employee stock ownership plan, the trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares generally will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

Accounting principles generally accepted in the United States require that any third party borrowing by the employee stock ownership plan be reflected as a liability on HomeTrust Bancshares’s statement of financial condition. Since the employee stock ownership plan is borrowing from HomeTrust Bancshares, such obligation is not treated as a liability, but will be excluded from stockholders’ equity. If the employee stock ownership plan purchases newly issued shares from HomeTrust Bancshares, total stockholders’ equity would neither increase nor decrease, but per share stockholders’ equity and per share net income would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

The employee stock ownership plan will be subject to the requirements of the Internal Revenue Code and ERISA, and the regulations and guidance of general applicability issued thereunder.

Equity Incentive Plan. Following the conversion and offering, we intend to adopt one or more equity incentive plans that will provide for grants of stock options and restricted common stock awards. If the equity incentive plans are adopted within one year following the conversion, the number of shares of common stock reserved for issuance pursuant to option grants or restricted stock awards under the plans may not exceed 10% and 4%, respectively, of the shares sold in the offering.

The equity incentive plan(s) will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by stockholders owning a majority of the outstanding shares of HomeTrust Bancshares common stock eligible to be cast. If the equity incentive plan(s) are established more than one year after the stock offering, they would require the approval of our stockholders by a majority of the votes cast. The following additional restrictions would apply to our equity incentive plan(s) if the plan(s) are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan(s);

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan(s);

•	no individual receives more than 25% of the shares authorized under any plan;

•

any tax-qualified employee stock benefit plans and management stock award plans, in the aggregate, may not encompass more than 10% of the shares sold in the offering, unless HomeTrust Bank has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock award plans, may be increased to up to 12% of the shares sold in the offering;

•	stock options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of the grant;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of HomeTrust Bank or HomeTrust Bancshares; and

•

our executive officers or directors must exercise or forfeit their options in the event that HomeTrust Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

In the event our primary federal regulators change their regulations or policies regarding equity incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable. We have not yet determined whether we will present one or more equity incentive plans for stockholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion and we have not yet determined the number of shares that would be reserved for issuance under the plan(s). In addition, HomeTrust Bank has been recently notified that it must obtain prior regulatory approval before entering into any new contractual arrangement relating to compensation or benefits with any director or senior executive officer. As a result, our equity incentive plans may require regulatory approval, regardless of when adopted, if this requirement is still in effect at the time of adoption. See “Risk Factors- HomeTrust Bank is subject to an Individual Minimum Capital Requirement with the OCC and may not take certain actions without OCC approval.”

Compensation Committee Interlocks and Insider Participation

The members of the PCP Committee of HomeTrust Bank board of directors during the fiscal year ended June 30, 2011 consisted of Directors McDevitt (Chairman), Beam, Melville and Shepherd. Ms. Melville is a former officer of HomeTrust Bank, having retired as Senior Vice President and Chief Administration Officer in 2008. As discussed under “—Transactions with Related Persons,” Mr. McDevitt is a principal of a law firm to which HomeTrust Bank made payments during the fiscal year ended June 30, 2011.

Transactions with Related Persons

Review and Approval of Related Party Transactions. The charter of the ACER Committee of the HomeTrust Bancshares board of directors will provide that the committee is to review and approve all related party transactions (defined as transactions requiring disclosure under Item 404 of SEC Regulation S-K) on an ongoing basis.

Loans. HomeTrust Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with persons not related to HomeTrust Bank prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

All loans to directors and executive officers and their related persons totaled approximately $2.7 million at June 30, 2011, and were performing in accordance with their terms at that date.

Stan Allen. Director Stan Allen is employed by HomeTrust Bank as President of the Cherryville Federal Bank banking division. For his services as an employee of HomeTrust Bank during fiscal 2011 (which commenced in September 2010), Mr. Allen received a salary of $93,750, a bonus of $39,147, an employer contribution to his 401(k) plan account of $7,704 and life insurance premiums paid on his behalf of $570. During fiscal 2011, Mr. Allen also received a payout of his benefit under the Cherryville Federal Savings Bank Director Emeritus Plan of $44,026. Mr. Allen participated in the HomeTrust Bank Director Emeritus Plan during fiscal 2011, but his participation terminated subsequent to June 30, 2011 in exchange for an additional benefit under the SERP that is identical to the benefit he would have been entitled to under the HomeTrust Bank Director Emeritus Plan. Under his joinder agreement to the SERP, Mr. Allen’s supplemental retirement income benefit will be comprised of the following: (1) a 20-year annual benefit, payable monthly, of $84,500; and (2) a separate, additional 15-year retirement benefit, payable monthly, in the annual amount of $43,500. The additional benefit was added subsequent to June 30, 2011 in exchange for the termination of his participation in the HomeTrust Bank Director Emeritus Plan as described above. Mr. Allen first became a participant in the SERP during fiscal 2011. The increase from June 30, 2010 to June 30, 2011 in the actuarial present value of his accumulated benefit under the SERP was $602,521, using a 5% discount rate and assuming that he will retire in 2014.

Sidney A. Biesecker. Director Sidney A. Biesecker is employed by HomeTrust Bank as President of the Industrial Federal Bank banking division. For his services as an employee during fiscal 2011, Mr. Biesecker received a salary of $163,333, a bonus of $25,200, an employer contribution to his 401(k) plan account of $13,873 and life insurance premiums paid on his behalf of $1,140. In addition, Mr. Biesecker is a participant in the SERP. Under his joinder agreement to the SERP, Mr. Biesecker’s supplemental retirement income benefit will be comprised of the following: (1) a 20-year annual benefit, payable monthly, of $150,000; and (2) a separate, additional 20-year retirement benefit, payable monthly, in the initial annual amount of $30,000 subject to an annual increase of 5% per year commencing with the second year of the payout period. Mr. Biesecker first became a participant in the SERP during fiscal 2010. Mr. Biesecker has an additional retirement benefit under a Supplemental Income Agreement that he originally entered into with Industrial Federal Bank in 1996, which HomeTrust Bank assumed in connection with its acquisition of Industrial Federal Bank in fiscal 2010. The increase from June 30, 2010 to June 30, 2011 in the actuarial present value of his aggregate accumulated benefit under the SERP and the Supplemental Income Agreement was $356,053, using a 5% discount rate and assuming that he will retire in 2013.

William T. Flynt. Director William T. Flynt retired as an employee of HomeTrust Bank in 2007. Mr. Flynt is a participant in the SERP. Under his joinder agreement to the SERP, Mr. Flynt’s supplemental retirement income benefit is comprised of the following: (1) a 20-year annual benefit, payable monthly, of $133,200; and (2) a separate, additional 20-year retirement benefit, payable monthly, in the initial annual amount of $18,000 subject to an annual increase of 4% per year commencing with the second year of the payout period and continuing through the 15th year of the payout period. The actuarial present value of Mr. Flynt’s accumulated benefit under the SERP decreased by $60,654 from June 30, 2010 to June 30, 2011. During fiscal 2011, Mr. Flynt received a payout under the SERP of $151,200.

Peggy C. Melville. Ms. Melville retired as an employee of HomeTrust Bank in 2008. Ms. Melville is a participant in the SERP. Under her joinder agreement to the SERP, Ms. Melville’s supplemental retirement income benefit is comprised of a 20-year annual benefit, payable monthly, of $172,650. During fiscal 2011, Ms. Melville received payments under the SERP totaling $172,650. The actuarial present value of Ms. Melville’s accumulated benefit under the SERP decreased by $71,530 from June 30, 2010 to June 30, 2011. During fiscal 2011, Ms. Melville also received payments under HomeTrust Bank’s Management Capital Growth Recognition Plan of $75,218, which she earned while an employee of HomeTrust Bank.

Larry S. McDevitt. Director Larry S. McDevitt is a principal of The Van Winkle Law Firm, which has represented HomeTrust Bank in connection with various matters. During the fiscal year ended June 30, 2011, the fees paid by HomeTrust Bank to The Van Winkle Law Firm totaled $371,482.

Governance Structure for Partner Banks

Each of the five mutual institutions that HomeTrust has acquired since 1996 – Cherryville Federal Bank, Home Savings Bank, Industrial Federal Bank, Shelby Savings Bank and Tryon Federal Bank – as well as a de novo banking office that HomeTrust Bank opened in 2007 under the name “Rutherford County Bank,” operates as a separate division of HomeTrust Bank as part of the “HomeTrust Banking Partnership.” Each “partner bank” division operates under a single set of corporate policies and procedures, while doing business under its own name, maintaining its own partner bank board of directors (advisory board of directors, in the case of Rutherford County Bank), management team (who report to HomeTrust Bank’s executive management) and employees in order to retain their hometown identity. The management team of each partner bank is led by its President. The Presidents of the partner banks are as follows: Cherryville Federal Bank – Stan Allen; Home Savings Bank – Jonathan Jobe; Industrial Federal Bank – Sidney A. Biesecker; Shelby Savings Bank – Rick Washburn; and Tryon Federal Bank and Rutherford County Bank – Jerry Johnson.

HOW WE ARE REGULATED

General. As a federal savings association, HomeTrust is subject to examination and regulation primarily by the Office of the Comptroller of the Currency and also by the Federal Deposit Insurance Corporation. The federal system of regulation and supervision establishes a comprehensive framework of activities in which HomeTrust may engage and is intended primarily for the protection of depositors and the FDIC’s deposit insurance fund. HomeTrust is periodically examined by the OCC to ensure that it satisfies applicable standards with respect to its capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. HomeTrust also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or Federal Reserve Board, which governs the reserves to be maintained against deposits and other matters. In addition, HomeTrust is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System. HomeTrust’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of HomeTrust’s loan documents.

As a savings and loan holding company following the conversion, HomeTrust Bancshares will be subject to examination and supervision by, and will be required to file certain reports with, the Federal Reserve. HomeTrust Bancshares will also be subject to the rules and regulations of the SEC under the federal securities laws.

The following is a brief description of certain laws and regulations applicable to HomeTrust Bancshares and HomeTrust Bank. Descriptions of laws and regulations here and elsewhere in this prospectus do not purport to be complete and are qualified in their entirety by reference to the actual laws and regulations. Legislation is introduced from time to time in the United States Congress that may affect the operations of HomeTrust Bancshares and HomeTrust Bank. In addition, the regulations governing us may be amended from time to time. Any such legislation or regulatory changes in the future could adversely affect our operations and financial condition. See “Restrictions on Acquisitions of HomeTrust Bancshares and HomeTrust Bank” for information on regulatory limits and requirements on persons or companies seeking to acquire control of those entities.

Recently Enacted Regulatory Reform. On July 21, 2010, the President signed into law the Dodd-Frank Act. The Dodd-Frank Act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. In addition, the new law changed the jurisdictions of the federal bank regulatory agencies and in particular transferred the regulation of federal savings associations from the OTS to the OCC effective July 21, 2011. At the same time, responsibility for regulation of savings and loan holding companies was transferred to the Federal Reserve. The new law also established a Consumer Protection Bureau (CFPB) within the Federal Reserve. The following discussion summarizes significant aspects of the new law that may affect HomeTrust Bank and HomeTrust Bancshares. Regulations implementing many of these changes have not been promulgated, so we cannot determine the full impact on our business and operations at this time.

The following aspects of the Dodd-Frank Act are related to the operations of HomeTrust Bank:

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The OTS was merged into the OCC and the authority of the FDIC and Federal Reserve restructured. The federal thrift charter is preserved with the Federal Reserve given authority over savings and loan holding companies. The regulations of the OTS remain in effect except as modified by the OCC or the Federal Reserve. There have been no substantial modifications to these regulations to date.

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The CFPB is empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws. Smaller financial institutions, like HomeTrust Bank, will be subject to supervision and enforcement by their primary federal banking regulator with respect to federal consumer financial protection laws.

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The Federal Deposit Insurance Act was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.

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Tier 1 capital treatment for “hybrid” capital items like trust preferred securities is eliminated subject to various grandfathering and transition rules. The federal banking agencies must promulgate new rules on regulatory capital within 18 months from July 21, 2010, for both depository institutions and their holding companies, to include leverage capital and risk-based capital measures at least as stringent as those now applicable to HomeTrust Bank under the prompt corrective action regulations.

•	The prohibition on payment of interest on demand deposits was repealed.

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State consumer financial protection law will be preempted only if it would have a discriminatory effect on a federal savings association or is preempted by any other federal law. The OCC must make a preemption determination with respect to a state consumer financial protection law on a case-by-case basis with respect to a particular state law or other state law with substantively equivalent terms.

•	Deposit insurance is permanently increased to $250,000 and unlimited deposit insurance for noninterest-bearing transaction accounts applies through December 31, 2012.

•	The deposit insurance assessment base for FDIC insurance is the depository institution’s total average assets minus the sum of its average tangible equity during the assessment period.

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The minimum reserve ratio of the Deposit Insurance Fund increased to 1.35 percent of estimated annual insured deposits or assessment base; however, the FDIC is directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion.

•	The SEC is authorized to adopt rules requiring public companies to make their proxy materials available to shareholders for nomination of their own candidates for election to the board of directors.

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Public companies are required to provide their shareholders with a non-binding vote: (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a “say on pay” vote every one, two or three years.

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A separate, non-binding shareholder vote is required regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments.

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Securities exchanges are required to prohibit brokers from using their own discretion to vote shares not beneficially owned by them for certain “significant” matters, which include votes on the election of directors, executive compensation matters, and any other matter determined to be significant.

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Stock exchanges, not including the OTC Bulletin Board, are prohibited from listing the securities of any issuer that does not have a policy providing for (i) disclosure of its policy on incentive compensation payable on the basis of financial information reportable under the securities laws, and (ii) the recovery from current or former executive officers, following an accounting restatement triggered by material noncompliance with securities law reporting requirements, of any incentive compensation paid erroneously during the three-year period preceding the date on which the restatement was required that exceeds the amount that would have been paid on the basis of the restated financial information.

•	Disclosure in annual proxy materials is required concerning the relationship between the executive compensation paid and the financial performance of the issuer.

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Item 402 of Regulation S-K is amended to require companies to disclose the ratio of the Chief Executive Officer’s annual total compensation to the median annual total compensation of all other employees.

Savings and loan holding companies, such as HomeTrust Bancshares, will be subject to the same capital requirements as bank holding companies in 2015.

Regulation of HomeTrust Bank

HomeTrust Bank. HomeTrust Bank, as a federally chartered savings bank, is subject to regulation and oversight by the OCC extending to all aspects of its operations. HomeTrust Bank is required to maintain minimum levels of regulatory capital and will be subject to some limitations on the payment of dividends to HomeTrust Bancshares See “- Capital Requirements for HomeTrust Bank” and “-Limitations on Dividends and Other Capital Distributions.” HomeTrust Bank also is subject to regulation and examination by the FDIC, which insures the deposits of HomeTrust Bank to the maximum extent permitted by law.

Office of the Comptroller of the Currency. The investment and lending authority of HomeTrust Bank is prescribed by federal laws and regulations and HomeTrust Bank is prohibited from engaging in any activities not permitted by such laws and regulations.

As a federally chartered savings bank, HomeTrust Bank is required to meet a qualified thrift lender test. This test requires HomeTrust Bank to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, HomeTrust Bank may maintain 60% of its assets in those assets specified in Section 7701(a) (19) of the Internal Revenue Code. Under either test, HomeTrust Bank is required to maintain a significant portion of its assets in residential-housing-related loans and investments. Any institution that fails to meet the qualified thrift lender (“QTL”) test must become subject to certain restrictions on its operations and limit its dividends to amounts approved by the OCC and the Federal Reserve that are necessary to meet obligations of a company that controls the institution and would be permissible for a national bank, unless within one year it meets the test, and thereafter remains a qualified thrift lender. An institution that fails the test a second time must be subjected to the restrictions and is subject to enforcement action. Any holding company of an institution that fails the test and does not re-qualify within a year must become a bank holding company. If such an institution has not converted to a bank within three years after it failed the test, it must divest all investments and cease all activities not permissible for both a national bank and a savings association. As of December 31, 2011, HomeTrust Bank met the QTL test.

HomeTrust Bank is subject to a 35% of total assets limit on consumer loans, commercial paper and corporate debt securities, a 20% limit on commercial loans, a 10% limit on financing leases, and a 400% of total capital limit on non-residential real property loans. At December 31, 2011, HomeTrust Bank had 0.3% of its assets in consumer loans, commercial paper and corporate debt securities, 1.0% of its assets in commercial loans, 7.7% of its assets in financing leases, and 196.5% of its total capital in non-residential real property loans.

Our relationship with our depositors and borrowers is regulated to a great extent by federal laws and regulations, especially in such matters as the ownership of savings accounts and the form and content of our mortgage requirements. In addition, the branching authority of HomeTrust Bank is regulated by the OCC. HomeTrust Bank is generally authorized to branch nationwide.

HomeTrust Bank is subject to a statutory lending limit on aggregate loans to one person or a group of persons combined because of certain common interests. That limit is equal to 15% of our unimpaired capital and surplus, except that for loans fully secured by readily marketable collateral, the limit is increased to 25%. At December 31, 2011, HomeTrust Bank’s lending limit under this restriction was $22.7 million. We have no lending relationships in excess of our lending limit.

We are subject to periodic examinations by the OCC. During these examinations, the examiners may require HomeTrust Bank to provide for higher general or specific loan loss reserves, which can impact our capital and earnings. As a federally chartered savings bank, HomeTrust Bank is subject to a semi-annual assessment, based upon its total assets, to fund the operations of the OCC.

The OCC has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution that fails to comply with these standards must submit a compliance plan.

The OCC has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The FDIC has the authority to recommend to the OCC that enforcement action be taken with respect to a particular savings association. If action is not taken by the OCC, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Insurance of Accounts and Regulation by the FDIC. The Deposit Insurance Fund (“DIF”) of the FDIC insures deposit accounts in HomeTrust Bank up to $250,000 per separately insured depositor. Non-interest bearing transaction accounts have unlimited coverage until December 31, 2012.

The FDIC assesses deposit insurance premiums on each FDIC-insured institution quarterly based on annualized rates for one of four risk categories applied to its deposits, subject to certain adjustments. Each institution is assigned to one of four risk categories based on its capital, supervisory ratings and other factors. Well capitalized institutions that are financially sound with only a few minor weaknesses are assigned to Risk Category I. Risk Categories II, III and IV present progressively greater risks to the DIF.

As a result of a decline in the reserve ratio (the ratio of the net worth of the DIF to estimated insured deposits) and concerns about expected failure costs and available liquid assets in the DIF, the FDIC adopted a rule requiring each insured institution to prepay on December 30, 2009 the estimated amount of its quarterly assessments for the fourth quarter of 2009 and all quarters through the end of 2012 (in addition to the regular quarterly assessment for the third quarter due on December 30, 2009). We prepaid $6.3 million in FDIC assessments during the fourth quarter of 2009, which will be expensed over a three year period. The prepaid amount is recorded as an asset with a zero risk weight and the institution will continue to record quarterly expenses for deposit insurance. For purposes of calculating the prepaid amount, assessments were measured at the institution’s assessment rate as of September 30, 2009, with uniform increases of 3 basis points effective January 1, 2011, and were based on the institution’s assessment base for the third quarter of 2009, with growth assumed quarterly at an annual rate of 5%. If events cause actual assessments during the prepayment period to vary from the prepaid amount, institutions will pay excess assessments in cash, or receive a rebate of prepaid amounts not exhausted after collection of assessments due on June 13, 2013, as applicable. Collection of the prepayment does not preclude the FDIC from changing assessment rates or revising the risk-based assessment system.

The Dodd-Frank Act requires FDIC’s deposit insurance assessments to be based on assets instead of deposits. The FDIC has issued rules for this purpose, under which the assessment base for a bank is average total assets minus Tier 1 capital, effective in the second quarter of 2011. For banks with assets of less than $18 billion, assessments are as follows. For Risk Category I, initial base assessment rates are 5-9 basis points, and after adjustments for unsecured debt issued by an institution, total base assessment rates would be 2.5 to 9 basis points, subject to increases for institutions that hold unsecured debt of other FDIC-insured institutions. For Risk Categories II – IV, initial base assessment rates are 14 to 35 basis points, subject to adjustments for unsecured debt issued by an institution and brokered deposits, such that total base assessment rates are 9 to 45 basis points, subject to increases for institutions that hold unsecured debt of other FDIC-insured institutions.

Transactions with Related Parties. Transactions between HomeTrust Bank and its affiliates are required to be on terms as favorable to the Bank as transactions with non-affiliates. Certain of these transactions, such as loans to an affiliate, are restricted to a percentage of HomeTrust Bank’s capital, and loans to affiliates require eligible collateral in specified amounts. In addition, HomeTrust Bank may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. HomeTrust Bancshares is an affiliate of HomeTrust Bank.

The Sarbanes-Oxley Act generally prohibits loans by HomeTrust Bancshares to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, the Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that the Bank may make to insiders based, in part, on the Bank’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

Capital Requirements for HomeTrust Bank. HomeTrust Bank is required to maintain specified levels of regulatory capital under regulations of the OCC. OCC regulations state that to be “adequately capitalized,” an institution must have a leverage ratio of at least 4.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a total risk-based capital ratio of at least 8.0%. To be “well capitalized,” an institution must have a leverage ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%.

The term “leverage ratio” means the ratio of Tier 1 capital to adjusted total assets. The term “Tier 1 risk-based capital ratio” means the ratio of Tier 1 capital to risk-weighted assets. The term “total risk-based capital ratio” means the ratio of total capital to risk-weighted assets.

The term “Tier 1 capital” generally consists of common shareholders’ equity and retained earnings and certain noncumulative perpetual preferred stock and related earnings, excluding most intangible assets. At December 31, 2011, HomeTrust Bank had $261,000 of intangible assets, $794,000 of other assets, and $48.6 million of deferred tax assets excluded from Tier 1 capital.

“Total capital” consists of the sum of an institution’s Tier 1 capital and the amount of its Tier 2 capital up to the amount of its Tier 1 capital. Tier 2 capital consists generally of certain cumulative and other perpetual preferred stock, certain subordinated debt and other maturing capital instruments, the amount of the institution’s allowance for loan and lease losses up to 1.25% of risk-weighted assets and certain unrealized gains on equity securities.

Risk-weighted assets are determined under the OCC capital regulations, which assign to every asset, including certain off-balance sheet items, a risk weight ranging from 0% to 200% based on the inherent risk of the asset. The OCC is authorized to require HomeTrust Bank to maintain an additional amount of total capital to account for concentrations of credit risk, levels of interest rate risk, equity investments in non-financial companies and the risks of non-traditional activities or other supervisory concerns. Institutions that are not well capitalized are subject to certain restrictions on brokered deposits and interest rates on deposits.

The OCC is authorized and, under certain circumstances, required to take certain actions against savings banks that fail to meet the minimum ratios for an “adequately capitalized institution.” Any such institution must submit a capital restoration plan and, until such plan is approved by the OCC, may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OCC is authorized to impose the additional restrictions on institutions that are less than adequately capitalized.

OCC regulations state that any institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a total risk-based capital ratio of less than 6.0% is considered “significantly undercapitalized” and must be made subject to one or more additional specified actions and operating restrictions that may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution with tangible equity to total assets of less than 2.0% is “critically undercapitalized” and becomes subject to further mandatory restrictions on its operations. The OCC generally is authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition. The imposition by the OCC of any of these measures on HomeTrust Bank may have a substantial adverse effect on its operations and profitability. In general, the FDIC must be appointed receiver for a critically undercapitalized institution whose capital is not restored within the time provided. When the FDIC as receiver liquidates an institution, the claims of depositors and the FDIC as their successor (for deposits covered by FDIC insurance) have priority over other unsecured claims against the institution.

At December 31, 2011, HomeTrust Bank was considered a “well-capitalized” institution under OCC regulations. HomeTrust Bank, however, is also subject to an IMCR. See “Risk Factors- HomeTrust Bank is subject to an Individual Minimum Capital Requirement with the OCC and may not take certain actions without OCC approval.” New capital regulations are required by the Dodd-Frank Act by 18 months from the date of enactment. We cannot predict what impact such new regulations may have.

Community Reinvestment and Consumer Protection Laws. In connection with its lending and other activities, HomeTrust Bank is subject to a number of federal laws designed to protect customers and promote lending to various sectors of the economy and population. These include the Equal Credit Opportunity Act, the Truth-in-Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, and the Community Reinvestment Act (“CRA”). In addition, federal banking regulators, pursuant to the Gramm-Leach-Bliley Act, have enacted regulations limiting the ability of banks and other financial institutions to disclose nonpublic consumer information to non-affiliated third parties. The regulations require disclosure of privacy policies and allow consumers to prevent certain personal information from being shared with non-affiliated parties.

The CRA requires the appropriate federal banking agency, in connection with its examination of a bank, to assess the bank’s record in meeting the credit needs of the communities served by the bank, including low and moderate income neighborhoods. Under the CRA, institutions are assigned a rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial non-compliance.” HomeTrust Bank received an “outstanding” rating in its most recent CRA evaluation.

Bank Secrecy Act / Anti-Money Laundering Laws. HomeTrust Bank is subject to the Bank Secrecy Act and other anti-money laundering laws and regulations, including the USA PATRIOT Act of 2001. These laws and regulations require HomeTrust Bank to implement policies, procedures, and controls to detect, prevent, and report money laundering and terrorist financing and to verify the identity of their customers. Violations of these requirements can result in substantial civil and criminal sanctions. In addition, provisions of the USA PATRIOT Act require the federal financial institution regulatory agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing mergers and acquisitions.

Limitations on Dividends and Other Capital Distributions. OCC regulations impose various restrictions on the ability of savings institutions, including HomeTrust Bank, to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. HomeTrust Bank must file a notice with the OCC and the Federal Reserve before making any capital distribution. HomeTrust Bank generally may make capital distributions during any calendar year in an amount up to 100% of net income for the year-to-date plus retained net income for the two preceding years, so long as it is well-capitalized after the distribution. If HomeTrust Bank, however, proposes to make a capital distribution when it does not meet its capital requirements (or will not following the proposed capital distribution) or that will exceed these net income-based limitations, it must obtain the OCC’s approval prior to making such distribution. The OCC may object to any distribution based on safety and soundness concerns. Additional restrictions on HomeTrust Bank dividends may apply if the bank fails the QTL test.

Dividends from HomeTrust Bancshares may depend, in part, upon its receipt of dividends from HomeTrust Bank. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. In addition, HomeTrust Bank has been notified that it will be required to obtain OCC approval prior to paying a cash dividend to HomeTrust Bancshares. See “Risk Factors- HomeTrust Bank is subject to an Individual Minimum Capital Requirement with the OCC and may not take certain actions without OCC approval.”

Federal Home Loan Bank System. HomeTrust is a member of the Federal Home Loan Bank of Atlanta, one of the 12 regional Federal Home Loan Banks in the Federal Home Loan Bank System. The Federal Home Loan Bank System provides a central credit facility for member institutions. As a member of the Federal Home Loan Bank of Atlanta, HomeTrust is required to hold shares of capital stock in the Federal Home Loan Bank.

Holding Company Regulation

HomeTrust Bancshares. Upon completion of the conversion, HomeTrust Bancshares will be a savings and loan holding company, subject to regulation, supervision and examination by the Federal Reserve. The Federal Reserve will have enforcement authority with respect to HomeTrust Bancshares similar to that of the OCC. Applicable federal law and regulations limit the activities of HomeTrust Bancshares and require the approval of the Federal Reserve for any acquisition of a subsidiary, including another financial institution or holding company thereof, or a merger or acquisition of HomeTrust Bancshares.

Permissible Activities. As a savings and loan company, the business activities of HomeTrust Bancshares will be generally limited to those activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act and certain additional activities authorized by the Federal Reserve regulations.

Federal law prohibits a savings and loan holding company, including HomeTrust Bancshares, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Federal Reserve. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not deemed to be financial in nature or permissible for a multiple savings and loan holding company, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except for supervisory acquisitions or acquisitions permitted by applicable state laws.

Capital Requirements for HomeTrust Bancshares. Under the Dodd-Frank Act, savings and loan holding companies will not be subject to any capital requirements for five years from July 10, 2010. The Federal Reserve, however, expects HomeTrust Bancshares to support HomeTrust Bank, including providing additional capital to HomeTrust Bank when it does not meet its capital requirements. Under the Dodd-Frank Act, the federal banking regulators must require any company that controls an FDIC-insured depository institution to serve as a source of strength for the institution, with the ability to provide financial assistance if the institution suffers financial distress. These and other Federal Reserve policies may restrict HomeTrust Bancshares’ ability to pay dividends.

Federal Securities Law. We have filed with the SEC a registration statement under the Securities Act for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the conversion, the stock of HomeTrust Bancshares will be registered with the SEC under the Exchange Act. HomeTrust Bancshares will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

The registration under the Securities Act of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. HomeTrust Bancshares stock held by persons who are affiliates of HomeTrust Bancshares may not be resold without registration unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal shareholders. If HomeTrust Bancshares meets specified current public information requirements, each affiliate of HomeTrust Bancshares will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

The SEC has adopted regulations and policies under the Sarbanes-Oxley Act that apply to HomeTrust Bancshares as a registered company under the Exchange Act. The stated goals of these Sarbanes-Oxley requirements are to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The SEC and Sarbanes-Oxley-related regulations and policies include very specific additional disclosure requirements and new corporate governance rules. We will be subject to further reporting and audit requirements beginning with the fiscal year ending June 30, 2012 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Act, (iii) comply with any requirement that may be adopted by the Public Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Federal Taxation

General. HomeTrust Bancshares and HomeTrust Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to HomeTrust Bancshares and HomeTrust.

Method of Accounting. For federal income tax purposes, HomeTrust Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on June 30th for filing its federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of the regular tax. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2011, HomeTrust had alternative minimum tax credit carryforwards of approximately $3.4 million.

Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. In 2009, Internal Revenue Code Section 172 (b) (1) was amended to allow businesses to carry back losses incurred in 2008 and 2009 for up to five years to offset 50% of the available income from the fifth year and 100% of the available income for the other four years. At December 31, 2011, we had $39.7 million of net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction. HomeTrust Bancshares will elect to file a consolidated return with HomeTrust Bank. As a result, any dividends HomeTrust Bancshares receives from HomeTrust Bank will not be included as income to HomeTrust Bancshares. The corporate dividends-received deduction is 100%, or 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payer of the dividend.

An audit of our federal tax returns for the tax years ending June 30, 2010 and 2009 was completed recently, resulting in a total adjustment of $94,000, which was paid in October 2011.

State Taxation

North Carolina. North Carolina imposes corporate income and franchise taxes. North Carolina’s corporate income tax is 6.9% of the portion of a corporation’s net income allocable to the state. If a corporation in North Carolina does business in North Carolina and in one or more other states, North Carolina taxes a fraction of the corporation’s income based on the amount of sales, payroll and property it maintains within North Carolina. North Carolina franchise tax is levied on business corporations at the rate of $1.50 per $1,000 of the largest of the following three alternate bases: (i) the amount of the corporation’s capital stock, surplus and undivided profits apportionable to the state; (ii) 55% of the appraised value of the corporation’s property in the state subject to local taxation; or (iii) the book value of the corporation’s real and tangible personal property in the state less any outstanding debt that was created to acquire or improve real property in the state.

Any cash dividends, in excess of a certain exempt amount, that would be paid with respect to HomeTrust Bancshares common stock to a shareholder (including a partnership and certain other entities) who is a resident of North Carolina will be subject to the North Carolina income tax. Any distribution by a corporation from earnings according to percentage ownership is considered a dividend, and the definition of a dividend for North Carolina income tax purposes may not be the same as the definition of a dividend for federal income tax purposes. A corporate distribution may be treated as a dividend for North Carolina income tax purposes if it is paid from funds that exceed the corporation’s earned surplus and profits under certain circumstances.

PROPOSED PURCHASES BY MANAGEMENT

We have received non-binding indications of interest from our directors and senior officers, together with their associates, that they intend to subscribe for 500,500 shares of common stock in the offering. The following table sets forth, for each of our directors and senior officers and for all of the directors and senior officers as a group, their proposed purchases of common stock in the offering, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through 401(k) plan accounts and by associates.

Name	Amount	Number of Shares	Percent at Minimum of Offering Range
Directors:
Stan Allen	50,000	5,000	*
Franklin V. Beam	200,000	20,000	*
Sidney A. Biesecker	200,000	20,000	*
F. Edward Broadwell, Jr.	1,600,000	160,000	1.2%
William T. Flynt	100,000	10,000	*
J. Steven Goforth	100,000	10,000	*
Craig C. Koontz	200,000	20,000	*
Larry S. McDevitt	200,000	20,000	*
F.K. McFarland, III	50,000	5,000	*
Peggy C. Melville	200,000	20,000	*
Robert E. Shepherd, Sr.	50,000	5,000	*
Dana L. Stonestreet	1,600,000	160,000	1.2%
Executive officers who are not directors:
Charles I. Abbitt, Jr.	50,000	5,000	*
Howard L. Sellinger	135,000	13,500	*
Tony J. VunCannon	260,000	26,000	*
Teresa White	10,000	1,000	*

	$5,005,000	500,500	3.7%

*	Less than 1%.

THE CONVERSION AND OFFERING

The board of directors of HomeTrust Bank has approved the plan of conversion. The plan of conversion must also be approved by the members of HomeTrust Bank. A special meeting of members of HomeTrust Bank has been called for this purpose. The OCC has conditionally approved the plan of conversion, however, this approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

General

Pursuant to the plan of conversion, HomeTrust Bank will convert from the mutual form of organization to the fully stock form and HomeTrust Bancshares will sell shares of common stock to the public in the offering. When the conversion is completed, all of the outstanding common stock of HomeTrust Bank will be owned by HomeTrust Bancshares, and all of the outstanding common stock of HomeTrust Bancshares will be owned by public shareholders.

We intend to retain between $60.4 million and $82.0 million of the net proceeds, or $94.4 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan) and to contribute the balance of the net proceeds to HomeTrust Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(1)	First, to depositors with accounts at HomeTrust Bank (including depositors with accounts at Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) with aggregate balances of at least $50.00 at the close of business on November 30, 2010.

(2)	Second, to our employee stock ownership plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

(3)	Third, to depositors with accounts at HomeTrust Bank (including depositors with accounts at Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) with aggregate balances of at least $50.00 at the close of business on March 31, 2012.

(4)	Fourth, to depositors of HomeTrust Bank (including depositors with accounts at Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) at the close of business on [record date] and to borrowers of HomeTrust (including borrowers at any of our banking divisions) as of June 11, 1996, whose borrowings remain outstanding as of [record date].

If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer shares of common stock for sale in a community offering to members of the general public, with a preference given to natural persons and trusts of natural persons residing in Buncombe, Cleveland, Davidson, Gaston, Haywood, Henderson, Polk, Rockingham and Rutherford counties, North Carolina.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the OCC. See “- Community Offering.”

The shares of common stock not purchased in the subscription offering or community offering will be offered to the general public in a syndicated community offering managed by Keefe, Bruyette & Woods, Inc., acting as our agent. We have the right to accept or reject orders received in the syndicated community offering at our sole discretion. The syndicated community offering may begin at any time following the commencement of the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us, with approval of the OCC. See “- Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of HomeTrust Bancshares. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “- Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each banking office of HomeTrust Bank and at the Northeastern District office of the OCC. The plan of conversion is also filed as an exhibit to HomeTrust’s application to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the OCC. The plan of conversion is also an exhibit to our registration statement on Form S-1, which is accessible on the SEC website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

Our board of directors decided at this time to convert to a public stock form of ownership and conduct the offering in order to increase our capital position. Completing the offering is necessary for us to continue to grow and execute our business strategy.

Our primary reasons for converting and raising additional capital through the offering are to:

•

support future internal growth through increased lending and growing deposits in the communities we serve or may serve in the future through de novo branches or the acquisition of branches although we have no current understandings or agreements with respect to any such branching activities;

•	improve our capital position during a period of significant economic uncertainty and regulatory changes and uncertainty;

•	provide us with greater operating flexibility and allow us to better compete with other financial institutions;

•

provide us with additional financial resources, including the ability to offer our stock as consideration, to add new community bank partners to our HomeTrust Banking Partnership through future acquisitions of other community banks, including FDIC-assisted transactions, in Western and the Piedmont region of North Carolina, although we have no current understandings or agreements with respect to any such acquisitions;

•	help us retain and attract competent, caring and highly qualified management through stock-based compensation plans;

•	provide our customers and other members of our communities with the opportunity to acquire our common stock; and

•	structure our business in a form that will enable us to access the capital markets.

In addition, in the stock holding company structure we will have greater flexibility in structuring mergers and acquisitions. Potential sellers often want an acquirer’s stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We have no current arrangements or agreements to acquire other banks, thrifts or financial service companies or branch offices.

The offering will also allow our directors, officers and employees to become shareholders, which we believe will be an effective performance incentive and an effective means of attracting and retaining qualified personnel.

Approvals Required — Plan of Conversion

The affirmative vote of a majority of the total eligible votes of the members of HomeTrust Bank as of [record date] is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been set for [meeting date]. The plan of conversion also must be approved by the OCC, which has given its conditional approval; however, this approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, the normal business of HomeTrust Bank of accepting deposits and making loans will continue without interruption. HomeTrust Bank will continue to be a federally chartered savings bank and will continue to be regulated by the OCC. See “How We Are Regulated – Recently Enacted Regulatory Reform.” After the conversion, HomeTrust Bank will continue to offer existing services to depositors, borrowers and other customers. The directors and executive officers serving HomeTrust Bank at the time of the conversion will be the directors and executive officers of HomeTrust Bancshares after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of HomeTrust Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from HomeTrust Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors (including depositors with accounts at our Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank divisions) and borrowers of HomeTrust Bank (including borrowers with accounts at any of our banking divisions) as of June 11, 1996 whose borrowings remain outstanding as of [record date] are members of, and have voting rights in, HomeTrust

Bank as to all matters requiring membership action. Upon completion of the conversion, all voting rights in HomeTrust Bank will be vested in HomeTrust Bancshares as the sole shareholder of HomeTrust Bank. The shareholders of HomeTrust Bancshares will possess exclusive voting rights with respect to HomeTrust Bancshares common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to HomeTrust Bank or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in HomeTrust has both a deposit account in HomeTrust Bank and a pro rata ownership interest in the net worth of HomeTrust Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of HomeTrust Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in HomeTrust Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of HomeTrust Bank, which is lost to the extent that the balance in the account is reduced or closed. Consequently, depositors in a mutual savings institution normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the association is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of HomeTrust Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that HomeTrust Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of November 30, 2010 and March 31, 2012 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to HomeTrust Bancshares as the holder of HomeTrust’s capital stock. Pursuant to the rules and regulations of the OCC, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Feldman Financial Advisors, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, Feldman Financial Advisors, Inc. will receive a fee of $90,000 and $5,000 for expenses and an additional $10,000 for each valuation update, as necessary. We have agreed to indemnify Feldman Financial Advisors, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its bad faith or willful misconduct.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the OCC appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by Feldman Financial Advisors, Inc. to account for differences between HomeTrust Bank and the peer group. Feldman Financial Advisors, Inc. placed the greatest emphasis on the price-to-book approach in estimating pro forma market value.

In selecting the peer group companies, Feldman Financial attempted to limit the peer group to savings institutions headquartered in Southeastern or Midwestern regions of the country, however the geographic search was widened due to the lack of a sufficient number of comparable companies. Feldman Financial’s search was further limited to a group of savings institutions whose common stock is traded on a national exchange and limited by asset size, equity ratios and credit quality factors. The peer group included companies with:

•	Average assets of $1.2 billion;

•	Average nonperforming assets of 5.57% of total assets;

•	Average equity of 12.99% of total assets

•	Average net loans as a percent of total assets of 70.9%

•	Average total deposits of 75.4% of total assets; and

•	Average core income of 0.08% of average assets

The independent valuation was prepared by Feldman Financial Advisors, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements of HomeTrust. Feldman Financial Advisors, Inc. also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our primary market area;

•	pertinent historical, financial and other information relating to HomeTrust Bank;

•	a comparative evaluation of our operating and financial statistics with those of other savings institutions;

•	the proposed price per share;

•	the aggregate size of the offering of common stock; and

•	our proposed dividend policy.

Included in Feldman Financial Advisors, Inc.’s independent valuation were certain assumptions as to the pro forma earnings of HomeTrust Bancshares after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 39% and purchases in the open market of the common stock issued in the offering by the stock-based incentive plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of February 21, 2012, the estimated pro forma market value, or valuation range, of HomeTrust Bancshares ranged from a minimum of $136.0 million to a maximum of $184.0 million, with a midpoint of $160.0 million and an adjusted maximum of $211.6 million. The board of directors of HomeTrust Bancshares decided to offer the shares of common stock for a price of $10.00 per share, taking into account, among other factors, the requirement under OCC regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering. Based on the valuation range and the $10.00 price per share, the number of shares of common stock that HomeTrust Bancshares will issue will range from between 13,600,000 and 18,400,000 shares of common stock, with a midpoint of 16,000,000 shares.

The board of directors of HomeTrust Bancshares reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	a comparison of financial performance ratios of HomeTrust Bank to those of other financial institutions of similar size; and

•	market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by Feldman Financial Advisors, Inc. in preparing the independent valuation and the board believes that these assumptions were reasonable. The offering range may be amended with the approval of the OCC, if required, as a result of subsequent developments in the financial condition of HomeTrust Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of HomeTrust Bancshares to less than $136.0 million or more than $211.6 million, the appraisal will be filed with the SEC by a post-effective amendment to HomeTrust Bancshares’ registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. Feldman Financial Advisors, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did Feldman Financial Advisors, Inc. independently value our assets or liabilities. The independent valuation considers HomeTrust Bank as a going concern and should not be considered as an indication of the liquidation value of HomeTrust Bank. Moreover, because the independent valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares of common stock at prices at or above the $10.00 price per share.

Prior to completion of the offering, the maximum of the offering range may be increased by up to 15%, or up to $211.6 million, without resoliciting purchasers, which will result in a corresponding increase of up to 2,760,000 shares at the maximum of the offering range, to reflect changes in the market and financial conditions, demand for the shares of common stock or regulatory considerations. We will not decrease the minimum of the offering range without a resolicitation of purchasers. The subscription price of $10.00 per share of common stock will remain fixed. See “- Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares of common stock to be issued in the event of an increase in the offering range to up to 21,160,000 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the offering range to more than $211.6 million, or a decrease in the minimum of the offering range to less than $136.0 million, then, after consulting with the OCC, we may terminate the plan of conversion, cancel deposit account withdrawal authorizations and promptly return by check all funds received, with interest at HomeTrust Bank’s regular savings rate. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the OCC in order to complete the offering. In the event that we extend the offering and conduct a resolicitation, purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a purchaser does not respond during the period, his or her stock order will be canceled and payment will be returned promptly, with interest at HomeTrust Bank’s regular savings rate, and deposit account withdrawal authorizations will be canceled. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond             , 2014, which is two years after the special meeting of members to vote on the conversion.

An increase in the number of shares of common stock to be issued in the offering would decrease both a purchaser’s ownership interest and HomeTrust Bancshares’ pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a purchaser’s ownership interest and HomeTrust Bancshares’ pro forma earnings and shareholders’ equity on a per share basis, while decreasing pro forma earnings and shareholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report prepared by Feldman Financial Advisors, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of HomeTrust Bank and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and subject to the minimum, maximum and overall purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each HomeTrust Bank depositor (including depositors with accounts at Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) with an aggregate deposit account balance of $50.00 or more (a “Qualifying Deposit”) at the close of business on November 30, 2010 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $1.5 million (150,000 shares) of our common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase and ownership limitations. See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on November 30, 2010. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of HomeTrust Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding November 30, 2010.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee stock benefit plans (excluding our 401(k) plan), will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 5% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees and with the approval of the OCC, the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion.

Unlike our employee stock ownership plan, our 401(k) plan has not been granted priority subscription rights. Accordingly, a 401(k) plan participant who elects to purchase shares in the offering through self-directed purchases within the 401(k) plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the 401(k) plan.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each HomeTrust Bank depositor (including depositors with accounts at Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) with a Qualifying Deposit at the close of business on March 31, 2012 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $1.5 million (150,000 shares) of common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders subject to the overall purchase and ownership limitations. See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at March 31, 2012. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of HomeTrust Bank (including depositors with accounts at Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) as of the close of business on [record date]

who is not an Eligible Account Holder or Supplemental Eligible Account Holder and each borrower of HomeTrust Bank (including borrowers with accounts at any of our banking divisions) as of June 11, 1996 whose borrowings remain outstanding as of [record date] (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $1.5 million (150,000 shares) of common stock or one-tenth of one percent of the total number of shares of common stock issued in the offering, subject to the overall purchase and ownership limitations. See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Any remaining shares will be allocated among Other Members in the proportion that the amount of the subscription of each Other Member whose subscription remains unsatisfied bears to the total amount of subscriptions of all Other Members whose subscriptions remain unsatisfied. To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at [record date]. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 12:00 noon, Eastern Time, on [expire date], unless extended by us for up to 45 days. This extension may be made without notice to you, except that extensions beyond [extension date1] will require the approval of the OCC and a resolicitation of subscribers in the offering. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void. Subscription rights will expire whether or not each eligible depositor can be located.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we expect to offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares would be offered with a preference to natural persons and trusts of natural persons residing in Buncombe, Cleveland, Davidson, Gaston, Haywood, Henderson, Polk, Rockingham and Rutherford Counties, North Carolina, and then to other members of the general public.

Purchasers in the community offering may purchase up to $1.5 million (150,000 shares) of common stock, subject to the overall purchase and ownership limitations. See “- Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the accepted orders of persons residing in Buncombe, Cleveland, Davidson, Gaston, Haywood, Henderson, Polk, Rockingham and Rutherford Counties, North Carolina, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons residing in the areas listed above whose orders remain unsatisfied on an equal number of shares basis per order. In the event of an oversubscription among members of the general public, these same allocation procedures will also apply. In connection with the allocation process, unless the OCC permits otherwise, orders received for HomeTrust Bancshares common stock in the community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Buncombe, Cleveland, Davidson, Gaston, Haywood, Henderson, Polk, Rockingham and Rutherford Counties in the state of North Carolina, and has a present intent to remain within such community for a period of time; and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering, if any, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering. HomeTrust Bancshares may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond [extension date1], in which case we will resolicit purchasers in the offering.

Syndicated Community Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a widespread distribution of our shares of common stock. If a syndicated community offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to $1.5 million (150,000 shares) of common stock, subject to the overall purchase and ownership limitations. We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the OCC permits otherwise, accepted orders for HomeTrust Bancshares common stock in the syndicated community offering will first be filled up to a maximum of two percent (2.0%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated or orders have been filled, as the case may be. Unless the syndicated community offering begins during the subscription and/or community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

Normal customer ticketing will be used for orders through Keefe, Bruyette & Woods, Inc. or other participating broker-dealers. Alternatively, order forms may be used to purchase shares of common stock in the syndicated offering. Investors in the syndicated community offering electing to use stock order forms would follow the same procedures applicable to purchasing shares in the subscription and community offerings. See “—Procedure for Purchasing Shares in the Subscription and Community Offerings”.

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Keefe, Bruyette & Woods, Inc. and the other broker-dealers participating in the syndicated community offering may accept payment for shares of common stock to be purchased in the syndicated community offering, to the extent consistent with Securities and Exchange Commission rules applicable to best efforts “min/max” offerings, through a “sweep” arrangement. Under a “sweep” arrangement, a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer intends to purchase in the syndicated community offering on or prior to the closing date, as determined in compliance with Securities and Exchange Commission rules, and such customers must authorize participating broker-dealers to debit their brokerage accounts and must have the funds for full payment in their accounts on such date.

Funds received through a sweep arrangement, if utilized, will be promptly transmitted to a segregated account at HomeTrust Bank. The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among HomeTrust Bancshares and HomeTrust Bank on one hand and Keefe, Bruyette & Woods, Inc. on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable, will be delivered promptly to us. If, gross proceeds equal to at least the minimum of the offering range are not received, or other closing conditions are not satisfied, the offering will not close and funds will be promptly returned.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The OCC and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

(1)	No person may purchase fewer than 25 shares of common stock;

(2)	The maximum number of shares of common stock that may be purchased by a person or persons exercising subscription rights through a single qualifying deposit account held jointly is 150,000 shares ($1.5 million);

(3)	Except for the tax-qualified employee stock benefit plans, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $2.5 million (250,000 shares) of common stock in all categories of the offering combined; and

(4)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of HomeTrust Bank and their associates, in the aggregate, may not exceed 25% of the shares of HomeTrust Bancshares common stock outstanding upon completion of the conversion.

Depending upon market or financial conditions, our board of directors, with the approval of the OCC and without further approval of members of HomeTrust, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, this limitation may be further increased to 9.99%, provided that orders for HomeTrust Bancshares common stock exceeding 5% of the shares issued in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range to up to 21,160,000 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill subscriptions by the tax-qualified employee stock benefit plans, (excluding our 401(k) plan) for up to 10% of the total number of shares of common stock sold in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons and trusts of natural persons residing in Buncombe, Cleveland, Davidson, Gaston, Haywood, Henderson, Polk, Rockingham and Rutherford counties, North Carolina, and then to members of the general public.

The term “associate” of a person means:

(1)	any corporation or organization, (other than HomeTrust Bank, HomeTrust Bancshares or a majority-owned subsidiary of either of them), of which the person is a senior officer, partner or beneficial owner, directly or indirectly, of 10% or more of any equity security;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity excluding (i) an employee stock benefit plan of HomeTrust Bank in which the person has a substantial beneficial interest, or serves as a trustee or fiduciary and (ii) for purposes of aggregating total shares that may be held by officers and directors of HomeTrust Bancshares or HomeTrust Bank any tax-qualified employee stock benefit plan of HomeTrust Bank or HomeTrust Bancshares; and

(3)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of HomeTrust Bancshares or HomeTrust Bank.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons exercising subscription rights through a single qualifying deposit account held jointly, whether or not related, will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of HomeTrust Bancshares or HomeTrust Bank and except as described below. Any purchases made by any associate of HomeTrust Bancshares or HomeTrust Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “- Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of HomeTrust Bancshares.”

Marketing Arrangements

We have engaged Keefe, Bruyette & Woods, Inc. as financial advisors to consult with and advise and assist us, on a best efforts basis, in the distribution of shares in the offering. Keefe, Bruyette & Woods, Inc. is a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority. In its role as financial advisor, Keefe, Bruyette & Woods, Inc. will:

(1)	provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

(2)	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

(3)	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

(4)	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

(5)	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

(6)	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

(7)	meet with the board of directors and management to discuss any of these services; and

(8)	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $50,000, payable in five consecutive monthly installments of $10,000 commencing December 2011, and a success fee of (i) 0.85% of the aggregate dollar amount of the common stock sold in the subscription offering and (ii) 0.85% of the aggregate dollar amount of the common stock sold in the community offering, each if the conversion is consummated, excluding shares purchased by our directors, officers and employees and members of their immediate families, our employee stock ownership plan and our tax-qualified or stock-based compensation or similar plans (except individual retirement accounts). The management fee will be credited against the fee payable upon the consummation of the conversion.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. In such capacity,

Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a fee not to exceed 5.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering if the syndicated community offering is up to $25.0 million; 4.75% of the aggregate dollar amount of common stock sold in the syndicated community offering if the syndicated community offering is in excess of $25.0 million but less than $50.0 million; 4.5% of the aggregate dollar amount of common stock sold in the syndicated community offering if the syndicated community offering is in excess of $50.0 million but not less than $100.0 million and 4.25% of the aggregate dollar amount sold in the syndicated community offering if the syndicated community offering is in excess of $100.0 million. This fee will be in addition to the success fees earned by Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings set forth above. Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing efforts, not to exceed $20,000. In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $100,000. The reasonable out-of-pocket expenses of Keefe, Bruyette & Woods, Inc. and the fees and expenses of its counsel may be increased by an additional $5,000 and $50,000, respectively, in the event of a delay, resolicitation or other unusual circumstance with the offerings. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and the portion of the management fee payable and will return any amounts paid or advanced by us in excess of these amounts. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will provide the following services (i) consolidate accounts having the same ownership and separate the consolidated file information into necessary groupings to satisfy mailing requirements; (ii) create the master file of account holders; (iii) provide software for the operation of the Stock Information Center, including subscription management and proxy solicitation efforts; (iv) assist our financial printer with labeling of proxy materials for voting and subscribing for stock; (v) provide support for any follow-up mailings to members, as needed, including proxy grams and additional solicitation materials; (vi) proxy and ballot tabulation; (vii) act as Inspector of Election for HomeTrust Bank’s special meeting of members, if requested; (viii) assist HomeTrust Bank in establishing and managing the Stock Information Center; (ix) provide supporting account information to our legal counsel for ‘blue sky’ research and applicable registration; (x) assist the our transfer agent with the generation and mailing of stock certificates; (xi) perform interest and refund calculations and provide a file to enable us to generate interest and refund checks; and (xii) create 1099-INT forms for interest reporting, as well as magnetic media reporting to the IRS, for subscribers paid $10 or more in interest for subscriptions paid by check.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $50,000, and we have made an advance payment of $25,000 to Keefe, Bruyette & Woods, Inc. with respect to this fee with the balance due upon completion of the offering. The fee for these services may be increased in the event of any material changes in applicable regulations or the plan of conversion or some other unusual circumstance. We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its acting as conversion agent up to a maximum of $50,000. The expense cap may be increased by an additional $25,000 in the event of a resolicitation. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will be entitled to the advance payment and also receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of HomeTrust Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Exchange Act.

Offering Deadline

The subscription and community offerings will expire at 12:00 noon, Eastern Time, on [expire date], 2012, unless extended, without notice to you, for up to 45 days. Any extension of the subscription and/or community offering beyond [expiration date1] would require the OCC’s approval. In such event, we would conduct a resolicitation. Purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a purchaser does not respond during the resolicitation period, his or her stock order will be canceled and payment will be returned promptly, with interest calculated at HomeTrust Bank’s regular savings rate, and deposit account withdrawal authorizations will be canceled. We will not execute orders until at least the minimum number of shares offered has been sold and all final regulatory approvals have been received. If we have not sold the minimum by the expiration date or any extension thereof, we will terminate the offering and cancel all orders, and payment will be returned promptly, with interest calculated at HomeTrust Bank’s regular savings rate, and deposit account withdrawal authorizations will be canceled. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond [expiration date2], which is two years after the special meeting of members to vote on the conversion. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest calculated at HomeTrust Bank’s regular savings rate from the date of receipt.

Prospectus Delivery

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Exchange Act, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will only be distributed with or preceded by a prospectus.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Stock Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) by us prior to 12:00 noon, Eastern Time, on [expire date]. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to the address indicated for that purpose on the stock order form, or by delivering your stock order form to our Stock Information Center. Our Stock Information Center is located at our downtown Asheville office at 10 Woodfin Street, Asheville, North Carolina. Stock order forms also may be hand delivered to HomeTrust Bank’s full service banking offices, including all offices of Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by HomeTrust Bank, HomeTrust Bancshares or any federal or state government, and that you received a copy of this prospectus. However, signing the stock order form will not cause you to waive your rights under the Securities Act. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. You may not submit cash or wire transfers. Payment for shares may be made by:

(1)	personal check, bank check or money order, made payable to HomeTrust Bancshares, Inc.; or

(2)	authorization of withdrawal from the types of HomeTrust Bank deposit accounts (including depositors with accounts at Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at HomeTrust Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current regular savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at HomeTrust Bank and will earn interest calculated at HomeTrust Bank’s regular savings rate from the date payment is processed until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not designate withdrawal from accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account.

You may not remit HomeTrust Bank line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to HomeTrust Bancshares. You may not designate on your stock order form a direct withdrawal from a HomeTrust Bank retirement account. See “- Using Retirement Account Funds to Purchase Shares” for information on using such funds. Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [extension date1], in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit HomeTrust Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or HomeTrust Bancshares to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Retirement Account Funds to Purchase Shares

Persons interested in purchasing common stock using funds currently in an individual retirement account (“IRA”) or any other retirement account, whether held through HomeTrust Bank or elsewhere, should contact our Stock Information Center for guidance. Please contact the Stock Information Center as soon as possible, preferably at least two weeks prior to the [expire date] offering deadline, because processing these transactions takes additional time, and whether these funds can be used may depend on limitations imposed by the institution where the funds are currently held. Additionally, if these funds are not currently held in a self-directed retirement account, then before placing your stock order, you will need to establish one with an independent trustee or custodian, such as a brokerage firm. The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold retirement account funds. An annual administrative fee may be payable to the new trustee or custodian. Assistance on how to transfer such retirement accounts can be obtained from the Stock Information Center.

If you wish to use some or all of your funds that are currently held in a HomeTrust Bank IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account(s) for the purchase of common stock. Before you place your stock order, the funds you wish to use must be transferred from those accounts to a self-directed retirement account at an independent trustee or custodian, as described above.

Delivery of Stock Certificates

Certificates representing shares of common stock issued in the subscription and community offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held by our transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Other Restrictions

Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

OCC regulations prohibit any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you must register the stock in the same name as appearing on the account. You should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our information hotline at (877)             to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday from 10:00 a.m. to 6:00 p.m., Eastern Time. You may also meet in person with a representative by visiting our stock information center located at our branch office at 10 Woodfin Street, Asheville, North Carolina. The stock information center is open weekdays during the offering, except for bank holidays, on Mondays from 12:00 noon to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m., and on Fridays from 9:00 a.m. to 12:00 noon, Eastern Time.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event of a complete liquidation of HomeTrust Bank prior to the conversion, all claims of creditors of HomeTrust Bank, including those of depositors of HomeTrust Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets remaining, these assets would be distributed to the members of HomeTrust Bank (i.e., the depositors of HomeTrust Bank) pro rata, based upon the deposit balances in their deposit account in HomeTrust Bank immediately prior to liquidation.

Liquidation following the conversion. In the unlikely event that HomeTrust Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to HomeTrust Bancshares as the holder of HomeTrust Bank capital stock. Pursuant to the rules and regulations of the OCC, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of HomeTrust Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with HomeTrust Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of HomeTrust Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at HomeTrust Bank, would be entitled, on a complete liquidation of HomeTrust Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of HomeTrust Bancshares. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in HomeTrust Bank on November 30, 2010 and March 31, 2012, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on November 30, 2010 and March 31, 2012, respectively, bears to the balance of all deposit accounts in HomeTrust Bank on such dates.

If, however, on any November 30 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on November 30, 2010 and March 31, 2012, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to HomeTrust Bancshares, as the sole stockholder of HomeTrust Bank.

Material Income Tax Consequences

We have received an opinion from our special counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C. that the conversion will constitute a tax free reorganization under the Internal Revenue Code and that no gain or loss will be recognized for federal income tax purposes by HomeTrust Bank or HomeTrust Bancshares as a result of the completion of the conversion. However, this opinion is not binding on the IRS or the State of North Carolina Department of Revenue.

If the liquidation rights in HomeTrust Bank or subscription rights to purchase HomeTrust Bancshares common stock have a market value when received, or in the case of subscription rights, when exercised, then depositors receiving or exercising these rights may have a taxable gain. Any gain will be limited to the fair market value of these rights.

Liquidation rights are the proportionate interest of certain depositors of HomeTrust Bank in the special liquidation account to be established by HomeTrust Bancshares under the plan of conversion. See “- Depositors’ Rights if We Liquidate.” Special counsel believes that the liquidation rights will have no fair market or ascertainable value.

The subscription rights are the preferential rights of eligible subscribers to purchase shares of HomeTrust Bancshares common stock in the conversion. See “- Subscription Offering and Subscription Rights.” Because the subscription rights are acquired without cost, are not transferable, last for only a short time period and give the recipients a right to purchase stock in the conversion only at fair market value, special counsel believes it is more likely than not that the fair market value of the subscription rights is zero and these rights do not have any taxable value when they are granted or exercised. Special counsel’s opinion states that it is not aware of the IRS claiming in any similar conversion transaction that subscription rights have any market value. Because there are no judicial opinions or official IRS positions on this issue, however, special counsel’s opinion relating to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on this issue. Special counsel’s conclusion is supported by a letter from Feldman Financial Advisors, Inc. which states that the subscription rights do not have any value when they are distributed or exercised.

If the IRS disagrees and says the subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and HomeTrust Bancshares and HomeTrust Bank could recognize gain on the distribution of these rights. Eligible subscribers are encouraged to consult with their own tax advisor regarding their own circumstances and any tax consequences if subscription rights are deemed to have value.

The opinion of special counsel makes certain assumptions consisting solely of factual matters that would be contained in a representation letter of HomeTrust Bank to the IRS if it were seeking a private letter ruling relating to the federal income tax consequences of the conversion. Special counsel’s opinion is based on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change. Any change may be made with retroactive effect. Unlike private letter rulings received from the IRS, special counsel’s opinion is not binding on the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in special counsel’s opinion, or that special counsel’s opinion will be upheld by the courts if challenged by the IRS.

Special counsel’s opinion does not address whether the “pre-change losses” (as such term is defined in the Income Tax Regulations) of HomeTrust Bank will be subject to limitations on use under Section 382 of the Internal Revenue Code. These limitations would apply if the issuance of shares in the conversion results in an “ownership change” (as defined in Section 382 of the Internal Revenue Code) of HomeTrust Bank. The conversion should not result in an ownership change invoking limitations on the future use of the pre-change losses of HomeTrust Bank under Section 382 of the Internal Revenue Code if either fifty percent (50%) of the shares issued in the conversion are subject to the cash issuance exception under Section 382 of the Internal Revenue Code or depositors acquire fifty percent (50%) or more of the shares issued in the conversion. In such case, an ownership change could subsequently occur due to the aggregation of the shift in ownership occurring in the conversion and shifts in ownership that occur at any time within the three year period thereafter, at which time the limitations under Section 382 would become applicable if HomeTrust Bank has pre-change losses at such time.

HomeTrust Bank is required to file an information statement with its federal income tax return for the year ending after the conversion setting forth, among other things, shifts in ownership and whether an ownership change has occurred. If the independent accountants of HomeTrust Bank concur at the time of the preparation of the information statement that the conversion did not result in an ownership change by reason of the cash issuance exception or the amount of shares acquired by depositors (after taking into account any applicable post-conversion shifts in ownership), then HomeTrust Bank intends to reflect no ownership change on this information statement.

HomeTrust Bank has also obtained an opinion from Dixon Hughes Goodman LLP, that the income tax effects of the conversion under North Carolina tax laws will be substantially the same as the federal income tax consequences described above.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein. Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and these authorities may disagree with the opinions. In the event of a disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The federal and state tax opinions have been filed with the SEC as exhibits to HomeTrust Bancshares’ registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion

All shares of common stock purchased in the offering by a director or an executive officer of HomeTrust Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer or with regulatory approval. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of HomeTrust Bancshares also will be restricted by the insider trading rules promulgated pursuant to the Exchange Act.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OCC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based incentive plans or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.

Federal Reserve regulations prohibit HomeTrust Bancshares from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases. After one year, the Federal Reserve does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF HOMETRUST BANCSHARES

Although the board of directors of HomeTrust Bancshares is not aware of any effort that might be made to obtain control of HomeTrust Bancshares after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of HomeTrust Bancshares’ articles of incorporation and bylaws to protect the interests of HomeTrust Bancshares and its shareholders from takeovers which our board of directors might conclude are not in the best interests of HomeTrust Bank or HomeTrust Bancshares’ shareholders.

The following discussion is a general summary of the material provisions of HomeTrust Bancshares’ articles of incorporation and bylaws, HomeTrust Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. HomeTrust Bancshares’ articles of incorporation and bylaws are included as part of HomeTrust Bank’s application for conversion filed with the OCC and HomeTrust Bancshares’ registration statement filed with the SEC. See “Where You Can Find Additional Information.”

Articles of Incorporation and Bylaws of HomeTrust Bancshares

HomeTrust Bancshares’ articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that may discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of HomeTrust Bancshares more difficult.

Directors. The board of directors will be divided into three classes. The members of each class generally will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our board of directors. Further, the bylaws impose advance notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of shareholders can be called by the President, by a majority of the whole board of directors or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”) voting together as a single class.

Authorized but Unissued Shares. After the conversion, HomeTrust Bancshares will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of HomeTrust Bancshares following the Conversion.” The articles of incorporation authorize 10,000,000 shares of serial preferred stock. HomeTrust Bancshares is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of HomeTrust Bancshares that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of HomeTrust Bancshares. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation generally must be approved by our board of directors and also by the holders of a majority of the outstanding shares of our voting stock; provided, however, that the articles of incorporation provide that the articles may be amended by our board of directors without a shareholder vote to change the number of shares of authorized capital stock; and provided, further, that approval by the holders of at least 80% of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class, is required to amend the following provisions:

(1)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(2)	The division of the board of directors into three staggered classes;

(3)	The filling of vacancies on the board;

(4)	The requirement that at least a majority of the votes eligible to be cast by shareholders must vote to remove directors, and can only remove directors for cause;

(5)	The ability of the board of directors and shareholders to amend and repeal the bylaws;

(6)	The authority of the board of directors to provide for the issuance of, and fix the terms of, serial preferred stock;

(7)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes of stock outstanding and entitled to vote thereon, notwithstanding any provision of law setting a higher vote requirement, provided that a higher vote requirement for that particular matter is not contained in the articles of incorporation;

(8)	The number of shareholders constituting a quorum;

(9)	The indemnification of current and former directors and officers, as well as employees and other agents, by HomeTrust Bancshares ;

(10)	The limitation of liability of officers and directors to HomeTrust Bancshares or its shareholders for money damages;

(11)	The inability of shareholders to cumulate their votes in the election of directors;

(12)	The advance notice requirements for shareholder proposals and nominations;

(13)	The provision regarding “business combinations” with “interested shareholders” (see “Business Combinations with Interested Shareholders” below);

(14)	The provision designed to prevent greenmail (see “—Prevention of Greenmail” below); and

(15)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (1) through (14) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of HomeTrust Bancshares’ directors or by the shareholders by the affirmative vote of at least 80% of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class. As noted above, any amendment of this super-majority requirement for amendment of the bylaws by shareholders would also require the approval of 80% of the outstanding voting stock.

Business Combinations with Interested Shareholders. The articles of incorporation generally require the approval of the holders of at least 80% of the voting power of the then-outstanding shares of stock entitled to vote in the election of directors, voting together as a single class, to approve certain “business combinations” with an “interested shareholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of HomeTrust Bancshares’ board of directors who are unaffiliated with the interested shareholder and who were directors before the time when the interested shareholder became an interested shareholder or if the proposed transaction meets certain conditions that are designed to afford the shareholders a fair price in consideration for their shares.

The term “interested shareholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than HomeTrust Bancshares or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of HomeTrust Bancshares

A “business combination” includes:

•

any merger or consolidation of HomeTrust Bancshares or any of its subsidiaries with any interested shareholder or affiliate of an interested shareholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

•

any sale or other disposition to or with any interested shareholder of the assets of HomeTrust Bancshares or any subsidiary with an aggregate fair market value of 25% or more of the combined assets of HomeTrust Bancshares and its subsidiaries;

•

the issuance or transfer to any interested shareholder or its affiliate by HomeTrust Bancshares (or any subsidiary) of any securities of HomeTrust Bancshares (or any subsidiary) in exchange for cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of HomeTrust Bancshares, except pursuant to an employee benefit plan of HomeTrust Bancshares or any subsidiary;

•	the adoption of any plan for the liquidation or dissolution of HomeTrust Bancshares proposed by or on behalf of any interested shareholder or its affiliate; and

•

any reclassification of securities, recapitalization, merger or consolidation of HomeTrust Bancshares with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of HomeTrust Bancshares or any subsidiary owned directly or indirectly, by an interested shareholder or its affiliate.

Prevention of Greenmail. HomeTrust Bancshares’ articles of incorporation generally prohibit HomeTrust Bancshares from acquiring any of its own equity securities from a beneficial owner of 5% or more of our voting stock unless: (i) the acquisition is approved by the holders of at least 80% of the voting power of the then-outstanding shares of stock entitled to vote in the election of directors, that is not owned by the seller, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by HomeTrust Bancshares or a subsidiary of HomeTrust Bancshares to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the board of directors, including a majority of the directors who are unaffiliated with the seller and who were directors before the time when the seller became a 5% or greater stockholder; or (iv) the acquisition is at or below the market price of the equity securities to be purchased and is approved by a majority of the board of directors, including a majority of the directors who are unaffiliated with the seller and who were directors before the time when the seller became a 5% or greater stockholder.

Control Share Acquisitions. The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	10% or more but less than 33 1/3%;

•	33 1/3% or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special shareholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any shareholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to an acquisition previously approved or exempted by a provision in the charter or bylaws of the corporation. The bylaws of HomeTrust Bancshares include a provision opting out of this provision of Maryland General Corporation Law.

Evaluation of Offers. The articles of incorporation of HomeTrust Bancshares provide that its board of directors, when evaluating a transaction that would or may involve a change in control of HomeTrust Bancshares (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of HomeTrust Bancshares and its shareholders and in making any recommendation to the shareholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon HomeTrust Bancshares’ shareholders, including shareholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, HomeTrust Bancshares and its subsidiaries and on the communities in which HomeTrust Bancshares and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of HomeTrust Bancshares;

•	whether a more favorable price could be obtained for HomeTrust Bancshares’ stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of HomeTrust Bancshares and its subsidiaries;

•	the future value of the stock or any other securities of HomeTrust Bancshares or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of HomeTrust Bancshares to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Purpose and Anti-Takeover Effects of HomeTrust Bancshares’ Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. Our board of directors believes these provisions are in the best interests of HomeTrust Bancshares and its shareholders. Our board of directors believes that it will be in the best position to determine the true value of HomeTrust Bancshares and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, our board of directors believes that it is in the best interests of HomeTrust Bancshares and its shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of HomeTrust Bancshares and that is in the best interests of all shareholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of HomeTrust Bancshares for our shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of HomeTrust Bancshares’ assets.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, these offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining shareholders.

Despite our belief as to the benefits to shareholders of these provisions of HomeTrust Bancshares’ articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. These provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Following the conversion, pursuant to applicable law and, if required, following the approval by shareholders, we may adopt additional anti-takeover provisions in our articles of incorporation and bylaws or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.

The cumulative effect of the restrictions on acquisition of HomeTrust Bancshares contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders of HomeTrust Bancshares may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

HomeTrust Bank’s Stock Charter

The charter of HomeTrust Bank provides that for a period of five years from the closing of the conversion and offering, no person other than HomeTrust Bancshares may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of HomeTrust Bank. This provision does not apply to any tax-qualified employee benefit plan of HomeTrust Bank or HomeTrust Bancshares or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of HomeTrust Bancshares or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of HomeTrust Bank. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to shareholders for a vote.

Regulatory Restrictions

Savings and Loan Holding Company Act and Change in Bank Control Act. Any company, except a bank holding company, that acquires control of a savings association or savings and loan holding company becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve and must obtain the prior approval of the Federal Reserve under the Savings and Loan Holding Company Act before obtaining control of a savings association or savings and loan holding company. A bank holding company must obtain the prior approval of the Federal Reserve under the Bank Holding Company Act before obtaining control of a savings association or savings and loan holding company and remains subject to regulation under the Bank Holding Company Act. The term “company” includes corporations, partnerships, associations, and certain trusts and other entities. “Control” of a savings association or savings and loan holding company is deemed to exist if a company has voting control, directly or indirectly of more than 25% of any class of the savings association’s voting stock or controls in any manner the election of a majority of the directors of the savings association or savings and loan holding company, and may be presumed under other circumstances, including, but not limited to, holding 10% or more of a class of voting securities if the institution has a class of registered securities, as HomeTrust Bancshares will have. Control may be direct or indirect and may occur through acting in concert with one or more other persons. In addition, a savings and loan holding company must obtain Federal Reserve approval prior to acquiring voting control of more than 5% of any class of voting stock of another savings association or another savings association holding company. A similar provision limiting the acquisition by a bank holding company of 5% or more of a class of voting stock of any company is included in the Bank Holding Company Act.

Accordingly, the prior approval of the Federal Reserve Board would be required:

•	before any savings and loan holding company or bank holding company could acquire 5% or more of the common stock of HomeTrust Bancshares; and

•	before any other company could acquire 25% or more of the common stock of HomeTrust Bancshares, and may be required for an acquisition of as little as 10% of such stock.

Restrictions applicable to the operations of savings and loan holding companies may deter companies from seeking to obtain control of HomeTrust Bancshares. See “How We Are Regulated.”

In addition, persons that are not companies are subject to the same or similar definitions of control with respect to savings and loan holding companies and savings associations and requirements for prior regulatory approval by the Federal Reserve in the case of control of a savings and loan holding company or by the OCC in the case of control of a savings association not obtained through control of a holding company of such savings association.

DESCRIPTION OF CAPITAL STOCK OF HOMETRUST BANCSHARES

General

Under its articles of incorporation, HomeTrust Bancshares is authorized to issue 60,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The articles of incorporation provide that they may be amended by the board of directors without a shareholder vote to change the number of authorized shares of stock. HomeTrust Bancshares currently expects to issue in the offering up to a maximum of 18,400,000 shares of common stock or 21,160,000 shares of common stock in the event that the maximum of the offering range is increased by 15% and no shares of preferred stock in the conversion. HomeTrust Bancshares will not issue shares of preferred stock in the conversion. Each share of HomeTrust Bancshares common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of HomeTrust Bancshares will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. HomeTrust Bancshares may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to shareholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors. The payment of dividends by HomeTrust Bancshares is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of HomeTrust Bancshares will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If HomeTrust Bancshares issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of HomeTrust Bancshares will have exclusive voting rights in HomeTrust Bancshares. They will elect HomeTrust Bancshares’ board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of HomeTrust Bancshares’ common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If HomeTrust Bancshares issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% shareholder vote.

As a federally chartered stock savings bank, corporate powers and control of HomeTrust Bank are vested in its board of directors, who elect the officers of HomeTrust Bank and who fill any vacancies on the board of directors. Voting rights of HomeTrust Bank are vested exclusively in the owners of the shares of capital stock of HomeTrust Bank, which will be HomeTrust Bancshares, and voted at the direction of HomeTrust Bancshares’ board of directors. Consequently, the holders of the common stock of HomeTrust Bancshares will not have direct control of HomeTrust Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of HomeTrust Bank, HomeTrust Bancshares, as the holder of 100% of HomeTrust Bank’s capital stock, would be entitled to receive all assets of HomeTrust Bank available for distribution, after payment or provision for payment of all debts and liabilities of HomeTrust Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of HomeTrust Bancshares, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of HomeTrust Bancshares available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of HomeTrust Bancshares will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of HomeTrust Bancshares’ authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Any issuance of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for HomeTrust Bancshares common stock will be Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of HomeTrust Bank and its subsidiary as of June 30, 2011 and 2010, and for each year in the three-year period ended June 30, 2011 included in this prospectus and in the registration statement have been audited by Dixon Hughes Goodman LLP, an independent registered public accounting firm, as stated in its report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Feldman Financial Advisors, Inc. has consented to the publication herein of the summary of its report to HomeTrust Bank setting forth its opinion as to the estimated pro forma market value of the HomeTrust Bancshares common stock and its letter with respect to subscription rights.

LEGAL AND TAX OPINIONS

The legality of the common stock issued in the offering and the federal income tax consequences of the conversion have been passed upon for HomeTrust Bank by Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to HomeTrust Bancshares and HomeTrust Bank. The North Carolina income tax consequences of the conversion have been passed upon for HomeTrust Bank by Dixon Hughes Goodman LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

HomeTrust Bancshares has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. This information, including the plan of conversion and stock issuance and the appraisal report which are exhibits to the registration statement, may be examined without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of this material may be obtained from the SEC at prescribed rates. The public may obtain information on the operation of the Public Reference Room by call the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including HomeTrust Bancshares. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document. Information on our website is not included as part of or incorporated by reference into this prospectus.

HomeTrust has filed with the OCC an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the Northeastern District Office of the OCC, 340 Madison Avenue, Fifth Floor, New York, New York 10173. Our plan of conversion is available, upon request, at each of our banking offices.

In connection with the offering, HomeTrust Bancshares has registered its common stock with the SEC under Section 12 of the Exchange Act, and, upon such registration, HomeTrust Bancshares and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% Shareholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the plan of conversion, HomeTrust Bancshares has undertaken that it will not terminate this registration for a period of at least three years following the offering.

A copy of the plan of conversion, the charter and bylaws of HomeTrust Bancshares and HomeTrust Bank are available without charge from HomeTrust Bank. Requests for such information should be directed to: Teresa White, Senior Vice President and Chief Administration Officer/Corporate Secretary, HomeTrust Bank, 10 Woodfin Street, Asheville, North Carolina.

Index to Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets, June 30, 2011 and 2010 and (Unaudited) December 31, 2011	F-3
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the Years Ended June 30, 2011, 2010 and 2009 and (Unaudited) for the Six Months Ended December 31, 2011 and 2010	F-4 - F-5
Consolidated Statements of Changes in Equity Capital for the Years Ended June 30, 2011, 2010 and 2009 and (Unaudited) for the Six Months Ended December 31, 2011	F-6
Consolidated Statements of Cash Flows for the Years Ended June 30, 2011, 2010 and 2009 and (Unaudited) for the Six Months Ended December 31, 2011 and 2010	F-7 - F-8
Notes to Consolidated Financial Statements for the Years Ended June 30, 2011, 2010 and 2009 and (Unaudited) for the Six Months Ended December 31, 2011 and 2010	F-9 - F-35

(1)	All schedules are omitted because the required information is not applicable or included in the consolidated financial statements and related notes.
(2)	The financial statements of HomeTrust Bancshares have been omitted because HomeTrust Bancshares has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

HomeTrust Bank

Asheville, North Carolina

We have audited the accompanying consolidated balance sheets of HomeTrust Bank and Subsidiary (the “Bank”) as of June 30, 2011 and 2010, and the related consolidated statements of income (loss), changes in equity capital and accumulated other comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2011. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HomeTrust Bank and Subsidiary as of June 30, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
December 29, 2011

HOMETRUST BANK AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2011 (Unaudited)

and June 30, 2011 and 2010

(Dollar amounts in thousands)

	(Unaudited)
	December 31,	June 30,
	2011	2011	2010
Assets
Cash	$13,486	$12,556	$17,595
Interest-bearing deposits	9,485	22,115	99,235
Certificates of deposit in other banks	109,955	118,846	99,140
Securities available for sale	36,991	59,016	36,483
Loans held for sale	18,207	4,570	6,760
Loans, net	1,246,537	1,276,377	1,243,610
Premises and equipment, net	23,445	22,406	21,442
Federal Home Loan Bank stock, at cost	7,603	9,630	10,790
Accrued interest receivable	6,764	7,119	7,401
Real estate owned	10,759	13,857	17,287
Deferred income taxes	48,584	48,489	34,040
Current taxes receivable	2,549	2,400	6,967
Other assets	44,176	40,262	40,395

TOTAL	$1,578,541	$1,637,643	$1,641,145

Liabilities and Equity Capital
Deposits	$1,244,913	$1,264,585	$1,289,549
Other borrowings	108,216	145,278	122,199
Advances by borrowers for taxes and insurance	1,086	2,734	2,253
Capital lease obligations	2,027	2,031	2,038
Other liabilities	53,309	55,246	50,291

Total liabilities	1,409,551	1,469,874	1,466,330

Commitments and contingencies	—	—	—
Retained earnings	137,537	136,410	151,147
Additional paid in capital	31,367	31,367	23,054
Accumulated other comprehensive income (loss)	86	(8)	614

Total equity capital	168,990	167,769	174,815

TOTAL	$1,578,541	$1,637,643	$1,641,145

See notes to consolidated financial statements.

HOMETRUST BANK AND SUBSIDIARY

Consolidated Statements of Income (Loss)

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

	(Unaudited)
	Six Months Ended
	December 31,		June 30,
	2011	2010	2011	2010	2009
Interest and Dividend Income:
Loans	$33,552	$35,623	$69,874	$67,374	$71,363
Securities available for sale	197	617	1,016	1,444	1,703
Certificates of deposit and other interest-bearing deposits	669	765	1,135	2,435	2,665
Federal Home Loan Bank stock	37	22	62	47	87

Total interest and dividend income	34,455	37,027	72,087	71,300	75,818

Interest Expense:
Deposits	5,739	8,438	14,798	19,621	24,000
Other borrowings	769	2,947	5,731	5,996	9,637

Total interest expense	6,508	11,385	20,529	25,617	33,637

Net Interest Income	27,947	25,642	51,558	45,683	42,181
Provision for Loan Losses	9,100	15,100	42,800	38,600	15,000

Net Interest Income after Provision for Loan Losses	18,847	10,542	8,758	7,083	27,181

Other Income:
Service charges on deposit accounts	1,367	1,457	2,929	2,986	3,064
Mortgage banking income and fees	1,680	2,237	3,211	2,692	4,249
Rental income	69	64	129	133	124
Loss on sale and impairment of real estate owned	(1,985)	(285)	(3,825)	(205)	(37)
Gain (loss) from sales of securities available for sale	—	430	430	191	(2,006)
Gain from business combination	—	5,844	5,844	17,391	—
Loss on sale of fixed assets	(3)	—	—	—	(30)
Federal Home Loan Bank advance prepayment penalty	—	—	(3,988)	—	(1,630)
Other, net	612	3,523	4,253	1,159	1,320

Total other income	1,740	13,270	8,983	24,347	5,054

Other Expense:
Salaries and employee benefits	10,399	12,549	22,065	26,177	16,649
Net occupancy expense	2,374	2,246	4,855	4,531	4,007
Marketing and advertising	758	1,107	2,317	1,373	1,341
Telephone, postage, and supplies	692	758	1,491	1,385	1,264
Deposit insurance premiums	1,041	1,111	2,193	2,003	959
Computer services	822	833	1,785	1,600	909
Other	3,571	7,459	11,035	4,897	4,884

Total other expense	19,657	26,063	45,741	41,966	30,013

Income (Loss) Before Income Taxes	930	(2,251)	(28,000)	(10,536)	2,222
Income Tax Benefit	(197)	(3,600)	(13,263)	(17,577)	(1,224)

Net Income (Loss)	$1,127	$1,349	$(14,737)	$7,041	$3,446

See notes to consolidated financial statements.

HOMETRUST BANK AND SUBSIDIARY

Consolidated Statements of Comprehensive Income (Loss)

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

	(Unaudited)
	Six Months Ended
	December 31,		June 30,
	2011	2010	2011	2010	2009
Net Income (Loss)	$1,127	$1,349	$(14,737)	$7,041	$3,446

Other comprehensive gains (net of tax):
Unrealized holding gains (losses) arising during period, net of tax effect of $(48), $250, $137, $(97) and $15	$94	$(485)	$(267)	$188	$(30)
Reclassification adjustment for realized gains included in income, net of tax effect of $183	—	(355)	(355)	—	—

Total other comprehensive income (loss)	$94	$(840)	$(622)	$188	$(30)

Comprehensive income (loss)	$1,221	$509	$(15,359)	$7,229	$3,416

See notes to consolidated financial statements.

HOMETRUST BANK AND SUBSIDIARY

Consolidated Statements of Changes in Equity Capital

Six Months Ended December 31, 2011 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

	Retained Earnings	Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Total Equity Capital
Balance at June 30, 2008	$140,660	$—	$456	$141,116
Net income	3,446	—	—	3,446
Other comprehensive gain, net of tax:
Unrealized holding losses arising during period, net of tax effect of $15	—	—	(30)	(30)

Balance at June 30, 2009	$144,106	$—	$426	$144,532
Additional paid in capital from business combination	—	23,054	—	23,054
Net income	7,041	—	—	7,041
Other comprehensive gain, net of tax:
Unrealized holding gains arising during period, net of tax effect of $97	—	—	188	188

Balance at June 30, 2010	$151,147	$23,054	$614	$174,815
Additional paid in capital from business combination	—	8,313	—	8,313
Net loss	(14,737)	—	—	(14,737)
Other comprehensive loss, net of tax:
Unrealized holding losses arising during period, net of tax effect of $137	—	—	(267)	(267)
Reclassification adjustment for realized gains included in income, net of tax effect of $183	—	—	(355)	(355)

Balance at June 30, 2011	$136,410	$31,367	$(8)	$167,769
Net income	1,127	—	—	1,127
Other comprehensive gain, net of tax:
Unrealized holding gains arising during period, net of tax effect of $48	—	—	94	94

Balance at December 31, 2011 (unaudited)	$137,537	$31,367	$86	$168,990

See notes to consolidated financial statements.

HOMETRUST BANK AND SUBSIDIARY

Consolidated Statements of Cash Flows

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

	(Unaudited)
	Six Months Ended
	December 31,		June 30,
	2011	2010	2011	2010	2009
Operating Activities:
Net income (loss)	$1,127	$1,349	$(14,737)	$7,041	$3,446
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	9,100	15,100	42,800	38,600	15,000
Depreciation	1,088	1,367	2,195	2,115	1,838
Deferred income tax benefit	(204)	(2,993)	(11,695)	(13,050)	(3,032)
Net amortization and accretion	(313)	276	(170)	(72)	(7)
Loss on disposal of premises and equipment	3	—	—	—	30
Loss on sale and impairment of real estate owned	1,985	285	3,825	205	37
Loss (gain) from sales of securities available for sale	—	(430)	(430)	(191)	2,006
Gain from business combination	—	(5,844)	(5,844)	(17,391)	—
Gain on sale of loans held for sale	(1,294)	(1,934)	(2,729)	(2,079)	(3,407)
Origination of loans held for sale	(89,650)	(111,258)	(155,090)	(131,632)	(253,173)
Proceeds from sales of loans held for sale	77,307	112,586	160,009	143,881	243,393
Increase (decrease) in deferred loan fees, net	(472)	(146)	(285)	77	(438)
Decrease (increase) in accrued interest receivable and other assets	(3,499)	3,065	4,211	(4,980)	(587)
Decrease (increase) in income taxes receivable	(149)	(3,579)	2,839	(6,967)	—
Increase (decrease) in other liabilities	(3,585)	3,217	3,820	7,656	(7,215)

Net cash provided by (used in) operating activities	(8,556)	11,061	28,719	23,213	(2,109)

Investing Activities:
Purchase of securities available for sale	(12,539)	(35,260)	(35,260)	(16,828)	—
Proceeds from sales of securities available for sale	—	8,555	8,555	24,916	254
Proceeds from maturities of securities available for sale	33,241	18,759	29,833	22,000	12,405
Purchase of certificates of deposit in other banks	(17,652)	(58,736)	(103,057)	(96,314)	(110,429)
Maturities of certificates of deposit in other banks	26,543	45,378	83,351	103,491	8,898
Principal repayments of mortgage-backed securities	1,375	4,377	5,500	7,574	1,577
Net redemptions of Federal Home Loan Bank Stock	2,027	1,160	1,450	—	2,106
Net decrease (increase) in loans	17,341	(4,184)	(23,195)	(13,112)	(36,565)
Cash received from business combination	—	8,190	8,190	22,815	—
Purchase of premises and equipment	(2,130)	(1,764)	(2,399)	(1,542)	(7,939)
Capital improvements to real estate owned	(258)	(426)	(696)	(237)	(128)
Proceeds from sales of premises and equipment	—	—	—	—	23
Proceeds from sale of real estate owned	5,646	1,654	7,925	1,822	254

Net cash provided by (used in) investing activities	53,594	(12,297)	(19,803)	54,585	(129,544)

See notes to consolidated financial statements.

HOMETRUST BANK AND SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

	(Unaudited)
	Six Months Ended
	December 31,		June 30,
	2011	2010	2011	2010	2009
Financing Activities:
Net increase (decrease) in deposits	$(19,672)	$(69,526)	$(111,424)	$147,574	$130,495
Net increase (decrease) in other borrowings	(37,062)	(4,609)	84,356	(147,501)	49,218
Repayment of long-term FHLB advances	—	—	(64,000)	—	(56,004)
Decrease (increase) in capital lease obligations	(4)	(3)	(7)	(7)	2,045

Net cash provided by (used in) financing activities	(56,738)	(74,138)	(91,075)	66	125,754

Net Increase (Decrease) in Cash and Cash Equivalents	(11,700)	(75,374)	(82,159)	77,864	(5,899)
Cash and Cash Equivalents at Beginning of Period	34,671	116,830	116,830	38,966	44,865

Cash and Cash Equivalents at End of Period	$22,971	$41,456	$34,671	$116,830	$38,966

Supplemental Disclosures:
Cash paid during the period for:
Interest	$7,283	$11,486	$18,990	$25,648	$34,753
Income taxes	96	17	52	2,475	2,485
Noncash transactions:
Unrealized gain (loss) in value of securities available for sale, net of income taxes	94	840	(622)	188	(30)
Transfers of loans to real estate owned	4,898	8,013	13,473	17,857	3,074
Loans originated to finance the sale of real estate owned	623	4,298	6,209	3,611	37
Business combination:
Assets acquired	—	105,126	105,126	173,216	—
Liabilities assumed	—	90,969	90,969	132,771	—
Net assets acquired	—	14,157	14,157	40,445	—

See notes to consolidated financial statements.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

1.	Summary of Significant Accounting Policies

Description of Business – HomeTrust Bank is a federally chartered mutual savings bank with twenty retail offices located in North Carolina. The current business of HomeTrust Bank is conducted through its seven operating divisions – HomeTrust Bank, Cherryville Federal Bank, Home Savings Bank of Eden, Industrial Federal Bank of Lexington, Shelby Savings Bank, Tryon Federal Bank, and Rutherford County Bank. All divisions operate under a single set of corporate policies and procedures and are recognized as a single banking segment for financial reporting purposes.

Accounting Principles – The accounting and reporting policies of HomeTrust Bank and subsidiary (the “Bank”) conform to accounting principles generally accepted in the United States of America (“US GAAP”).

Principles of Consolidation and Subsidiary Activities – The accompanying consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, Western North Carolina Service Corporation (“WNCSC”). WNCSC owns office buildings in Asheville and Hendersonville, North Carolina that are leased to the Bank and several other tenants. All intercompany items have been eliminated.

Cash Flows – Cash and cash equivalents include cash and interest-bearing deposits with initial terms to maturity of ninety days or less. Securities – The Bank classifies investment securities as trading, available for sale or held to maturity.

Securities available for sale are carried at fair value. Such securities are used to execute asset/liability management strategies, manage liquidity, and leverage capital, and therefore may be sold prior to maturity. Adjustments for unrealized gains or losses, net of the income tax effect, are made to accumulated other comprehensive income, a separate component of total equity capital.

Securities held to maturity are stated at cost, net of unamortized balances of premiums and discounts. When such securities are purchased, the Bank intends to and has the ability to hold such securities until maturity.

Declines in the fair value of individual securities available for sale or held to maturity below their cost that are other-than-temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than temporary impairment losses, the Bank considers among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery of the unrealized loss, and in the case of debt securities, whether it is more likely than not that the Bank will be required to sell the security prior to a recovery.

Premiums and discounts are amortized or accreted over the life of the security as an adjustment to yield. Dividend and interest income are recognized when earned. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.

Loans – Loans are carried at their outstanding principal amount, less unearned income and deferred nonrefundable loan fees, net of certain origination costs. Interest income is recorded as earned on an accrual basis. Net deferred loan origination fees/costs are deferred and amortized to interest income over the life of the related loan. The premium or discount on purchased loans is amortized over the expected life of the loans and is included in interest income.

Loan Segments and Classes

The Bank’s loan portfolio is grouped into two segments (retail consumer loans and commercial loans) and into four classes within each segment. The Bank originates, services, and manages its loans based on these segments and classes. The Bank’s portfolio segments and classes within those segments are subject to risks that could have an adverse impact on the credit quality of the loan portfolio. Management identified the risks described below as significant risks that are generally similar among the loan segments and classes.

Retail Consumer loan segment

The Bank underwrites its retail consumer loans using automated credit scoring and analysis tools. These credit scoring tools take into account factors such as payment history, credit utilization, length of credit history, types of credit currently in use, and recent credit inquiries. To the extent that the loan is secured by collateral, the value of the collateral is also evaluated. Common risks to each class of retail consumer loans include general economic conditions within the Bank’s markets, such as unemployment and potential declines in collateral values, and the personal circumstances of the borrowers. In addition to these common risks for the Bank’s retail consumer loans, various retail consumer loan classes may also have certain risks specific to them.

One to four family and construction and land/lot loans are to individuals and are typically secured by 1-4 family residential property, undeveloped land, and partially developed land in anticipation of pending construction of a personal residence. Significant and rapid declines in real estate values can result in residential mortgage loan borrowers having debt levels in excess of the current market value of the collateral. Recent declines in value have led to unprecedented levels of foreclosures and losses within the banking industry. Construction and land/lot loans often experience delays in completion and cost overruns that exceed the borrower’s financial ability to complete the project. Such cost overruns can routinely result in foreclosure of partially completed and unmarketable collateral.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

Home equity lines of credit are often secured by second liens on residential real estate, thereby making such loans particularly susceptible to declining collateral values. A substantial decline in collateral value could render the Bank’s second lien position to be effectively unsecured. Additional risks include lien perfection inaccuracies and disputes with first lien holders that may further weaken collateral positions. Further, the open-end structure of these loans creates the risk that customers may draw on the lines in excess of the collateral value if there have been significant declines since origination.

Consumer loans include loans secured by deposit accounts or personal property such as automobiles, boats, and motorcycles, as well as unsecured consumer debt. The value of underlying collateral within this class is especially volatile due to potential rapid depreciation in values since date of loan origination in excess of principal repayment.

Commercial loan segment

The Bank’s commercial loans are centrally underwritten based primarily on the customer’s ability to generate the required cash flow to service the debt in accordance with the contractual terms and conditions of the loan agreement. The Bank’s commercial lenders and underwriters work to understand the borrower’s businesses and management experiences. The majority of the Bank’s commercial loans are secured by collateral, so collateral values are important to the transaction. In commercial loan transactions where the principals or other parties provide personal guarantees, the Bank’s commercial lenders and underwriters analyze the relative financial strength and liquidity of each guarantor. Risks that are common to the Bank’s commercial loan classes include general economic conditions, demand for the borrowers’ products and services, the personal circumstances of the principals, and reductions in collateral values. In addition to these common risks for the Bank’s commercial loans, the various commercial loan classes also have certain risks specific to them.

Construction and development loans are highly dependent on the supply and demand for commercial real estate in the Bank’s markets as well as the demand for the newly constructed residential homes and lots being developed by the Bank’s commercial loan customers. Prolonged deterioration in demand could result in significant decreases in the underlying collateral values and make repayment of the outstanding loans more difficult for the Bank’s commercial borrowers.

Commercial real estate and commercial and industrial loans are primarily dependent on the ability of the Bank’s commercial loan customers to achieve business results consistent with those projected at loan origination resulting in cash flow sufficient to service the debt. To the extent that a borrower’s actual business results significantly underperform the original projections, the ability of that borrower to service the Bank’s loan on a basis consistent with the contractual terms may be at risk. While these loans and leases are generally secured by real property, personal property, or business assets such as inventory or accounts receivable, it is possible that the liquidation of the collateral will not fully satisfy the obligation.

Municipal leases are primarily made to volunteer fire departments and depend on the tax revenues received from the county or municipality. These leases are mainly secured by vehicles, fire stations, land, or equipment. The underwriting of the municipal leases is based on the cash flows of the fire department as well as projections of income for the future.

Credit Quality Indicators

Loans are monitored for credit quality on a recurring basis and the composition of the loans outstanding by credit quality indicator is provided below. Loan credit quality indicators are developed through review of individual borrowers on an ongoing basis. Generally, loans are monitored for performance on a quarterly basis with the credit quality indicators adjusted as needed. The indicators represent the rating for loans as of the date presented based on the most recent assessment performed. These credit quality indicators are defined as follows:

Pass—A pass rated asset is not adversely classified because it does not display any of the characteristics for adverse classification.

Special Mention—A special mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, such potential weaknesses may result in deterioration of the repayment prospects or collateral position at some future date. Special mention assets are not adversely classified and do not warrant adverse classification.

Substandard—A substandard asset is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Assets classified as substandard generally have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. These assets are characterized by the distinct possibility of loss if the deficiencies are not corrected.

Doubtful—An asset classified doubtful has all the weaknesses inherent in an asset classified substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions, and values.

Loss—Assets classified loss are considered uncollectible and of such little value that their continuing to be carried as an asset is not warranted. This classification is not necessarily equivalent to no potential for recovery or salvage value, but rather that it is not appropriate to defer a full write-off even though partial recovery may be effected in the future.

Loans Held for Sale—Loans held for sale are residential mortgages and are valued at the lower of cost or fair value less estimated costs to sell as determined by outstanding commitments from investors on a “best efforts” basis or current investor yield requirements, calculated on the aggregate loan basis. Loans sold are generally sold at par value and sold with servicing released.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

Allowance for Loan Losses—The allowance for loan losses is management’s estimate of probable credit losses that are inherent in the Bank’s loan portfolios at the balance sheet date. The allowance increases when the Bank provides for loan losses through charges to operating earnings and when the Bank recovers amounts from loans previously written down or charged off. The allowance decreases when the Bank writes down or charges off loans amounts that are deemed uncollectible.

Management determines the allowance for loan losses based on periodic evaluations that are inherently subjective and require substantial judgment because the evaluations require the use of material estimates that are susceptible to significant change. The Bank generally uses two allowance methodologies that are primarily based on management’s determination as to whether or not a loan is considered to be impaired.

All classified loans above a certain threshold are evaluated for impairment on a loan-by-loan basis and are considered impaired when it is probable, based on current information, that the borrower will be unable to pay contractual interest or principal as required by the loan agreement. Loans that experience insignificant payment delays and payment shortfalls are not necessarily considered impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment history, and the amount of the shortfall relative to the principal and interest owed. Impaired loans are measured at their estimated net realizable value based on either the value of the loan’s expected future cash flows discounted at the loan’s effective interest rate or on the collateral value, net of the estimated costs of disposal, if the loan is collateral dependent. For loans considered impaired, an individual allowance for loan losses is recorded when the loan principal balance exceeds the estimated net realizable value.

For loans not considered impaired, management determines the allowance for loan losses based on estimated loss percentages that are determined by and applied to the various classes of loans that comprise the segments of the Bank’s loan portfolio. The estimated loss percentages by loan class are based on a number of factors that include by class (i) average historical losses over the past three years, (ii) levels and trends in delinquencies, impairments, and net charge-offs, (iii) trends in the volume, terms, and concentrations, (iv) trends in interest rates, (v) effects of changes in the Bank’s risk tolerance, underwriting standards, lending policies, procedures, and practices, and (vi) national and local business and economic conditions.

Future material adjustments to the allowance for loan losses may be necessary due to changing economic conditions or declining collateral values. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to make adjustments to the allowance for loan losses based upon judgments that differ significantly from those of management.

Nonperforming Assets—Nonperforming assets can include loans that are past due 90 days or more and continue to accrue interest, loans on which interest is not being accrued, and foreclosed real estate.

Loans Past Due 90 Days or More, Nonaccruing, Impaired, or Restructured—The Bank’s policies related to when loans are placed on nonaccruing status conform to guidelines prescribed by bank regulatory authorities. Generally, the Bank suspends the accrual of interest on loans (i) that are maintained on a cash basis because of the deterioration of the financial condition of the borrower, (ii) for which payment in full of principal or interest is not expected (impaired loans), or (iii) on which principal or interest has been in default for a period of 90 days or more, unless the loan is both well secured and in the process of collection. Under the Bank’s cost recovery method, interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accruing status when all principal and interest amounts contractually due are brought current and concern no longer exists as to the future collectability of principal and interest, which is generally confirmed when the loan demonstrates performance for six consecutive months or payment cycles.

Restructured loans to borrowers who are experiencing financial difficulty, and on which the Bank has granted concessions that modify the terms of the loan are accounted for as troubled debt restructurings. These loans remain as troubled debt restructurings until the loan has been paid in full or charged off. The Bank may place these loans on accrual or nonaccrual status depending on the individual facts and circumstances of the borrower. Generally, these loans are put on nonaccrual status until there is adequate performance that evidences the ability of the borrower to make the contractual payments. This period of performance is normally at least six months, and may include performance immediately prior to or after the modification, depending on the specific facts and circumstances of the borrower.

Loan Charge-offs—The Bank charges off loan balances, in whole or in part, when available, verifiable, and documentable information confirms that specific loans, or portions of specific loans, are uncollectible or unrecoverable. For unsecured loans, losses are confirmed when it can be determined that the borrower, or any guarantors, are unwilling or unable to pay the amounts as agreed. When the borrower, or any guarantor, is unwilling or unable to pay the amounts as agreed on a loan secured by collateral and any recovery will be realized upon the sale of the collateral, the loan is deemed to be collateral dependent. Repayments or recoveries for collateral dependent loans are directly affected by the value of the collateral at liquidation. As such, loan repayment can be affected by factors that influence the amount recoverable, the timing of the recovery, or a combination of the two. Such factors include economic conditions that affect the markets in which the loan or its collateral is sold, bankruptcy, repossession and foreclosure laws, and consumer banking regulations. Losses are also confirmed when the loan, or a portion of the loan, is classified as loss resulting from loan reviews conducted by the Bank or its regulatory examiners.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

Charge-offs of loans in the commercial loan segment are recognized when the uncollectibility of the loan balance and the inability to recover sufficient value from the sale of any collateral securing the loan is confirmed. The uncollectibility of the loan balance is evidenced by the inability of the commercial borrower to generate cash flows sufficient to repay the loan as agreed causing the loan to become delinquent. For collateral dependent commercial loans, the Bank determines the net realizable value of the collateral based on appraisals, current market conditions, and estimated costs to sell the collateral. For collateral dependent commercial loans where the loan balance, including any accrued interest, net deferred fees or costs, and unamortized premiums or discounts, exceeds the net realizable value of the collateral securing the loan, the deficiency is identified as unrecoverable, is deemed to be a confirmed loss, and is charged off.

Charge-offs of loans in the retail consumer loan segment are generally confirmed and recognized in a manner similar to loans in the commercial loan segment. Secured retail consumer loans that are identified as uncollectible and are deemed to be collateral dependent are confirmed as loss to the extent the net realizable value of the collateral is insufficient to recover the loan balance. Consumer loans not secured by real estate that become 90 cumulative days past due are charged off to the extent that the fair value of any collateral, less estimated costs to sell the collateral, is insufficient to recover the loan balance. Consumer loans secured by residential real estate that become 120 days past due are charged off to the extent that the fair value of the residential real estate securing the loan, less estimated costs to sell the collateral, is insufficient to recover the loan balance. Loans to borrowers in bankruptcy are subject to modification by the bankruptcy court and are charged off to the extent that the fair value of any collateral securing the loan, less estimated costs to sell the collateral, is insufficient to recover the loan balance, unless the Bank expects repayment is likely to occur. Such loans are charged off within 60 days of the receipt of notification from a bankruptcy court or when the loans become 120 days past due, whichever is shorter.

Real Estate Owned—Real estate owned consists of real estate acquired as a result of customers’ loan defaults. Foreclosed real estate is stated at the lower of the related loan balance or the fair value of the property net of the estimated costs of disposal with a charge to the allowance for loan losses upon foreclosure. Any write-downs subsequent to foreclosure are charged against operating earnings. To the extent recoverable, costs relating to the development and improvement of property are capitalized, whereas those costs relating to holding the property are charged to expense.

Premises and Equipment—Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the 150% declining balance method and the straight-line method over the estimated useful lives which range from fifteen to forty years for buildings and three to ten years for furniture, fixtures, and equipment. Maintenance and repair costs are expensed as incurred.

Federal Home Loan Bank Stock—As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Due to the redemption provisions of the FHLB, the Bank estimated that fair value equals cost and that this investment was not impaired at December 31, 2011 (unaudited), June 30, 2011 and 2010.

Business Combinations—Effective July 1, 2009, the Bank adopted a new accounting standard which requires the acquisition method of accounting, formerly referred to as the purchase method, be used for all business combinations. An acquirer must be identified for each business combination, and the acquisition date is the date the acquirer achieves control. The acquisition method of accounting requires the Bank as acquirer to recognize the fair value of assets acquired and liabilities assumed at the acquisition date as well as recognize goodwill or a gain from a bargain purchase, if appropriate. In addition, the Bank recognizes the fair value of the acquired institution’s equity as a separate component to equity capital on the balance sheet as required for business combinations of mutual institutions. Any acquisition-related costs and restructuring costs are recognized as period expenses as incurred. Business combinations are discussed further in Note 2.

Purchased Performing Loans—The Bank accounts for performing loans acquired in business combinations using the contractual cash flows method of recognizing discount accretion based on the acquired loans’ contractual cash flows. Purchased performing loans are recorded are fair value, including a credit discount. The fair value discount is accreted as an adjustment to yield over the estimated lives of the loans. There is no allowance for loan losses established at the acquisition date for purchased performing loans. A provision for loan losses is recorded for any further deterioration in these loans subsequent to the combination.

Purchased Impaired Loans—Purchased loans acquired in a business combination are recorded at estimated fair value on the date of acquisition without the carryover of the related allowance for loan losses. Purchased impaired loans are accounted for under the Receivables topic of the Financial Accounting Standards Board Accounting Standards Codification when the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Bank will not collect all contractually required principal and interest payments. Evidence of credit quality deterioration as of the date of acquisition may include statistics such as past due and nonaccrual status. Purchased impaired loans generally meet the Bank’s definition of nonaccrual status. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference which is included in the carrying amount of the loans. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges, or a reversal of the nonaccretable difference with a positive impact on interest income over the remaining term of the loan. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

Additional Paid In Capital—Additional paid in capital consists of capital received from business combinations using the acquisition method of accounting for mutual institutions. See note 2 for a full description of these business combinations.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

Income Taxes—The Bank accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are not expected to be realized based upon available evidence.

The Bank recognizes interest and penalties accrued relative to unrecognized tax benefits in its respective federal or state income taxes accounts. As of December 31, 2011 (unaudited) and June 30, 2011, there were no accruals for uncertain tax positions and no accruals for interest and penalties. The Bank and its subsidiary file a consolidated United States federal income tax return, as well as separate unconsolidated North Carolina state income tax returns. The Bank’s filed income tax returns are no longer subject to examination by taxing authorities for years before June 30, 2008.

Comprehensive Income (Loss)—Comprehensive income consists of net income (loss) and net unrealized gains (losses) on securities available for sale and is presented in the consolidated statements of changes in equity capital.

Derivative Instruments and Hedging—The Bank recognizes all derivatives as either assets or liabilities in the balance sheet, and measures those instruments at fair value. Changes in the fair value of those derivatives are reported in current earnings or other comprehensive income depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting. Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments. The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). The Bank also enters into forward sales commitments for the mortgage loans underlying the rate lock commitments. The fair values of these two derivative financial instruments are collectively insignificant to the consolidated financial statements.

Use of Estimates in Financial Statements—The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications—Certain amounts in the 2010 consolidated financial statements have been reclassified to conform to the statement presentation for 2011. Such reclassifications have no effect on net income or retained earnings as previously reported.

Recent Accounting Pronouncements—In July 2010, the Financial Accounting Standards Board (FASB) issued an update to the accounting standards for Receivables, which requires additional disclosures about the credit quality of the Bank’s loans and its allowance for loan losses. The Bank adopted this change in accounting standard as of June 30, 2011 and has included these additional disclosures in the notes to the consolidated financial statements. Activity related to the adopted disclosures is effective beginning July 1, 2011. This change had no impact on the Bank’s financial condition or results of operation.

In January 2010, additional guidance was issued for the Fair Value Measurements and Disclosures standards and requires disclosures of significant transfers in and out of Levels 1 and 2 fair value measurements and the reasons for the transfers. Additionally, for fiscal years beginning after December 15, 2010, activity in Level 3 fair value measurements must also be disclosed and includes purchases, sales, issuances, and settlements. The adoption of the new accounting standard update did not impact the Bank’s consolidated financial statements.

Unaudited Interim Financial Statements—The consolidated financial statements as of December 31, 2011 and for the six months ended December 31, 2011 and 2010 were not audited. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the consolidated financial statements for the unaudited periods have been made. No adjustments were made other than normal recurring entries.

2.	Business Combinations

Effective October 1, 2010, the Bank completed a business combination with Cherryville Savings and Loan Association (Cherryville) of Cherryville, NC. Cherryville was a mutually-chartered savings bank operating one full service banking office in Gaston County, NC. This combination continued the Bank’s strategy to combine with other institutions to better respond to increasing regulatory burdens while preserving the value and culture of community banks. This business combination was accounted for under the acquisition method of accounting. The acquired assets, assumed liabilities, and identifiable intangible assets were recorded at their respective acquisition date fair values. The Bank recognized $8,313 as the fair value of Cherryville’s equity as a separate component to equity capital as required for business combinations of mutual institutions. In determining this fair value, both the market approach and the income approach were used and weighted as deemed appropriate for the valuation of a mutual institution. The fair value of Cherryville’s equity was less than the fair value of net assets due to its distinct characteristics as a mutual institution and current market conditions that had an overall negative impact on the valuation of financial institutions. As a result, the Bank recorded a gain of $5,844 which represented the excess of the net fair value of assets and liabilities over the fair value of Cherryville’s equity.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

The statement of net assets as of the effective date is presented in the following table.

As of October 1, 2010
Net assets acquired at fair value from the business combination with Cherryville:
Cash and cash equivalents	$8,190
Investment securities	31,817
Loans, net	59,037
Premises and equipment	760
Other assets	5,112
Core deposit intangible	40
Deposits	(86,460)
Other liabilities	(4,339)

Total identifiable net assets at fair value	14,157
Fair value of the equity of Cherryville	8,313

Gain on business combination	$5,844

The purchase accounting adjustments related to investments, loans, and deposits are being accreted or amortized into income using methods that approximate a level yield over their respective estimated lives. Purchase accounting adjustments related to core deposit intangibles are being amortized and recorded as noninterest expense over their respective estimated lives using accelerated methods.

The carrying amount of acquired loans from Cherryville as of October 1, 2010 consisted of purchased performing loans and purchased impaired loans as detailed in the following table:

	Purchased Performing Loans	Purchased Impaired Loans	Total Loans
One to four family loans	$44,813	$2,094	$46,907
Commercial real estate loans	7,433	55	7,488
Home equity lines of credit	3,130	202	3,332
Commercial loans	823	205	1,028
Consumer loans	282	—	282

Total	$56,481	$2,556	$59,037

The following table presents the purchased performing loans and purchased impaired loans receivable for Cherryville at October 1, 2010 (the combination date), June 30, 2011, and December 31, 2011 (unaudited). The amounts include principal only and do not reflect accrued interest as of the date of the acquisition or beyond:

	Purchased Performing Loans
	December 31, 2011 (Unaudited)	June 30, 2011	October 1, 2010
Contractually required principal payments receivable	$40,873	$44,987	56,445
Fair value adjustment for credit, interest rate, and liquidity	323	85	35

Fair value of purchased loans receivable	$41,196	$45,072	$56,480

	Purchased Impaired Loans
	December 31, 2011 (Unaudited)	June 30, 2011	October 1, 2010
Contractually required principal payments receivable	$2710	$2,812	2,992
Non-accretable fair value adjustment	(379)	(416)	(436)

Fair value of purchased loans receivable	$2,331	$2,396	$2,556

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

The amounts of Cherryville’s net interest income and net income included in the Bank’s consolidated income statement for the year ended June 30, 2011 and the net interest income and net income of the combined entity had the acquisition date been July 1, 2010, July 1, 2009, or July 1, 2008 are:

	Net Interest Income	Net Income/ (Loss)
Actual from October 1, 2010 to June 30, 2011	$39,415	$(15,780)
Supplemental pro forma from July 1, 2010 to June 30, 2011	52,168	(15,021)
Supplemental pro forma from July 1, 2009 to June 30, 2010	48,350	7,570
Supplemental pro forma from July 1, 2008 to June 30, 2009	44,663	4,221

Effective January 31, 2010, the Bank completed a business combination with Industrial Federal Savings Bank (Industrial) of Lexington, NC. Industrial was a mutually-chartered savings bank operating three full service banking offices in Davidson County, NC. This business combination was accounted for under the acquisition method of accounting. The acquired assets, assumed liabilities, and identifiable intangible assets were recorded at their respective acquisition date fair values. The Bank recognized $23,054 as the fair value of Industrial’s equity as a separate component to equity capital as required for business combinations of mutual institutions. In determining this fair value, both the market approach and the income approach were used and weighted as deemed appropriate for the valuation of a mutual institution. The fair value of Industrial’s equity was less than the fair value of net assets due to its distinct characteristics as a mutual institution and current market conditions that had an overall negative impact on the valuation of financial institutions. As a result, the Bank recorded a gain of $17,391. The statement of net assets as of the effective date is presented in the following table:

As of January 31, 2010
Net assets acquired at fair value from the business combination with Industrial:
Cash and cash equivalents	$22,815
Investment securities	53,237
Loans, net	88,810
Premises and equipment	2,189
Other assets	5,595
Core deposit intangible	570
Deposits	(129,049)
Other liabilities	(3,722)

Total identifiable net assets at fair value	40,445
Fair value of the equity of Industrial	23,054

Gain on business combination	$17,391

The purchase accounting adjustments related to investments, loans, and deposits are being accreted or amortized into income using methods that approximate a level yield over their respective estimated lives. Purchase accounting adjustments related to core deposit intangibles are being amortized and recorded as noninterest expense over their respective estimated lives using accelerated methods.

The carrying amount and fair value of acquired loans from Industrial as of January 31, 2010 consisted of the following:

	Purchased Performing Loans	Fair Value Adjustments	Fair Value of Purchased Performing Loans
One to four family loans	$87,273	$(1,617)	$85,656
Multifamily loans	1,179	4	1,183
Commercial real estate loans	856	7	863
Home equity lines of credit	468	36	504
Consumer loans	610	(6)	604

Total	$90,386	$(1,576)	$88,810

The remaining fair value adjustments for loans as of December 31, 2011, and June 30, 2011 and 2010 were $1,100 (unaudited), $1,229 and $1,512, respectively. The Bank did not purchase any material impaired loans related to this business combination with Industrial.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

3.	Securities Available for Sale

Securities available for sale consist of the following:

	December 31, 2011 (Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government Agencies	$10,183	$19	$(5)	$10,197
Residential Mortgage-backed Securities of U.S. Government Agencies and Government- Sponsored Enterprises	26,678	141	(25)	26,794

Total	$36,861	$160	$(30)	$36,991

	June 30, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government Agencies	$37,494	$31	$(121)	$37,404
Residential Mortgage-backed Securities of U.S. Government Agencies and Government- Sponsored Enterprises	21,534	131	(53)	21,612

Total	$59,028	$162	$(174)	$59,016

	June 30, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government Agencies	$21,288	$276	$(9)	$21,555
Residential Mortgage-backed Securities of U.S. Government Agencies and Government- Sponsored Enterprises	8,093	371	(15)	8,449
Mutual Funds	6,173	306	—	6,479

Total	$35,554	$953	$(24)	$36,483

Debt securities available for sale by contractual maturity are shown below. Mortgage-backed securities are not included in the maturity categories because they do not have a single maturity date.

	December 31, 2011 (Unaudited)
	Amortized Cost	Estimated Fair Value
Due within one year	$6,000	$6,001
Due after one year through five years	3,378	3,392
Due after five years through ten years	805	804
Due after ten years	—	—
Mortgage-backed securities	26,678	26,794

Total	$36,861	$36,991

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

	June 30, 2011
	Amortized Cost	Estimated Fair Value
Due within one year	$8,002	$8,003
Due after one year through five years	18,663	18,642
Due after five years through ten years	6,198	6,140
Due after ten years	4,631	4,619
Mortgage-backed securities	21,534	21,612

Total	$59,028	$59,016

Gross proceeds and gross realized gains and losses from sales of securities recognized in net income follow:

	(Unaudited) Six Months Ended December 31,		June 30,
	2011	2010	2011	2010	2009
Gross proceeds from sales of securities	$—	$8,555	$8,555	$24,916	$254
Gross realized gains from sales of securities	—	443	443	239	4
Gross realized losses from sales of securities	—	13	13	48	67

Securities available for sale with costs totaling $11,342 (unaudited), $10,081, and $10,265 (market value of $11,349 (unaudited), $10,103, and $10,752) at December 31, 2011, June 30, 2011, and June 30, 2010, respectively, were pledged as collateral to secure various public deposits and retail repurchase agreements.

The gross unrealized losses and the fair value for securities available for sale aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2011 and June 30, 2011 and 2010 are as follows:

	December 31, 2011 (Unaudited)
	Less than 12 Months		12 Months or More			Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses		Fair Value	Unrealized Losses
U.S. Government Agencies	$500	$(1)	$304	$(4	) $	804	$(5)
Residential Mortgage-backed Securities of U.S. Government Agencies and Government-Sponsored Enterprises	16,198	(25)	—	—		16,198	(25)

Total	$16,698	$(26)	$304	$(4	) $	17,002	$(30)

	June 30, 2011
	Less than 12 Months		12 Months or More			Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses		Fair Value	Unrealized Losses
U.S. Government Agencies	$20,304	$(121)	$—	$ — $		20,304	$(121)
Residential Mortgage-backed Securities of U.S. Government Agencies and Government-Sponsored Enterprises	10,278	(52)	63	(1)		10,341	(53)

Total	$30,582	$(173)	$63	$(1	) $	30,645	$(174)

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

	June 30, 2010
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government Agencies	$10,031	$(9)	$—	$—	$10,031	$(9)
Residential Mortgage-backed Securities of U.S. Government Agencies and Government-Sponsored Enterprises	686	(15)	—	—	686	(15)

Total	$10,717	$(24)	$—	$—	$10,717	$(24)

The total number of securities with unrealized losses at December 31, 2011, and June 30, 2011 and 2010 were 19 (unaudited), 71, and 31, respectively. Unrealized losses on securities have not been recognized in income because management has the intent and ability to hold the securities for the foreseeable future, and the decline in fair value is largely due to decreases in market interest rates. The Bank had no other than temporary impairment losses during the six month period ended December 31, 2011 (unaudited) or the years ended June 30, 2011, 2010, or 2009.

The Bank, as a member of the FHLB, is required to maintain an investment in FHLB capital stock. No ready market exists for the FHLB stock and the carrying value approximates its fair value based on the redemption provisions of the FHLB.

4.	Loans

Loans consist of the following:

	(Unaudited) December 31,	June 30,
	2011	2011	2010
Retail consumer loans:
One to four family	$628,485	$610,528	$509,464
Home equity lines of credit	150,145	156,720	157,050
Construction and land/lots	60,452	68,199	79,007
Consumer	4,073	4,265	3,769

Total retail consumer loans	843,155	839,712	749,290
Commercial loans:
Commercial real estate	249,297	269,449	270,272
Construction and development	57,293	79,458	127,054
Commercial and industrial	15,984	19,250	20,117
Municipal leases	120,979	122,921	123,099

Total commercial loans	443,553	491,078	540,542

Total loans	1,286,708	1,330,790	1,289,832
Less:
Allowance for loan and lease losses	(36,774)	(50,140)	(41,713)
Deferred loan fees, net	(2,241)	(2,713)	(2,998)
Discount on loans from business combination	(1,156)	(1,560)	(1,511)

Loans, net	$1,246,537	$1,276,377	$1,243,610

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

The Bank’s total loans by segment, class, and grade follow:

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
December 31, 2011 (unaudited)
Retail consumer loans:
One to four family	$563,110	$9,390	$50,901	$5,084	$—	$628,485
Home equity lines of credit	141,868	1,195	6,817	244	21	150,145
Construction and land/lots	54,320	1,211	3,822	1,086	13	60,452
Consumer	3,614	61	375	18	5	4,073
Commercial loans:
Commercial real estate	198,300	23,700	24,898	2,399	—	249,297
Construction and development	26,449	4,737	26,107	—	—	57,293
Commercial and industrial	11,238	1,053	3,536	157	—	15,984
Municipal leases	119,281	247	1,451	—	—	120,979

Total loans	$1,118,287	$41,594	$117,907	$8,988	$39	$1,286,708

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
June 30, 2011
Retail consumer loans:
One to four family	$546,232	$5,922	$58,328	$46	$—	$610,528
Home equity lines of credit	147,769	907	7,903	141	—	156,720
Construction and land/lots	60,040	814	7,345	—	—	68,199
Consumer	3,873	115	254	15	8	4,265
Commercial loans:
Commercial real estate	217,701	26,090	25,646	12	—	269,449
Construction and development	28,789	7,070	43,599	—	—	79,458
Commercial and industrial	15,240	1,017	2,836	157	—	19,250
Municipal leases	121,551	547	823	—	—	122,921

Total loans	$1,141,195	$42,482	$146,734	$371	$8	$1,330,790

The Bank’s total loans by segment, class, and delinquency status follows:

	Past Due			Current	Total Loans
	30-89 Days	90 Days +	Total
December 31, 2011 (unaudited)
Retail consumer loans:
One to four family	$11,904	$17,599	$29,503	$598,982	$628,485
Home equity lines of credit	978	2,573	3,551	146,594	150,145
Construction and land/lots	522	1,863	2,385	58,067	60,452
Consumer	54	23	77	3,996	4,073
Commercial loans:
Commercial real estate	4,727	6,656	11,383	237,914	249,297
Construction and development	3,567	11,457	15,024	42,269	57,293
Commercial and industrial	143	180	323	15,661	15,984
Municipal leases	147	—	147	120,832	120,979

Total loans	$22,042	$40,351	$62,393	$1,224,315	$1,286,708

	Past Due			Current	Total Loans
	30-89 Days	90 Days +	Total
June 30, 2011
Retail consumer loans:
One to four family	$13,569	$15,082	$28,651	$581,877	$610,528
Home equity lines of credit	824	1,984	2,808	153,912	156,720
Construction and land/lots	594	2,766	3,360	64,839	68,199
Consumer	4	22	26	4,239	4,265
Commercial loans:
Commercial real estate	2,594	8,045	10,639	258,810	269,449
Construction and development	1,511	15,788	17,299	62,159	79,458
Commercial and industrial	19	2	21	19,229	19,250
Municipal leases	—	474	474	122,447	122,921

Total loans	$19,115	$44,163	$63,278	$1,267,512	$1,330,790

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

The Bank’s recorded investment in loans, by segment and class, that are not accruing interest or are 90 days or more past due and still accruing interest follow:

	(Unaudited)
	December 31, 2011		June 30, 2011
	Nonaccruing	90 Days + & still accruing	Nonaccruing	90 Days + & still accruing
Retail consumer loans:
One to four family	$30,508	$—	$17,821	$—
Home equity lines of credit	4,286	—	2,536	—
Construction and land/lots	3,824	—	2,766	—
Consumer	65	—	23	—
Commercial loans:
Commercial real estate	15,462	—	8,197	—
Construction and development	24,027	—	16,620	—
Commercial and industrial	593	—	40	—
Municipal leases	—	—	474	—

Total loans	$78,765	$—	$48,477	$—

An analysis of the allowance for loan losses follows:

	(Unaudited)
	Six Months Ended
	December 31,		June 30,
	2011	2010	2011	2010	2009
Balance at beginning of period	$50,140	$41,713	$41,713	$24,996	$13,623
Provision for loan losses	9,100	15,100	42,800	38,600	15,000
Charge-offs	(23,360)	(18,306)	(35,330)	(22,120)	(3,652)
Recoveries	894	1,113	957	237	25

Balance at end of period	$36,774	$39,620	$50,140	$41,713	$24,996

An analysis of the allowance for loan losses by segment follows:

	(Unaudited)
	Six Months Ended
	December 31, 2011
	Retail Consumer	Commercial	Total
Balance at beginning of period	$23,511	$26,629	$50,140
Provision for loan losses	8,107	993	9,100
Charge-offs	(10,617)	(12,743)	(23,360)
Recoveries	155	739	894

Balance at end of period	$21,156	$15,618	$36,774

At December 31, 2011, the Bank revised its methodology for the allowance for loan losses to better reflect the risks within each loan class. These changes included dividing the land loan category previously used by the Bank into two classes: retail consumer construction and land/lots loans and commercial construction and development loans. These changes did not have a significant impact to the overall allowance for loan losses. In addition, the Bank changed its impairment methodology per regulatory guidance which increased its chargeoffs for the six months ended December 31, 2011 and decreased the allowance for loan losses for loans individually evaluated for impairment as of December 31, 2011.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

The Bank’s ending balances of loans and the related allowance, by segment and class, follows:

	Allowance for Loan Losses			Total Loans Receivable
	Loans individually evaluated for impairment	Loans Collectively Evaluated	Total	Loans individually evaluated for impairment	Loans Collectively Evaluated	Total
December 31, 2011 (unaudited)
Retail consumer loans:
One- to four-family	$1,635	$11,886	$13,521	$34,595	$593,890	$628,485
Home equity	308	3,562	3,870	3,799	146,346	150,145
Construction and land/lots	252	3,327	3,579	3,557	56,895	60,452
Consumer	38	148	186	23	4,050	4,073
Commercial loans:
Commercial real estate	673	7,469	8,142	18,281	231,016	249,297
Construction and development	1,575	4,144	5,719	21,129	36,164	57,293
Commercial and industrial	211	266	477	3,021	12,963	15,984
Municipal leases	—	1,280	1,280	—	120,979	120,979

Total	$4,692	$32,082	$36,774	$84,405	$1,202,303	$1,286,708

June 30, 2011
Retail consumer loans:
One- to four-family	$3,240	$10,868	$14,108	$29,319	$581,209	$610,528
Home equity	623	3,087	3,710	6,310	150,410	156,720
Construction and land/lots	1,489	4,018	5,507	4,842	63,357	68,199
Consumer	—	213	213	—	4,265	4,265
Commercial loans:
Commercial real estate	1,997	7,430	9,427	21,203	248,246	269,449
Construction and development	10,712	4,887	15,599	41,126	38,332	79,458
Commercial and industrial	176	277	453	2,823	16,427	19,250
Municipal leases	—	1,123	1,123	—	122,921	122,921

Total	$18,237	$31,903	$50,140	$105,623	$1,225,167	$1,330,790

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

The Bank’s impaired loans and the related allowance, by segment and class, follows:

	Total Impaired Loans
	With a Recorded Allowance	With No Recorded Allowance	Total	Related Recorded Allowance
December 31, 2011 (unaudited)
Retail consumer loans:
One to four family	$12,353	$24,897	$37,250	$1,728
Home equity lines of credit	1,304	3,324	4,628	350
Construction and land/lots	1,465	2,703	4,168	313
Consumer	64	1	65	43
Commercial loans:
Commercial real estate	7,549	11,037	18,586	709
Construction and development	13,370	11,581	24,951	1,946
Commercial and industrial	559	2,676	3,235	216
Municipal leases	388	—	388	5

Total impaired loans	$37,052	$56,219	$93,271	$5,310

June 30, 2011
Retail consumer loans:
One to four family	$28,467	$15,297	$43,764	$3,748
Home equity lines of credit	3,168	3,680	6,848	646
Construction and land/lots	4,662	2,199	6,861	1,733
Consumer	23	—	23	2
Commercial loans:
Commercial real estate	9,952	12,176	22,128	2,041
Construction and development	25,329	16,412	41,741	10,786
Commercial and industrial	278	2,564	2,842	176
Municipal leases	710	—	710	10

Total impaired loans	$72,589	$52,328	$124,917	$19,142

June 30, 2010
Total impaired loans:	$46,052	$48,355	$94,407	$15,802

The table above includes $8,866 (unaudited) and $19,294, of impaired loans that were not individually evaluated at December 31, 2011 and June 30, 2011, respectively, because these loans did not meet the Bank’s threshold for individual impairment evaluation. The recorded allowance above includes $618 (unaudited) and $905 related to these loans that were not individually evaluated at December 31, 2011 and June 30, 2011, respectively.

The Bank’s average recorded investment in impaired loans, period end unpaid principal balance and interest income recognized on impaired loans follows:

	December 31, 2011 (Unaudited)			June 30, 2011
	Average Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Average Recorded Investment	Unpaid Principal Balance	Interest Income Recognized
Retail consumer loans:
One to four family	$42,131	$40,099	$664	$30,292	$32,475	$1,070
Home equity lines of credit	5,653	6,796	94	6,460	7,551	184
Construction and land/lots	5,260	7,473	106	5,567	7,535	142
Consumer	15	10	—	—	—	—
Commercial loans:
Commercial real estate	21,123	25,869	449	23,965	29,150	964
Construction and development	32,803	44,726	468	50,623	61,519	1,307
Commercial and industrial	2,991	4,615	116	2,868	3,862	161
Municipal leases	627	—	—	—	—	—

Total loans	$110,603	$129,588	$1,897	$119,775	$142,092	$3,828

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

The Bank’s loans that were performing under the terms of troubled debt restructurings (TDRs) that were excluded from nonaccruing loans above follow:

	(Unaudited) December 31,	June 30,
	2011	2011	2010
Performing restructured loans included in impaired loans	$16,205	$49,379	$28,655

For the six months ended December 31, 2011, the following table presents a breakdown of the types of concessions made on TDRs by loan class:

	Six Months Ended December 31, 2011 (Unaudited)
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Below market interest rate:
Retail consumer:
One to four family	10	$2,562	$2,560
Home equity lines of credit	—	—	—
Construction and land/lots	—	—	—
Consumer	—	—	—
Commercial:
Commercial real estate	1	285	283
Construction and development	2	760	258
Commercial and industrial	—	—	—
Municipal leases	—	—	—

Total	13	$3,607	$3,101

Extended payment terms:
Retail consumer:
One to four family	8	$1,756	$1,622
Home equity lines of credit	2	73	72
Construction and land/lots	—	—	—
Consumer	—	—	—
Commercial:
Commercial real estate	2	323	323
Construction and development	—	—	—
Commercial and industrial	2	106	105
Municipal leases	—	—	—

Total	14	$2,258	$2,122

Other TDRs:
Retail consumer:
One to four family	7	$1,557	$1,528
Home equity lines of credit	1	35	35
Construction and land/lots	1	180	179
Consumer	—	—	—
Commercial:
Commercial real estate	1	443	443
Construction and development	3	1,175	1,175
Commercial and industrial	—	—	—
Municipal leases	—	—	—

Total	13	$3,390	$3,360

Total	40	$9,255	$8,583

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

The following table presents loans that were modified as TDRs within the previous 12 months and for which there was a payment default during the six months ended December 31, 2011.

	Six Months Ended December 31, 2011 (Unaudited)
	Number of Loans	Recorded Investment
Below market interest rate:
Retail consumer:
One to four family	2	$83
Home equity lines of credit	—	—
Construction and land/lots	—	—
Consumer	—	—
Commercial:
Commercial real estate	—	—
Construction and development	—	—
Commercial and industrial	—	—
Municipal leases	—	—

Total	2	$83

Extended payment terms:
Retail consumer:
One to four family	10	$841
Home equity lines of credit	—	—
Construction and land/lots	—	—
Consumer	—	—
Commercial:
Commercial real estate	2	800
Construction and development	2	347
Commercial and industrial	1	—
Municipal leases	—	—

Total	15	$1,988

Other TDRs:
Retail consumer:
One to four family	1	$61
Home equity lines of credit	—	—
Construction and land/lots	—	—
Consumer	—	—
Commercial:
Commercial real estate	1	443
Construction and development	2	—
Commercial and industrial	—	—
Municipal leases	—	—

Total	4	$504

Total	21	$2,575

Other TDRs include TDRs that have a below market interest rate and extended payment terms. The Bank does not typically forgive principal when restructuring troubled debt. In order to comply with the requirements of ASU 2011-02, the Bank reviewed modifications occurring since July 1, 2011 that were previously measured under the subtopic 450-20. From this review, no new TDRs were identified.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

5.	Premises and Equipment

Premises and equipment consist of the following:

	(Unaudited) December 31,	June 30,
	2011	2011	2010
Land	$5,848	$5,219	$5,188
Land held under capital lease	2,052	2,052	2,052
Office buildings	26,571	25,350	22,919
Furniture, fixtures and equipment	11,178	11,816	11,152

Total	45,649	44,437	41,311
Less accumulated depreciation	(22,204)	(22,031)	(19,869)

Premises and equipment, net	$23,445	$22,406	$21,442

6.	Accrued Interest Receivable

Accrued interest receivable consists of the following:

	(Unaudited)
	December 31,	June 30,
	2011	2011	2010
Loans	$6,604	$6,860	$7,085
Securities available for sale	57	160	211
Other	103	99	105

Total	$6,764	$7,119	$7,401

7.	Deposit Accounts

Deposit accounts consist of the following:

				Weighted Average Interest Rates
	(Unaudited)			(Unaudited)
	December 31,	June 30,		December 31,	June 30,
	2011	2011	2010	2011	2011	2010
Noninterest-bearing accounts	$51,592	$48,464	$37,344	0.00%	0.00%	0.00%
NOW accounts	163,008	155,500	142,823	0.21%	0.23%	0.39%
Money market accounts	255,025	247,010	195,820	0.59%	0.66%	1.04%
Savings accounts	74,036	75,921	65,219	0.50%	0.54%	0.83%
Certificates of deposit	701,252	737,690	848,343	1.24%	1.40%	1.93%

Total	$1,244,913	$1,264,585	$1,289,549	0.87%	1.00%	1.51%

Maturities of certificates of deposit are as follows:

	(Unaudited)
	December 31,	June 30,
	2011	2011
Within 1 year	$512,372	$544,068
1 year to 2 years	98,177	108,839
2 years to 3 years	31,084	29,947
3 years to 4 years	25,833	17,491
4 years to 5 years	33,786	37,345

Total	$701,252	$737,690

Certificates of deposit with balances of $100 or greater totaled $339,127 (unaudited), $378,968, and $450,926 at December 31, 2011, June 30, 2011 and 2010, respectively. Generally, deposit amounts in excess of $250,000 are not federally insured.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

Interest expense on deposits consists of the following:

	(Unaudited)
	Six Months Ended
	December 31,		June 30,
	2011	2010	2011	2010	2009
NOW accounts	$161	$261	$457	$546	$515
Money market accounts	792	954	1,852	2,194	2,340
Savings accounts	195	274	508	462	654
Certificates of deposit	4,591	6,949	11,981	16,419	20,491

Total	$5,739	$8,438	$14,798	$19,621	$24,000

In December 2010, the Bank incurred a loss of approximately $4,500 related to a check kiting scheme by one of its customers. This loss is included in other expense on the consolidated statements of income for December 31, 2010 (unaudited) and June 30, 2011.

8.	Other borrowings

Other borrowings consist of the following:

	(Unaudited)		June 30,
	December 31, 2011		2011		2010
	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Advances from the Federal Home Loan Bank of Atlanta (FHLB) maturing:
Within one year	$75,000	0.14%	$113,000	0.15%	$25,000	5.96%
One year to five years	11,083	5.99%	11,085	5.99%	64,090	4.53%
Five to ten years	15,000	4.96%	15,000	4.96%	26,000	5.41%
Retail repurchase agreements	7,133	0.43%	6,193	0.43%	7,109	0.98%

Total	$108,216	1.42%	$145,278	1.11%	$122,199	4.80%

All FHLB advances have fixed rates for the remaining term. All other borrowings have variable interest rates. $15,000 of FHLB advances are subject to calls at par at the option of the FHLB.

Securities available for sale with costs totaling $9,633 (unaudited) and $8,553 (market value of $9,632 (unaudited) and $8,602) were pledged as collateral for the retail repurchase agreements at December 31, 2011 and June 30, 2011. All qualifying first mortgage loans, home equity lines of credit, and FHLB Stock were pledged as collateral to secure the FHLB advances.

In June 2011, the Bank prepaid $64,000 of FHLB advances with maturity dates between July 2012 and July 2014 and a weighted average interest rate of 4.47%. The Bank incurred a prepayment penalty of $3,988 which is disclosed in the consolidated statements of income.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

9.	Capital lease obligations

The Bank currently leases land for one of its retail office locations under a capital lease. Leases that meet the criteria for capitalization are recorded as assets and the related obligations are reflected as capital lease obligations on the accompanying balance sheets, because the lease has been deemed to have a bargain purchase option. Included in premises and equipment at December 31, 2011 and June 30, 2011 and 2010 is $2,052 as the capitalized cost of the leased land.

Aggregate future minimum lease payments due under this capital lease obligation are as follows:

	(Unaudited)
Fiscal year ending:	December 31, 2011	June 30, 2011
2012	$56	$112
2013	112	112
2014	122	122
2015	123	123
2016-2029	3,175	3,175

Total minimum lease payments	3,588	3,644
Less: amount representing interest	(1,561)	(1,613)

Present value of net minimum lease payments	$2,027	$2,031

10.	Income Taxes

Income tax expense (benefit) consists of:

	(Unaudited)
	Six Months Ended
	December 31,		Year Ended June 30,
	2011	2010	2011	2010	2009
Current:
Federal	$7	$(619)	$(1,619)	$(4,410)	$1,473
State	—	12	51	62	335

Total current expense (benefit)	7	(607)	(1,568)	(4,348)	1,808

Deferred:
Federal	(247)	(2,327)	(9,664)	(11,238)	(2,443)
State	43	(666)	(2,031)	(1,991)	(589)

Total deferred benefit	(204)	(2,993)	(11,695)	(13,229)	(3,032)

Total income tax benefit	$(197)	$(3,600)	$(13,263)	$(17,577)	$(1,224)

Income tax benefit differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income from continuing operations before income taxes as a result of the following:

	(Unaudited) Six Months Ended December 31,				Year Ended June 30,
	2011		2010		2011		2010		2009
	$	Rate	$	Rate	$	Rate	$	Rate	$	Rate
Tax at federal income tax rate	$316	34%	$(765)	34%	$(9,520)	34%	$(3,582)	34%	$755	34%
Increase (decrease) resulting from:
Tax exempt income	(1,067)	(115)	(960)	43	(2,049)	7	(2,051)	20	(1,843)	(83)
Gain from business combination	—	—	(1,987)	88	(1,987)	7	(5,913)	56	—	—
Change in valuation allowance for deferred tax assets, allocated to income tax expense	387	42	—	—	2,028	(7)	(4,758)	45	168	8
State tax, net of federal benefit	28	3	(432)	19	(1,306)	5	(1,273)	12	(166)	(8)
Other	139	15	544	(24)	(429)	1	—	—	(138)	(6)

Total	$(197)	(21)%	$(3,600)	160%	$(13,263)	47%	$(17,577)	167%	$(1,224)	(55)%

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

The sources and tax effects of temporary differences that give rise to significant portions of the deferred tax assets (liabilities) at December 31, 2011, June 30, 2011 and 2010 are presented below:

	(Unaudited) December 31,	June 30,
	2011	2011	2010
Deferred tax assets:
Alternative minimum tax credit	$3,422	$3,481	$1,048
Allowance for loan losses	13,917	18,996	15,794
Deferred compensation and post-retirement benefits	17,017	17,066	15,913
Accrued vacation and sick leave	607	578	561
Impairments on real estate owned	1,247	1,145	100
Other than temporary impairment on securities	—	—	969
Capital loss carryforward	1,165	899	121
Net operating loss carryforward	15,502	10,529	1,504
Discount from business combination	596	771	315
Other	875	454	634

Total gross deferred tax assets	54,348	53,919	36,959
Less valuation allowance	(2,929)	(2,542)	(514)

Deferred tax assets	51,419	51,377	36,445

Deferred tax (liabilities):
Depreciable basis of fixed assets	(1,281)	(1,425)	(694)
Deferred loan fees	(555)	(541)	(523)
FHLB stock, book basis in excess of tax	(777)	(777)	(777)
Unrealized gain on securities available for sale	(44)	—	(316)
Other	(178)	(145)	(95)

Total gross deferred tax liabilities	(2,835)	(2,888)	(2,405)

Net deferred tax assets	$48,584	$48,489	$34,040

The Bank has net operating loss carryforwards of $39.7 million (unaudited) and $26.1 million as of December 31, 2011 and June 30, 2011, respectively, with a recorded tax benefit of $15.5 million (unaudited) and $10.5 million included in deferred tax assets. These loss carryforwards will expire for federal tax purposes as of June 30, 2031.

The valuation allowance for deferred tax assets as of December 31, 2011, June 30, 2011 and 2010 was $2,929 (unaudited), $2,542, and $514, respectively. The net change in the total valuation allowance for December 31, 2011, June 30, 2011 and 2010 was $387 (unaudited), $2,028, and ($4,758), respectively, which relates primarily to changes in the estimates of the ability to realize net deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Bank will need to generate future taxable income prior to the expiration of the deferred tax assets governed by the tax code. Based upon the level of historical taxable income and projections for future taxable income and tax planning strategies over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Bank will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2011 and June 30, 2011. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if negative trends occur with credit quality and earnings estimates during the carryforward period.

Retained earnings at December 31, 2011, June 30, 2011 and 2010 include $19,570, $19,570, and $18,850, respectively, representing pre-1988 tax bad debt reserve base year amounts for which no deferred tax liability has been provided since these reserves are not expected to reverse and may never reverse. Circumstances that would require an accrual of a portion or all of this unrecorded tax liability are a failure to meet the definition of a bank, dividend payments in excess of current year or accumulated earnings and profits, or other distributions in dissolution or liquidation of the Bank.

Income tax returns subsequent to 2007 are subject to examination by the taxing authorities.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

11.	Employee Benefit Plans

The Bank has a 401(k) savings/profit-sharing plan for its employees. The Bank matches employee contributions dollar for dollar up to 6% of each employee’s compensation. The Bank may also make discretionary profit sharing contributions for the benefit of all eligible participants as long as total contributions do not exceed applicable limitations. Employees become fully vested in the Bank’s contributions after six years of service. The Bank’s expense for 401(k) contributions to this plan was $20 (unaudited), $150 (unaudited), $450, $200, and $475 for the six months ended December 31, 2011 and 2010, and the years ended June 30, 2011, 2010, and 2009, respectively.

Post-retirement health care benefits are provided to certain key officers under the Bank’s Executive Medical Care Plan (“EMCP”). The EMCP is unfunded and is not qualified under the Internal Revenue Code. Plan expense (benefit) for the six months ended December 31, 2011 and 2010, and the years ended June 30, 2011, 2010, and 2009 was $118 (unaudited), $402 (unaudited), ($766), $608, and $156, respectively. The decrease in expense for 2011 was due to a change in the cost estimate of the rate of increase of future medical care premiums for certain participants in the plan. Total accrued expenses related to this plan included in other liabilities were $4,832 (unaudited), $4,755 and $5,610, respectively, as of December 31, 2011, June 30, 2011 and 2010.

As part of the business combination discussed in Note 2, the Cherryville Federal Savings and Loan Employees’ Pension Plan was terminated effective December 31, 2010. At that date, total assets in this plan were $981 which equaled the lump sum benefits to be paid to participants. Distribution of these benefits was made in December 2011.

12.	Deferred Compensation Agreements

The Bank’s Director Emeritus Plans (“Plans”) provides certain benefits to future Emeritus Directors for providing current advisory services to the Bank. The Plans are unfunded and are not qualified under the Internal Revenue Code. Plan benefits vary by participant and are payable to a designated beneficiary in the event of death. The Bank records an expense based on the present value of expected future benefits. The Plans were revised during 2011 and 2010 to add new participants and change future benefits. These revisions were approved by the Board of Directors. Plan expenses for the six months ended December 31, 2011 and 2010, and the years ended June 30, 2011, 2010, and 2009 were $276 (unaudited), $1,960 (unaudited), $2,369, $5,108, and $190, respectively. Total accrued expenses related to this plan included in other liabilities were $11,714 (unaudited), $11,731, and $9,957, respectively, as of December 31, 2011, June 30, 2011 and 2010.

The Bank has deferred compensation agreements with certain members of the Bank’s Board of Directors. The future payments related to these agreements are to be funded with life insurance contracts which are payable to the Bank in the event of the director’s death. For the six months ended December 31, 2011 and 2010, and the years ended June 30, 2011, 2010, and 2009, deferred compensation expense including the net cost of the insurance contracts was $1 (unaudited), ($32) (unaudited), $43, $250, and $22, respectively.

The net cash surrender value of the related life insurance policies and deferred compensation liability are detailed below:

	(Unaudited)
	December 31,	June 30,
	2011	2011	2010
Net cash surrender value of life insurance, included in other assets	$6,254	$6,123	$5,286
Deferred compensation liability, included in other liabilities	2,011	2,103	1,645

Long term deferred compensation and supplemental retirement plans are provided to certain key current and former officers. These plans are unfunded and are not qualified under the Internal Revenue Code. The benefits will vary by participant and are payable to a designated beneficiary in the event of death. These plans were revised during 2011 and 2010 to add new participants and change future benefits. These revisions were approved by the Board of Directors. Plan expenses for the six months ended December 31, 2011 and 2010, and the years ended June 30, 2011, 2010, and 2009 were $793 (unaudited), $1,344 (unaudited), $1,681, $3,608, and $604, respectively. Total accrued expenses related to these plans included in other liabilities were $20,379 (unaudited), $19,931 and $19,046 respectively, as of December 31, 2011, June 30, 2011 and 2010.

In addition, the Bank has a deferred compensation plan provided to certain officers and directors. The plan allows the participants to defer any of their annual compensation, including bonus payments, up to the maximum allowed for each participant. The plan is unfunded and is not qualified under the Internal Revenue Code. Plan expenses for the six months ended December 31, 2011 and 2010, and the years ended June 30, 2011, 2010, and 2009 were $129 (unaudited), $126 (unaudited), $254, $257, and $260, respectively. The total deferred compensation plan payable included in other liabilities was $5,492 (unaudited), $5,369, and $5,047 respectively, as of December 31, 2011, June 30, 2011 and 2010.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

13.	Commitments and Contingencies

Loan Commitments – Legally binding commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In the normal course of business, there are various outstanding commitments to extend credit that are not reflected in the consolidated financial statements. At December 31, 2011 and June 30, 2011, respectively, loan commitments (excluding $14,649 (unaudited) and $22,518 of undisbursed portions of construction loans) totaled $43,565 (unaudited) and $45,074 of which $7,489 (unaudited) and $13,625 were variable rate commitments and $36,075 (unaudited) and $31,449 were fixed rate commitments. The fixed rate loans had interest rates ranging from 3.28% (unaudited) to 5.00% (unaudited) at December 31, 2011 and 3.59% to 5.75% at June 30, 2011, and terms ranging from 6 to 30 years. Pre-approved but unused lines of credit (principally second mortgage home equity loans and overdraft protection loans) totaled $160,820 (unaudited) and $173,164. These amounts represent the Bank’s exposure to credit risk, and in the opinion of management have no more than the normal lending risk that the Bank commits to its borrowers. The Bank has freestanding derivative instruments consisting of commitments to originate fixed rate conforming loans and commitments to sell fixed rate conforming loans. The fair value of these commitments was not material at December 31, 2011 (unaudited) or June 30, 2011.

The Bank grants construction and permanent loans collateralized primarily by residential and commercial real estate to customers throughout its primary market area. In addition, the Bank grants municipal leases to customers throughout North and South Carolina. The Bank’s loan portfolio can be affected by the general economic conditions within these market areas. Management believes that the Bank has no concentration of credit in the loan portfolio.

Restrictions on Cash – The Bank is required by regulation to maintain a varying cash reserve balance with the Federal Reserve System. The daily average calculated cash reserve required as of December 31, 2011, June 30, 2011 and 2010 was $589 (unaudited), $8,492, and $5,120, respectively, which was satisfied by vault cash and balances held at the Federal Reserve.

Guarantees – Standby letters of credit obligate the Bank to meet certain financial obligations of its customers, if, under the contractual terms of the agreement, the customers are unable to do so. The financial standby letters of credit issued by the Bank are irrevocable and payment is only guaranteed upon the borrower’s failure to perform its obligations to the beneficiary. Total commitments under standby letters of credit as of December 31, 2011 and June 30, 2011 were $786 (unaudited) and $1,301. The Bank has recorded a $375 liability for the current carrying amount of the obligation to perform as guarantor at June 30, 2011. There was no liability recorded for these letters of credit at December 31, 2011.

Litigation – The Bank is involved in legal actions in the normal course of business. Management, based on advice of counsel, does not expect significant losses from current litigation that would be significant to the financial condition of the Bank.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

14.	Capital

To be categorized as well capitalized, the Bank must maintain various minimum capital ratios established by banking regulators. In February 2012, the Bank’s primary regulator, the Office of the Comptroller of the Currency (“OCC”), issued an Individual Minimum Capital Requirement (“IMCR”) to the Bank which requires the Bank to maintain a Tier I (leverage) capital to adjusted total assets ratio of at least 7.50% and a total risk-based capital to risk-weighted assets ratio of at least 11.50%. Failure of the Bank to maintain these minimum capital ratios may be deemed by the OCC to constitute an unsafe and unsound banking practice and could subject the Bank to additional regulatory action. As of December 31, 2011 (unaudited), the Bank met all the requirements of the IMCR. In addition, as of December 31, 2011 (unaudited) and June 30, 2011, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s capital ratios as of December 31, 2011 (unaudited) and June 30, 2011 and 2010, are presented below:

	Actual		To Be Well Capitalized Under Prompt Corrective Action Provisions		Individual Minimum Capital Requirement
(unaudited)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011:
Tier I Capital (to Total Adjusted Assets)	$119,265	7.80%	$76,445	5.00%	$114,668	7.50%
Tier I Capital (to Risk-weighted Assets)	$119,265	10.35%	$69,170	6.00%	—	—%
Total Risk-based Capital (to Risk-weighted Assets)	$133,894	11.61%	$115,283	10.00%	$132,576	11.50%
As of June 30, 2011:
Tier I Capital (to Total Adjusted Assets)	$134,884	8.40%	$80,244	5.00%
Tier I Capital (to Risk-weighted Assets)	$134,884	11.19%	$72,345	6.00%
Total Risk-based Capital (to Risk-weighted Assets)	$150,148	12.45%	$120,574	10.00%
As of June 30, 2010:
Tier I Capital (to Total Adjusted Assets)	$153,411	9.47%	$80,970	5.00%
Tier I Capital (to Risk-weighted Assets)	$153,411	12.45%	$73,925	6.00%
Total Risk-based Capital (to Risk-weighted Assets)	$168,918	13.71%	$123,208	10.00%

A reconciliation of total equity capital under US GAAP and regulatory capital amounts follows:

	(Unaudited) December 31, 2011	June 30, 2011	2010
Total equity capital under US GAAP	$168,990	$167,769	$174,815
Accumulated other comprehensive (income) loss, net of tax	(86)	8	(614)
Investment in nonincludable subsidiary	(794)	(738)	(1,245)
Disallowed deferred tax assets	(48,584)	(31,819)	(19,250)
Other	(261)	(336)	(295)

Tier I Capital	119,265	134,884	153,411
Allowable portion of allowance for loan losses	14,629	15,264	15,507

Total Risk-based Capital	$133,894	$150,148	$168,918

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

15.	Fair Value of Financial Instruments

The Bank utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

The Bank groups assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1:	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2:	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3:	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets recorded at fair value. The Bank does not have any liabilities recorded at fair value.

Investment Securities Available for Sale

Securities available for sale are valued on a recurring basis at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted prices of comparable securities. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange or U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities and debentures issued by government sponsored enterprises, municipal bonds, and corporate debt securities.

Loans

The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, the fair value is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. The Bank reviews all impaired loans each quarter to determine if an allowance is necessary. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.

At December 31, 2011, June 30, 2011 and 2010, most of the total impaired loans were evaluated based on the fair value of the collateral. For these collateral dependent impaired loans, the Bank obtains updated appraisals at least annually. These appraisals are reviewed for appropriateness and then discounted for estimated closing costs to determine if an allowance is necessary. As part of the quarterly review of impaired loans, the Bank reviews these appraisals to determine if any additional discounts to the fair value are necessary. If a current appraisal is not obtained, the Bank determines whether a discount is needed to the value from the original appraisal based on the decline in value of similar properties with recent appraisals. Impaired loans where an allowance is established require classification in the fair value hierarchy. The Bank records all impaired loans with an allowance as nonrecurring Level 3.

Real Estate Owned

Real estate owned is considered held for sale and is adjusted to fair value less estimated selling costs upon transfer of the loan to foreclosed assets. Fair value is based upon independent market prices, appraised value of the collateral or management’s estimation of the value of the collateral. The Bank considers all real estate owned carried at fair value as nonrecurring Level 3.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

The following table presents financial assets measured at fair value on a recurring basis:

	Six Months Ended December 31, 2011 (Unaudited)
Description	Total	Level 1	Level 2	Level 3
U.S Government Agencies	$10,197	$—	$10,197	$—
Residential Mortgage-backed Securities of U.S. Government Agencies and Government sponsored Enterprises	26,794	—	26,794	—

Total	$36,991	$—	$36,991	$—

	June 30, 2011
Description	Total	Level 1	Level 2	Level 3
U.S Government Agencies	$37,404	$—	$37,404	$—
Residential Mortgage-backed Securities of U.S. Government Agencies and Government sponsored Enterprises	21,612	—	21,612	—

Total	$59,016	$—	$59,016	$—

	June 30, 2010
Description	Total	Level 1	Level 2	Level 3
U.S Government Agencies	$21,555	$—	$21,555	$—
Residential Mortgage-backed Securities of U.S. Government Agencies and Government sponsored Enterprises	8,449	—	8,449	—
Mutual Funds	6,479	6,479	—	—

Total	$36,483	$6,479	$30,004	$—

The following table presents financial assets measured at fair value on a non-recurring basis:

	Six Months Ended December 31, 2011 (Unaudited)
Description	Total	Level 1	Level 2	Level 3
Impaired loans	$23,494	$—	$—	$23,494
Foreclosed real estate	10,677	—	—	10,677

Total	$34,171	$—	$—	$34,171

	June 30, 2011
Description	Total	Level 1	Level 2	Level 3
Impaired loans	$34,091	$—	$—	$34,091
Foreclosed real estate	13,188	—	—	13,188

Total	$47,279	$—	$—	$47,279

	June 30, 2010
Description	Total	Level 1	Level 2	Level 3
Impaired loans	$30,250	$—	$—	$30,250
Foreclosed real estate	15,733	—	—	15,733

Total	$45,983	$—	$—	$45,983

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

The stated carrying value and estimated fair value amounts of financial instruments as of December 31, 2011, June 30, 2011 and 2010, are summarized below:

	(unaudited) December 31, 2011		June 30, 2011		June 30, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
Cash and interest-bearing deposits	$22,971	$22,971	$34,671	$34,671	$116,830	$116,830
Certificates of deposit in other banks	109,955	109,955	118,846	118,846	99,140	99,140
Securities available for sale	36,991	36,991	59,016	59,016	36,483	36,483
Loans, net and loans held for sale	1,264,744	1,248,724	1,280,947	1,267,675	1,250,370	1,244,075
Federal Home Loan Bank stock	7,603	7,603	9,630	9,630	10,790	10,790
Accrued interest receivable	6,764	6,764	7,119	7,119	7,401	7,401
Noninterest-bearing and NOW deposits	214,600	214,600	203,964	203,964	180,167	180,167
Money market accounts	255,025	255,025	247,010	247,010	195,820	195,820
Savings accounts	74,036	74,036	75,921	75,921	65,219	65,219
Certificates of deposit	701,252	717,203	737,690	751,100	848,343	862,327
Other borrowings	108,216	114,460	145,278	152,141	122,199	135,688
Accrued interest payable	318	318	446	446	1,092	1,092

The Bank had off-balance sheet financial commitments, which include approximately $219,034 (unaudited) and $240,756 of commitments to originate loans, undisbursed portions of interim construction loans, and unused lines of credit at December 31, 2011 and June 30, 2011 (see Note 13). Since these commitments are based on current rates, the carrying amount approximates the fair value.

Estimated fair values were determined using the following methods and assumptions:

Cash and interest-bearing deposits – The stated amounts approximate fair values as maturities are less than 90 days.

Certificates of deposit in other banks – The stated amounts approximate fair values.

Securities available for sale and investment securities – Fair values are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans, net – Fair values for loans are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using current market interest rates for loans with similar terms and credit quality. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity. Both the carrying value and estimated fair value amounts are shown net of the allowance for loan losses.

Federal Home Loan Bank Stock – No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, cost is deemed to be a reasonable estimate of fair value.

Deposits – Fair values for demand deposits, money market accounts, and savings accounts are the amounts payable on demand as of December 31, 2011, June 30, 2011 and 2010. The fair value of certificates of deposit is estimated by discounting the contractual cash flows using current market interest rates for accounts with similar maturities.

Other borrowings – The fair value of advances from the Federal Home Loan Bank is estimated based on current rates for borrowings with similar terms. Fair values for retail repurchase agreements are the amounts payable as of December 31, 2011, June 30, 2011 and 2010.

Accrued interest receivable and payable – The stated amounts of accrued interest receivable and payable approximate the fair value.

Limitations – Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, a significant asset not considered a financial asset is premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

HOMETRUST BANK AND SUBSIDIARY

Notes to Consolidated Financial Statements

Six Months Ended December 31, 2011 and 2010 (Unaudited)

and Years Ended June 30, 2011, 2010 and 2009

(Dollar amounts in thousands)

16.	Plan of Conversion and Change in Corporate Form

On December 22, 2011, the Board of Directors of the Bank adopted a plan of conversion (“Plan”). The Plan is subject to the approval of the OCC, and the Board of Governors of the Federal Reserve System, and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. The Plan sets forth that the Bank proposes to convert into a stock savings bank structure with the establishment of a stock holding company, HomeTrust Bancshares, Inc. (the “Company”), as parent of the Bank. The Bank will convert to the stock form of ownership, followed by the issuance of all of the Bank’s outstanding stock to the Company. Pursuant to the Plan, the Bank will determine the total offering value and number of shares of common stock based upon a valuation by an independent appraiser. The stock will be priced at $10.00 per share. The Bank’s Board of Directors will adopt an employee stock ownership plan (ESOP) which will subscribe 5% of the common stock sold in the offering. The Company is being organized as a corporation incorporated under the laws of the State of Maryland and will own all of the outstanding common stock of the Bank upon completion of the conversion.

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. The Bank has $128 (unaudited) and $0 in incurred and deferred conversion costs as of December 31, 2011 and June 30, 2011, respectively. The transaction is subject to approval by regulatory authorities and members of the Bank. At the completion of the conversion to stock form, the Bank will establish a liquidation account in the amount of retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefits of eligible savings account holders who maintain deposit accounts in the Bank after conversion.

The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of HomeTrust Bank or HomeTrust Bancshares may change after the date of this prospectus; delivery of this document and the sales of shares made hereunder does not mean otherwise.

[LOGO FOR HOLDING COMPANY]

HOMETRUST BANCSHARES, INC.

(Proposed Holding Company for HomeTrust Bank)

18,400,000 SHARES OF COMMON STOCK

(Subject to increase to up to 21,160,000 shares)

PROSPECTUS

KEEFE, BRUYETTE & WOODS

            , 2012

Dealer Prospectus Delivery Obligation

Until the later of                     , 2012 or 90 days after the commencement of the public offering, if any, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.

Registrant’s Counsel Fees and Expenses	$665,000
Registrant’s Accounting Fees and Expenses	160,000
Appraisal Fees and Expenses	105,000
Business Plan Preparation Fees and Expenses	50,000
Conversion Agent and Data Processing Fees	150,000
Selling Agent Fees (Including Legal Fees and Expenses) (1)	5,384,000
Printing, EDGAR, Postage and Mailing	358,500
Filing Fees (FINRA, Nasdaq, SEC and OCC)	145,500
Blue Sky Fees	15,000
Transfer Agent and Registrar Fees and Expenses	40,000
Other	3,000

TOTAL	$7,076,000	(2)

(1)

HomeTrust Bancshares, Inc. has retained Keefe, Bruyette and Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings, and to serve as records management agent in connection with the conversion and offering. Fees are estimated at the maximum, as adjusted, of the offering range, assuming 50% of the shares are sold in the Subscription and Community Offering (including approximately 7.3% to directors, executive officers and tax-qualified employee benefit plans) and the remaining 50% of the shares are sold in the Syndicated Offering.

(2)	Amount assumes completing of the offering.

Item 14. Indemnification of Directors and Officers

Articles 12 and 13 of the Articles of Incorporation of HomeTrust Bancshares, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such and under which directors and officers of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages:

ARTICLE 12. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a

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defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 12 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Charter, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

ARTICLE 13. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Item 15. Recent Sales of Unregistered Securities

Not Applicable.

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Item 16. Exhibits and Financial Statement Schedules

(a) List of Exhibits: See the Exhibit Index filed as part of this Registration Statement.

(b) Financial Statement Schedules: No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Asheville, State of North Carolina, on May 14, 2012.

HOMETRUST BANCSHARES, INC.

By:	/s/ F. Edward Broadwell, Jr.
F. Edward Broadwell, Jr., Chairman and Chief Executive Officer (Duly Authorized Representative)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints F. Edward Broadwell, Jr., his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By: /s/ F. .Edward Broadwell, Jr.	Date: May 14, 2012
F. Edward Broadwell, Jr., Chairman and Chief Executive Officer (Principal Executive Officer)

By: /s/ Dana L. Stonestreet	Date: May 14, 2012
Dana L. Stonestreet, Director, President and Chief Operating Officer

By: /s/ H. Stanford Allen	Date: May 14, 2012
H. Stanford Allen, Director, Senior Vice President and Partner President for Cherryville Federal Bank Division

By: /s/ Sidney A. Biesecker	Date: May 14, 2012
Sidney A. Biesecker, Director, Senior Vice President and Partner President for Industrial Federal Bank Division

By: /s/ Franklin V. Beam	Date: May 14, 2012
Franklin V. Beam, Director

By: /s/ William T. Flynt	Date: May 14, 2012
William T. Flynt, Director

By: /s/ J. Steven Goforth	Date: May 14, 2012
J. Steven Goforth, Director

By: /s/ Craig C. Koontz	Date: May 14, 2012
Craig C. Koontz, Director

By: /s/ Larry S. McDevitt	Date: May 14, 2012
Larry S. McDevitt, Director

By: /s/ F. K. McFarland, III	Date: May 14, 2012
F.K. McFarland, III, Director

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By: /s/ Robert E. Shepherd, Sr.	Date: May 14, 2012
Robert E. Shepherd, Sr., Director

By: /s/ Peggy C. Melville	Date: May 14, 2012
Peggy C. Melville, Director

By: /s/ Tony J. VunCannon	Date: May 14, 2012
Tony J. VunCannon, Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

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EXHIBIT INDEX

Exhibit Number	Document
1.1	Engagement Letters with Keefe, Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement*

2.0	Amended Plan of Conversion*

3.1	Articles of Incorporation of HomeTrust Bancshares, Inc.*

3.2	Bylaws of HomeTrust Bancshares, Inc.*

4.0	Form of Common Stock Certificate of HomeTrust Bancshares, Inc.*

5.0	Opinion of Silver, Freedman & Taff, L.L.P. regarding the legality of the shares being registered*

8.1	Opinion of Silver, Freedman & Taff, L.L.P. regarding federal tax matters*

8.2	Opinion regarding state tax matters*

10.1	Proposed form of Employment Agreement to be entered into between HomeTrust Bancshares, Inc. and F. Edward Broadwell, Jr. *

10.2	Proposed form of Employment Agreement to be entered into between HomeTrust Bancshares, Inc. and Dana L. Stonestreet*

10.3	Proposed form of Employment Agreement to be entered into between HomeTrust Bancshares, Inc. and each of Tony C. VunCannon, Howard L. Sellinger and Charles I. Abbitt, Jr.*

10.4	Employment Agreement between HomeTrust Bank and Sidney A. Biesecker*

10.5	Employment Agreement between HomeTrust Bank and Stan Allen*

10.6	HomeTrust Bank Executive Supplemental Retirement Income Master Agreement (“SERP”)*

10.6A	SERP Joinder Agreement for F. Edward Broadwell, Jr.*

10.6B	SERP Joinder Agreement for Dana L. Stonestreet*

10.6C	SERP Joinder Agreement for Tony C. VunCannon*

10.6D	SERP Joinder Agreement for Howard L. Sellinger*

10.6E	SERP Joinder Agreement for Stan Allen*

10.6F	SERP Joinder Agreement for Sidney A. Biesecker*

10.6G	SERP Joinder Agreement for Peggy C. Melville*

10.6H	SERP Joinder Agreement for William T. Flynt*

10.6I	Amended Restated Supplemental Income Agreement between HomeTrust Bank, as successor to Industrial Federal Savings Bank, and Sidney Biesecker*

10.7	HomeTrust Bank Director Emeritus Plan (“Director Emeritus Plan”)*

10.7A	Director Emeritus Plan Joinder Agreement for Franklin V. Beam*

10.7B	Director Emeritus Plan Joinder Agreement for William T. Flynt*

10.7C	Director Emeritus Plan Joinder Agreement for J. Steven Goforth*

10.7D	Director Emeritus Plan Joinder Agreement for Craig C. Koontz*

10.7E	Director Emeritus Plan Joinder Agreement for Larry S. McDevitt*

10.7F	Director Emeritus Plan Joinder Agreement for F.K. McFarland, III*

10.7G	Director Emeritus Plan Joinder Agreement for Peggy C. Melville*

10.7H	Director Emeritus Plan Joinder Agreement for Robert E. Shepherd, Sr.*

10.8	HomeTrust Bank Defined Contribution Executive Medical Care Plan*

21.0	Subsidiaries of the Registrant.*

23.1	Consent of Silver, Freedman & Taff, L.L.P. (contained in opinions included as Exhibits 5.0 and 8.1)*

23.2	Consent of Dixon Hughes Goodman LLP*

23.3	Consent of Feldman Financial Advisors, Inc.*

24.0	Power of Attorney (set forth on signature page)

99.1	Appraisal Report of Feldman Financial Advisors, Inc.*

99.2	Letter of Feldman Financial Advisors, Inc. regarding subscription rights*

99.3	Subscription Order Form and Instructions*

99.4	Additional Solicitation Materials*

*	Previously filed.

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